Exhibit 10.1(a)

EXECUTION COPY

FINANCING AGREEMENT

among

NOBLE ENVIRONMENTAL POWER 2006 HOLD CO, LLC
a Delaware limited liability company
(Borrower)

DEXIA CRÉDIT LOCAL, NEW YORK BRANCH
(as Lead Arranger, Joint Bookrunner, Technical and Documentation Agent, Co-Syndication Agent, LC Fronting Bank and Administrative Agent for the Lenders)

HSH NORDBANK AG, NEW YORK BRANCH

(as Lead Arranger, Joint Bookrunner and Co-Syndication Agent)

and

THE LENDERS PARTIES HERETO

June 22, 2007

i

4.7	Permits	75
4.8	Litigation	76
4.9	Intellectual Property	76
4.10	Insurance	76
4.11	Project Documents	77
4.12	ERISA	78
4.13	Business, Debt, Contracts, Etc.	78
4.14	NYSEG Crossings	78
4.15	Investment Company	79
4.16	Governmental Regulation	79
4.17	Regulation U, Etc	79
4.18	Financial Statements	80
4.19	Partnerships and Joint Ventures	80
4.20	No Default	80
4.21	Offices, Location of Collateral	80
4.22	RESERVED	81
4.23	Hazardous Substances	81
4.24	Title and Liens	82
4.25	Roads; Collection System	83
4.26	PUHCA and FPA Regulation	83
4.27	Disclosure	84
4.28	Project Budgets; Project Schedules; Projections	84
4.29	Collateral	85
ARTICLE 5 AFFIRMATIVE COVENANTS OF BORROWER		85
5.1	Use of Proceeds and Project Revenues	86
5.2	Payment	86
5.3	Notices	86
5.4	Financial Statements	90
5.5	Reports	92
5.6	Additional Permits and Project Documents; Additional Consents	93
5.7	Existence, Conduct of Business, Properties, Etc.	94
5.8	Obligations	94
5.9	Upwind Array Event	95
5.10	Books, Records, Access	96

5.11	EWG; Regulatory Status	96
5.12	Operation of Project and Annual Operating Budget	97
5.13	Preservation of Rights; Further Assurances	98
5.14	Construction of Projects; Completion; Temporary Components	100
5.15	Taxes, Other Government Charges and Utility Charges	100
5.16	Compliance With Laws, Instruments, Etc.	101
5.17	NYSEG Consents	101
5.18	Maintenance of Insurance	101
5.19	Warranty of Title	101
5.20	Event of Eminent Domain	101
5.21	Indemnification	102
5.22	Average Annual Debt Service Coverage Ratios	104
5.23	Certification of Interests	104
5.24	Project Company Distributions	104
5.25	Trust Fund Covenants	105
5.26	REC Price Adjustment	105
5.27	Accounts	106
5.28	PAYG Agreement Invoices	106
5.29	Acceptance Certificates	106
5.30	Escrow Account Deposit	106
ARTICLE 6 NEGATIVE COVENANTS OF BORROWER		107
6.1	Contingent Liabilities	107
6.2	Limitations on Liens	107
6.3	Indebtedness	107
6.4	Sale or Lease of Assets	107
6.5	Changes	108
6.6	Distributions	108
6.7	Investments	109
6.8	Transactions With Affiliates	109
6.9	Regulations	109
6.10	Loan Proceeds; Project Revenues	109
6.11	Partnerships	109
6.12	Dissolution and Asset Purchase	110
6.13	Additional Project Documents	110

6.14	Amendments; Change Orders; Completion	110
6.15	Name and Location; Fiscal Year	114
6.16	Use of Sites	114
6.17	Assignment	115
6.18	Transfer of Interests	115
6.19	Abandonment of Project	115
6.20	Hazardous Substances	115
6.21	ERISA	116
6.22	Regulation of Parties	116
6.23	Project Expansion	116
ARTICLE 7 RESERVED		116
ARTICLE 8 EVENTS OF DEFAULT; REMEDIES		116
8.1	Failure to Make Payments	116
8.2	Judgments	118
8.3	Misstatements	118
8.4	Bankruptcy; Insolvency	118
8.5	Cross Default	120
8.6	ERISA	121
8.7	Breach of Project Documents	121
8.8	Breach of Terms of Agreement	124
8.9	Completion; Final Completion; Term-Conversion	125
8.10	Reserved	126
8.11	Security	126
8.12	Loss of Applicable Permits	126
8.13	Loss of Collateral	127
8.14	Destruction of the Project	127
8.15	Transfer of Interests	127
8.16	No Further Loans	128
8.17	Cure by Administrative Agent	128
8.18	Acceleration	128
8.19	Termination of Commitments	128
8.20	Cash Collateral	129
8.21	Possession of Project	129

8.22	IDA Documents	129
8.23	Remedies Under Financing Documents	129
ARTICLE 9 SCOPE OF LIABILITY		130
ARTICLE 10 ADMINISTRATIVE AGENT; SUBSTITUTION		131
10.1	Appointment, Powers and Immunities	131
10.2	Reliance by Administrative Agent	133
10.3	Non-Reliance	133
10.4	Defaults	134
10.5	Indemnification	134
10.6	Successor Administrative Agent	135
10.7	Authorization	136
10.8	Other Rights and Powers of Administrative Agent	137
10.9	Amendments	137
10.10	Withholding Tax	139
10.11	General Provisions as to Payments	140
10.12	Substitution of Lender	140
10.13	Participations	140
10.14	Transfer of Commitment	142
10.15	Laws	143
10.16	Assignability to Federal Reserve Bank	144
10.17	Response to Borrower Requests	144
ARTICLE 11 INDEPENDENT CONSULTANTS		145
11.1	Removal and Fees	145
11.2	Duties	145
11.3	Independent Consultants’ Certificates	145
11.4	Certification of Dates	147
ARTICLE 12 MISCELLANEOUS		147
12.1	Addresses	147
12.2	Additional Security; Right to Set-Off	149
12.3	Delay and Waiver	150
12.4	Costs, Expenses and Attorneys’ Fees; Syndication	150
12.5	Attorney-In-Fact	152

v

12.6	Entire Agreement	153
12.7	Governing Law	153
12.8	Severability	153
12.9	Headings	154
12.10	Accounting Terms	154
12.11	No Partnership, Etc.	154
12.12	Mortgages; Collateral Documents	154
12.13	Limitation on Liability	155
12.14	Waiver of Jury Trial	155
12.15	Consent to Jurisdiction	156
12.16	Usury	156
12.17	Successors and Assigns	157
12.18	Counterparts	157
12.19	Trust Fund Provisions	157
12.20	Confidentiality	157
12.21	Forbearance Agreement	158

INDEX OF EXHIBITS

Exhibit A	Definitions and Rules of Interpretation

Notes and Letters of Credit
Exhibit B-1	Form of Construction Loan Note
Exhibit B-2	Form of Term Loan Note
Exhibit B-3	Form of Equity Bridge Loan Note
Exhibit B-4	Form of Energy Hedge LC
Exhibit B-5	Form of DSRA LC

Loan Disbursement Procedures
Exhibit D-1	Form of Notice of Borrowing
Exhibit D-2	Form of Notice of Term-Conversion
Exhibit D-3	Form of Confirmation of Interest Period Selection
Exhibit D-4	Form of Drawdown Certificate
Exhibit D-5	Form of Notice of LC Activity
Exhibit D-6	Form of Independent Engineer’s Certificate
Exhibit D-7	Lien Law Affidavit
Exhibit D-8	Form of Lien Waiver

Security-Related Documents
Exhibit E-1	[Reserved]
Exhibit E-2	Form of Mortgage (Bliss)
Exhibit E-3	Form of Mortgage (Clinton)
Exhibit E-4	Form of Mortgage (Ellenburg)
Exhibit E-5	Form of Security Agreement
Exhibit E-6	Form of Depositary Agreement
Exhibit E-7	Form of Project Company Guarantee
Exhibit E-8	Form of Borrower Pledge Agreement
Exhibit E-9	Form of Equity Support Member Pledge Agreement
Exhibit E-10	Form of Noble Environmental Pledge Agreement
Exhibit E-11	Schedule of Security Filings
Exhibit E-12	Form of Non-Disturbance Agreement
Exhibit E-13	Schedule of Landowner Mortgagees

Consents to Collateral Assignment
Exhibit F-1	Form of Contracting Party Consent
Exhibit F-2	Schedule of Contracting Party Consents

Closing Certificates
Exhibit G-1	Form of Borrower’s Certificate
Exhibit G-2(a)	Form of Market Consultant’s Certificate
Exhibit G-2(b)	Form of Insurance Consultant’s Certificate
Exhibit G-2(c)	Form of CRA International, Inc.’s Certificate
Exhibit G-3(a)	Form of Independent Engineer’s Report
Exhibit G-3(b)	Form of Independent Engineer’s Completion Certificate
Exhibit G-4	Form of Borrower’s Environmental Consultant’s Certificate
Exhibit G-5	Form of Borrower’s Term-Conversion Certificate

Project Description Exhibits
Exhibit H-1	Project Descriptions
Exhibit H-2	Schedule of Applicable Permits
Exhibit H-3	Base Case Projections
Exhibit H-4	Pending Litigation
Exhibit H-5	Hazardous Substances Disclosure
Exhibit H-6	Schedule of Other Noble Documents
Exhibit H-7	Conveyed Transmission Owner Facilities
Exhibit H-8	Borrower Offices; Location of Collateral
Exhibit H-9	Key Employees

Other
Exhibit-I	Lenders/Lending Offices and Proportionate Shares/Voting Shares
Exhibit-J	Amortization Schedule
Exhibit-K	Insurance Requirements

FINANCING AGREEMENT

This FINANCING AGREEMENT (this “Agreement”) dated as of June 22, 2007, among NOBLE ENVIRONMENTAL POWER 2006 HOLD CO, LLC, a Delaware limited liability company, as Borrower, DEXIA CRÉDIT LOCAL, NEW YORK BRANCH, as a Lender, HSH NORDBANK AG, NEW YORK BRANCH, as a Lender, the other banks or other financial institutions listed on Exhibit I or who later become a party hereto, as Lenders, DEXIA CRÉDIT LOCAL, NEW YORK BRANCH, as Lead Arranger, Joint Bookrunner, Technical and Documentation Agent, Co-Syndication Agent, LC Fronting Bank, and as Administrative Agent for the Lenders, and HSH NORDBANK AG, NEW YORK BRANCH, as Lead Arranger, Joint Bookrunner and Co-Syndication Agent.

In consideration of the agreements herein and in the other Financing Documents and in reliance upon the representations and warranties set forth herein and therein, the parties agree as follows:

ARTICLE 1
DEFINITIONS

1.1         Definitions. Except as otherwise expressly provided, capitalized terms used in this Agreement and its exhibits shall have the meanings given in Exhibit A.

1.2         Rules of Interpretation. Except as otherwise expressly provided, the rules of interpretation set forth in Exhibit A shall apply to this Agreement and the other Financing Documents.

ARTICLE 2
THE CREDIT FACILITIES

2.1         Construction Credit Facilities.

(a)   Construction Loan Facility.

(i)        Availability. Subject to the terms and conditions set forth in this Agreement, each Lender severally agrees to advance to Borrower from time to time during the Construction Loan Availability Period but no more frequently than once per month such loans as Borrower may request under this Section 2.1(a) (each individually, a “Construction Loan” and collectively the “Construction Loans”), in an aggregate principal amount not to exceed such Lender’s Construction Loan Commitment (the “Construction Loan Facility”); provided, that after giving effect to the making of any Construction Loans, in no event shall the aggregate principal amount of all Construction Loans then outstanding exceed the Total Construction Loan Commitment.

(ii)       Notice of Borrowing. Borrower shall request Construction Loans by delivering to Administrative Agent an irrevocable written notice substantially in the form of Exhibit D-1, appropriately completed (a “Notice of Borrowing”). The amount of the requested Borrowing shall be in the minimum amount of Five Hundred Thousand Dollars ($500,000) or an integral multiple of One Hundred Thousand Dollars ($100,000) in excess thereof, except for the (i) final Construction Loan, or (ii) Term Loan or such other amount agreed to by Administrative Agent; provided, that after giving effect to the requested Borrowing the aggregate principal amount of all Construction Loans then outstanding shall not exceed the Total Construction Loan Commitment; provided further that the Final Drawing of Construction Loans shall be for the full remaining amount of the Available Construction Loan Commitment. Borrower shall deliver to Administrative Agent at least four (4) Banking Days before the date of the requested Borrowing a Notice of Borrowing relating to each Construction Loan. The Notice of Borrowing shall be irrevocable.

(iii)      Construction Loan Interest. Borrower shall pay interest on the applicable date set forth in Section 2.4(a) on the unpaid principal amount of each Construction Loan calculated from the date such Construction Loan is provided to Borrower until the Construction Loan Maturity Date at a rate per annum, at all times during each Interest Period for such Construction Loan, equal to the LIBO Rate for such Interest Period plus the Applicable Construction Loan Margin.

(iv)      Construction Loan Principal Payments. Borrower shall repay to Administrative Agent, for the account of the Lenders, in full on the Construction Loan Maturity Date, the unpaid principal amount of (together with accrued and unpaid interest on) all Construction Loans made by the Lenders which have not been extended and converted into a Term Loan as provided in Section 2.2(a), together with any remaining unpaid fees and costs due and payable in accordance with this Agreement, at which time such Construction Loans shall be considered fully repaid.

(v)       Use of Construction Loan Proceeds.

(A)        Borrower shall use the proceeds of the Construction Loans solely to pay or fund, or cause to be paid or funded, Project Costs.

(B)         Notwithstanding anything to the contrary herein, a portion of the Total Construction Loan Commitment in an amount equal to the Permitted Completion Amount and composed of Construction Loans shall be unavailable for Borrowing except for purposes of funding the Completion Reserve Account upon Term-Conversion, all as more fully set forth in Sections 3.3(a) and 3.3(i) of this Agreement and funding the amounts required pursuant to Section 5.1(a)(vii) of the Depositary Agreement.

(C)         If any Construction Loan Commitment remains after the funding required under clause (B) above, Borrower, concurrently with the Final Drawing, may request a Construction Loan in the amount of such funds for deposit into the Operating Account.

(b)   Equity Bridge Loan Facility.

(i)        Availability. Subject to the terms and conditions set forth in this Agreement, each Lender severally agrees to advance to Borrower from time to time during the Equity Bridge Loan Availability Period, but no more frequently than once per month, such loans as Borrower may request under this Section 2.1(b) (each individually, an “Equity Bridge Loan” and collectively, the “Equity Bridge Loans”), in an aggregate principal amount not to exceed such Lender’s Equity Bridge Loan Commitment (the “Equity Bridge Loan Facility”).

(ii)       Notice of Borrowing. Borrower shall request Equity Bridge Loans by delivering to Administrative Agent a Notice of Borrowing. The amount of the requested Borrowing shall be in the minimum amount of Five Hundred Thousand Dollars ($500,000) or an integral multiple of One Hundred Thousand Dollars ($100,000) in excess thereof, except for the (i) final Equity Bridge Loan or (ii) Term Loan or such other amount agreed to by Administrative Agent; provided, that after giving effect to the requested Borrowing the aggregate principal amount of all Equity Bridge Loans then outstanding shall not exceed the Total Equity Bridge Loan Commitment; provided further, that the final Borrowing of Equity Bridge Loans shall be for the full remaining amount of the Available Equity Bridge Loan Commitment. Borrower shall deliver to Administrative Agent a Notice of Borrowing at least four (4) Banking Days before the date of the requested Borrowing relating to each Equity Bridge Loan. The Notice of Borrowing shall be irrevocable.

(iii)      Equity Bridge Loan Interest. Borrower shall pay interest on the applicable date as set forth in Section 2.4(a) on the unpaid principal amount of each Equity Bridge Loan calculated from the date of such Equity Bridge Loan until the maturity thereof at a rate per annum, at all times during each Interest Period for such Equity Bridge Loan, equal to the LIBO Rate for such Interest Period plus the Applicable Construction Loan Margin.

(iv)      Equity Bridge Loan Principal Payments. Borrower shall repay to Administrative Agent, for the account of the Lenders, in full on the Equity Bridge Loan Maturity Date, the unpaid principal amount of (together with accrued and unpaid interest on) all Equity Bridge Loans made by the Lenders which have not been extended and converted into a Term Loan as provided in Section 2.2(a), at which time such Equity Bridge Loans shall be considered fully repaid.

(v)       Use of Equity Bridge Loan Facility Proceeds. Borrower shall use the proceeds of the Equity Bridge Loan Facility to pay or fund, or cause to be paid or funded, Project Costs.

(vi)      Priority of Borrowings. Notwithstanding anything to the contrary herein, Borrower shall exhaust all Available Equity Bridge Loan Commitments, in each case prior to the Borrowing of any Construction Loans.

2.2         Term Credit Facility.

(a)   Term-Conversion of Construction Loans and Equity Bridge Loans.

(i)        Availability. Subject to the terms and provisions set forth in this Agreement, on the Term-Conversion Date specified pursuant to this Section 2.2(a), Borrower may convert the Construction Loans (and, concurrently with the conversion of all Construction Loans, a portion the Equity Bridge Loans in an aggregate principal amount that is not in excess of the Term Loan Commitment) to a Term Loan and correspondingly extend until the Term Loan Maturity Date the maturity date of the Construction Loan Notes (and a portion of the Equity Bridge Loan Notes, if applicable) held by each Lender in an aggregate principal amount that does not exceed such Lender’s Term Loan Commitment (the “Term Loan Facility”) and evidenced by such Lender’s Term Loan Note.

(ii)       Notice of Term-Conversion. Borrower shall request Term-Conversion by delivering to Administrative Agent an irrevocable written notice substantially in the form of Exhibit D-2, appropriately completed (“Notice of Term-Conversion”). Borrower shall deliver the Notice of Term-Conversion at least four (4) Banking Days before the requested Term-Conversion Date; provided, that to the extent reasonably practicable, Borrower shall keep Administrative Agent reasonably informed with respect to its progress toward Term-Conversion prior to the delivery of the Notice of Term-Conversion.

(b)   Term Loan Interest. Borrower shall pay interest on the applicable date set forth in Section 2.4(a) on the unpaid principal amount of each Term Loan calculated from the date of such Term Loan until the maturity thereof at a rate per annum during each Interest Period for such Term Loan equal to the LIBO Rate for such Interest Period plus the following margins (the “Applicable Term Loan Margin”):

(i)        From and including the Term-Conversion Date to but excluding the fifth (5th) annual anniversary thereof, 1.250%;

(ii)       From and including the fifth (5th) annual anniversary of the Term-Conversion Date to but excluding the ninth (9th) annual anniversary thereof, 1.375%; and

(iii)      From and including the ninth (9th) anniversary of the Term-Conversion Date to and including the Term Loan Maturity Date, 1.500%.

(c)   Term Loan Principal Payments. Borrower shall repay to Administrative Agent, for the account of each Lender, the aggregate unpaid principal amount of the Term Loan made by such Lender in installments payable on each Repayment Date in accordance with the Amortization Schedule set forth on Exhibit J (as the same may be amended in accordance with this Agreement), together with any remaining unpaid principal, interest, fees and costs due and payable in accordance with this Agreement on the Term Loan Maturity Date.

2.3         Letters of Credit.

(a)   Issuance and Availability.

(i)        Energy Hedge LC. Subject to the terms and conditions contained in this Agreement, LC Fronting Bank irrevocably agrees to issue, on the later of the Financial Closing Date and the Trade Date, the Energy Hedge LC for the account of Borrower and in favor of the Energy Hedge Provider as beneficiary pursuant to the Energy Hedge Agreement. The Energy Hedge LC shall be in an initial Stated Amount equal to FORTY-FIVE MILLION DOLLARS ($45,000,000) and shall be substantially in the form attached hereto as Exhibit B-4.

(ii)       DSRA LC Subject to the terms and conditions contained in this Agreement, LC Fronting Bank irrevocably agrees to issue, during the LC Issuance Period, the DSRA LC for the account of the Borrower and in favor of the Administrative Agent as beneficiary pursuant to Section 5.3(d)(iii) of the Depositary Agreement. The DSRA LC shall be in a maximum initial Stated Amount equal to THIRTY-ONE MILLION FIVE HUNDRED THOUSAND DOLLARS ($31,500,000) (the “Maximum Stated Amount”) and shall be substantially in the form attached hereto as Exhibit B-5.

(b)   Letter of Credit Commitments and Adjustments. The Total LC Commitment shall be a separate facility, and the issuance of the Letters of Credit shall be deemed to reduce, in an amount equal to the aggregate Stated Amount of such Letters of Credit, the Available LC Commitment. Any Drawing Payment with respect to the Energy Hedge LC shall permanently reduce the available Stated Amount thereof pursuant to this Agreement and the Total LC Commitment applicable thereto shall be reduced, each in an amount equal to such Drawing Payment. Any Drawing Payment with respect to the DSRA LC shall reduce the available Stated Amount thereof pursuant to this Agreement and the Total LC Commitment applicable thereto shall be reduced in an amount equal to such Drawing Payment, provided that the Stated Amount of the DSRA LC (and the amount of the Total LC Commitment applicable thereto) shall, pursuant to a Notice of LC Activity, be increased by the amount of any repayments of any principal amount of DSRA LC Loans to an amount not to exceed the Maximum Stated Amount upon the repayment of any DSRA LC Loans and any interest accrued with respect thereto.

(c)   Notice of LC Activity. Borrower shall request (x) the issuance or extension of any Letter of Credit, (y) any decrease or increase (subject to the satisfaction of the requirements in Section 2.3(b)) in the Stated Amount thereof or (z) upon the full or partial repayment of any DSRA LC Loans and any interest accrued with respect thereto, any increase in the Stated Amount thereof, by delivering to Administrative Agent and LC Fronting Bank a written notice in the form of

Exhibit D-5, appropriately completed (a “Notice of LC Activity”), which specifies, among other things:

(i)        the particulars of any Letters of Credit to be issued, extended or amended, including the then-current Stated Amount of such Letters of Credit (which shall not exceed the then Available LC Commitment applicable to such Letters of Credit); and

(ii)       with respect to the DSRA LC, if a change to the Stated Amount of such DSRA LC is requested, the amount by which such Stated Amount is to be changed.

In the case of the DSRA LC, Borrower shall deliver the Notice of LC Activity to Administrative Agent (with a copy to LC Fronting Bank) at least three (3) Banking Days before the date of issuance or change of the Stated Amount of such Letter of Credit. The Stated Amount of the Energy Hedge LC may not be changed (except as a result of a Drawing Payment as set forth in Section 2.3(d) of this Agreement). Any Notice of LC Activity shall be irrevocable. Upon the adjustment date specified in such Notice of LC Activity, subject to the terms and conditions set forth in this Agreement, LC Fronting Bank shall, by amendment or adjustment to the Letter of Credit, adjust the Stated Amount thereof to reflect the change specified in such Notice of LC Activity. From the effective date of any such adjustment, the LC Fees payable pursuant to Section 2.6(c) shall be computed on the basis of the Stated Amount as so adjusted. The initial Notice of LC Activity requesting the issuance of the Energy Hedge LC on the later of the Financial Closing Date and the Trade Date as described in Section 2.3(a) may be delivered to Administrative Agent (with a copy to LC Fronting Bank) two (2) Banking Days before the later of the Financial Closing Date and the Trade Date.

(d)   Drawings, DSRA LC Loans and Energy Hedge LC Loan.

(i)        Drawings. Subject to the terms and conditions of this Agreement, each Lender severally agrees to advance to LC Fronting Bank, for the account of Borrower, such Lender’s Proportionate Share of the full amount of any

Drawing Payment under any Letter of Credit. Upon the making of any Drawing Payment, Borrower shall be obligated to reimburse LC Fronting Bank for such Drawing Payment as provided below.

(ii)       Lender Participation. (I) If any Drawing Payment on the Energy Hedge LC is not repaid by a Reimbursement Payment in accordance with Section 2.3(d)(iii)(A) or (II) if any Drawing Payment on the DSRA LC is not repaid by a Reimbursement Payment in accordance with Section 2.3(d)(iv)(A), each Lender hereby agrees that it shall forthwith purchase from LC Fronting Bank a participation interest in the unreimbursed Drawing Payment made by LC Fronting Bank under such Letter of Credit, in an amount equal to such Lender’s Proportionate Share of such unreimbursed Drawing Payment.

(iii)      Reimbursement of Energy Hedge LC.

(A)        Immediately after receipt of notice from the LC Fronting Bank of the payment by LC Fronting Bank of any Drawing Payment under the Energy Hedge LC and not later than 2:00 p.m. New York time, on the date of such notice (or on the next succeeding day if such notice is received after 11:00 a.m. New York time), Borrower shall make or cause to be made to LC Fronting Bank for its own account or for the benefit of any Lender advancing its Proportionate Share under Section 2.3(d)(i), as the case may be, a Reimbursement Payment in an amount equal to the full amount of such Drawing Payment; provided, that so long as no Event of Default has occurred and is continuing, the failure to make a Reimbursement Payment with respect to any Scheduled LC Drawing Payment at the time required pursuant to this Section 2.3(d)(iii)(A) shall not constitute a Default or Event of Default.

(B)         In the event that any Reimbursement Payment with respect to any Drawing Payment in respect of the Energy Hedge LC that does not constitute a Scheduled LC Drawing Payment is not made by Borrower on the date required pursuant to Section 2.3(d)(iii)(A) (each such unreimbursed Drawing Payment or portion thereof, an “Unpaid Drawing”), then such Unpaid

Drawing shall be due and payable by Borrower on demand by Administrative Agent and shall bear interest at the Default Rate from the date of such Drawing Payment until such Reimbursement Payment is made in full.

(C)         In the event that Borrower shall not have timely made a Reimbursement Payment pursuant to Section 2.3(d)(iii)(A) with respect only to a Drawing Payment that constitutes a Scheduled LC Drawing Payment, or shall have made only a partial Reimbursement Payment pursuant to such Section with respect only to any such Scheduled LC Drawing Payment, then, provided no Event of Default has occurred and is continuing, the amount of such Reimbursement Payment that is not so timely made shall be converted to a Loan (an “Energy Hedge LC Loan”). The Energy Hedge LC Loan shall be due and payable in full on the date which is the six (6) month anniversary of the Term-Loan Maturity Date (the “Energy Hedge LC Loan Maturity Date”). Borrower shall pay interest on the unpaid amount of the Energy Hedge LC Loan calculated from the date of such Energy Hedge LC Loan until such Energy Hedge LC Loan is repaid in full at a rate per annum during each Interest Period for such Energy Hedge LC Loan equal to the LIBO Rate for such Interest Period plus two percent (2%).

(iv)      Reimbursement of DSRA LC.

(A)        Immediately after receipt of notice from the LC Fronting Bank of the payment by LC Fronting Bank of any Drawing Payment under the DSRA LC and not later than 2:00 p.m., New York time, on the date of such notice (or on the next succeeding day if such notice is received after 11:00 a.m. New York time) Borrower shall make or cause to be made to LC Fronting Bank for its own account or for the benefit of any Lender advancing its Proportionate Share under Section 2.3(d)(i), as the case may be, a Reimbursement Payment in an amount equal to the full amount of such Drawing Payment; provided, that the failure to make such Reimbursement Payment at the time required pursuant to this Section 2.3(d)(iv)(A) shall not constitute a Default or Event of Default.

(B)         In the event that Borrower shall not have timely made a Reimbursement Payment pursuant to Section 2.3(d)(iv)(A), or shall have made only a partial Reimbursement Payment pursuant to such Section, then the amount of the applicable Reimbursement Payment that is not so timely made shall be converted to a Loan (a “DSRA LC Loan”). Each DSRA LC Loan shall be due and payable in full on the earlier to occur of the (aa) sixth (6th) Repayment Date following the date of the making of any Drawing Payment by LC Fronting Bank with respect to the DSRA LC and (bb) Term Loan Maturity Date (the “DSRA LC Loan Maturity Date”). Borrower shall pay interest on the unpaid amount of each DSRA LC Loan calculated from the date of such DSRA LC Loan until such DSRA LC Loan is repaid in full at a rate per annum during each Interest Period for such DSRA LC Loan equal to the LIBO Rate for such Interest Period plus the Applicable LC Loan Margin.

(e)   Adjustments to Stated Amount; Cancellation.

(i)        Adjustments to Stated Amount. The Stated Amount of each Letter of Credit may be adjusted as provided in Section 2.3(b).

(ii)       Other Reductions in Stated Amount.

(A)        From and after the Term-Conversion Date, Borrower may, from time to time upon three (3) Banking Days’ notice and the delivery of a Notice of LC Activity pursuant to clause (c) above to Administrative Agent and LC Fronting Bank, permanently reduce the Stated Amount, Available LC Commitment and/or Total LC Commitment, as applicable, with respect to the DSRA LC by the amount of One Hundred Thousand Dollars ($100,000), or an integral multiple thereof, or, from and after the Term-Conversion Date, Borrower may, from time to time upon thirty (30) days’ prior notice to Administrative Agent and LC Fronting Bank, cancel the DSRA LC in its entirety; provided, however, that upon such reduction or cancellation, amounts on deposit in the Debt Service Reserve Account and/or covered by the remaining DSRA LC shall at least equal the DSRA Minimum Balance.

(B)         From the effective date of any reduction under this Section 2.3(e), the LC Fees payable pursuant to Section 2.6(c) shall be computed on the basis of the Stated Amount, Available LC Commitment and/or Total LC Commitment, as applicable, as so reduced.  Once reduced or canceled pursuant to clause (A) above, the Stated Amount of the DSRA LC may not be increased.  Any reductions to the Stated Amount, Available LC Commitment and/or Total LC Commitment, as applicable, of the DSRA LC shall be applied ratably to each Lender’s LC Commitment.

(iii)      Cancellation Upon Event of Default.  Upon the occurrence and during the continuation of an Event of Default or at such time as, pursuant to the terms hereof, Administrative Agent and the Lenders have accelerated the Obligations and unless Borrower has provided the LC Fronting Bank with cash collateral with respect to such Letter of Credit acceptable to the LC Fronting Bank and the Administrative Agent, LC Fronting Bank shall be entitled to cancel each Letter of Credit at any time at least thirty (30) days after delivery to Administrative Agent, the beneficiary of such Letter of Credit and Borrower of a written notice of such intent to cancel.

(iv)      Expiration.  The Letters of Credit shall expire on their respective Expiration Dates (which shall in no event be later than the earlier of (x) one year from the date of issuance of such Letter of Credit and (y) the Term Loan Maturity Date), or on such earlier date if terminated pursuant to the terms of this Agreement or the applicable Letter of Credit; provided, that each Letter of Credit, by its terms, may automatically extend for additional one year periods past the stated Expiration Date (but not past the Term Loan Maturity Date) therein unless the LC Fronting Bank provides to the beneficiaries thereof notice that such Letters of Credit shall terminate upon the then effective Expiration Date (such notice to be given in such manner and at such times as described in the applicable Letter of Credit).

(v)       Lender Participation.  Each Lender irrevocably agrees, on the terms and conditions contained in this Agreement, to participate in the Letters of Credit in such Lender’s Proportionate Share of the maximum amount which is or at any time may become available to be drawn thereunder.  Immediately upon the issuance of any Letter of Credit, LC Fronting Bank shall be deemed to have sold and transferred to each Lender, and each Lender shall be deemed to have purchased and received from LC Fronting Bank, in each case irrevocably and without any further action by any party, an undivided interest and participation in the Letter of Credit, each Drawing and the other obligations in respect thereof in an amount equal to such Lender’s Proportionate Share referenced above.

(vi)      Draw Procedures.  LC Fronting Bank shall require the Lenders to pay to LC Fronting Bank their respective Proportionate Share of all or any portion of any Drawing made or to be made by LC Fronting Bank under any Letter of Credit by contacting each Lender and Administrative Agent telephonically (promptly confirmed in writing) at any time after LC Fronting Bank has received notice of or request for such Drawing, and specifying the amount of such Drawing, such Lender’s Proportionate Share thereof, and the date on which such Drawing is to be made or was made; provided, however, that LC Fronting Bank shall not request the Lenders to make any payment in connection with any portion of a Drawing for which LC Fronting Bank has received a Reimbursement Payment from Borrower.  Upon receipt of any such request for payment from LC Fronting Bank, each Lender shall pay to LC Fronting Bank such Lender’s Proportionate Share of the unreimbursed portion of such Drawing, together with interest thereon at a per annum rate equal to the Federal Funds Rate from the date of such Drawing to the date on which such Lender makes payment.  Each Lender’s obligation to make each such payment to LC Fronting Bank shall be absolute, unconditional and irrevocable and shall not be affected by any circumstance whatsoever, including the occurrence or continuance of any Default or Event of Default, or the failure of any other Lender to make any payment hereunder, and each Lender further agrees that each such payment shall be made without any offset, abatement, withholding or reduction whatsoever.  If any Reimbursement Payment is made by Borrower to Administrative Agent or LC Fronting Bank, Administrative Agent or LC Fronting Bank, as applicable, shall pay to each Lender which has paid its Proportionate Share of the Drawing such Lender’s Proportionate Share of the Reimbursement Payment and

shall, in the case of Administrative Agent, pay to LC Fronting Bank and, in the case of LC Fronting Bank, retain, the balance of such Reimbursement Payment.

(f)    Commercial Practices.  Borrower assumes all risks of the acts or omissions of the beneficiary or transferee of the Energy Hedge LC with respect to the use of such Letter of Credit.  Borrower agrees that none of LC Fronting Bank, Administrative Agent, nor any Lender (nor any of their respective directors, officers or employees) shall be liable or responsible for, and the Reimbursement Obligations of Borrower and Borrower’s obligations to repay the DSRA LC Loans and the Energy Hedge LC Loan shall be performed in accordance with this Agreement regardless of:  (i) the use of any Letter of Credit or for any acts or omissions of any beneficiary or transferee in connection therewith; (ii) any reference which may be made to this Agreement or to any Letter of Credit in any agreements, instruments or other documents; (iii) the validity, sufficiency or genuineness of documents (including this Agreement) other than any Letter of Credit, or of any endorsement(s) thereon, which appear on their face to be valid, sufficient or genuine, as the case may be, even if such documents should in fact prove to be in any or all respects invalid, insufficient, fraudulent or forged or any statement therein prove to be untrue or inaccurate in any respect whatsoever; (iv) payment by LC Fronting Bank against presentation of documents which do not strictly comply with the terms of any Letter of Credit, including failure of any documents to bear any reference or adequate reference to such Letter of Credit so long as such documents substantially comply with the terms of such Letter of Credit and LC Fronting Bank has not acted with gross negligence or willful misconduct; (v) any amendment or waiver of or any consent to departure from all or any terms of any of the Financing Documents agreed by Borrower; (vi) the existence of any claim, setoff, defense or other right which Borrower may have at any time against any beneficiary or transferee of any Letter of Credit (or any Persons for whom any such beneficiary or transferee may be acting), Administrative Agent, LC Fronting Bank, any Lender or any other Person, whether in connection with this Agreement, the transactions contemplated herein or in the other Financing Documents, or in any unrelated transaction; (vii) any breach of contract or dispute among or between Borrower, Administrative Agent, LC Fronting Bank, any Lender, or any other

Person; (viii) any demand, statement, certificate, draft or other document presented under any Letter of Credit proving to be forged, fraudulent, invalid or insufficient in any respect or any statement therein being untrue or inaccurate in any respect; (ix) any extension of time for or delay, renewal or compromise of or other indulgence or modification to the Drawing Payment granted or agreed to by Administrative Agent, LC Fronting Bank, or any Lender; (x) any failure to preserve or protect any Collateral, any failure to perfect or preserve the perfection of any Lien thereon, or the release of any of the Collateral securing the performance or observance of the terms of this Agreement or any of the other Financing Documents; or (xi) any other circumstances whatsoever in making or failing to make payment under any Letter of Credit, including the non completion of any Project for any cause whatsoever, the failure of any Noble Entity to occupy or use any Project in the manner contemplated by the Financing Documents or otherwise, any defect in title, design, operation, merchantability, fitness or condition of any Project or in the suitability of any Project for any Noble Entity’s purposes or needs, any failure of consideration, destruction of or damage to any Project, any commercial frustration of purpose, the taking by condemnation of title to or the use of all or any part of any Project, any regulatory change, any failure of any Person to perform or observe any agreement, whether express or implied, or any duty, liability or obligation arising out of or in connection with the Financing Documents to which each is a party, except that LC Fronting Bank shall be liable to Borrower for acts or events described in clauses (i) through (xi) above to the extent, but only to the extent, of any direct damages, as opposed to indirect, special or consequential damages, suffered by Borrower which Borrower proves were caused by (A) LC Fronting Bank’s willful misconduct or gross negligence in determining whether a drawing made under any Letter of Credit complies with the terms and conditions stated therein or (B) LC Fronting Bank’s willful failure to pay under any Letter of Credit after a drawing by the beneficiary strictly complying with the terms and conditions stated therein.  Without limiting the foregoing, LC Fronting Bank may accept any document that appears on its face to be in order, without responsibility for further investigation.  Borrower hereby waives any right to object to any payment made under any Letter of Credit with regard to a drawing that is in the form provided in such Letter of Credit but which varies with respect to punctuation (except punctuation with respect to any Dollar amount specified therein), capitalization, spelling or similar administrative matters of form that do not change meaning.

2.4         Interest Provisions Relating to All Loans; Loan Funding; Prepayments.

(a)   Interest Payment Dates.  Borrower shall pay accrued interest on the unpaid principal amount of each Loan, each DSRA LC Loan and the Energy Hedge LC Loan:

(i)        on the last day of each Interest Period related to such Loan, DSRA LC Loan or the Energy Hedge LC Loan;

(ii)       with respect to Construction Loans with an Interest Period of more than three months in duration, on each day that would have been the last day of an “Interest Period” with respect to such Loan had successive Interest Periods of three months duration been applicable to such Loan;

(iii)      to the extent applicable to such Loan, DSRA LC Loan, or the Energy Hedge LC Loan, on every Repayment Date, on the Equity Bridge Loan Maturity Date, on the Construction Loan Maturity Date, on the DSRA LC Loan Maturity Date, on the Term Loan Maturity Date and on the Energy Hedge LC Loan Maturity Date, as applicable;

(iv)      upon any prepayment of such Loan, DSRA LC Loan and Energy Hedge LC Loan as and to the extent provided below; and

(v)       at maturity (whether by acceleration or otherwise).

(b)   LIBO Loan Interest Periods.

(i)        The initial and each subsequent Interest Period selected by Borrower for all Loans, DSRA LC Loans and the Energy Hedge LC Loan shall be one (1), two (2), three (3) or six (6) months (or such other periods as Administrative Agent may approve in its sole and absolute discretion); provided, however, that

(A) any Interest Period which would otherwise end on a day which is not a Banking Day shall be extended to the next succeeding Banking Day unless such next Banking Day falls in another calendar month, in which case such Interest Period shall end on the immediately preceding Banking Day; (B) any Interest Period which begins on the last Banking Day of a calendar month (or on a day for which there is no numerically corresponding day in the calendar month at the end of such Interest Period) shall end on the last Banking Day of the calendar month at the end of such Interest Period; (C) Borrower may not select Interest Periods for a Construction Loan which would otherwise end after the Construction Loan Maturity Date or otherwise end after a date upon which Construction Loans are required to be repaid; (D) Borrower may not select Interest Periods for an Equity Bridge Loan which would otherwise end after the Equity Bridge Loan Maturity Date or otherwise end after a date upon which Equity Bridge Loans are required to be repaid; (E) Borrower may not select Interest Periods for a Term Loan, DSRA LC Loan or the Energy Hedge LC Loan which would otherwise end after the next succeeding Repayment Date or otherwise end after a date upon which such Term Loan, DSRA LC Loan or the Energy Hedge LC Loan, as applicable, is required to be repaid; (F) any Interest Period for a Construction Loan which would otherwise end after the Construction Loan Maturity Date shall end on the Construction Loan Maturity Date; (G) any Interest Period for an Equity Bridge Loan which would otherwise end after the Equity Bridge Loan Maturity Date shall end on the Equity Bridge Loan Maturity Date; (H) any Interest Period for a Term Loan which would otherwise end after the Term Loan Maturity Date shall end on the Term Loan Maturity Date; (I) any Interest Period for a DSRA LC Loan or the Energy Hedge LC Loan, as applicable, which would otherwise end after the DSRA LC Loan Maturity Date or Energy Hedge LC Loan Maturity Date, respectively, shall end on the DSRA LC Loan Maturity Date or Energy Hedge LC Loan Maturity Date, respectively; (J) Loans for each Interest Period shall be in the aggregate amount of Five Hundred Thousand Dollars ($500,000) or an integral multiple of One Hundred Thousand Dollars ($100,000) in excess thereof, except for the (i) final Construction Loan, (ii) final Equity Bridge Loan or (iii) Term Loan or such other amount agreed to by Administrative Agent; (K) to the extent of the notional amount from time to time of Interest Rate Agreements to which Borrower is a party, Borrower shall be deemed to have selected the Interest Periods for such Loans, DSRA LC Loan or the Energy Hedge LC Loan equal to such notional amount corresponding to calculation periods under such Interest Rate Agreements; (L) during the Construction Period, Borrower may not at any time have outstanding more than six (6) different Interest Periods relating to Loans; and (M) during the Term Period, Borrower may not at any time have outstanding more than three (3) different Interest Periods relating to Loans, DSRA LC Loans or the Energy Hedge LC Loan.

(ii)       Borrower may contact Administrative Agent at any time prior to the end of an Interest Period for a quotation of LIBO Rates in effect at such time for given Interest Periods.  Borrower may select an Interest Period telephonically within the time periods specified in this Section 2.4, which selection shall be irrevocable.  The interest rate applicable to an Interest Period selected by Borrower for Loans, any DSRA LC Loan or the Energy Hedge LC Loan shall be that in effect two (2) Banking Days before the first day of the applicable Interest Period selected.  Borrower shall confirm such telephonic notice to Administrative Agent by telecopy on the day such notice is given (in substantially the form of Exhibit D-3, a “Confirmation of Interest Period Selection”).  Borrower shall promptly deliver to Administrative Agent the original of the Confirmation of Interest Period Selection initially delivered by telecopy.  Subject to the limitations set forth above, if Borrower fails to notify Administrative Agent of the next Interest Period for any Loans, DSRA LC Loans or the Energy Hedge LC Loan in accordance with this Section 2.4, such Loans, DSRA LC Loans or the Energy Hedge LC Loan shall automatically convert to Loans, DSRA LC Loans, or the Energy Hedge LC Loan, as applicable, having an Interest Period of one (1) month during the Construction Period and three (3) months during the Term Period on the last day of the current Interest Period therefor, or such shorter period as Administrative Agent may determine in its sole and absolute discretion.  Administrative Agent shall, as soon as practicable (and, in any case, within two (2) Banking Days) after a Loan, DSRA LC Loan or the Energy Hedge LC Loan is made, continued or converted, notify Borrower of each determination of the LIBO Rate applicable to each Loan, DSRA LC Loan or the Energy Hedge LC Loan.

(c)   Interest Computations.  Borrower authorizes Administrative Agent to compute interest payable by Borrower hereunder.  Borrower agrees that all computations by Administrative Agent of interest shall be conclusive absent manifest error.  Administrative Agent shall deliver to Borrower a statement detailing such computations of interest ten (10) Banking Days prior to each Repayment Date.  All computations of interest on Loans, any DSRA LC Loan or the Energy Hedge LC Loan hereunder shall be based upon a year of 360 days and the actual days elapsed.  The LIBO Rate will be adjusted for Regulation D reserve requirements on a statutory basis to reflect the Lenders’ actual cost of maintaining such reserve.

(d)   Register.

(i)        Administrative Agent shall maintain, at its address referred to in Section 12.1, a register for the recordation of the names and addresses of the Lenders and the Commitments, Loans, DSRA LC Loans and the Energy Hedge LC Loan of each Lender from time to time (the “Register”).  The Register shall be available for inspection by Borrower at any reasonable time and from time to time upon reasonable prior notice.

(ii)       Administrative Agent shall record in the Register (i) the Commitments, the Loans, the DSRA LC Loans and the Energy Hedge LC Loan from time to time of each Lender, including any transfers thereof made in accordance with Section 10.14, (ii) the interest rates applicable to all Loans, DSRA LC Loans and the Energy Hedge LC Loan and the effective dates of all changes thereto, (iii) the Interest Period for each Loan, DSRA LC Loan and the Energy Hedge LC Loan, (iv) the date and amount of any principal or interest due and payable or to become due and payable from Borrower to each Lender hereunder, (v) each repayment or prepayment in respect of the principal amount of the Loans, DSRA LC Loans and the Energy Hedge LC Loan of each Lender, (vi) the Other Fees, Commitment Fees, LC Fees, and other fees payable by Borrower hereunder from time to time; (vii) the amount of any sum received by Administrative Agent hereunder for the account of the Lenders and each Lender’s share thereof and (viii) such other information as Administrative Agent may determine is necessary for administering the Loans,

DSRA LC Loans, the Energy Hedge LC Loan and this Agreement.  Any such recordation shall be conclusive and binding on Borrower and each Lender, absent manifest error; provided, however, that neither failure to make any such recordation, nor any error in such recordation, shall affect any Lender’s Commitments or Borrower’s obligations in respect of any applicable Loans, DSRA LC Loans or the Energy Hedge LC Loan or otherwise; and provided further, however, that in the event of any inconsistency between the Register and any Lender’s records, the recordations in the Register shall govern.

(e)   Promissory Notes.  The obligation of Borrower to repay the Loans made by each Lender and to pay interest thereon at the rates provided herein, if requested by any Lender, shall be evidenced by promissory notes in the form of Exhibit B-1 (individually, a “Construction Loan Note,” and collectively, the “Construction Loan Notes”), Exhibit B-2 (individually, a “Term Loan Note,” and collectively, the “Term Loan Notes”), Exhibit B-3 (individually, an “Equity Bridge Loan Note,” and collectively, the “Equity Bridge Loan Notes”), and each payable to the order of such Lender and in the principal amount of such Lender’s Construction Loan Commitment, such Lender’s Term Loan Commitment and such Lender’s Equity Bridge Loan Commitment, respectively.  A promissory note shall not be necessary in order to evidence any DSRA LC Loan or the Energy Hedge LC Loans.  Borrower authorizes each Lender to record on the schedule annexed to such Lender’s Note or Notes the date and amount of each Loan made by such Lender and each payment or prepayment of principal thereunder, provided that in the event of any inconsistency between the Register and any Lender’s records, the recordations in the Register shall govern; and provided, further that neither the failure to make any such notation nor any error in such notation shall affect the validity of any Lender’s Commitment or Borrower’s obligations to repay the full unpaid principal amount of the Loans or the other obligations of Borrower hereunder or under the Notes.  Borrower further authorizes each Lender to attach to and make a part of such Lender’s Note or Notes continuations of the schedule attached thereto as necessary.  A promissory note shall not be necessary in order to evidence any DSRA LC Loan or the Energy Hedge LC Loan.

(f)    Loan Funding.

(i)        Notice.  Each Notice of Borrowing shall be delivered to Administrative Agent in accordance with this Article 2 and Section 12.1.  Administrative Agent shall promptly notify each Lender of the contents of each Notice of Borrowing.

(ii)       Pro Rata Loans.  Except as provided in Section 10.12, all Loans, DSRA LC Loans and the Energy Hedge LC Loan shall be made on a pro rata basis by the Lenders in accordance with their respective Proportionate Shares, with each Borrowing to be composed of a Loan by each Lender equal to such Lender’s Proportionate Share of such Borrowing.

(iii)      Lender Funding.  Each Lender shall, before 12:00 noon, New York time, on the date of each Borrowing of a Construction Loan or Equity Bridge Loan, make available to Administrative Agent at its office specified in Section 12.1, in same day funds, such Lender’s Proportionate Share of such Borrowing.  The failure of any Lender to make the Loan to be made by it as part of such Borrowing shall not relieve any other Lender of its obligation hereunder to make its Loan on the date of such Borrowing.  No Lender shall be responsible for the failure of any other Lender to make the Loan to be made by such other Lender on the date of such Borrowing.

(iv)      Availability of Funds.  No later than 4:00 p.m., New York time, on the date specified in each Notice of Borrowing, if the applicable conditions precedent listed in Article 3 have been satisfied or waived, as applicable, and to the extent Administrative Agent shall have received the appropriate funds from the Lenders, Administrative Agent shall make available the Construction Loans or Equity Bridge Loans requested in such Notice of Borrowing in Dollars and in immediately available funds, and shall apply such funds pursuant to the terms of this Agreement.  If Administrative Agent does not receive appropriate funds in accordance with this Section, Administrative Agent or any Lender may, in its sole and absolute discretion, make a Loan on such date in the amount of such defaulting Lender’s Loan in lieu of such Lender in accordance with Section 10.12.

(g)   Prepayments.

(i)        Optional Prepayments.  Borrower may, at its option, upon five (5) Banking Days’ notice to Administrative Agent, prepay the (A) Construction Loans in whole or in part, (B) Term Loan in whole or in part, (C) Equity Bridge Loans in whole or in part or (D) DSRA LC Loans or the Energy Hedge LC Loan in whole or in part; provided, that if after giving effect to any such prepayment, the outstanding Obligations do not exceed Twenty Million Dollars ($20,000,000), Borrower shall only be permitted to make such prepayment if concurrently therewith it replaces the Energy Hedge LC issued by Dexia (without causing any draw by the Energy Hedge Provider on such Energy Hedge LC) with a replacement Energy Hedge LC issued by a Person acceptable to the Energy Hedge Provider.  Any optional prepayment hereunder shall be in the minimum amount of One Million Dollars ($1,000,000) and integral multiples of $100,000 in excess thereof, except for a prepayment in full of any Loan, DSRA LC Loan or the Energy Hedge LC Loan.

(ii)       Mandatory Prepayments.  Borrower shall prepay the Loans, DSRA LC Loans and the Energy Hedge LC Loan to the extent provided by the terms of this Agreement and the Depositary Agreement (including without limitation pursuant to Section 2.8(b) hereof and Sections 5.3, 5.4, 5.5, and 5.6 of the Depositary Agreement).

(iii)      Terms of all Prepayments.  Upon the prepayment of any Loan, DSRA LC Loan or the Energy Hedge LC Loan, Borrower shall pay to Administrative Agent for the account of the Lenders, on a pro rata basis (except as provided below), (i) first, to any accrued but unpaid interest then due and owing in respect of the Loans, DSRA LC Loans, and the Energy Hedge LC Loan (ii) second, in respect of any Reimbursement Obligations until such amounts have been repaid in full, (iii) third, to outstanding principal in respect of DSRA LC Loans and the Energy Hedge LC Loan until such amounts have been repaid in full, (iv) fourth, to outstanding principal in respect of Loans until such amounts have been repaid in full, (v) fifth, with respect only to mandatory prepayments, to the deposit as cash collateral for all Letters of Credit (to the extent of the undrawn Stated Amounts of Letters of Credit issued and outstanding), and (vi) sixth, to the prepayment of any other Obligations under the Financing Documents.  Except as provided in Section 2.8(b), all Mandatory Prepayments shall be applied pro rata to all amounts due on the Loans and DSRA LC Loans then outstanding and shall be applied so as to reduce the scheduled principal payments of the Loans in inverse order of maturity.  All Optional Prepayments shall be applied pro rata to all amounts due on the Loans and DSRA LC Loans then outstanding and shall be applied so as to reduce, pro rata, the scheduled principal payments of all Loans and the Amortization Schedule shall be amended and revised to take into account the amount of such prepayment.

(iv)      Re-Borrowings.  Borrower may not reborrow the principal amount of any Construction Loan, Equity Bridge Loan or Term Loan which is prepaid or repaid.  Unless otherwise agreed by the Lenders in their sole discretion, upon any prepayment of Loans, Borrower shall terminate or partially terminate Interest Rate Agreements such that the notional amount under all of the Interest Rate Agreements combined shall not at any time exceed one hundred percent (100%) of the aggregate principal amount of the Term Loans, DSRA LC Loans and the Energy Hedge LC Loan outstanding during such period.

2.5         Total Commitments.

(a)   Commitment Amounts.

(i)        Construction Loans.  The aggregate principal amount of all Construction Loans made by the Lenders outstanding at any time shall not exceed THREE HUNDRED FIVE MILLION FOUR HUNDRED THIRTY SEVEN THOUSAND EIGHT HUNDRED FOUR DOLLARS ($305,437,804) or, if such amount is reduced to a lower amount pursuant to the terms of this Agreement, such lower amount (such amount, as so reduced from time to time, the “Total Construction Loan Commitment”).

(ii)       Equity Bridge Loans. The aggregate principal amount of all Equity Bridge Loans made by the Lenders outstanding at any time shall not exceed ONE HUNDRED SEVENTY NINE MILLION FIVE HUNDRED SIXTY TWO THOUSAND ONE HUNDRED NINETY SIX DOLLARS ($179,562,196) or, if such amount is reduced to a lower amount pursuant to the terms of this Agreement, such lower amount (such amount, as so reduced from time to time, the “Total Equity Bridge Loan Commitment”).

(iii)      Term Loan. The aggregate principal amount of the Term Loan made by the Lenders outstanding at any time shall not exceed THREE HUNDRED THIRTY MILLION DOLLARS ($330,000,000) or, if such amount is reduced (A) as a result of the Total Term Loan Commitment Resizing or (B) otherwise pursuant to the terms of this Agreement, such lower amount (such amount, as so reduced from time to time, the “Total Term Loan Commitment”).

(iv)      Letters of Credit. The maximum aggregate Stated Amount of (A) all Letters of Credit outstanding at any time shall not exceed SEVENTY SIX MILLION FIVE HUNDRED THOUSAND DOLLARS ($76,500,000) (such amount, as reduced from time to time, the “Total LC Commitment”), (B) the Energy Hedge LC outstanding at any time shall not exceed FORTY-FIVE MILLION DOLLARS ($45,000,000) and (C) the DSRA LC outstanding at any time shall not exceed THIRTY ONE MILLION FIVE HUNDRED THOUSAND DOLLARS (31,500,000).

(b)   Total Term Loan Commitment Resizing.

(i)        Not more than thirty (30) days and not less than fifteen (15) days prior to the Term- Conversion Date, Borrower shall calculate and deliver to Administrative Agent, revised Base Case Projections (provided, however, that Borrower may adjust such Base Case Projections up to and including the date that is ten (10) days prior to the Term-Conversion Date) including a calculation of the Projected Debt Service Coverage Ratios (which assume that the maximum amount of the Total Term Loan Commitment is utilized) as of each Repayment Date during the remaining Term (calculated under a P50 Production Level and a P99 Production Level) (A) using energy production forecasts which take into account the information contained in the Final Energy Production Analysis, (B) which takes into account any inability by Borrower to claim tax credits under the PTCs from WTGs, (C) which takes into account any adjustments pursuant to Sections 3.3(ee) or 5.9, (D) which takes into account amounts expected to be paid to the Project Companies from and after the Term-Conversion Date under the REC Contracts and any alternative renewable energy credit contracts that have been executed and delivered, (E) which takes into account all adjustments to the amount of the Borrower Equity required to be contributed pursuant to the Equity Capital Contribution Agreement, (F) which takes into account the price expected to be paid for merchant energy sales, merchant renewable energy credits (without duplication of the amounts in clause (D) of this paragraph) and ICAP Revenues, in each case as set forth in the Base Case Projections prepared as of the Financial Closing Date; provided that the amounts described in this clause (F) and included in the Base Case Projections shall in no event exceed an aggregate amount equal to sixteen percent (16%) of the aggregate amount of Project Revenues included therein, (G) any adjustment to the “Fixed Price” as a result of any change to the “Effective Date” or “Termination Date” (each as defined in the Energy Hedge Agreement) as necessary in order to satisfy the condition precedent set forth in Section 3.3(z) hereof, (H) which takes into account any adjustments to the Assumptions (as defined in the Equity Capital Contribution Agreement) as contemplated by Section 2.01(b) of the Equity Capital Contribution Agreement, (I) which takes into account any WTGs that have not achieved Completion, and (J) using each other assumption, without change or modification, used in calculating the Base Case Projections delivered on the Financial Closing Date. Administrative Agent shall notify Borrower in writing of any suggested corrections, changes or adjustments which should be made to the calculations in such Projected Debt Service Coverage Ratios. Borrower shall incorporate all such corrections, changes or adjustments as Administrative Agent (in consultation with the Independent Engineer) deems reasonably appropriate and consistent with the terms of this Agreement (such Projected Debt Service Coverage Ratios as corrected, changed or adjusted, the “Term-Conversion Date Projected Debt Service Coverage Ratios”).

(ii)       In the event that the Term-Conversion Date Projected Debt Service Coverage Ratios fail on the date the calculation is performed pursuant to Section 2.5(b)(i) (and after giving effect to any corrections, changes or adjustments pursuant thereto) to equal or exceed for each twelve month period following the Term-Conversion Date (i) 1.45 to 1 under a P50 Production Level and (ii) 1.00 to 1 under a P99 Production Level, then the Total Term Loan Commitment shall be reduced (the “Total Term Loan Commitment Resizing”) to an amount such that the Term-Conversion Date Projected Debt Service Coverage Ratios for each twelve month period following the Term-Conversion Date are equal to or in excess of (i) 1.45 to 1 under a P50 Production Level and (ii) 1.00 to 1 under a P99 Production Level.

(c)   Reductions and Cancellations. Borrower may, upon three (3) Banking Days’ written notice to Administrative Agent, permanently reduce, by the amount of Five Hundred Thousand Dollars ($500,000) or an integral multiple of One Hundred Thousand Dollars ($100,000) in excess thereof or such other amount agreed to by Administrative Agent or cancel in its entirety, the Total Construction Loan Commitment or the Total Equity Bridge Loan Commitment; provided, however, that (i) Borrower may not reduce or cancel the Total Construction Loan Commitment or the Total Equity Bridge Loan Commitment if, after giving effect to such reduction or cancellation, (A) the aggregate principal amount of all Construction Loans or Equity Bridge Loans, as the case may be, then outstanding would exceed the Total Construction Loan Commitment or the Total Equity Bridge Loan Commitment, as the case may be, or (B) the Available Construction Funds would not, in Administrative Agent’s reasonable judgment in consultation with the Independent Engineer, be sufficient to achieve Final Completion and (ii) Borrower shall pay to Administrative Agent all Commitment Fees then due upon any reduction or cancellation. From the effective date of any such reduction or cancellation, the Commitment Fees shall be computed on the basis of the Total Construction Loan Commitment and/or the Total

Equity Bridge Loan Commitment as so reduced. Once reduced or canceled, the Total Construction Loan Commitment and the Total Equity Bridge Loan Commitment may not be increased or reinstated. Any reductions pursuant to this Section 2.5(c) shall be applied ratably to each Lender’s respective Commitments in accordance with Section 2.7(g).

2.6         Fees.

(a)   Other Fees. Borrower shall pay to Administrative Agent solely for Administrative Agent’s account the fees (“Other Fees”) on the terms and in the respective amounts thereof set forth in the Fee Letter.

(b)   Commitment Fees.

(i)        On the last Banking Day in each calendar quarter during the Construction Loan Availability Period (where all or any portion of such calendar quarter occurs on or after the Financial Closing Date) and on the Construction Loan Maturity Date (or, if the Total Construction Loan Commitment is reduced, canceled or expires prior to such date, on the date of such reduction, cancellation or expiration), Borrower shall pay to Administrative Agent, for the benefit of the Lenders, accruing from the Financial Closing Date or the first day of such quarter, as the case may be, Construction Loan commitment fees (the “Construction Loan Commitment Fees”) for such quarter (or portion thereof) then ending equal to the product of (A) 0.375% times (B) the daily average Available Construction Loan Commitment for such quarter (or portion thereof), times (C) a fraction, the numerator of which is the number of days in such quarter (or portion thereof) and the denominator of which is 360. Such Construction Loan Commitment Fees may be paid out of the proceeds of the Construction Loans or the Equity Bridge Loans, if available.

(ii)       On the last Banking Day in each calendar quarter during the Equity Bridge Loan Availability Period (where all or any portion of such calendar quarter occurs on or after the Financial Closing Date) and on the Equity Bridge Loan

Maturity Date (or, if the Equity Bridge Loan Commitment is reduced, canceled or expires prior to such date, on the date of such reduction, cancellation or expiration), Borrower shall pay to Administrative Agent, for the benefit of the Lenders, accruing from the Financial Closing Date or the first day of such quarter, as the case may be, Equity Bridge Loan commitment fees (the “Equity Bridge Loan Commitment Fees”) for such quarter (or portion thereof) then ending equal to the product of (A) 0.375% times (B) the daily average Available Equity Bridge Loan Commitment for such quarter (or portion thereof), times (C) a fraction, the numerator of which is the number of days in such quarter (or portion thereof) and the denominator of which is 360. Such Equity Bridge Loan Commitment Fees may be paid out of the Construction Loans or the Equity Bridge Loans, if available.

(iii)      If on the Term-Conversion Date the Borrower has elected to maintain any Extended Term Loan Commitment pursuant to Section 2.12, on the Initial Repayment Date or, if earlier, on the date additional Term Loans are made pursuant to Section 2.12 (or, if the Extended Term Loan Commitment is canceled or expires prior to such date, on the date of such cancellation or expiration), Borrower shall pay to Administrative Agent, for the benefit of the Lenders, accruing from the Term Conversion Date, commitment fees (the “Extended Term Loan Commitment Fees”) for such period equal to the product of (A) 0.375% times (B) the daily average Total Extended Term Loan Commitment for such period times (C) a fraction, the numerator of which is the number of days in such period and the denominator of which is 360.

(c)   Letter of Credit Fees.

(i)        With respect to any portion of the Available LC Commitment that has not been cancelled, reduced or utilized by the issuance of the Letters of Credit, on the last Banking Day in each calendar quarter commencing from the Financial Closing Date and ending on the expiration of the Term Period and on any date on which a Letter of Credit is issued, Borrower shall pay to Administrative Agent, for the benefit of the Lenders, accruing from the Financial Closing Date or the first day of such quarter, as the case may be, a commitment fee (the “LC

Commitment Fee”) for such quarter (or portion thereof) then ending equal to the product of (i) 0.375% times (ii) the daily average Available LC Commitment for such quarter (or portion thereof) times (iii) a fraction, the numerator of which is the number of days in such quarter (or portion thereof) and the denominator of which is 360.

(ii)       Upon the issuance of any DSRA LC, on the last Banking Day in each calendar quarter prior to the Expiration Date of such DSRA LC (where all or any portion of such calendar quarter occurs on or after the date of such issuance) and on the date of such Expiration Date (or, if such DSRA LC is reduced or canceled prior to such date, on the date of such reduction or cancellation), Borrower shall pay to Administrative Agent, for the benefit of the Lenders, accruing from the date of such issuance, a letter of credit fee (the “DSRA Letter of Credit Fee”) for such quarter (or portion thereof) then ending equal to the product of (A) the Applicable Term Loan Margin times (B) the daily average Stated Amount of such DSRA LC for such quarter (or portion thereof) times (C) a fraction, the numerator of which is the number of days in such quarter (or portion thereof) and the denominator of which is 360.

(iii)      On the last Banking Day in each calendar quarter (where all or any portion of such calendar quarter occurs on or after the Financial Closing Date) and prior to the Expiration Date of the Energy Hedge LC and on the date of such Expiration Date (or, if the Energy Hedge LC is canceled prior to such date, on the date of such cancellation), Borrower shall pay to Administrative Agent, for the benefit of the Lenders, accruing from the Financial Closing Date or the first day of such quarter, as the case may be, a letter of credit fee (the “Energy Hedge Letter of Credit Fee” and together with the DSRA Letter of Credit Fee, collectively, the “Letter of Credit Fees”) for such quarter (or portion thereof) then ending equal to the product of (A) the Applicable LC Fee Margin times (B) the daily average Stated Amount of the Energy Hedge LC for such quarter (or portion thereof) times (C) a fraction, the numerator of which is the number of days in such quarter (or portion thereof) and the denominator of which is 360.

2.7         Other Payment Terms.

(a)   Place and Manner. Borrower shall make all payments due to each Lender hereunder to Administrative Agent, for the account of such Lender, to Dexia Crédit Local, New York Branch, Account No. ### at Citibank, N.A. (ABA #:  021000089) in lawful money of the United States and in immediately available funds not later than 2:00 p.m., New York time, on the date on which such payment is due. Any payment made after such time on any day shall be deemed received on the next Banking Day after such payment is received. Administrative Agent shall disburse to each Lender each such payment received by Administrative Agent for such Lender, such disbursement to occur on the day such payment is received if received by 2:00 p.m., New York time, or otherwise on the next Banking Day.

(b)   Date. Subject to Section 2.4, whenever any payment due under any Financing Document shall fall due on a day other than a Banking Day, such payment shall be made on the next succeeding Banking Day, and such extension of time shall be included in the computation of interest or fees, as the case may be.

(c)   Late Payments. If any amounts required to be paid by Borrower under this Agreement or the other Financing Documents (including principal or interest payable on any Loan, DSRA LC Loan, and the Energy Hedge LC Loan and any fees or other amounts otherwise payable to Administrative Agent or any Lender) remain unpaid after such amounts are due, Borrower shall pay interest on the aggregate, outstanding balance of such amounts from the date due until those amounts are paid in full at a per annum rate equal to the Default Rate. Administrative Agent shall give notice to Borrower that such fees or other amounts remain unpaid after same are due, but the failure to give such notice shall not affect either the accrual of interest on such amounts at the Default Rate nor the Borrower’s obligation to pay such amounts and such interest.

(d)   Net of Taxes, Etc.

(i)        Taxes. Subject to each Lender’s compliance with Section 2.7(f), any and all payments to or for the benefit of Administrative Agent, LC Fronting Bank or any Lender by Borrower hereunder or under any other Financing Document shall be made free and clear of and without deduction, setoff or counterclaim of any kind whatsoever and in such amounts as may be necessary in order that all such payments, after deduction for or on account of any present or future Taxes imposed by the United States or any political subdivision thereof or therein arising from or relating to such Lender’s Commitments or Loans, DSRA LC Loans or the Energy Hedge LC Loan or other financial accommodations made under this Agreement or other amounts payable to Administrative Agent, LC Fronting Bank or any Lender under the Financing Documents (excluding franchise Taxes, minimum Taxes, branch profits Taxes, Taxes imposed on or measured by the overall net income, net profits or capital of Administrative Agent, LC Fronting Bank or any Lender or similar taxes imposed by any jurisdiction or any political subdivision or taxing authority thereof or therein as a result of a connection between Administrative Agent, LC Fronting Bank or such Lender and such jurisdiction or political subdivision, other than a connection resulting solely from executing, delivering or performing its obligations or receiving a payment under, or enforcing, this Agreement, any Note or any other Financing Document (the “Excluded Taxes”)) (all such Taxes other than Excluded Taxes being hereinafter referred to as “Indemnified Taxes”), shall be not less than the amounts otherwise specified to be paid under this Agreement and the other Financing Documents. Notwithstanding the foregoing, the term “Indemnified Taxes” shall include, with respect to an Administrative Agent or Lender that becomes a party to this Agreement as a result of an assignment or a Lender that changes its lending office to an office outside the United States, Taxes (or a portion thereof) that would have constituted the same amount of Indemnified Taxes in the hands of the assigning (or transferring) Lender or Administrative Agent (or lending office) hereunder as of the date of such assignment or change in the lending office; provided, however, that nothing in this sentence shall affect any Lender’s obligations under Section 2.10. If any Indemnified Taxes shall be required by law to be withheld or deducted from or in respect of any sum payable hereunder or under any other Financing Document to Administrative Agent, LC Fronting Bank or any Lender and if such Lender, Administrative Agent or LC Fronting Bank shall have complied with Section 2.7(d)(v), (x) the sum payable shall be increased as may be necessary so that after making all required deductions (including deductions applicable to additional sums payable under this Section 2.7(d)), Administrative Agent, LC Fronting Bank or such Lender receives an amount equal to the sum it would have received had no such deductions been made; (y) such deductions or withholdings shall be made; and (z) Borrower shall pay the full amount deducted or withheld to the relevant taxation authority or other authority in accordance with applicable law. In addition, Borrower agrees to pay any present or future stamp, recording, documentary or transfer Taxes, mortgage recording Taxes and any other excise or property Taxes, charges or similar levies that arise under the laws of the United States or any political subdivision thereof or therein from any payment made hereunder or under any other Financing Document, Real Property Document or from the execution, delivery, performance recording or otherwise with respect to this Agreement, any other Financing Document and any Real Property Document (hereinafter referred to as “Other Taxes”).

(ii)       Indemnity. Borrower shall indemnify Administrative Agent, LC Fronting Bank and each Lender for the full amount of Indemnified Taxes and Other Taxes (including any Indemnified Taxes or other Taxes imposed by any jurisdiction on amounts payable under this Section 2.7(d)) paid by the Administrative Agent, the LC Fronting Bank or the Lender, as applicable, arising from the execution, delivery or performance of its obligations or from receiving a payment hereunder, or enforcing this Agreement or any Financing Document, or any liability (including penalties, interest and expenses) arising therefrom or with respect thereto, whether or not such Indemnified Taxes or Other Taxes were correctly or legally asserted; provided that Borrower shall not be obligated to indemnify Administrative Agent, LC Fronting Bank or any Lender for any penalties, interest or expenses relating to Indemnified Taxes or Other Taxes arising from the indemnitee’s gross negligence or willful misconduct, as determined by a final non appealable judgment of a court of competent jurisdiction or as otherwise finally determined. Each of Administrative Agent, LC Fronting Bank and each Lender agrees to use its reasonable efforts to give notice to Borrower of the assertion of any claim against Administrative Agent, LC Fronting Bank or such Lender, as applicable, relating to such Indemnified Taxes or Other Taxes reasonably promptly, and in no event later than the earlier to occur of the (i) sixtieth (60th) day after Administrative Agent, LC Fronting Bank or such Lender responsible for administering this Agreement has actual knowledge of such claim or (ii) tenth (10th) day prior to the final expiration of any period available to such Lender under applicable law for challenging such claim; provided that Administrative Agent’s, LC Fronting Bank’s or any Lender’s failure to notify Borrower within such period shall not relieve Borrower of its obligation under this Section 2.7(d) with respect to Indemnified Taxes, Other Taxes, penalties or expenses arising prior to the end of such period unless such failure precluded Borrower from reasonably contesting the validity of such Indemnified Taxes, Other Taxes, penalties, interest or expenses. Payments by Borrower pursuant to this indemnification shall be made within thirty (30) days from the date Administrative Agent, LC Fronting Bank or such Lender makes written demand therefor (submitted through Administrative Agent), which demand shall be accompanied by documentation establishing, in reasonable detail, the basis and calculation thereof and certifying that the method used to calculate such amount is fair and reasonable. Following a written request by Borrower setting forth in reasonable detail the basis therefor, each Lender agrees (a) to contest Indemnified Taxes or Other Taxes with respect to which such Lender has received an indemnity payment pursuant to this Section 2.7(d)(ii) or (b) to permit Borrower to contest such Indemnified Taxes or Other Taxes if such Lender’s permission would be required and to cooperate with Borrower in such contest, in each case at Borrower’s sole cost and expense; provided that nothing in this sentence shall require any Lender to contest such Indemnified Taxes or Other Taxes or maintain such contest or permit Borrower to contest or maintain such contest unless and to the extent such Lender determines in its sole discretion to do so, and provided further that nothing in this sentence shall oblige such Lender to disclose to Borrower its tax returns or other information it considers in its sole discretion to be confidential or proprietary.  Each Lender, if such Lender determines in its sole discretion that it has received a refund of any Indemnified Taxes or Other Taxes as to which it has received an indemnification, or with respect to which the Borrower has paid additional amounts, agrees to repay to Borrower any such refund, net of any out of pocket costs incurred by the Administrative Agent, LC Fronting Bank or the applicable Lender, as the case may be, in connection therewith and without interest (other than any net after tax interest paid by the relevant Governmental Authority with respect to such refund), as soon as commercially practicable after receipt of such refund. The Borrower, upon request of the Administrative Agent, LC Fronting Bank or the applicable Lender, agrees to repay to the Administrative Agent, LC Fronting Bank or the applicable Lender, as applicable, the amount paid over to Borrower (plus any penalties, interest or other charges imposed by the relevant Governmental Authority) if the Administrative Agent, LC Fronting Bank or the applicable Lender is required to repay such refund to such Governmental Authority.

(iii)      Notice. Within thirty (30) days after the date of any payment of Indemnified Taxes or Other Taxes by Borrower, Borrower shall furnish to Administrative Agent, at its address referred to in Section 12.1, the original or a certified copy of a receipt evidencing payment thereof, or if such receipt is not obtainable, other evidence of such payment by Borrower reasonably satisfactory to Administrative Agent. Borrower shall indemnify Administrative Agent, LC Fronting Bank and each Lender, as applicable, for all losses and expenses sustained by Administrative Agent, LC Fronting Bank or such Lender, as the case may be, as a result of any failure by Borrower to so furnish the original or certified copy of such receipt or such other evidence of payment.

(iv)      Survival of Obligations. The obligations of Borrower under this Section 2.7(d) shall survive the termination of this Agreement and the repayment of the Obligations until all applicable statutes of limitation (including any extensions thereof) have expired.

(v)       Withholding Exemption Certificates. The Borrower shall not be required to pay any additional amount to (or indemnify) any Lender under Section 2.7(d) to the extent that the obligation to withhold or pay such amount with respect to Indemnified Taxes existed on the date that the Lender became a party to this Agreement (or, in the case of a transfer that is a participation holder, on the date such a participation holder became a transferee hereunder). Each of Administrative Agent and each Lender (upon becoming a Lender hereunder) and any Person to which any Lender grants a participation (or otherwise transfers its interest in this Agreement) as permitted by this Agreement agrees that on the date such Lender or Person becomes a party to this Agreement it will deliver to each of Borrower and Administrative Agent either (A) if such Lender or Person is a United States person as defined in the Code, two duly and appropriately completed copies of a United States Internal Revenue Service Form W-9 or any successor applicable form or (B) if such Lender or Person is not a United States person, two duly and appropriately completed copies of United States Internal Revenue Service Form W-8IMY, W-8ECI or W-8BEN (in the case of any Lender claiming an exemption under the so-called portfolio interest exemption rules, together with an exemption certificate reasonably satisfactory to Borrower and Administrative Agent) or successor applicable form, as the case may be (claiming therein a reduction in or an exemption from United States withholding taxes), and, if reasonably requested by Borrower or Administrative Agent, any additional statements and forms so requested from time to time and including a U.S. taxpayer identification number if required by such form or otherwise necessary to obtain the benefit claimed. Each Lender required to deliver to Borrower and Administrative Agent a form, or certificate pursuant to the preceding sentence shall deliver such form or certificate as follows:  (x) each Lender which is a party hereto on the Financial Closing Date shall deliver such form or certificate at least five (5) Banking Days prior to the first date on which any payment hereunder or under any other Financing Document is payable by Borrower hereunder for the account of such entity; (y) each assignee or participant shall deliver such form at least five (5) Banking Days before the effective date of such assignment or participation; and (z) Administrative Agent shall deliver such form or certificate to Borrower on the Financial Closing Date which shall include the Form W-8ECI for the Administrative Agent. Each Lender which is required to deliver to Borrower and Administrative Agent a Form W-9, W-8IMY, W-8ECI or W-8BEN or other form or statement pursuant to the preceding sentence further undertakes to deliver to

Borrower and Administrative Agent further copies of the Form W-9, W-8IMY, W-8ECI or W-8BEN, or successor applicable form or other form or certificate, or other manner of certification or procedure, as the case may be, at least ten (10) days before any such form or certificate expires or becomes obsolete (which date shall be notified by Borrower or Administrative Agent) or within a reasonable time (not to exceed sixty (60) days) after gaining knowledge of the occurrence of any event requiring a change in the most recent forms or certificates previously delivered by it to Borrower and Administrative Agent, unless in any such cases an event (including any change in treaty, law or regulation other than the addition of a “limitation on benefits” provision to an existing tax treaty that did not have such a provision on the Financial Closing Date) has occurred prior to the date on which any such delivery would otherwise be required which renders all such forms inapplicable or which would prevent a Lender from duly completing and delivering any such form with respect to it. Borrower shall not be obligated to pay any additional amounts pursuant to Section 2.7(d) (or make an indemnification payment pursuant to Section 2.7(d)) to any Lender or Person (including any Person to which any Lender sells, assigns, grants a participation in, or otherwise transfers, its rights under this Agreement) to the extent the obligation to pay such additional amounts (or such indemnification) would not have arisen but for a failure of such Lender or Person to comply with its obligations under this Section 2.7(d)(v) unless such failure is caused by a change of law other than the addition of a “limitation on benefits” provision to an existing tax treaty that did not have such a provision on the Financial Closing Date. Notwithstanding the foregoing or anything else to the contrary in this Agreement, no Lender or other Person shall be obligated to deliver any form, certificate or document which it cannot deliver as a matter of law.

(vi)      The Administrative Agent shall deliver, on or before the Financial Closing Date, two duly completed copies of Internal Revenue Service Form W-8IMY certifying that it is a “U.S. branch” and that payments it receives for the account of others are not effectively connected with the conduct of its trade or business in the United States and that it is using such form as evidence of its agreement with the Borrower to be treated as a United States person with respect to such payments (and the Borrower and the Administrative Agent agree to so treat the Administrative Agent as a United States person with respect to such payments), with the effect that the Borrower can make payments to the Administrative Agent without deduction or withholding of any Taxes imposed by the United States.

(e)   Failure to Pay Administrative Agent. Unless Administrative Agent shall have received notice from Borrower at least two (2) Banking Days prior to the date on which any payment is due to the Lenders hereunder that Borrower will not make such payment in full, Administrative Agent may assume that Borrower has made such payment in full to Administrative Agent on such date, and Administrative Agent may, in reliance upon such assumption, cause to be distributed to each Lender on such due date an amount equal to the amount then due such Lender. If and to the extent Borrower shall not have so made such payment in full to Administrative Agent, such Lender shall repay to Administrative Agent forthwith upon demand such amount distributed to such Lender, together with interest thereon, for each day from the date such amount is distributed to such Lender until the date such Lender repays such amount to Administrative Agent, at a rate equal to the LIBO Rate. A certificate of Administrative Agent submitted to any Lender with respect to any amounts owing by such Lender under this Section 2.7(e) shall be conclusive in the absence of manifest error.

(f)    Application of Payments. Except as otherwise set forth in this Agreement, all amounts paid to Administrative Agent, the Depositary and the other Lenders under this Agreement or the other Financing Documents shall be applied as follows:

first, pro rata to the payment of all fees, costs, charges, and Interest Fix Fees due and payable to Administrative Agent, LC Fronting Bank, Depositary, the Counterparties and the Lenders in connection with this Agreement and the other Financing Documents;

second, pro rata to the payment of interest on the Loans, the DSRA LC Loans and the Energy Hedge LC Loan then due and owing and payments then due and owing by Borrower pursuant to the Interest Rate Agreements, if any;

third, pro rata to the repayment of the principal of the Loans then due and owing and any outstanding principal on the Energy Hedge LC Loan until repaid in full;

fourth, pro rata to the payment of any outstanding Reimbursement Obligations hereunder (without waiving any Event of Default arising from the existence of such Reimbursement Obligations; provided, that such Reimbursement Obligations shall be deemed satisfied when fully paid and such Event of Default shall be cured by such payment);

fifth, pro rata to the repayment of principal of any DSRA LC Loans; and

sixth, pro rata to such other Obligations as remain outstanding.

(g)   Pro Rata Treatment. Except as otherwise provided in this Agreement (including, without limitation, Section 10.12 hereof), (i) each Borrowing consisting of Loans and each reduction of Commitments shall be made or allocated among the Lenders pro rata according to their respective Proportionate Shares, (ii) each payment of principal of and interest on the Loans shall be made or shared among the Lenders holding such Loans pro rata according to the respective unpaid principal amounts of such Loans held by such Lenders, and (iii) each payment of Commitment Fees shall be shared among the Lenders pro rata according to their respective Proportionate Shares.

(h)   Sharing of Payments, Etc. If any Lender (a “Benefited Bank”) shall obtain any payment (whether voluntary, involuntary, through the exercise of any right of setoff, or otherwise) on account of Obligations (or interest thereon) owed to it, in excess of its ratable share of payments on account of such Obligations obtained by all Lenders entitled to such payments, such Lender shall forthwith purchase from the other Lenders such participations in the Obligations, as the case may be, as shall be necessary to cause such purchasing Lender to share the excess payment ratably with each of them; and if after taking into account such participations the Benefited Bank continues to have access to additional funds of the Noble Entities for application on account of its debt, then the Benefited Bank shall use such funds to reduce indebtedness of Borrower held by it and share such payments with the other Lenders; provided, however, that if all or any portion of such excess payment is thereafter recovered from such purchasing Lender, such purchase from such Lender shall be rescinded and each other Lender shall repay to the purchasing Lender the purchase price to the extent of such recovery together with an amount equal to such other Lender’s ratable share (according to the proportion of (i) the amount of such other Lender’s required repayment to (ii) the total amount so recovered from the purchasing Lender) of any interest or other amount paid or payable by the purchasing Lender in respect of the total amount so recovered. Borrower agrees that any Lender so purchasing a participation from another Lender pursuant to this Section 2.7(h) may, to the fullest extent permitted by law, exercise all its rights of payment (including the right of setoff) with respect to such participation as fully as if such Lender were the direct creditor of Borrower in the amount of such participation; provided that Borrower shall have no liability to the Lenders hereunder to the extent that it has made all payments to the Lenders and Administrative Agent required to be made by Borrower hereunder.

2.8         Change of Circumstances.

(a)   Inability to Determine Rates. If, on or before the first day of any Interest Period for any Loans (i) Administrative Agent determines that the LIBO Rate for such Interest Period with respect to the Loans, DSRA LC Loans or the Energy Hedge LC Loan being made by the Lenders cannot be adequately and reasonably determined due to the unavailability of funds in or other circumstances affecting the London interbank market, or (ii) Lenders holding at least aggregate Proportionate Shares of 33-1/3% or more of the then outstanding Loans, DSRA LC Loans and the Energy Hedge LC Loan shall advise Administrative Agent that (A) the amount of interest payments to be paid by Borrower, based on the rates of interest for such

Loans, DSRA LC Loans or the Energy Hedge LC Loan minus the Applicable Term Loan Margin, Applicable Construction Loan Margin or Applicable LC Loan Margin, as applicable, set forth in Sections 2.2(b), 2.1(a)(iii), 2.1(b)(iii), 2.3(d)(iii)(C) and 2.3(d)(iv)(B), as the case may be, is less than the cost to such Lenders of making or maintaining such Loans, DSRA LC Loans or the Energy Hedge LC Loan or (B) deposits in Dollars in the London interbank market are not available to such Lenders (as conclusively certified by each such Lender in good faith in writing to Administrative Agent and to Borrower) in the ordinary course of business in sufficient amounts to make and/or maintain their Loans, DSRA LC Loans or the Energy Hedge LC Loan, then Administrative Agent shall immediately give notice of such condition to Borrower. After the giving of any such notice and until Administrative Agent shall otherwise notify Borrower that the circumstances giving rise to such condition no longer exist (which notice shall be given promptly after such circumstances cease to exist), (x) with respect to notices given under clause (i) above, Borrower’s right to request the making of, and the Lenders’ obligations to make or continue LIBO Rate Loans, shall be suspended and (y) with respect to notices given under clause (ii) above, Borrower’s right to request the making of, and the obligation of the Lenders advising Administrative Agent under clause (ii) (the “Affected Lenders”), to make or continue LIBO Rate Loans, shall be suspended and all Loans, DSRA LC Loans or the Energy Hedge LC Loan, as the case may be, made or continued after the giving of such notice shall be made or continued as Substitute Loans. With respect to notices given under clause (i) above, any Loans, DSRA LC Loans or the Energy Hedge LC Loan outstanding at the commencement of any such suspension and with respect to notices given under clause (ii) above, any Loans, DSRA LC Loans or the Energy Hedge LC Loan of Affected Lenders outstanding at the commencement of such suspension shall, in each case, be converted at the end of the then current Interest Period for such Loans, DSRA LC Loans or the Energy Hedge LC Loan into Substitute Loans unless Administrative Agent has notified Borrower in writing that such suspension has then ended.

(b)   Illegality. If, after the date of this Agreement, the adoption of any Governmental Rule, any change in any Governmental Rule or the application or requirements thereof (whether such change occurs in accordance with the terms of such Governmental Rule as enacted, as a result of amendment, or otherwise), any change in the interpretation or administration of any Governmental Rule by any Governmental Authority, or compliance by any Lender or Noble Entity with any request or directive of any Governmental Authority (a “Change of Law”) shall make it unlawful or impossible for any Lender to make or maintain any Loan, DSRA LC Loan or the Energy Hedge LC Loan such Lender shall immediately notify Administrative Agent and Borrower of such Change of Law. Upon receipt of such notice (i) Borrower’s right to request the making of, and the Lenders’ obligations to make or continue, LIBO Rate Loans shall be suspended for so long as such condition shall exist, and (ii) Borrower shall either (x) immediately repay such Lender’s Loans, DSRA LC Loans and the Energy Hedge LC Loan if such Lender shall notify Borrower that such Lender may not lawfully continue to fund and maintain such Loans, DSRA LC Loans or the Energy Hedge LC Loan or (y) replace such Lender so affected pursuant to Section 10.12. Any prepayment of Loans, DSRA LC Loans and the Energy Hedge LC Loan made pursuant to the preceding sentence prior to the last day of an Interest Period for such Loans, DSRA LC Loans and the Energy Hedge LC Loan shall be deemed a prepayment thereof. To the extent Substitute Loans are available, Borrower may convert Loans, DSRA LC Loans and the Energy Hedge LC Loan into Substitute Loans. Any conversion of Loans, DSRA LC Loans and the Energy Hedge LC Loan made pursuant to the preceding sentence prior to the last day of an Interest Period for such Loans, DSRA LC Loans and the Energy Hedge LC Loan shall be deemed a prepayment thereof for purposes of Section 2.9 only and such prepayment shall not affect the aggregate Commitments hereunder.

(c)   Increased Costs. If, after the date of this Agreement, any Change of Law:

(i)        shall subject any Lender to any tax, duty or other charge with respect to any Obligation or Commitment, or shall change the basis of taxation of payments by Borrower to any Lender on such Obligation or with respect to any Commitment (except for Indemnified Taxes or Other Taxes (to the extent covered by

Section 2.7), Excluded Taxes or changes in the rate of taxation on the overall net income of any Lender); or

(ii)       shall impose, modify or hold applicable any reserve, special deposit or similar requirement (without duplication of any reserve requirement included within the interest rate through the definition of “Reserve Requirement”) against assets held by, deposits or other liabilities in or for the account of, advances or loans by, or any other acquisition of funds by any Lender for any LIBO Rate Loan; or

(iii)      shall impose on any Lender any other condition directly related to any Obligation or Commitment;

and the effect of any of the foregoing is to increase the cost to such Lender of making, issuing, creating, renewing, participating in or maintaining any such Obligation or Commitment or to reduce any amount receivable by such Lender hereunder or under the Notes, then Borrower shall from time to time, upon demand by the Administrative Agent for such Lender (accompanied by a certificate from such Lender setting forth in reasonable detail the amount of such increased costs or reduced amounts and the basis for determination of such amount), pay to the Administrative Agent on behalf of such Lender additional amounts sufficient to reimburse such Lender for such increased costs or to compensate such Lender for such reduced amounts. Thereafter, Borrower may replace such Lender so affected pursuant to Section 10.12.

(d)   Capital Requirements. If any Lender reasonably determines that (i) any Change of Law affects the amount of capital required or expected to be maintained by such Lender or the Lending Office of such Lender (a “Capital Adequacy Requirement”) and (ii) the amount of capital maintained by such Lender or such Lending Office which is attributable to or based upon the Loans, DSRA LC Loans, the Energy Hedge LC Loan, the Commitments or this Agreement must be increased as a result of such Capital Adequacy Requirement (taking into account such Lender’s policies with respect to capital adequacy), Borrower shall pay to Administrative Agent on behalf of such Lender, upon demand of Administrative

Agent on behalf of such Lender (accompanied by a certificate from such Lender setting forth in reasonable detail the amount of such increased costs or reduced amounts and the basis for determination of such amount), such amounts as such Lender shall reasonably determine are necessary to compensate such Lender for the increased costs to such Lender of such increased capital. Thereafter, Borrower may replace such Lender so affected pursuant to Section 10.12.

(e)   Notice. Each Lender will notify Administrative Agent of any event occurring after the date of this Agreement that will entitle such Lender to compensation pursuant to this Section 2.8, as promptly as is reasonable, and in no event later than 120 days after the principal officer of such Lender responsible for administering this Agreement has actual knowledge of such claim, and Administrative Agent shall promptly notify Borrower of such event; provided that any Lender’s failure to notify Administrative Agent within such 120 day period of such assertion shall not relieve Borrower of its obligation under this Section 2.8 with respect to claims arising prior to the end of such period, but shall relieve Borrower of its obligations under this Section 2.8 with respect to the time between the end of such period and such time as Borrower receives notices as provided herein. Any Lender seeking compensation under this Section 2.8 shall promptly deliver to Borrower (with a copy to Administrative Agent) a written statement, setting forth in reasonable detail the basis for calculating the additional amounts owed to such Lender under this Section 2.8, which statement shall be conclusive and binding upon all parties hereto absent demonstrable error.

2.9         Funding Losses. If Borrower shall (a) repay or prepay any Loans, DSRA LC Loans, or the Energy Hedge LC Loan on any day other than the last day of an Interest Period for such Loans (whether an optional prepayment or a Mandatory Prepayment), (b) fail to borrow any Loans in accordance with a Notice of Borrowing delivered to Administrative Agent (whether as a result of the failure to satisfy any applicable conditions or otherwise), or (c) fail to make any prepayment in accordance with any notice of prepayment delivered to Administrative Agent; then Borrower shall, upon demand by any Lender, reimburse such Lender for all costs and losses incurred by such Lender as a result of such repayment, prepayment or failure (“Liquidation Costs”) but shall not include any compensation for lost profits. Borrower understands that such costs and losses may include losses incurred by a Lender as a result of funding and other contracts entered into by such Lender to fund Loans, any DSRA LC Loans, and the Energy Hedge LC Loan. Each Lender demanding payment under this Section 2.9 shall deliver to Administrative Agent a certificate setting forth and reasonably accounting for the amount of costs and losses for which demand is made, and Administrative Agent shall promptly provide such certificate to Borrower. Notwithstanding the foregoing, and except with regard to any optional prepayments hereunder or the events described in clauses (b) and (c) above, each Lender shall use commercially reasonable efforts to minimize any Liquidation Costs.

2.10       Alternate Office; Minimization of Costs.

(a)   To the extent commercially reasonably possible, each Lender shall designate an alternative Lending Office with respect to its Loans, DSRA LC Loans, and the Energy Hedge LC Loan and otherwise take any reasonable actions to reduce any liability of Borrower to such Lender under Sections 2.7(d), 2.8(c) or 2.8(d), or to avoid the unavailability of any Loans, DSRA LC Loans, the Energy Hedge LC Loan or an interest rate option under Section 2.8(b).

(b)   Any Lender may designate a Lending Office other than that set forth on Exhibit I and may assign all of its interests under the Financing Documents, and its Notes, to such Lending Office, provided that such designation and assignment do not at the time of such designation and assignment increase the reasonably foreseeable liability of Borrower under Sections 2.7(d), 2.8(c), or 2.8(d) or make Loans, DSRA LC Loans, the Energy Hedge LC Loan or an interest rate option unavailable pursuant to Section 2.8(b).

Each Lender, to the extent it determines in its sole discretion that it is not adversely affected by doing so, shall use commercially reasonable efforts to avoid or minimize any additional costs, Taxes, expense or obligation which might otherwise be imposed on Borrower pursuant to Section 2.7(d), 2.8(c), or 2.8(d) or as a result of such Lender being subject to a Reserve Requirement.

2.11       Interest Rate Protection.

(a)   Interest Rate Agreements. Borrower shall, no later than three (3) months after the Term-Conversion Date, enter into one or more Hedge Transactions, the intent of which is to protect the Borrower against increases in variable interest rates, solely with counterparties who are Lenders (“Counterparties”), which Interest Rate Agreements shall be in form and substance reasonably satisfactory to Administrative Agent and which Hedge Transactions shall have an aggregate notional amount corresponding to an amount equal to or greater than seventy five percent (75%) of the outstanding principal amount of the Term Loan. Such Hedge Transactions shall be based upon the Amortization Schedule and shall have a termination date of the Term Loan Maturity Date. Borrower shall give all bidders no less than two hours’ notice of its intent to hold a telephonic auction of any such Hedge Transaction. Bids in such auction shall be binding on the bidder.

(b)   Interest Fix Fees. Borrower shall pay all reasonable costs, fees and expenses incurred by the Counterparties or Administrative Agent in connection with the Interest Rate Agreements Borrower enters into hereunder, including any reasonable costs, fees or expenses (including increased interest payments) incurred in connection with any unwinding, breach or termination of such Interest Rate Agreements, as set forth in such Interest Rate Agreements (“Interest Fix Fees”).

(c)           Security. The obligations of Borrower under each Interest Rate Agreement between Borrower and a Counterparty, and all associated Interest Fix Fees, shall be and are hereby secured by the Collateral Documents, and shall rank pari passu with the Obligations of Borrower under the Loans, DSRA LC Loans, and the Energy Hedge LC Loan.

2.12       Extended Term Loans.

(a)   If on the Term-Conversion Date there exists in the aggregate for all of the Projects not more than nineteen (19) Incomplete Turbines, Borrower shall have the option, to be exercised on the Term-Conversion Date, to request in writing that the Lenders commit to advance to Borrower an additional Term Loan during the Extended Term Loan Availability Period pursuant to this Section 2.12 in an aggregate amount not to exceed the Non-Conversion Amount (such amount as requested by the Borrower, the “Total Extended Term Loan Commitment”).  Upon the advance of the final Term Loan requested in accordance with this Section 2.12, the Total Extended Term Loan Commitment shall terminate and be of no further force or effect.  Additionally, the Total Extended Term Loan Commitment may be permanently reduced or canceled upon the written request of the Borrower in (i) a minimum amount of Five Hundred Thousand Dollars ($500,000), (ii) an integral multiple of One Hundred Thousand Dollars ($100,000) in excess thereof or (iii) its entirety.

(b)   Provided that the Borrower has requested in writing on the Term-Conversion Date the Total Extended Term Loan Commitment and subject to the terms and conditions set forth in this Agreement (including the conditions set forth in clause (c) below), each Lender agrees to advance to Borrower an additional Term Loan once during the Extended Term Loan Availability Period as Borrower may request (as set forth in clause (c) below) in an aggregate principal amount not to exceed such Lender’s Extended Term Loan Commitment, on a date not later than the Initial Repayment Date.  The Term Loan made by the Lenders in accordance with this Section 2.12 shall, from and after such date of advancement be deemed “Term Loans” under this Agreement and any provisions associated with or related to Term Loans shall be deemed amended to accommodate such additional advance of such Term Loan.

(c)   The Borrower shall request the additional Term Loan under this Section 2.12 by delivering to Administrative Agent an irrevocable written notice (such notice to be deemed a “Notice of Borrowing” hereunder) no later than four (4) Banking Days prior to the anticipated Borrowing of such Term Loan in form and substance reasonably satisfactory to the Administrative Agent.  The obligations of the

Lenders to effect or permit any Borrowing under this Section 2.12 are subject to the prior satisfaction of each of the following conditions (unless waived by Administrative Agent with the consent of the Majority Lenders):

(i)        the Equity Support Members confirm their funding obligations with respect to such Incomplete Turbines;

(ii)       Borrower shall have furnished Administrative Agent evidence satisfactory to Administrative Agent (in consultation with the Independent Engineer) that after giving effect to all the financial accommodations provided by the Lenders to Borrower on the Term-Conversion Date and on the proposed date of the Borrowing of the additional Term Loan, the Base Case Projections (after giving effect to such additional Term Loan but otherwise in substantially the form of Exhibit H-3, as modified pursuant to Section 2.5(b)(i)) reflect a calculation of Projected Debt Service Coverage Ratios, as of each Repayment Date during the Term, of no less than (a) 1.45 to 1 under a P50 Production Level, and (b) 1.00 to 1 under a P99 Production Level.  The resulting amortization schedule shall replace the Amortization Schedule provided on the Term-Conversion Date and shall thereafter be deemed the “Amortization Schedule”;

(iii)      the notional amount of the Hedge Transactions under the Interest Rate Agreements then in effect shall be sufficient to cover one hundred percent (100%) of the principal amount of the Term Loan made pursuant to this Section 2.12 until the Term Loan Maturity Date;

(iv)      the conditions set forth in Sections 3.3(b), (c), (d) (but only with respect to the WTGs that achieve Completion after the Term-Conversion Date), (e), (f), (h), (p), (q) (including the WTGs that achieve Completion after the Term-Conversion Date), (v), (w), and (aa) as applied to such Incomplete Turbines shall have been satisfied or waived; and

(v)       the conditions set forth in Section 3.4.

(d)   The proceeds of the Term Loan made pursuant to this Section 2.12 shall be disbursed by the Administrative Agent and thereafter applied as follows: (i) first, to repay any equity contributed by NEP or its Affiliates (or from any other source other than from Project Revenues or other amounts on deposit or required to be deposited into the Accounts (other than the Test Revenue Account), which amounts shall in no event be used to achieve Completion of the Incomplete Turbines) to achieve Completion of the Incomplete Turbines that has not been or will not be reimbursed to NEP (or such other source) from funds to be made available by the Equity Support Members as contemplated by Section 2.12(c)(i) above, (ii) second, (A) the lesser of (x) fifty percent (50%) of such proceeds and (y) the O&M and CapEx Reserve Requirement (less any amount already on deposit in the O&M CapEx Reserve Account), shall be deposited into the O&M and CapEx Reserve Account and (iii) third, any remaining proceeds shall be deposited into the Operating Account.

ARTICLE 3
CONDITIONS PRECEDENT

3.1         Conditions Precedent to the Financial Closing Date.  The obligation of the Lenders party hereto on the Financial Closing Date to make the Loans, to issue the Letters of Credit, and to otherwise enter into the transactions contemplated by this Agreement is subject to the prior satisfaction of each of the following conditions (unless waived in writing by Administrative Agent and the Lenders):

(a)   Resolutions.  Delivery to Administrative Agent of a copy of one or more resolutions or other authorizations of the Major Project Participants (other than the Turbine Supplier and those described in clauses (e), (h), (i) and (j) of the definition thereof), certified by the appropriate officer or representative of each such entity as being in full force and effect on the Financial Closing Date, authorizing the execution, delivery and performance of this Agreement and the other Operative Documents and any instruments or agreements required hereunder or thereunder to which such Major Project Participant is a party, and in the case of the Borrower, the Borrowings provided for herein.

(b)   Incumbency.  Delivery to Administrative Agent of a certificate reasonably satisfactory in form and substance to Administrative Agent from each Major Project Participant (other than the Turbine Supplier and those described in clauses (e), (h), (i) and (j) of the definition thereof), signed by the appropriate Responsible Officer(s) of each such Person and dated the Financial Closing Date, as to the incumbency of the natural persons authorized to execute and deliver this Agreement and the other Operative Documents and any instruments or agreements required hereunder or thereunder to which such Major Project Participant is a party.

(c)   Formation Documents.  Delivery to Administrative Agent of (i) a copy of the articles of incorporation or certificate of incorporation or formation, as applicable, of each Major Project Participant (other than the Turbine Supplier and those described in clauses (e), (g), (h), (i) and (j) of the definition thereof), each certified by the Secretary of State of the applicable State of incorporation or formation and (ii) a copy of the limited liability company operating agreement, by-laws or partnership agreement of such Major Project Participant, certified by its secretary.

(d)   Good Standing.  Delivery to Administrative Agent of (i) certificates issued by the Secretary of State of the jurisdiction of incorporation or formation of each of the Major Project Participants (other than the Turbine Supplier and those described in clauses (e), (g), (h), (i) and (j) of the definition thereof), certifying that each such Major Project Participant is in good standing and is qualified to do business in, and, if applicable, has paid all franchise taxes or similar taxes due to, such state and (ii) certificates issued by the Secretary of State of the State of New York certifying that each such Major Project Participant (other than GE SPV) is in good standing and is qualified to do business in such State.

(e)   Independent Engineer’s Report and Preliminary Energy Production Analysis.

(i)        Delivery to Administrative Agent of an Independent Engineer’s report, in substantially the form of Exhibit G-3(a), which report shall be satisfactory to the Administrative Agent, and confirm the adequacy of the overall design technology, coordination of all construction schedules, economics and contract integrity as it relates to each Project.

(ii)       Delivery to Administrative Agent of a preliminary energy production analysis related to each Project prepared by the Independent Engineer which shall be satisfactory to Administrative Agent and consistent with the energy production and availability assumptions in the Base Case Projections and which shall include an interim review by the Independent Engineer of (A) a wind assessment study (including, the meteorological tower data then available with respect to each Site) of gross and net production forecasts of the Projects, on an individual Project and an aggregate portfolio basis, including the standard deviation for the 1-year and 10-year productions and including probabilities of energy exceedance of 50%, 75%, 90%, 95% and 99% and (B) WTG’s availability assumptions in the Base Case Projections and availability mitigation during the Ramp-up Period.

(f)    Applicable Permits.  Delivery to Administrative Agent of Exhibit H-2, the schedule of Permits required under all Governmental Rules existing as of the Financial Closing Date to acquire, lease, develop, construct, test, operate, maintain, repair, own or use each Project, in form and substance reasonably satisfactory to Administrative Agent, together with copies of each Permit obtained prior to the Financial Closing Date, each in form and substance reasonably satisfactory to Administrative Agent.  Part I of Exhibit H-2 shall list each Permit required to be obtained prior to the first funding date with respect to each Project, constituting all of the material Permits which are, in Administrative Agent’s reasonable opinion in light of the status of the acquisition, lease, development, construction, testing, operation, maintenance, repair, ownership and use of such Project, required as of such date.  Part II of Exhibit H-2 shall list all other material Permits required to acquire, lease, develop, construct, test, operate, maintain, repair, own or use each Project.  The Permits listed in Part II of Exhibit H-2 shall, in Administrative Agent’s reasonable opinion, be obtainable not later than required without material difficulty, expense or delay.  The Permits obtained prior to the Financial Closing Date shall not be subject to any restriction, condition, limitation or other provision that could reasonably be expected to materially delay the construction of any Project or prevent the operation of any Project in material accordance with the Base Case Projections or could reasonably be expected to have a Material Adverse Effect on such Project.

(g)   Operative Documents.  Delivery to Administrative Agent (or with respect to Real Property Documents, posting, on or prior to the Financial Closing Date, to the Borrower’s virtual data room to which Administrative Agent has access) of the following documents duly authorized, executed and delivered by the parties thereto, in form and substance reasonably satisfactory to Administrative Agent:

(i)        Financing Documents (other than the Interest Rate Agreements, the Control Agreement (Operations), the LLC Agreement, the Side Letter LLC Agreement, Term Loan Notes, the Equity Support Member Pledge Agreement and any Acceptable DSRA LC;

(ii)       Project Documents (other than the Interconnection Agreements, the EPC Contract (Mohawk) and the Additional Project Documents and Consents to be executed in connection therewith) and any supplements or amendments thereto certified by a Responsible Officer of Borrower as being true, complete and correct and in full force and effect on the Financial Closing Date and which certificate shall include a certification that all conditions precedent to the commencement of performance of each Noble Entity and its Affiliates under the EPC Contracts, Management Services Agreements and Real Property Documents and, to Borrower’s Knowledge, all conditions precedent to the commencement of performance of each of the Turbine Supplier under the Turbine Supply Agreement and the landowners under the Real Property Documents have been performed, have occurred, or have been satisfied or waived;

(iii)      Financing Statements and Fixture Filings;

(iv)      Consents duly executed by each Major Project Participant listed on Exhibit F-2; and

(v)       such other documents, instruments and agreements as Administrative Agent or the Title Insurer may reasonably request to grant to Administrative Agent to perfect first priority Liens (subject to Permitted Liens) in all Collateral (including, without limitation, the ownership interests of Borrower in each Project Company and the ownership interests of the Members in Borrower).

(h)   Certificate of Borrower.  Administrative Agent shall have received a certificate, dated as of the Financial Closing Date, signed by a Responsible Officer of Borrower, in substantially the form of Exhibit G-1 (the “Borrower’s Certificate”).

(i)    Legal Opinions.  Delivery to Administrative Agent of an opinion(s) of:

(i)        Latham & Watkins LLP, counsel for each of the Noble Entities, NEP, Operator, Asset Manager, EPC Contractor, and Noble Equipment Resources, LLC;

(ii)       In-house counsel for each of the Noble Entities, NEP, Operator, Asset Manager, EPC Contractor, and Noble Equipment Resources, LLC;

(iii)      Bingham McCutchen, counsel for each Equity Support Member;

(iv)      In-house counsel for the Turbine Supplier;

(v)       Whiteman Osterman & Hanna LLP, special counsel for the Project Companies, regarding the Projects’ compliance with application for and obtaining of certain local land use and state and federal environmental permits;

(vi)      Hiscock & Barclay, LLP, counsel to the Noble Entities addressing matters in the IDA Documents; and

(vii)     Read & Laniado, LLP, counsel to the Noble Entities addressing state and local energy regulatory matters.

(j)    Market Consultant Certificate.  Administrative Agent shall have received the Market Consultant’s certificate, in substantially the form of Exhibit G-2(a),

with the Market Consultant’s report, in form and substance reasonably satisfactory to Administrative Agent, attached thereto which report shall outline the relevant New York State Power Pool projected energy prices for a period at least through 2022.

(k)   CRA International Reports.  Administrative Agent shall have received CRA International, Inc.’s certificate, in substantially the form of Exhibit G-2(c), with CRA International, Inc.’s reports, in form and substance reasonably satisfactory to Administrative Agent, attached thereto which reports shall assess the NYISO Installed Capacity market for a period at least through 2022 and the merchant renewable energy credit market through 2025.

(l)    Insurance.  Administrative Agent shall have received (i) a certificate from a Responsible Officer of Borrower, dated as of the Financial Closing Date and identifying underwriters, type of insurance, insurance limits and policy terms, listing the special provisions required as set forth in Exhibit K, describing the insurance obtained and stating that such insurance is in full force and effect and that all premiums then due thereon have been paid and that, in the opinion of such Person, such insurance complies with Exhibit K, and (ii) certified copies of all policies evidencing such insurance (or a binder, commitment or certificates signed by the insurer or a broker authorized to bind the insurer), in each case in form and substance reasonably satisfactory to Administrative Agent.

(m)  Insurance Consultant Certificate.  Delivery to Administrative Agent of the Insurance Consultant’s certificate, in substantially the form of Exhibit G-2(b), with the Insurance Consultant’s report, in form and substance reasonably satisfactory to Administrative Agent, attached thereto.

(n)   Certificates of Design Suitability.  The Administrative Agent shall have received reasonably satisfactory confirmation from the Independent Engineer that Borrower is using commercially reasonable efforts to obtain the site-specific Certificates of Design Suitability of DNV or GL for each Project, with wind turbine specification reports attached thereto.

(o)   Financial Statements.  Administrative Agent shall have received the most recent annual financial statements (audited for NEP, and, if available, audited for each Major Project Participant (other than those described in clauses (e), (g), (h), (i) and (j) of the definition thereof and GE SPV)) and most recent quarterly financial statements from NEP and each Major Project Participant (other than those described in clauses (e), (h), (i) and (j) of the definition thereof and GE SPV) (and in the case of the Noble Entities, on a consolidated basis and including pro forma financial statements, together with certificates from the appropriate Responsible Officer thereof, stating that no material adverse change in the consolidated assets, liabilities, operations or financial condition of the Noble Entities has occurred from those set forth in the most recent financial statements provided to the Administrative Agent hereunder); provided that (i) for any of the foregoing Major Project Participants which is a public company and is required or permitted to file reports under the Exchange Act, the availability of such report on Form 10Q or the availability on such Major Project Participant’s website shall satisfy the requirements herein; and (ii) for any Major Project Participant which is a public company and, pursuant to the provisions of applicable law, is only required to file semi-annual financial statements, only semi-annual financial statements shall be required.

(p)   Patriot Act Compliance.  Borrower shall have delivered to Administrative Agent all such documentation and information requested by Administrative Agent that are necessary (including the names and addresses of each Noble Entity and an ownership diagram of each Noble Entity that shows each level of ownership of each Noble Entity (along with the respective percentage ownership allocations for each such level) up to NEP) for Administrative Agent and the Lenders to identify each Noble Entity in accordance with the requirements of the Patriot Act (including the “know your customer” and similar regulations thereunder), including a Form W-9 for Borrower, Borrower’s local address (and mailing address, if different) and the title and citizenship of three Responsible Officers of each Noble Entity.

(q)   Reserved.

(r)    Base Case Project Projections.  Borrower shall have furnished Administrative Agent the Base Case Projections of operating expenses and cash flow for each Project in substantially the form of Exhibit H-3 and indicating on a consolidated basis Projected Debt Service Coverage Ratios (which assumes that the total amount of the Construction Loan Commitment and none of the Equity Bridge Loan Commitment will be converted into a Term Loan on the Term-Conversion Date), calculated as of each Repayment Date during the Term, of no less than (a) 1.45 to 1 under a P50 Production Level, and (b) 1.00 to 1 under a P99 Production Level.

(s)   Energy Delivery Plan.  Borrower shall have furnished Administrative Agent a plan for the sale and delivery to the market of the energy production of each Project, which plan shall be reasonably satisfactory to Administrative  Agent and the Independent Engineer.

(t)    Consents.  Borrower shall have delivered to Administrative Agent Consents listed on Exhibit F-2.

(u)   Environmental Consultant Certificate.  Delivery to Administrative Agent of a certificate, in substantially the form of Exhibit G-4, from each of Borrower’s Environmental Consultants, with the Environmental Reports of such Borrower’s Environmental Consultant attached thereto, in each case in form and substance reasonably satisfactory to Administrative Agent, such certificates to permit Administrative Agent and the Lenders to rely on such Environmental Reports.

(v)   No Change in Tax Laws.  No change shall have occurred, since the date upon which this Agreement was executed and delivered, in any law or regulation or interpretation thereof that would subject Administrative Agent or any Lender to any unreimbursed Taxes provided that such Taxes shall be deemed reimbursed if Borrower agrees in writing that it is required to indemnify Administrative Agent or such Lender for such Taxes (if any) pursuant to Section 2.7(d)(ii).

(w)  Absence of Litigation.  Except as set forth on Exhibit H-4, no action, suit, proceeding or investigation shall have been instituted or to Borrower’s Knowledge, threatened, nor shall any order, judgment or decree have been issued or to Borrower’s Knowledge, proposed to be issued by any Governmental Authority that, solely as a result of the acquisition, leasing, development, construction, testing, operation, maintenance, repair, ownership and use of any Project, the sale of electricity therefrom or the entering into of any Operative Document or any transaction contemplated hereby or thereby, could reasonably be expected to cause or deem (i) Administrative Agent or the Lenders or any “affiliate” (as that term is defined in PUHCA), of any of them to be subject to, or not exempted from, regulation under the FPA or PUHCA, or (ii) the rate for the sale of energy, capacity or ancillary services by any Project Company to be subject to regulation by the New York Public Service Commission.

(x)    Payment of Fees.  All amounts required to be paid to or deposited with Administrative Agent or any Lender, and all Taxes, fees and other costs (including closing costs and fees) payable in connection with the execution, delivery, recordation and filing of the documents and instruments required to be filed as a condition precedent pursuant to this Section 3.1, shall have been paid in full (or, with the consent of Administrative Agent, shall be paid concurrently with the occurrence of the Financial Closing Date), and Borrower shall have delivered to Administrative Agent a Financial Closing Date funds flow statement in form and substance satisfactory to Administrative Agent.

(y)   UCC Reports.  Administrative Agent shall have received UCC lien search reports of a recent date before the Financial Closing Date for each of the jurisdictions in which the UCC-1 financing statements, the fixture filings and the Mortgages are intended to be filed in respect of the Collateral, showing that upon due filing or recordation (assuming such filing or recordation occurred on the date of such respective reports), the security interests created under such Collateral Documents will have the ranking purported to be created in such Collateral Documents (subject to Permitted Liens).

(z)    Project Budgets.  Borrower shall have furnished to Administrative Agent budgets each dated June 2, 2007 (“Project Budgets”) for all anticipated costs to be incurred in connection with the construction and start-up of each Project, including in such budget all construction and non-construction costs and Estimated Interconnection Costs, and including all interest, taxes and other carrying costs, and such other information as Administrative Agent may reasonably require, together with a balanced statement of uses and anticipated sources of funds necessary to complete each Project, broken down as to separate construction phases and components, which Project Budgets shall be reasonably satisfactory to Administrative Agent.

(aa) Project Schedules.  Borrower shall have furnished Administrative Agent a detailed and good faith estimate for the project schedule of each Project dated May 20, 2007 for Project (Clinton) and Project (Ellenburg) and May 28, 2007 for Project (Bliss) (“Project Schedules”) indicating that each Project will commence operations and produce electrical energy for commercial sale in accordance with Prudent Utility Practices and applicable laws by no later than a date that is not later than sixty (60) days prior to the Construction Loan Maturity Date, which Project Schedules shall be reasonably satisfactory to Administrative Agent in consultation with the Independent Engineer.

(bb) Surveys.  Administrative Agent shall have received ALTA/ACSM surveys of the Sites other than the Border Parcels (the “Surveys”) in form and substance reasonably satisfactory to the Administrative Agent and Title Insurer and certified to Administrative Agent and the Title Insurer by a licensed surveyor, together with a plot plan showing the proposed location of wind turbines, interconnection easements, substations and other Improvements to be constructed on the Sites.

(cc) Title Insurance.  Borrower shall have delivered to Administrative Agent paid title insurance policies in ALTA 10-17-92 form (with New York endorsements) or such other form which is reasonably acceptable to Administrative Agent for each Project from the Title Insurer  (i) insuring the Mortgage to be a valid first priority Lien (subject to Permitted Liens) on the applicable Project Company’s interest in all real property in which such Project Company has a fee, leasehold or easement interest; (ii) providing full coverage against mechanics’ and materialmen’s liens; and (iii) with a commitment from the Title Insurer to issue future endorsements with respect to each Borrowing to continue to insure the first-position priority of the applicable Mortgage as to mechanics’ and materialmen’s liens, together with such endorsements or other affirmative coverage as are reasonably required by Administrative Agent, including, without limitation, contiguity, “same as” survey and tie-in endorsements (such policies and endorsements being hereinafter referred to as the “Title Policies”).  The Title Policies shall insure that the applicable Project Company has marketable title to, or interest in (including fee, leasehold and/or easement interest therein), the applicable Site, free and clear of liens, encumbrances or other exceptions to title except those exceptions acceptable to Administrative Agent (together, the “Permitted Encumbrances”) and Permitted Liens.  The Title Policies shall collectively be in the amount of FIVE HUNDRED THIRTY MILLION DOLLARS ($530,000,000).

(dd) Title.  Each Project Company shall have acquired good, marketable and indefeasible title to, or interest in, its respective Project and in and to all related property and assets to the extent necessary to construct, operate and maintain the Project on terms and conditions reasonably satisfactory to Administrative Agent, and Borrower shall have provided Administrative Agent with such documents or other evidence thereof as Administrative Agent shall reasonably request.

(ee) Establishment of Accounts.  The Accounts required to have been established under Article 2 and Section 5.3(a) of the Depositary Agreement shall have been established.

(ff)   Representations and Warranties.  Each representation and warranty of each Noble Entity under the Project Documents and each Equity Support Member under the Operative Documents to which it is a party shall be true and correct in all material respects as of the Financial Closing Date (or if such representation and warranty relates solely as of an earlier date, as of such earlier date).

(gg) Building Loan Agreements and Lien Law Affidavits.  Borrower and each Project Company shall have delivered to Administrative Agent a Building Loan Agreement and a Lien Law Affidavit in substantially the form of Exhibit D-7 attached hereto.

(hh) Regulatory Status.  Each Project Company shall have filed a self-certification notice of its status as an EWG, pursuant to 18 C.F.R.§ 366.7(a), which accurately provides all information required thereby, and the self-certification is valid and effective (the “EWG Determinations”), and Borrower shall have delivered to Administrative Agent such EWG Determinations covering each Project.  Each Project Company shall have obtained and Borrower shall have delivered to Administrative Agent final and non-appealable orders from FERC (i) approving each such Project Company’s application to sell energy, capacity and ancillary services at market-based rates; (ii) accepting each such Project Company’s market-based rate tariff for filing and finding that each such Project Company is authorized under the FPA to sell electricity pursuant to the rates, terms and conditions set forth in such Project Company’s market-based rate tariff; and (iii) granting each such Project Company all waivers of regulations and blanket authorizations customarily granted by FERC to an entity that sells wholesale power and ancillary services at market-based rates, including blanket FERC approval for the issuance of securities and assumption of liabilities under Section 204 of the FPA (and the notice period established by FERC with respect to such Section 204 approvals shall have expired with no parties filing motions to protest such blanket approval) (the “FERC Orders”).

(ii)   Equity Contribution.  (i) A portion of the Sponsor Equity Amount shall have been deposited into the Construction Account and Construction Working Capital Accounts in accordance with Section 5.1 and (ii) the remaining portion of the Sponsor Equity Amount shall have been previously expended on Project Costs as approved by Administrative Agent.

(jj)   System Upgrade Facility Deposit.  An amount equal to $1,617,817 shall have been deposited into the Construction Account and segregated for purposes of funding the escrow account pursuant to the Escrow Agreement (as defined in the EPC Contract (SUF)).

3.2         Conditions Precedent to Each Borrowing.  The obligation of the Lenders to effect or permit any Borrowing is subject to the prior satisfaction of each of the following conditions (unless waived in writing by Administrative Agent with the consent of the Majority Lenders):

(a)   Notice of Borrowing.  Borrower shall have delivered a Notice of Borrowing to Administrative Agent in accordance with the procedures specified in Section 2.1(a)(ii) and 2.1(b)(ii), as applicable.

(b)   Certificate of Borrower.  Administrative Agent shall have received a certificate from Borrower, substantially in the form attached hereto as Exhibit G-1, dated the date such Borrowing is proposed to be made, certifying to the matters set forth in Section 3.4.

(c)   Drawdown Certificates.  (i) not less than four (4) Banking Days prior to the proposed Borrowing Date, Borrower shall provide Administrative Agent with a certificate, dated the date such Borrowing is to be made and signed by Borrower, substantially in the form of Exhibit D-4 and (ii) not less than four (4) Banking Days prior to the proposed Borrowing Date the Independent Engineer shall have received all necessary information from Borrower and the EPC Contractors and shall have provided Administrative Agent with a certificate of the Independent Engineer, in substantially the form of Exhibit D-6.

(d)   Amount.  Such Borrowings shall be in such amounts as shall ensure that uncommitted funds remaining in the Construction Account shall be disbursed to the greatest extent practicable, given the requirements of Section 2.1.

(e)   Available Construction Funds.  After taking into consideration the Borrowing being requested, Available Construction Funds shall not be less than the aggregate unpaid amount of Project Costs estimated by the Independent Engineer as necessary to cause Completion with respect to all of the Projects and Final Completion with respect to all of the Projects in all material respects in accordance with all Legal Requirements and the Construction Contracts on or prior to a date not later than sixty (60) days prior to the Construction Loan Maturity Date and the Final Completion Date, respectively, with respect to each Project set forth in such Project’s Project Schedule and to pay or provide for all anticipated non-construction Project Costs as to each Project.

(f)    Title Policy Endorsement.  Borrower shall provide a “date down” endorsement to the Title Policies, which endorsement shall increase the coverage of the Title Insurance Policies by the amount of such Borrowing, amend the effective date of the Title Insurance Policies to the date of such Borrowing and continue to insure the first priority lien of the Mortgages subject to no Liens or encumbrances, other than Permitted Liens.

(g)   Lien Waivers.  Borrower shall have delivered to Administrative Agent duly executed acknowledgments of payments and lien waivers in the form attached hereto as Exhibit D-8 (or in such other form reasonably satisfactory to Administrative Agent), from each applicable Contractor (and all other contractors that are Affiliates of EPC Contractor), their respective subcontractors and materialmen, for all work, services and materials, including equipment and fixtures of all kinds, done, previously performed or furnished which have been invoiced for the construction of each Project, except for such work, services and materials to be paid for with the proceeds of the requested Borrowing; provided, that with respect to any Borrowing, lien waivers shall not be required from (i) other than as a condition to the Final Drawing, the Turbine Supplier (except that Borrower shall only have to have used commercially reasonable efforts to obtain lien waivers from the Turbine Supplier (and delivered same to Administrative Agent) to the extent such lien waivers are required to be delivered by the Turbine Supplier under the Turbine Supply Agreement) and (ii) such subcontractors and materialmen that are not Affiliates of the EPC Contractor with respect to a subcontract with a value of less than $500,000 or an individual invoice for payment under a subcontract of amounts less than $100,000; provided, however, that,

Borrower shall have delivered to Administrative Agent final lien waivers from each subcontractor upon the final payment under any such subcontract.

(h)   Applicable Permits.  Prior to the initial funding date, each Project Company shall have duly obtained or been assigned the Permits set forth on Part I of Exhibit H-2 for its respective Project each of which shall be in full force and effect in such Project Company’s name and, except as set forth on Exhibit H-2, not subject to (i) any material unsatisfied condition or (ii) any pending appeals, future rights of appeal or any pending or threatened proceeding that could reasonably be expected to result in a material adverse modification or revocation.  With respect to each subsequent Borrowing for such Project, all Applicable Permits required for the construction and operation of such Project to have been obtained by the date of such Borrowing from any Governmental Authority shall have been issued and shall be in full force and effect and reasonably satisfactory in form and substance to Administrative Agent and, except as set forth on Exhibit H-2, not subject to (x) any material unsatisfied conditions or (y) any pending or threatened appeal or proceedings that could reasonably be expected to result in material adverse modification or revocation.  With respect to any Permits that will become Applicable Permits but have not yet been obtained, Administrative Agent shall have reasonably concluded that there is no reason to believe that any such Permits will not be obtained by the time required.

(i)    Additional Documentation.  Upon the reasonable request of Administrative Agent, with respect to any Financing Document, Additional Project Document or Applicable Permit entered into or obtained, transferred or required (whether because of the status of the construction or operation of any Project or otherwise) since the date of the most recent Borrowing, all items required pursuant to Section 3.1(t) and opinions of counsel, in each case shall be delivered to the extent not previously delivered, in form and substance reasonably acceptable to Administrative Agent.

(j)    Acceptable Work.  All Work (as defined in the EPC Contracts) has been performed in all material respects in accordance with Prudent Wind Industry

Practices (as defined in the EPC Contracts).  All Work (as defined in the Turbine Supply Agreement) required to be performed on or prior to the Credit Event has been performed in all material respects in accordance the Turbine Supply Agreement.

(k)   Completion and Final Completion.  (i) There is no good faith reason to believe that Completion with respect to all of the Projects shall not occur on or prior to a date that is not later than sixty (60) days prior to the Construction Loan Maturity Date and (ii) there is no good faith reason to believe that Final Completion with respect to all of the Projects shall not occur on or before the Final Completion Date.

(l)    [Intentionally Omitted].

(m)  Legal Opinions.  Borrower shall deliver opinions of counsel for the Noble Entities with respect to such Project’s Permits not previously covered under the opinions of counsel provided pursuant to Section 3.1(i)(viii), such opinions to be in form and substance, and by such counsel, as Administrative Agent shall reasonably approve.

(n)   FERC Orders.  The FERC Orders are in full force and effect, except as could not reasonably be expected to have a Material Adverse Effect.

(o)   Notice to Proceed.  Notices to proceed shall have been delivered by or on behalf of the applicable Project Company to the EPC Contractor under the applicable EPC Contract and the Administrative Agent shall have received copies of such notices to proceed.

3.3         Conditions Precedent to Term-Conversion.  No Construction Loans or Equity Bridge Loans shall Term-Convert unless the following conditions shall have been satisfied or waived in writing by Administrative Agent with the consent of the Majority Lenders:

(a)   Final Drawing.  Borrower shall have effected a Borrowing of Construction Loans in the amount of the then-remaining Available Construction Loan Commitment which shall have been disbursed (i) for purposes of funding the

Completion Reserve Borrowing as required by Section 3.3(i), (ii) as provided in Section 5.1(a)(vii) of the Depositary Agreement and (iii) for any remaining amount after the disbursements in clauses (i) and (ii), to the Operating Account (collectively, the “Final Drawing”).

(b)   Acceptable Work.  Administrative Agent shall have received evidence reasonably satisfactory to Administrative Agent that all work in connection with the Projects (other than work in connection with WTGs in an aggregate amount for all of the Projects not to exceed nineteen (19)) requiring inspection on or prior to the Term-Conversion Date by any Governmental Authorities having jurisdiction has been duly inspected and approved (if necessary) by such authorities.

(c)   EPC Contractors’ Certificate.  Administrative Agent shall have received a certificate from the EPC Contractor, substantially in the form attached to the EPC Contract to which such EPC Contractor is a party as Exhibit IV, confirming that (i) Substantial Completion (as defined in the EPC Contract to which such EPC Contractor is a party) with respect to all WTGs comprising each Project (other than WTGs in an aggregate amount for all Projects not to exceed nineteen (19)) has occurred; (ii) there is no reason to believe that Final Acceptance (as such term is defined in the EPC Contract to which such EPC Contractor is a party) shall not occur on or before the Final Completion Date; (iii) all warranties under each EPC Contract are in effect on and after the date of Substantial Completion (as defined in the EPC Contract to which such EPC Contractor is a party); and (iv) there exist no material defaults or disputes under each EPC Contract.

(d)   Turbine Supplier Certificates.  Administrative Agent shall have received Mechanical Completion Certificates and Commercial Operation Certificates (each such certificate as defined in the Turbine Supply Agreement) with respect to all Units (as defined in the Turbine Supply Agreement) comprising the Projects (other than Units in an aggregate amount for all Projects not to exceed nineteen (19)).

(e)   Borrower’s Certificate.  Administrative Agent shall have received a certification by Borrower, the form of which is attached hereto as Exhibit G-5, that

Completion with respect to each Project has been achieved.  Borrower shall have filed a notice of completion of the Improvements necessary to establish commencement of the shortest statutory period for the filing of mechanics’ and materialmen’s liens, if any.

(f)    Independent Engineer’s Certificate.  Administrative Agent shall have received a certificate of the Independent Engineer in substantially the form of Exhibit G-3(b) that Completion with respect to each Project has been achieved.

(g)   Repayment of Loans.  Borrower shall have paid to Administrative Agent the principal amount of Construction Loans and Equity Bridge Loans outstanding which are not to be Term-Converted plus all accrued and unpaid interest on the Construction Loans and Equity Bridge Loans, plus all other Obligations of Borrower due and payable to the Lenders hereunder or under the other Financing Documents.

(h)   PTCs.  Borrower shall be entitled to claim tax credits available under the PTCs from all WTGs comprising the Projects (other than WTGs in an aggregate amount for all of the Projects not to exceed nineteen (19) and unless a Total Term Loan Commitment Resizing that takes into account the inability to realize PTCs with respect to certain WTGs has occurred).

(i)    Completion Reserve Borrowing.  Borrower shall have made a Completion Reserve Borrowing and deposited the proceeds thereof into the Completion Reserve Account.

(j)    Certificates of Design Suitability.  Delivery to Administrative Agent of Site-specific Certificates of Design Suitability of DNV or GL, with wind turbine specification reports attached thereto, for each Project, each in form and substance reasonably satisfactory to Administrative Agent and the Independent Engineer.

(k)   FERC Orders.  The FERC Orders are in full force and effect, except as could not reasonably be expected to have a Material Adverse Effect.

(l)    Interconnection Agreements.  Delivery to Administrative Agent and Independent Engineer of fully executed Interconnection Agreements and Consents with respect thereto and the EPC Contract (Mohawk), including any supplements or amendments thereto.  With respect to any Interconnection Agreement required to be filed with FERC, each such Interconnection Agreement shall have been filed and accepted for filing without condition by the FERC, except as could not reasonably be expected to have a Material Adverse Effect.

(m)  Equity Support Documents.  Delivery to Administrative Agent of a fully executed LLC Agreement, Side Letter LLC Agreement and Equity Support Member Pledge Agreement.

(n)   Equity Support Contributions.  Each Equity Support Member shall have contributed the Borrower Equity.

(o)   Required Documentation.  Delivery to Administrative Agent on the date of Term-Conversion, in form and substance reasonably satisfactory to Administrative Agent, of such date-down opinions, resolutions, certificates and other evidence as Administrative Agent may reasonably request to ensure Administrative Agent’s satisfaction on the date of Term-Conversion with the matters covered in Sections 3.1(l), (w), and (y).

(p)   Applicable Permits.  Borrower or a Project Company shall have obtained and delivered to Administrative Agent copies of all Applicable Permits, in form and substance reasonably satisfactory to Administrative Agent, required for the applicable Project Company to operate its Project (other than in connection with WTGs in an aggregate amount for all of the Projects not to exceed nineteen (19)), together with a certificate of a Responsible Officer of Borrower, substantially in the form of Exhibit G-5 hereto, certifying that all such Applicable Permits have been obtained.  All such Applicable Permits for each Project shall be in full force and effect, not subject to any pending or threatened appeal or proceeding or unsatisfied condition that could reasonably be expected to have a Material Adverse Effect.

(q)   As-Built Surveys.  Administrative Agent shall have received a composite, as-built ALTA survey (or, in Administrative Agent’s reasonable discretion, an aerial survey) of the Sites (but excluding the Border Parcels if an ALTA survey is delivered) and showing the Projects as completed, except for WTGs in an aggregate amount for all of the Projects not to exceed nineteen (19) WTGs, in form and substance reasonably satisfactory to Administrative Agent and the Title Insurer, prepared not more than sixty (60) days prior to Term-Conversion and certified to Administrative Agent by a licensed surveyor reasonably satisfactory to Administrative Agent, showing (i) as to the Sites, the exact location and dimensions thereof, including the location of all means of access thereto and all easements relating thereto and showing the perimeter within which all improvements are located and all encroachments thereon; (ii) the location and dimensions of all transmission lines, WTGs (other than WTGs in an aggregate amount for all of the Projects not to exceed nineteen (19)), Improvements, fences or encroachments located in or on the Sites; (iii) that the location of each Project and the location of WTGs (other than WTGs in an aggregate amount for all of the Projects not to exceed nineteen (19)) and other Improvements are in compliance with all applicable setback laws and do not encroach on or interfere with adjacent property or existing easements or other rights (except to the extent any encroachments are insured over by the Title Policies); (iv) that the Real Property for each Site is contiguous and the transmission lines are contiguous without break, gap or interruption; (v) whether the Sites or any portion thereof are located in a special earthquake or flood hazard zone; and (vii) that there are no other visible encroachments or easements other than Permitted Liens; provided, however, that if the as built survey is an aerial survey, it may not satisfy the standards for accuracy of an ALTA survey with respect to precision of measurement.

(r)    Title Insurance.  The Title Insurer shall have issued to Administrative Agent a continuation to the Title Insurance Policy showing the continuing first priority Lien of each Mortgage (subject only to Permitted Liens) and otherwise in form and substance reasonably satisfactory to Administrative Agent.

(s)   Operative Documents.  All Operative Documents (other than the Additional Project Documents and, only if no Operations Working Capital Account has been established, the Control Agreement (Operations)), shall be in form and substance reasonably satisfactory to Administrative Agent (to the extent not previously approved or accepted by Administrative Agent) and in full force and effect.

(t)    Notice of Term-Conversion.  Borrower shall have requested the Term-Conversion pursuant to a Notice of Term-Conversion delivered to Administrative Agent in accordance with Section 2.2(a)(ii).

(u)   Account Deposits.  Each deposit required by Article 5 of the Depositary Agreement to be made to any Account on or prior to the Term-Conversion Date shall have been made or shall be made simultaneously with Term-Conversion.

(v)   Additional Documentation.  With respect to each Operative Document entered into since the date hereof, Borrower shall have delivered a certificate certifying that all conditions precedent to the commencement of performance of each Noble Entity and its Affiliates under such Operative Document and, to Borrower’s Knowledge, all conditions precedent to the commencement of performance by each counterparty of the applicable Noble Entity or its Affiliate under such Operative Document, have been performed, have occurred, or have been satisfied or waived (substantially in the same form as the related certification contained in Exhibit G-5 hereto) and, if requested by Administrative Agent, there shall be redelivery with respect to such Operative Document of such matters as are described in Section 3.1(a), in each case to the extent not previously provided to Administrative Agent; provided that if any party to such Operative Document is a Major Project Participant and has not previously delivered such items with respect to such Operative Document, Borrower shall cause such Major Project Participant to deliver to Administrative Agent all items required pursuant to Sections 3.1(c), (d), (i), (g)(iv) and (o) (unless such Major Project Participant shall have been excepted from such delivery pursuant thereto).

(w)  Total Term Loan Commitment Resizing.  The Total Term Loan Commitment Resizing, if required, shall have occurred in accordance with Section 2.5(b).  The resulting amortization schedule shall replace the Amortization Schedule provided on the Financial Closing Date and shall thereafter be deemed the “Amortization Schedule.”  Such Amortization Schedule shall be further replaced, if applicable, on the date of any advancement of a Term Loan pursuant to Section 2.12(b) and shall thereafter be deemed the “Amortization Schedule.”

(x)    Payment of Fees.  All amounts due and payable to Administrative Agent or any Lender, and all Taxes, fees and other costs due and payable in connection with the execution, delivery, recordation and filing (or payable immediately after such execution, delivery, recordation and filing) of the documents and instruments required to be filed as a condition precedent to this Section 3.3 shall have been paid in full.

(y)   Final Energy Production Analysis.  Administrative Agent shall have received a final energy production analysis (the “Final Energy Production Analysis”) related to each Project prepared by the Independent Engineer which contains updated wind data and is satisfactory to Administrative Agent and consistent with the energy production and availability assumptions in the Base Case Projections and which includes a final review by the Independent Engineer of (A) a wind assessment study including meteorological tower data with respect to each Site projecting then gross and net production forecasts of the Projects, on an individual Project and an aggregate portfolio basis, including the standard deviation for the 1-year and 10-year productions and including probabilities of energy exceedance of 50%, 75%, 90%, 95% and 99% and (B) the adequacy of the WTG’s availability assumptions in the Base Case Projections and availability mitigation during the Ramp-up Period.

(z)    Effective Date.  The “Effective Date” under the Energy Hedge Agreement shall have occurred, the “Termination Date” under the Energy Hedge Agreement shall be the same date as the Term Loan Maturity Date and the scheduled expiry of the Energy Hedge LC shall be no later than thirty five (35) days after the Term Loan Maturity Date.

(aa)   Debt to Equity.  After giving effect to the Term-Conversion or any advancement of a Term Loan pursuant to Section 2.12(b), the ratio of (x) the sum of (i) the Total LC Commitment, (ii) the Extended Term Loan Commitment, (iii) the Term Loans, (iv) the Stated Amount of any issued Letters of Credit and (v) any DSRA LC Loan to (y) the Borrower Equity, shall not exceed eighty five percent (85%) to fifteen percent (15%).

(bb)  Insurance.  Insurance complying with Section 5.18 shall be in full force and effect with respect to each Project and Administrative Agent shall have received (i) a certificate from a Responsible Officer of Borrower, dated as of the Term-Conversion Date and identifying underwriters, type of insurance, insurance limits and policy terms, listing the special provisions required as set forth in Exhibit K, describing the insurance obtained and stating that such insurance is in full force and effect and that all premiums then due thereon have been paid and that, in the opinion of such Person, such insurance complies with Exhibit K (such certification to be substantially in the form of the related certification in Exhibit G-5 hereto), and (ii) certified copies of all policies evidencing such insurance (or a binder, commitment or certificates signed by the insurer or a broker authorized to bind the insurer).

(cc)   Establishment of Accounts.  The Accounts required under Articles 2 and 5 of the Depositary Agreement shall have been established.

(dd)  Legal Opinions.  Prior to Term-Conversion with respect to each project, Borrower shall have delivered opinions from Read & Laniado, LLP, Latham & Watkins LLP or such other counsel reasonably acceptable to Administrative Agent (such consent not to be unreasonably withheld or delayed), as special counsel to the Borrower with respect to such Projects’ Permits covered under Sections 3.1(f) and 3.1(i)(viii).

(ee)   Environmental Consultant Certificate.  Delivery to Administrative Agent of updated Environmental Reports addressed to the Administrative Agent finalizing or completing any incomplete provisions therein and confirming that there have been no material changes in the conclusions set forth therein  since the date of such Environmental Reports, except if any adverse impact from such material change is removed after giving effect to the Total Term Loan Commitment Resizing.

3.4           Conditions Precedent to Each Credit Event.  The obligation of the Lenders to effect or permit each Credit Event is subject to the further conditions that, on the date such Credit Event is to occur, the following shall be true and correct (unless waived in writing by Administrative Agent and the Lenders):

(a)   Representations and Warranties.  Each representation and warranty set forth in Article 4 is true and correct in all material respects (except if such representation and warranty is already qualified by materiality in which case such representation and warranty shall be true in all respects as written) as if made on the date of such Credit Event (or if such representation and warranty relates solely to an earlier date, as of such earlier date); provided, that with respect to the first Borrowing, the representations and warranties set forth in Article 4 shall be true in all respects.

(b)   Event of Default.  No Event of Default or Default has occurred and is continuing or could reasonably be expected to result from such Credit Event.

(c)   Material Adverse Effect.  As of the date of such Credit Event, in the reasonable judgment of Administrative Agent acting in good faith, no Material Adverse Effect has occurred and is continuing or could reasonably be expected to result from such Credit Event.

3.5         No Approval of Work.  The making of any Borrowing hereunder shall not be deemed an approval or acceptance by Administrative Agent or the Lenders of any work, labor, supplies, materials or equipment furnished or supplied with respect to any Project.

ARTICLE 4

REPRESENTATIONS AND WARRANTIES

Borrower makes the following representations and warranties to and in favor of Administrative Agent and the Lenders as of the Financial Closing Date (except that any representation or warranty in this Article 4 which relates expressly to another date, by direct reference or by reference to a document dated a certain date, shall be deemed made only as of such date).  All of the following representations and warranties shall survive the Financial Closing Date and the making of the Borrowings until all applicable statutes of limitation (including any extensions thereof) have expired:

4.1         Organization.

(a)   Borrower (i) is a limited liability company duly constituted, validly existing and in good standing under the laws of the State of Delaware and (ii) is duly qualified, authorized to do business and in good standing in each other jurisdiction where the character of its properties or the nature of its activities makes such qualification necessary.  Borrower has all requisite power and authority to own or hold under lease and operate the property it purports to own or hold under lease and to carry on its business as now being conducted and as proposed to be conducted under the Operative Documents, and has the requisite power and authority to execute, deliver and perform each Operative Document to which it is a party.  On the Financial Closing Date, the sole member of Borrower is Noble Environmental.  After the Financial Closing Date any Member of Borrower (if not Noble Environmental) is a Member who obtained such interest in a Permitted Transfer and otherwise in accordance with this Agreement.

(b)   Each Noble Entity (other than Borrower) (i) is duly organized and validly existing and in good standing under the laws of the State of its formation with all requisite organizational or other power and authority under the laws of such State to enter into the Operative Documents to which it is a party and to perform its obligations thereunder and to consummate the transactions contemplated thereby; (ii) is duly qualified, authorized to do business and in good standing in each other jurisdiction where the character of its properties or the nature of its activities makes such qualification necessary (including the State where the Projects are located); and (iii) has the power (A) to carry on its business as now being conducted and as proposed to be conducted by it hereunder, (B) to execute, deliver and perform its obligations under each Operative Document to which it is a party, (C) to take all action as may be necessary to consummate the transactions contemplated thereunder, (D) to provide guaranties and grant the Liens and security interest provided for in the Financing Documents to which it is a party, and (E) has the authority to execute, deliver and perform its obligations under each Operative Document to which it is a party.  The sole member of each Project Company is Borrower.

4.2         Authorization; No Conflict.  Each Noble Entity has duly authorized, executed and delivered each Operative Document to which such Noble Entity is a party (or such Operative Document has been duly and validly assigned to such Noble Entity and such Noble Entity has duly and validly assumed the obligations thereunder), and neither such Noble Entity’s execution and delivery thereof nor its consummation of the transactions contemplated thereby nor its compliance with the terms thereof (a) conflicts with or constitutes a default under or results in the violation of (i) any Legal Requirement applicable to or binding on such Noble Entity or any of its properties or on the Projects, except any of the foregoing that could not reasonably be expected to result in a Material Adverse Effect or (ii) the provisions of the Organizational Documents of such Noble Entity; (b) constitutes a default under or results in the violation of the provisions of any Project Document or any indenture, mortgage, deed of trust, or agreement or other instrument to which such Noble Entity is a party or by which it or any of its properties or assets is bound or affected except such default or violation which could not reasonably be expected to result in a Material Adverse Effect; or (c) results in or requires the creation or imposition of (or the obligation to create or impose) any Lien (other than Permitted Liens) upon any of its property or assets or results in the acceleration of, any obligation, except when such obligation could not reasonably be expected to result in a Material Adverse Effect.  The execution, delivery and performance by each Noble Entity of each Operative Document to which it is a party does not require the approval or consent of any holder or trustee of any Debt or other obligations of such Noble Entity which has not been obtained.

4.3         Enforceability.  Each Operative Document required to be in place as of the relevant Credit Event to which each Noble Entity is a party is a legal, valid and binding obligation of such Noble Entity under the laws of the State governing each such

Operative Document, enforceable against such Noble Entity in accordance with its terms, except as may be limited by applicable bankruptcy, insolvency, moratorium, reorganization or other similar laws affecting the enforcement of creditors’ rights and subject to general equitable principles.  None of the Operative Documents to which a Noble Entity is a party has been amended or modified since the Financial Closing Date except in accordance with this Agreement.

4.4         Compliance with Law.  (a) Each Noble Entity is in compliance with and not in default under such Noble Entity’s Organizational Documents; and (b) each Noble Entity is in material compliance with all Legal Requirements applicable to such Noble Entity, its Projects and its Sites.  Except as otherwise have been delivered to Administrative Agent, no notices of violation of any material Legal Requirement relating to any Project or any Site have been issued or received by any Noble Entity, or, to Borrower’s Knowledge, any Member.

4.5         Existing Defaults; Breaches of Representations and Warranties.  Neither any Noble Entity, Noble Environmental nor NEP is in default or in breach of any representation or warranty made by it under any Operative Document or, with respect to any Noble Entity, any agreement relating to any obligations of such Noble Entity for or with respect to borrowed money and to Borrower’s Knowledge, no other party to any Project Document is in default thereunder, in each case that could reasonably be expected to have a Material Adverse Effect.

4.6         Taxes.

(a)   Each Noble Entity has filed, or has caused to be filed, all federal, state and local tax returns that it is required to file, has paid or has caused to be paid all Taxes it is required to pay to the extent due (other than those Taxes that it is contesting in good faith and by appropriate proceedings, with adequate, segregated cash reserves established for such Taxes and, to the extent such Taxes are not due, has established or has caused to be established reserves that are required by GAAP and other than de minimis Taxes that the Borrower has no Knowledge of and which it shall pay promptly upon its Knowledge of non-payment).

(b)   No Noble Entity is a party to any tax sharing agreement with any Person (including with any Affiliate of the Borrower, other than in connection with the Equity Support Documents).

4.7         Permits.

(a)   As of the Financial Closing Date, there are no material Permits under existing law as any Project is currently designed that are or will become Applicable Permits other than the Permits described in Exhibit H-2.

(b)   As of and after the first funding date, each Applicable Permit either (i) in the case of those Permits listed in Part I of Exhibit H-2 (in each case other than as set forth on Part I of Exhibit H-2), is in full force and effect and is not subject to (x) any material unsatisfied condition or (y) any pending appeals or future rights of appeal or pending or threatened proceedings that could reasonably be expected to result in a material adverse modification or revocation; or (ii) in the case of those Permits listed in Part II of Exhibit H-2, is of a type that would not normally be obtained before the commencement of construction, reconstruction, operation or maintenance as contemplated by the Operative Documents.  Borrower has no reason to believe that any Permit not yet obtained will not be obtained before it becomes an Applicable Permit.  Borrower has notified Administrative Agent of each material Permit not listed on Exhibit H-2 that has, since the Financial Closing Date, due to a change in applicable law or otherwise, has or will become an Applicable Permit.  No Noble Entity is in material violation of any Applicable Permit.

(c)   To Borrower’s Knowledge, (i) each of the other Major Project Participants possesses all material Permits necessary to perform its duties under the Operative Documents to which it is a party, and (ii) such party is not in material violation of any valid rights of others with respect to the foregoing Permits (except, with respect to the Major Project Participants described in clauses (e), (h), (i) and (j) of the definition thereof, if the failure to so possess, or such violation, could not reasonably be expected to result in a Material Adverse Effect).

(d)   No material adverse modification or amendment of any of the terms of any material Applicable Permit has been made.

4.8         Litigation.  Other than as set forth on Exhibit H-4, there are no pending or, to Borrower’s Knowledge, threatened actions or proceedings of any kind, including actions or proceedings of or before any Governmental Authority, to which any Noble Entity, any Project, or, to the Borrower’s Knowledge, any of the Major Project Participants is a party or is subject, or by which any of them or any of their properties or any Project are bound that relate to any Financing Document which, if adversely determined could reasonably be expected to have a Material Adverse Effect.

4.9         Intellectual Property.  Each Noble Entity owns or has the right to use all material patents, trademarks, service marks, trade names, copyrights, licenses, franchises and other rights and know-how, which are necessary for the operation of its business.  None of the Noble Entities has received written notice that (a) any material product, process, method, substance, part or other material presently contemplated to be sold by or employed by any Noble Entity in connection with its business, including without limitation any CMS, will infringe any patent, trademark, service mark, trade name, copyright, license or other right or know-how owned by any other Person in a manner or to an extent that could reasonably be expected to have a Material Adverse Effect; (b) there is pending or threatened any claim or litigation against or affecting any Noble Entity contesting its right to sell or use any such product, process, method, substance, part or other material which if adversely determined could reasonably be expected to have a Material Adverse Effect; or (c) there is, or there is pending or proposed, any patent, invention, device, statute or law, that could reasonably be expected to have a Material Adverse Effect.

4.10       Insurance.  Insurance complying with Section 5.18 hereof is in full force and effect and all premiums then due thereon have been paid in full.

4.11       Project Documents.

(a)   (x) The Real Property and the Real Property Documents and, (y) other than those that can be reasonably expected to be commercially available when and as required, the services to be performed, the materials to be supplied and the other rights granted pursuant to the Project Documents:

(i)        are sufficient to enable the Projects to be located, constructed, operated and maintained on the Sites in material compliance with the Legal Requirements and the Project Schedules; and

(ii)       provide adequate ingress and egress for any reasonable purpose in connection with the construction, operation and maintenance of the Projects under the Project Documents.

(b)   There are no material contracts, services, materials or rights required for the construction, operation or maintenance of the Projects in material compliance with the Construction Contracts, the Interconnection Agreements, the O&M Agreements, the Plans and Specifications and the Base Case Projections other than those available under the Project Documents or that could reasonably be expected to be commercially available as and when necessary for such construction, operation or maintenance at the Sites on commercially reasonable terms.

(c)   As of Financial Closing Date, the Operative Documents and the other documents listed on Exhibit H-6(b) are the only contracts and agreements to which any Noble Entity or Noble Environmental is a party, other than those contracts and agreements that, if entered into after the Financial Closing Date, would not meet the definition for Additional Project Documents.  True, correct and complete copies of all Project Documents to which any Noble Entity or any of their Affiliates is a party as currently in effect have been delivered to Administrative Agent by or on behalf of Borrower.

(d)   The site plans for each Site prepared by DMJM Harris dated May 30, 2007 depict the WTGs, collection lines, roadways and substations Borrower intends to develop or cause to be developed on the Site and the relationship between and among the proposed location of the WTGs and (i) the boundaries of the parcels on which the WTGs are to be located and (ii) the location of houses on the Sites and on land adjacent to the Premises, subject to inaccuracy (A) inherent in the use of the aerial photography from which the site plans were created, and (B) resulting from the fact that connection lines have been drawn on the site plans in locations necessary to distinguish them from one another and from other features on the site plans.  The site plans shall not be amended in any material respect without Administrative Agent’s prior written consent, which consent shall not be unreasonably withheld or delayed.

(e)   All consents required under the Real Property Documents with respect to the location of WTGs, collection lines, roadways, substations and other Improvements on the Sites have been obtained from the Landowners counterparty to such Real Property Documents (if required by the terms of such Real Property Document).

4.12       ERISA.  No Noble Entity nor any member of the Controlled Group sponsors, maintains, participates in or has or has had any liability in respect of any liability to the PBGC or an ERISA Plan under ERISA.  To Borrower’s Knowledge, neither the execution nor the delivery of this Agreement nor the consummation of the transactions contemplated hereby will involve a “prohibited transaction” within the meaning of Section 406 of ERISA or Section 4975 of the Code which is not exempt under Section 408 of ERISA or under Section 4975(d) of the Code.

4.13       Business, Debt, Contracts, Etc.  (a) Neither Borrower nor any Project Company has conducted any business other than the business contemplated by the Operative Documents, has outstanding Debt or other material liabilities other than pursuant to or allowed by the Operative Documents and (b) neither Borrower nor any Project Company has any subsidiaries (other than, in the case of Borrower, the Project Companies).

4.14       NYSEG Crossings.  NYSEG’s field engineers have approved the Projects’ plans to cross, traverse, and/or relocate existing transmission line easements in favor of NYSEG which encumber the Projects, as evidenced by the plans initialed by representatives of NYSEG and signed by representatives of Borrower on May 15, 2007.  No Noble Entity has Knowledge of any facts or circumstances which could reasonably be expected to lead NYSEG to withhold the consent to be delivered pursuant to Section 5.17 hereof.

4.15       Investment Company.  None of the Noble Entities or any Member nor any Subsidiary of any of them is an investment company or a company controlled by an investment company, within the meaning of the Investment Company Act of 1940, as amended.

4.16       Governmental Regulation.  Other than as set forth in Sections 3.1(f),3.2(h), 4.7, 4.26, and 5.11, each Noble Entity has obtained all Applicable Permits required under any Governmental Rule pertaining to the issuance of securities and assumption of liabilities, rates or financial or organizational matters that are required for the incurrence or repayment of the principal of and interest on any Loans, or the incurrence by any Noble Entity of any of the Obligations or the execution, delivery and performance by any Noble Entity of the Operative Documents to which it is a party.  There is no complaint or administrative proceeding pending under or in connection with the aforementioned Applicable Permits, and no Noble Entity has Knowledge of any facts or circumstances which could reasonably be expected to give rise to such a complaint or administrative proceeding in the future.  No approval, other than those (i) set forth in Sections 3.1(hh), 4.7, 4.26 and 5.11, or (ii) already obtained, is required from any state or federal Governmental Authority with jurisdiction over the energy sales or the Financing Documents of any Noble Entity, in connection with any of the transactions contemplated hereby or by any other Operative Document.

4.17       Regulation U, Etc.  No Noble Entity is engaged principally, or as one of its principal activities, in the business of extending credit for the purpose of purchasing or carrying margin stock (as defined or used in Regulations T, U or X of the Federal Reserve Board), and no part of the proceeds of the Borrowings or the Project Revenues will be used by any Noble Entity to purchase or carry any such margin stock or to extend credit to others for the purpose of purchasing or carrying any such margin stock or otherwise in violation of Regulations T, U or X of the Federal Reserve Board.

4.18       Financial Statements.  The financial statements in respect of each Noble Entity, NEP and each other Affiliate of Borrower delivered pursuant to Sections 3.1(o) and 5.4 are true and correct and fairly present in all material respects the financial condition of the Person to whom they relate as of the date thereof.  Such financial statements have been prepared in accordance with GAAP as properly applied, subject to normal year-end adjustments and lack of footnotes.  There are no material liabilities, direct or contingent, of any Noble Entity, NEP, or any other Affiliate of Borrower whose financial statements have been delivered pursuant to Sections 3.1(o) or 5.4, except as has been disclosed in such financial statements or pursuant to the Financing Documents or otherwise disclosed in writing to Administrative Agent prior to the date hereof or the date of such delivery, if later.

4.19       Partnerships and Joint Ventures.  No Project Company is a general partner or a limited partner in any general or limited partnership or a joint venturer in any joint venture or a member in any limited liability company, except as contemplated by the Common Facilities.

4.20       No Default.  No Event of Default or Default has occurred and is continuing.

4.21       Offices, Location of Collateral.

(a)   As of the date hereof, the chief executive office or chief place of business (as such term is used in Article 9 of the Uniform Commercial Code as in effect in the State of Delaware from time to time) of each Noble Entity and each Noble Entity’s organizational identification number are as set forth on Exhibit H-8.

(b)   All of the tangible Collateral and the Mortgaged Property is, or when installed pursuant to the Project Documents will be, located at or on the Sites or at the address set forth in Exhibit H-8, provided that certain equipment may be temporarily removed from any Site from time to time in the ordinary course of business.

4.22       RESERVED

4.23       Hazardous Substances.

(a)   Except as set forth in Exhibit H-5, (i) none of the Noble Entities is or has in the past been in violation of (or received any notice that it is in violation of) any Hazardous Substances Law, which violation could reasonably be expected to result in a Material Adverse Effect; (ii) none of the Noble Entities nor, any third party, has used, Released, generated, manufactured, produced or stored in, on, under, or about any Site, any Improvements or other Mortgaged Property, or transported thereto or therefrom, any Hazardous Substances that could reasonably be expected to (A) subject Administrative Agent or the Lenders to liability under any Hazardous Substances Law or (B) subject the Noble Entities to any material liability under any Hazardous Substances Law; (iii) to the Knowledge of Borrower, there are no underground tanks, whether operative or temporarily or permanently closed, located on any Site, any Improvement or other Mortgaged Property; (iv) there are no Hazardous Substances used, stored or present at, on or, to the Knowledge of Borrower, near any Site, any Improvement or other Mortgaged Property except as used or stored in material compliance with Hazardous Substances Law; and (v) there is or has been no condition, circumstance, action, activity or event that could reasonably be expected to form the basis of any material violation by the Noble Entities of, or material liability to the Noble Entities under, any Hazardous Substances Law, or that could reasonably be expected to form the basis of liability to Administrative Agent or the Lenders under any Hazardous Substance Law.

(b)   Except as set forth on Exhibit H-4 or Exhibit H-5, there is no proceeding, investigation or inquiry by any Governmental Authority (including the U.S. Environmental Protection Agency) or any non-governmental third party with respect to the presence or Release of Hazardous Substances in, on, from or to any Site, any Improvement or other Mortgaged Property.

(c)   Except as set forth in the reports of Borrower’s Environmental Consultants delivered pursuant to Section 3.1(u) of this Agreement, Borrower has no Knowledge of any past or existing violations of any Hazardous Substances Laws by any Person relating in any way to any Site, any Improvement or other Mortgaged Property.

(d)   Except as set forth on Exhibit H-4 or Exhibit H-5, there are no Hazardous Substances Laws that could reasonably be expected to have a Material Adverse Effect on the development or operation of any Project.

(e)   Except as set forth on Exhibit H-4 or Exhibit H-5 there are no land use restrictions, institutional controls, engineering controls or other restrictions on any Project imposed pursuant to any Hazardous Substances Laws, including any wind energy facility siting law, that could reasonably be expected to have a Material Adverse Effect.

4.24       Title and Liens.  As of the Financial Closing Date, each Project Company has good and, with respect to real property, marketable, insurable (at regular rates) and indefeasible title to the interests in the assets then owned by such Project Company that comprise its respective Project as of such date, and all of the Collateral then existing relating to such Project, in each case free and clear of all Liens, encumbrances or other exceptions to title other than Permitted Liens.  On the Term-Conversion Date, each Project Company has good and, with respect to real property, marketable, indefeasible and insurable (at regular rates) title to the interests in the assets that comprise its respective Project, and all of the Collateral relating to such Project, in each case free and clear of all Liens, encumbrances or other exceptions to title other than Permitted Liens.  No Project Company owns assets or Collateral relating to any Project other than its respective Project and portion of the Common Facilities and Borrower owns no assets other than the equity interests in each of the Project Companies and, subject to the terms hereof, the rights in the Accounts and the amounts deposited therein.  Upon proper recordation of the Mortgages and applicable UCC financing statements listed on Exhibit E-11 hereof, the Liens of the Mortgages constitute valid and subsisting first priority Liens of record on all the Mortgaged Property described in the Mortgages and a first priority perfected security interest in all the personal property described in the Collateral Documents that may be perfected by filing, subject to no Liens except Permitted Liens.

4.25       Roads; Collection System.

(a)   All roads necessary for the construction, operation and maintenance of the Projects under and pursuant to the Project Documents have either been completed or the necessary rights of way therefor have been acquired.

(b)   All necessary easements, rights of way, agreements and other rights for the construction and utilization of the Interconnection Lines have been acquired (other than easements and rights of way which the Noble Entities shall acquire in connection with the Interconnection Agreements) and are not subject to interference, relocation or removal by any agreement, easement, covenant or restriction (including, without limitation, Permitted Liens).

4.26       PUHCA and FPA Regulation.

(a)   EWG.  Each Project Company is an EWG.

(b)   FERC Regulation.  As of the date of the first Borrowing, the FERC Orders are in full force and effect, except as could not reasonably be expected to have a Material Adverse Effect.  The waiting period relating to blanket approval to allow each Project Company to issue securities and assume liabilities under Section 204 of the FPA has passed without any interventions or protests filed by any party.  Each Project Company is in compliance with all applicable requirements under the FPA and the FERC’s regulations thereunder, except as could not reasonably be expected to have a Material Adverse Effect.

(c)   Lenders Not Subject to Regulation.  None of Administrative Agent, LC Fronting Bank, the Securities Intermediary, the Lenders, nor any “affiliate” (as that term is defined in PUHCA) of any of them will, solely as a result of Borrower’s or any Project Company’s construction, ownership, leasing or operating of the Projects, the sale or transmission of electricity therefrom or the entering into any Operative Document or any transaction contemplated hereby or thereby, be subject to, or not exempt from, regulation under the FPA or PUHCA, except that the exercise by Administrative Agent or the Lenders of certain remedies allowed under the Financing

Documents may subject Administrative Agent, the Lenders and their affiliates (as that term is defined in PUHCA) to regulation under the FPA or PUHCA.

4.27       Disclosure.  No written statement or information contained in any document, certificate or written statement furnished to the Administrative Agent or the Lenders by or, to the Knowledge of Borrower, on behalf of, any Noble Entity, taken as a whole, for use in connection with the transactions contemplated by this Agreement or the other Operative Documents, contained as of the date such statement, information, document or certificate was so furnished any untrue statement of a material fact.  The projections and pro forma financial information contained in the materials referenced above are based upon good faith estimates and assumptions believed by management of the Noble Entities to be reasonable at the time made, it being recognized by the Lenders that such projections and information as they relate to future events are not to be viewed as fact and that actual results during the period or periods covered by such projections and information may differ from the projected results set forth therein by a material amount.  As of the date hereof, to Borrower’s Knowledge, there is no fact that could reasonably be expected to have a Material Adverse Effect that has not been disclosed to Administrative Agent, Independent Consultants or the Lenders, in this Agreement or the other Operative Documents, in the Confidential Offering Memorandum or in any other documents, certificates and written statements furnished to the Administrative Agent, Independent Consultants or the Lenders for use in connection with the transactions contemplated hereby and by the other Operative Documents.

4.28       Project Budgets; Project Schedules; Projections.  Borrower has prepared, or caused to be prepared, the Project Budgets and the Project Schedules and is responsible for developing the assumptions on which the Project Budgets and the Project Schedules are based.  The Project Budgets, the Project Schedules and the resulting Base Case Projections are, to the Borrower’s Knowledge as of the Financial Closing Date, (a) based on reasonable assumptions as to all legal and factual matters material to the estimates set forth therein, and set forth a good faith estimate, believed by management of the Noble Entities to be reasonable at the time made, of the expected financial performance of the Projects over the Term; (b) are consistent with the provisions of the Operative Documents; and (c) provide a good faith estimate that the estimated Project Costs will not exceed funds available to pay Project Costs.

4.29       Collateral.  The security interests in the Collateral granted to Administrative Agent pursuant to the Collateral Documents (a) constitute as to personal property included in the Collateral the first priority security interest (subject to Permitted Liens) purported to be created under such Collateral Document, and (b) are, as to Collateral which can be perfected by the proper filing of a UCC financing statement, superior and prior to the rights of all third Persons now existing or hereafter arising whether by way of mortgage, lien, security interests, encumbrance, assignment or otherwise, except for Permitted Liens.  All such action as is necessary in accordance with the Collateral Documents has been taken to establish and perfect Administrative Agent’s or the Depositary’s rights in and to, and first priority Lien on, subject to Permitted Liens, the Collateral, including any recording, filing, registration, giving of notice, granting of control or other similar action.  The Collateral Documents relating to the Collateral and the financing statements relating thereto have been or contemporaneously with the execution hereof will be duly filed or recorded in each office and in each jurisdiction where required in order to create, perfect and maintain perfected the first Lien (subject to Permitted Liens) and security interest described above.  The Administrative Agent has been properly provided control of the Collateral as required by or contemplated under the Collateral Documents.

ARTICLE 5
AFFIRMATIVE COVENANTS OF BORROWER

Borrower covenants and agrees that so long as this Agreement is in effect, it will, and will cause each Project Company to, unless Administrative Agent at the direction of the Majority Lenders waive compliance in writing:

5.1         Use of Proceeds and Project Revenues.

(a)   Proceeds.  (i) Unless otherwise applied pursuant to this Agreement or Article 5 of the Depositary Agreement, deposit the proceeds of (aa) a portion of the Sponsor Equity Amount in an amount equal to $18,083,170.81, Construction Loans and the Equity Bridge Loans into the Construction Account and (bb) a portion of the Sponsor Equity Amount in an amount equal to $6,000,000 into the Construction Working Capital Accounts such that, as of the Financial Closing Date, an amount equal to $2,000,000 is on deposit in each Construction Working Capital Account, and, in each case, hold all such proceeds for the payment of Project Costs, and use them solely to pay Project Costs and (ii) utilize the proceeds of the Borrower Equity for the repayment of (x) first, the outstanding Equity Bridge Loans and Construction Loans that will not be Term-Converted on the Term-Conversion Date and (y) second, for disbursement to Noble Environmental or its Affiliates.

(b)   Revenues.  Unless otherwise applied pursuant to Article 5 of the Depositary Agreement or Article 8 of this Financing Agreement, deposit all Project Revenues in the Operating Account for application solely for the purposes and in the order and manner provided in Article 5 of the Depositary Agreement.

5.2         Payment.  Pay all sums due under this Agreement and the other Financing Documents to which a Noble Entity is a party according to the terms hereof and thereof (other than the LLC Agreement, Operating Agreement and Project Company LLC Agreements).

5.3         Notices.  Promptly, upon obtaining Knowledge of any of the occurrences or matters described below, or the giving of notice with respect thereto, as the case may be, give written notice to Administrative Agent of such occurrences or matters (it being understood that delivery of such notice shall not be deemed to result in a waiver of any Default or Event of Default arising from any of the occurrences or matters notified):

(a)          Any litigation, claim, suit, proceeding, or arbitration pending or, to the Knowledge of Borrower, threatened against any Noble Entity involving any (i) injunctive, declaratory or other equitable relief or (ii) claims against any Noble

Entity or any Project in excess of $500,000 in the aggregate; in the case of clause (i) and for claims in excess of $1,000,000 contemplated by clause (ii), such notice to include copies of all documentation initially filed or served in connection with such litigation and, at the Administrative Agent’s request (which request shall not be made more than once per month) any additional documentation that has been filed or served in connection therewith since the last notice given;

(b)   Any dispute or disputes which may exist between any Noble Entity and any Governmental Authority and which involve (i) claims against any Noble Entity which individually exceed $300,000 or in the aggregate in any fiscal year of such Noble Entity exceed $600,000; (ii)  revocation, material adverse modification or suspension of any Applicable Permit or imposition of additional material adverse conditions with respect thereto; or (iii) any Liens for Taxes due but not paid;

(c)   Any Event of Default or Default;

(d)   (i) any casualty, damage or loss, through fire, theft, other hazard or casualty, whether or not insured, if such casualty, damage or loss is suffered by any Noble Entity, Noble Environmental, any Project or, prior to Term-Conversion, NEP, and is in excess of (x) $300,000 for such Noble Entity or Project, $500,000 for Noble Environmental and $2,000,000 for NEP, for any one casualty or loss, or (y) an aggregate of $600,000 for such Noble Entity or Project and $2,000,000 for Noble Environmental and (ii) the initiation of any insurance claim proceedings with respect to any such casualty, damage or loss described in clause (i), above;

(e)   Any cancellation or material change in the terms, coverages or amounts of any insurance described in Section 5.18;

(f)    Any matter which has or could reasonably be expected to have a Material Adverse Effect;

(g)   Initiation of any condemnation proceedings involving any Project or any material portion thereof;

(h)   With respect to any Project, any contractual obligations incurred by the applicable Noble Entity exceeding $250,000 in any fiscal year of such Noble Entity in the aggregate, not including any obligations incurred pursuant to the Operative Documents or any obligation contemplated in the relevant Annual Operating Budget;

(i)    Any act or agreement exceeding $250,000 by any Noble Entity to become a surety, guarantor, endorser or accommodation endorser for a third party other than endorsement of negotiable instruments for collection purposes and other than Permitted Debt;

(j)    Any intentional withholding of compensation beyond the date due in excess of $100,000 to any Contractor under the Construction Contracts, or Operator under the O&M Agreements, other than retention provided by the express terms of the Construction Contracts or O&M Agreements, as applicable;

(k)   Any written notice of termination, event of default or other material adverse notice given or received under any Project Document;

(l)    Any Acceptance Tests which are to be performed under the Construction Contracts;

(m)  Any event of force majeure asserted in writing under any Project Document to which any Noble Entity is a party which could reasonably be expected to cause a material delay in the Project Schedules, material increase in the Project Costs, or material impairment in the operation of any of the Projects and, to the extent reasonably requested by Administrative Agent and reasonably available to Borrower, copies of related invoices, statements, supporting documentation, schedules, data or affidavits with regard to such force majeure delivered under the relevant Project Document;

(n)   Any event of default, foreclosure or other proceeding under a fee Mortgage in favor of a Landowner Mortgagee for which a Non-Disturbance Agreement has not been delivered to Administrative Agent;

(o)   Any (i) fact, circumstance, condition or occurrence at, on, or arising from, any Site, any Improvement, or other Mortgaged Property that results in material noncompliance with any Hazardous Substances Law or any Release of Hazardous Substances on or from any Site, any Improvement or other Mortgaged Property that has resulted or could reasonably be expected to result in material personal injury or material property damage or have a Material Adverse Effect, and (ii) pending or, to Borrower’s Knowledge, threatened, Environmental Claim against any Noble Entity or to Borrower’s Knowledge any of its Affiliates, contractors, lessors, grantors (under easements) or any other Persons, arising in connection with their occupying or conducting operations on or at any Project, any Site, any Improvement or other Mortgaged Property which could reasonably be expected to have a Material Adverse Effect;

(p)   Promptly, but in no event later than five (5) Banking Days after any Person becomes a Member of Borrower or the occurrence of any other change in or transfer of ownership interests in Borrower, which notice shall identify such member and such member’s interest in Borrower or shall describe, in reasonable detail, such other change or transfer;

(q)   Promptly, but in no event later than thirty (30) days after Borrower has Knowledge of any event that could reasonably be expected to cause, with respect to any Project (i) O&M Costs to exceed fifteen percent (15%) or more with respect to any line item, or ten percent (10%) or more in the aggregate, of the then-applicable Annual Operating Budget or (ii) Project Revenues to decline by fifteen percent (15%) or more per annum, by reference to the Annual Operating Budget;

(r)    In the event any WTG could reasonably be expected not to commence operations and production of electrical energy for commercial sale in accordance with Prudent Utility Practices and applicable laws on or prior to a date that is sixty (60) days prior to the Construction Loan Maturity Date;

(s)   The commencement of the erection of any Upwind Turbine; and

(t)    Promptly, but in no event later than ten (10) days after Borrower obtains Knowledge that an ERISA Event occurs or is reasonably likely to occur with respect to an ERISA Plan, written notice of such ERISA Event describing in reasonable detail the facts which constitute the ERISA Event.

5.4         Financial Statements.

(a)   Deliver to Administrative Agent (or cause to be delivered to Administrative Agent), in form and detail reasonably satisfactory to Administrative Agent:

(i)        As soon as available but no later than forty-five (45) days after the close of the first, second and third quarterly periods of its fiscal year, quarterly (and year-to-date) (consolidated, if applicable) financial statements of and prepared by each Noble Entity, NEP, Noble Environmental, Operator, the EPC Contractor (until the obligations under the applicable EPC Contract shall have been performed in full), the issuer or provider of any Acceptable Equity Support Security and each Equity Support Member (other than GE SPV) (for such issuer, provider or Equity Support Member, only until the obligations of the Equity Support Member under the respective Equity Support Documents to which it is a party shall have been paid and performed in full), including a balance sheet and statements of income and cash flows; and

(ii)       As soon as available but no later than one hundred twenty (120) days after the close of each applicable fiscal year, audited (consolidated, if applicable) financial statements of NEP, the issuer or provider of any Acceptable Equity Support Security, each Equity Support Member (other than GE SPV) (for such issuer, provider or Equity Support Member, only until the obligations of the Equity Support Member under the respective Equity Support Documents to which it is a party shall have been paid and performed in full) and, to the extent prepared, each Noble Entity, Noble Environmental, Operator, and the EPC Contractor (until the obligations under the applicable EPC Contract shall have been performed in full), including, in each case, statements of equity, balance sheets as of the close of such year, statements of income and cash flows and reconciliation of capital accounts, all prepared in accordance with GAAP and certified by an independent certified public accountant selected by the Person whose financial statements are being prepared and, with respect to NEP and each Noble Entity, Noble Environmental, Operator, and the EPC Contractor (to the extent audited financial statements are prepared), reasonably satisfactory to Administrative Agent; provided that (x) for any of the foregoing Major Project Participants or any issuer or provider of Acceptable Equity Support Security which is a public company and is required or permitted to file reports under the Exchange Act, the availability of such report on Form 10Q or the availability on such Major Project Participant’s or any issuer’s or provider’s of Acceptable Equity Support Security website shall satisfy the requirements of this Section 5.4; and (y) for any Major Project Participant or any issuer or provider of Acceptable Equity Support Security which is a public company and, pursuant to the provisions of applicable law, is only required to file semi-annual financial statements, only semi-annual financial statements shall be required under this Section 5.4.

(b)   Each time the financial statements of any Noble Entity, NEP, Noble Environmental, Operator, the EPC Contractor or Equity Support Member (other than GE SPV) are delivered under Section 5.4(a)(i) or (ii), a certificate signed by the natural person who is a financial officer, managing director, managing general partner or managing member of the applicable Person shall be delivered along with such financial statements, certifying that such financial officer, managing director, managing general partner or managing member has made or caused to be made a review of the transactions and financial condition specified in such financial statements of the applicable Person during the relevant fiscal period and that such review has not, to the knowledge of such financial officer, managing director, managing general partner or managing member, disclosed the existence of any event or condition which constitutes an Event of Default or Default hereunder or under any Financing Document applicable to such Person, or if any such event or condition exists, the nature thereof and the corrective actions that such Person has taken or proposes to take with respect thereto.

5.5         Reports.

(a)   Reserved.

(b)   Until Final Completion with respect to all of the Projects, deliver to Administrative Agent monthly, and at such other times as Administrative Agent may reasonably request, a report describing in reasonable detail the progress of the construction of each Project since the last prior report hereunder, including any monthly progress reports received from the Turbine Supplier under the Turbine Supply Agreement.

(c)   Deliver to Administrative Agent monthly during the Ramp-Up Period, and thereafter quarterly, a summary operating report for each Project, which shall include (i) a one-month, year-to-date and twelve consecutive month numerical and narrative assessment of (A) such Project’s compliance with each material category in the Annual Operating Budgets, (B) electrical production and delivery, (C) Windfarm Availability, including available hours for each WTG, wind speed and directional data, and scheduled and unscheduled maintenance of each WTG, (D) during the Ramp-Up period only, a comparison for each Project of actual production compared to its achievable production based on actual measured wind speed at each WTG of such Project (adjusted for scheduled and unscheduled maintenance), (E) cash receipts, including payments made under the REC Contracts, PAYG Agreement and proceeds of merchant energy sales, and disbursements and cash balances, including distributions to any Member, debt service payments and balances in the Accounts, (F) changes in staffing of the personnel identified on Exhibit H-9, (G) casualty losses of value in excess of $300,000 individually or $600,000 in the aggregate for such Project, (H) replacement of equipment not contemplated by the then current applicable Annual Operating Budget of value in excess of $200,000, (I)  disputes with contractors, materialmen, suppliers or others and any related claims against Borrower or the relevant Project Company in excess of $200,000, (J) PTCs earned by each Equity Support Member with respect to such Project, and (K) performance guarantee and/or warranty claims, as applicable, made by or against any Noble Entity in excess of $150,000; and (ii) a comparison of year-to-date figures for such Project to corresponding figures provided in the prior year.

(d)   Provide (i) to Administrative Agent upon Administrative Agent’s reasonable request (upon consultation, as appropriate in light of their role in each Project, with the Independent Consultants) such existing reports, statements, lists of property, accounts, budgets, forecasts and other similar information concerning each Project to the extent reasonably available and (ii) after the occurrence and during the continuation of an Event of Default, computerized access to each Project’s Supervisory Control and Data Acquisition (SCADA) system as are reasonably required by the Independent Consultants.

(e)   Deliver to Administrative Agent promptly after receipt thereof each Annual Operating Plan under the O&M Agreements.

(f)    Deliver to Administrative Agent all such information described in Section 3.1(p) or otherwise requested by Administrative Agent (including the names and addresses of each Noble Entity) that is necessary for Administrative Agent or the Lenders to identify each Noble Entity in accordance with the requirements of the Patriot Act (including the “know your customer” and similar regulations thereunder), including a Form W-9 for each Noble Entity, each Noble Entity’s local address (and mailing address, if different) and the title and citizenship of three Responsible Officers of each Noble Entity.

(g)   Deliver to Administrative Agent, monthly, a report summarizing the Net Settlement Amount paid under the Energy Hedge Agreement and any positive or negative adjustments made to the Tracking Account, in each case during the month immediately preceding the delivery of such report.

5.6         Additional Permits and Project Documents; Additional Consents.  Deliver to Administrative Agent promptly, but in no event later than twenty (20) days after the receipt thereof by Borrower or any Project Company, copies of (a) all Applicable Permits or Project Documents obtained or entered into by any Noble Entity after the Financial Closing Date; (b) any amendment, supplement or other modification to any Applicable Permit received by any Noble Entity after the Financial Closing Date; and (c) all material notices relating to any Project received by any Noble Entity from any Governmental Authority.  With respect to any Project Document entered into by any Noble Entity after the Financial Closing Date or any other Additional Project Document deemed by Administrative Agent (after consultation with the Independent Engineer) material to a Project, the relevant Noble Entity shall use commercially reasonable efforts to cause its counterparty thereto to execute and deliver to Administrative Agent a consent to collateral assignment in substantially the form of Exhibit F-1 or otherwise in form and substance reasonably satisfactory to Administrative Agent.

5.7         Existence, Conduct of Business, Properties, Etc.  Except as otherwise expressly permitted under this Agreement, (a) maintain and preserve its existence as a Delaware limited liability company and all material rights, privileges and franchises necessary for the normal conduct of its business and (b) perform (to the extent not excused by force majeure events or the non-performance of the other party) all of its contractual obligations under the Operative Documents to which it is a party and all other agreements and contracts by which it is bound, except in clause (b) to the extent failure to so perform could not reasonably be expected to result in a Material Adverse Effect.

5.8         Obligations.  Pay, discharge or otherwise satisfy at or before maturity or before they become delinquent, as the case may be, all material obligations, except (a) such as may be contested in good faith, provided that (i) Administrative Agent is satisfied in its reasonable discretion that non-payment of such obligation pending the resolution of such contest or dispute could not reasonably be expected to have a Material Adverse Effect and/or (ii) provision is made to the reasonable satisfaction of Administrative Agent for the posting of security (other than the Collateral), or for the bonding of such obligations or the prompt payment thereof in the event that such obligation is payable, and (b) any Noble Entity’s trade payables which shall be paid in the ordinary course of business.

5.9         Upwind Array Event.

(a)           In the event there occurs an Upwind Array Event, then, within fifteen (15) Banking Days of such event (an “Adjustment Date”), Borrower shall calculate once (subject to any corrections, changes or adjustments made pursuant to this Section 5.9) and deliver to Administrative Agent Projected Debt Service Coverage Ratios (calculated under a P50 Production Level and a P99 Production Level) calculated as of each Repayment Date during the remaining Term, using availability forecasts which have been updated or amended solely to take into account such Upwind Array Event but otherwise using the assumptions and data used in the Base Case Projections.  Administrative Agent (in consultation with the Independent Engineer) shall notify Borrower in writing of any corrections, changes or adjustments relating solely to the Upwind Array Event to be made to such Projected Debt Service Coverage Ratios.  Borrower shall incorporate all such reasonable corrections, changes or adjustments into such Projected Debt Service Coverage Ratios.

(b)           In the event that there occurs an Upwind Array Event and the Projected Debt Service Coverage Ratios calculated in accordance with clause (a) above fail to equal or exceed for each remaining twelve-month period through the Term Loan Maturity Date (i) 1.45 to 1 under a P50 Production Level and (ii) 1.00 to 1 under a P99 Production Level, then Borrower shall prepay the Loans pro rata across all maturities, to the Administrative Agent for the account of each Lender, from time to time, utilizing funds available pursuant to Sections 5.2(a)(xii), 5.3(e)(iii) and 5.3(f)(ii)(D) of the Depositary Agreement, in an amount necessary, as of the date the Projected Debt Service Coverage Ratios are calculated (or adjusted in accordance with the last sentence of clause (a) above) so as to achieve compliance with the ratios in (i) and (ii) above (the “Upwind Array Event Amount”); it being intended that Borrower shall remain obligated to pay the full Upwind Array Event Amount upon funds becoming available pursuant to Sections 5.2(a)(xii), 5.3(e)(iii) and 5.3(f)(ii)(D) of the Depositary Agreement.  Upon any full or partial payment of the Upwind Array Event Amount, the Amortization Schedule shall be amended and revised to take into account the amount of such prepayment.

5.10         Books, Records, Access.  Maintain adequate books, accounts and records with respect to each Noble Entity and each Project and prepare all financial statements required hereunder in accordance with GAAP and in compliance in all material respects with the regulations of any Governmental Authority having jurisdiction thereof, and permit employees or agents of Administrative Agent and the Lenders at any reasonable times and upon reasonable prior notice to inspect all of each Noble Entity’s properties, including the WTGs and the Sites or to examine or audit all of each Noble Entity’s books, accounts and records and make copies and memoranda thereof and, together with the Independent Engineer, to witness any Acceptance Tests under the Construction Contracts.

5.11         EWG; Regulatory Status.

(a)   Take or cause to be taken all necessary actions so that each Project Company will (i) be an EWG, and (ii) be in compliance with the requirements of PUHCA and FERC’s regulations thereunder, except as could not reasonably be expected to have a Material Adverse Effect.

(b)   At all times hereafter until all amounts due Administrative Agent and the Lenders under the Financing Documents have been paid in full, take or cause to be taken all necessary actions so that each Project Company (i) will be in compliance with the requirements of the FPA, including but not limited to Sections 204 and 205 of the FPA, such that each of the Project Companies is authorized to assume its liabilities and obligations under the Financing Documents to which it is a party such that the financing of such Project Company’s Project pursuant to the terms of the Financing Documents can occur without additional approval by FERC, and (ii) has made all necessary filings to remain in compliance with its FERC authorization to sell capacity, energy and ancillary services at market-based rates, except as could not reasonably be expected to have a Material Adverse Effect.

5.12         Operation of Project and Annual Operating Budget.

(a)   Operate and maintain the Projects, or cause the same to be operated and maintained, in good operating condition consistent with Prudent Utility Practices, and all applicable requirements of the Operative Documents.  Each Noble Entity shall from time to time consider the reasonable recommendations of the Independent Engineer in connection with the operation of the Projects.

(b)   Replace or consent to the replacement of the Operator, Asset Manager, or EPC Contractor, as applicable, if the Operator, Asset Manager or EPC Contractor, as applicable, is not operating the relevant Project in accordance with the provisions hereof or any O&M Agreement, Management Services Agreement or EPC Contract, respectively, and any such failure to operate results in the occurrence of an Event of Default hereunder.

(c)   Borrower shall, on or before sixty (60) days prior to Completion of each Project, adopt an Annual Operating Budget for such Project.  Not less than sixty (60) days in advance of the beginning of each fiscal year thereafter, Borrower shall similarly adopt a draft Annual Operating Budget for each Project for the ensuing fiscal year.  Copies of each draft Annual Operating Budget for each year of operation shall be promptly furnished to Administrative Agent for its review and approval, such approval not to be unreasonably withheld or delayed; provided, however, that if the Administrative Agent fails to approve such Annual Operating Budget or offer comments thereto within thirty (30) days after receipt thereof, such Annual Operating Budget shall be deemed approved by the Administrative Agent.  Borrower shall operate and maintain each Project, or cause each Project to be operated and maintained, within, subject to the following proviso, each applicable Annual Operating Budget as approved or deemed approved by Administrative Agent; provided, however, that Borrower shall not exceed any individual line item in any Annual Operating Budget by more than fifteen percent (15%) of the budgeted amount therefor and shall not exceed in the aggregate for all line items in any Annual Operating Budget by more than ten percent (10%) of the budgeted amount therefor.  Any Annual Operating Budget may be amended with Administrative Agent’s prior written consent (such consent not to be unreasonably withheld or delayed) and in such event Borrower shall operate and maintain the relevant Project, or cause the relevant Project to be operated and maintained, within, subject to the foregoing proviso, such Annual Operating Budget as so amended.  If Administrative Agent does not approve an Annual Operating Budget, Administrative Agent shall notify Borrower of the items which are disapproved and the reason for such disapproval, and until such Annual Operating Budget is so approved, the applicable Annual Operating Budget most recently in effect shall continue to apply, except that (i) any items of the then-proposed Annual Operating Budget that have been approved shall be given effect in substitution of the corresponding items in the applicable Annual Operating Budget most recently in effect and (ii) any items of the then-proposed Annual Operating Budget that have not been approved shall be increased by the lesser of (A) two percent (2%) plus the percentage increase of the (aa) Consumer Price Index for January 1 of the then applicable year over (bb) Consumer Price Index for January 1 of the immediately preceding year and (B) the amount disapproved by Administrative Agent.

5.13         Preservation of Rights; Further Assurances.

(a)   Preserve, protect and defend the rights of each Noble Entity under each and every Project Document, including, if appropriate, prosecution of suits to enforce any right of each Noble Entity thereunder and enforcement of any claims with respect thereto except, in each case, as could not reasonably be expected to have a Material Adverse Effect.

(b)   From time to time as reasonably requested by Administrative Agent, execute, acknowledge, record, register, deliver and/or file all notices, statements, instruments and other documents (including any memorandum of lease or other agreement, financing statement, continuation statement, fixture filing, certificate of title or estoppel certificate) relating to the Loans and other Obligations stating the interest and charges then due in accordance with the Collateral Documents, take such other steps as may be necessary to maintain the rights, Liens and priorities of Administrative Agent and the Lenders in accordance with the Collateral Documents with respect to the Collateral, and pay all reasonable fees and expenses (including attorneys’ fees) incident to compliance with this Section within 30 days after receipt of a reasonably detailed written invoice therefor.

(c)   If any Noble Entity shall at any time acquire any fee interest in real property or leasehold, easement or other interest in real property valued in excess of $35,000 or necessary for the proper operation, maintenance or construction of a Project which is not covered by any Mortgage, promptly upon such acquisition (or on the Financial Closing Date if such acquisition occurred prior thereto), execute, deliver and record a supplement to the relevant Mortgage in form and substance similar to the existing Mortgages, subjecting such fee interest in real property or leasehold, easement or other interests in real property to the Lien and security interest created by such Mortgage and cause the Title Insurer to endorse the Title Policy for such Project to include such additional real property interest, at Borrower’s expense.

(d)   If a Landowner Mortgagee commences a foreclosure or other proceeding relating to a fee mortgage on a Site for which a Non-Disturbance Agreement has not been delivered to Administrative Agent, Borrower agrees to cure all defaults of such Landowner under such mortgage, deliver a Non-Disturbance Agreement to Administrative Agent or cause such mortgage to be released or record with respect to such Site, within ten (10) days of Administrative Agent’s written request therefor (provided that this Section 5.13(d) shall not apply to the following parcels on which no WTGs or transmission lines will be constructed and which are not required for setback compliance:  Project (Bliss):  Bookmiller Parcel (185-2-11.1); Czwojdak Parcel (166-1-38.1); Frey and McMullen Parcel (177-1-12); Haettich Parcel (186-1-6.2); Larson Parcel (186-1-12.1); Lutz Parcel (186-1-25.121); Park Parcel (166-1-36.2); Robinson Parcel (166-1-37.1); Seitz Parcel (186-1-4.2) and White Parcel (186-1-16); Project (Clinton):  Ohlsen Parcel (67-1-13.3); and Project (Ellenburg):  Harrigan Bros. Parcel (111-1-2.1); Harrigan Bros. Parcel (111-1-2.2) and Scuderi Parcel (83-1-9.24).

5.14         Construction of Projects; Completion; Temporary Components.

(a)     Cause each Project to be constructed, expanded, improved, equipped and to achieve Completion with respect to all of the Projects by no later than a date that is not later than sixty (60) days prior to the Construction Loan Maturity Date and Final Completion with respect to all of the Projects on or prior to the Final Completion Date in each case substantially in accordance with the Plans and Specifications, the Real Property Documents, the Construction Contracts, the Interconnection Agreements, and the Project Budgets and utilizing the disbursements as contemplated thereby.

(b)     Neither Borrower nor any Project Company shall, to its Knowledge without the prior written consent of Administrative Agent, permit the installation of any Temporary Components or used parts in the construction of any Project.

5.15         Taxes, Other Government Charges and Utility Charges.  Pay, or cause to be paid, as and when due, all Taxes, assessments and governmental charges of any kind that may at any time be lawfully assessed or levied against or with respect to any Noble Entity or any Project, all utility and other charges incurred in the construction, operation, maintenance, use, occupancy and upkeep of any Project, and all assessments and charges lawfully made by any Governmental Authority for public improvements that may be secured by a Lien on the properties of any Noble Entity or any Project.  Any Noble Entity may contest in good faith any such Taxes, assessments and other charges and, in such event, may permit the Taxes, assessments or other charges so contested to remain unpaid during any period, including appeals, when such Noble Entity is in good faith contesting the same, so long as (a) cash reserves reasonably satisfactory to Administrative Agent have been established to pay any such Taxes, assessments or other charges, accrued interest thereon and potential penalties or other costs relating thereto, or other adequate provision for the payment thereof shall have been made; (b) enforcement of the contested tax, assessment or other charge is effectively stayed for the entire duration of such contest; and (c) any tax, assessment or other charge determined to be due, together with any interest or penalties thereon, is promptly paid when due after resolution of such contest, if required by such resolution.

5.16         Compliance With Laws, Instruments, Etc.  At its expense, (a) comply, or cause compliance, in all material respects, with all Legal Requirements and its Organizational Documents and (b) procure, maintain and comply in all material respects, or cause to be procured, maintained and complied with in all material respects, all Applicable Permits required at such time for the use of Projects or any part thereof.

5.17         NYSEG Consents.  Borrower shall cause each Project Company to enter into a NYSEG Consent for its Project on or prior to August 31, 2007.  The relocation of certain NYSEG facilities underground shall be completed by Borrower no later than August 31, 2007 and shall not cost the Project Companies more than $350,000 in the aggregate (in accordance with the Project Budgets).

5.18         Maintenance of Insurance.  Without cost to the Lenders, maintain or cause to be maintained on its behalf in effect the types of insurance required pursuant to the Insurance Requirements attached hereto as Exhibit K, in the amount and on the terms and conditions specified therein, with insurance companies rated “A” or better, with a minimum size rating of “VIII” by Best’s Insurance Guide and Key Ratings (or an equivalent rating by another nationally recognized insurance rating agency of similar standing if Best’s Insurance Guide and Key Ratings shall no longer be published), provided, however, that if insurance required pursuant to the Insurance Requirements is not available on commercially reasonable terms, Borrower shall obtain insurance on terms most similar to the Insurance Requirements that is available on commercially reasonable terms

5.19         Warranty of Title.  Subject only to Permitted Liens, maintain or cause to be maintained (a) good, marketable and indefeasible title to, or interest in, the fee, leasehold or easement estate (as the case may be) to the Sites pursuant to the Real Property Documents and (b) good, marketable and indefeasible title to, or interest in, all of its other respective material properties and assets.

5.20         Event of Eminent Domain.  If an Event of Eminent Domain shall occur with respect to any Collateral, (a) promptly upon discovery or receipt of notice of any such occurrence provide or cause to be provided written notice thereof to

Administrative Agent; (b) diligently pursue or cause to be pursued all its rights to compensation against the relevant Governmental Authority in respect of such Event of Eminent Domain; (c) not, without the written consent of Administrative Agent at the direction of the Majority Lenders, which consent shall not be unreasonably withheld or delayed, compromise or settle any claim resulting from such Event of Eminent Domain against such Governmental Authority; and (d) pay or apply all Eminent Domain Proceeds in accordance with Section 5.5 of the Depositary Agreement.  Each Noble Entity consents to the participation of Administrative Agent in any proceedings resulting from an Event of Eminent Domain, and each Noble Entity shall from time to time deliver to Administrative Agent all available documents and instruments reasonably requested by it in connection therewith; provided, that so long as no Event of Default has occurred and is continuing, Administrative Agent shall not settle any such proceeding without the consent of Borrower (such consent not to be unreasonably withheld or delayed).

5.21         Indemnification.

(a) Without duplication of Borrower’s obligations under Sections 2.7(d), 2.8(c) or 2.8(d) (and excluding any items or events specifically excluded from Borrower’s obligations thereunder), indemnify, defend and hold harmless Administrative Agent, LC Fronting Bank and each Lender and in their capacities as such, their respective officers, directors, shareholders, controlling persons, employees, and agents (collectively, the “Indemnitees”) from and against and reimburse the Indemnitees for:

(i)  any and all claims, obligations, liabilities, losses, damages, injuries (to person, property, or natural resources), penalties, actions, suits, judgments, costs and expenses (including reasonable attorney’s fees of a single counsel, plus a single local counsel if required, and additional counsel solely to the extent the Indemnitees have inconsistent or conflicting defenses or the circumstances giving rise to such indemnification would create an ethical conflict for such single counsel) of whatever kind or nature, whether or not well founded, meritorious or unmeritorious, demanded, asserted or claimed against any such Indemnitee (collectively, “Claims”)

in any way relating to, or arising out of or in connection with this Agreement, the other Operative Documents, or any Project; and

(ii) any and all Claims arising in connection with the Release or presence of any Hazardous Substances at, to, or from any Project, whether foreseeable or unforeseeable, including all costs of removal and disposal of such Hazardous Substances, all reasonable costs required by Governmental Authorities or under any Governmental Rule to be incurred in (x) determining whether such Project is in compliance and (y) causing such Project to be in compliance, with all applicable Legal Requirements, and all reasonable costs associated with claims for damages to persons or property, and reasonable costs and expenses (including reasonable attorney’s fees of a single counsel, plus a single local counsel if required, and additional counsel solely to the extent the Indemnitees have inconsistent or conflicting defenses or the circumstances giving rise to such indemnification would create an ethical conflict for such single counsel).

(b)           The foregoing indemnities shall not apply with respect to an Indemnitee, to the extent of a Claim arising solely as a result of the (i) gross negligence or willful misconduct of such Indemnitee (or such Indemnitee’s officers, directors, shareholders, controlling persons, employees and agents) as determined by a final non-appealable judgment of a court of competent jurisdiction, but shall continue to apply to all other Indemnitees or (ii) action or inaction (to the extent a duty to act existed on the part of such Indemnitee) of another Indemnitee.

(c)           The provisions of this Section 5.21 shall survive foreclosure under the Collateral Documents and satisfaction or discharge of the Obligations for Claims based upon facts or occurrences arising on or prior to the date of such satisfaction and discharge (notwithstanding that such Claim may not be asserted or known to an Indemnitee until a date subsequent to such satisfaction and discharge), and shall be in addition to any other rights and remedies of Administrative Agent and the Lenders.

(d)           Any amounts payable by Borrower pursuant to this Section 5.21 shall be paid within twenty (20) days after Borrower receives a reasonably detailed written invoice for such amounts from any applicable Indemnitee, and if not paid within such twenty (20) day period shall bear interest at the Default Rate.

(e)     No Indemnitee shall settle any Claim unless Borrower has consented to such settlement or has been given the opportunity to defend such Claim; provided, that an Indemnitee may settle any Claim if, in Administrative Agent’s sole determination, Borrower is not diligently defending such Claim and/or does not have Distributable Cash or equity commitments available to it to timely pay any adverse determination in respect of such Claim.

5.22         Average Annual Debt Service Coverage Ratios.  Not later than five (5) Banking Days after each Repayment Date (and if amounts are on deposit in the Distribution Reserve Account, on each Quarterly Retest Date), Borrower shall calculate and deliver to Administrative Agent the Average Annual Debt Service Coverage Ratio for the year ending on such Repayment Date.  Administrative Agent shall notify Borrower in writing of any reasonable corrections, changes or adjustments which should be made to such Average Annual Debt Service Coverage Ratio calculations, within ten (10) Banking Days of receipt.  Borrower shall incorporate all such reasonable corrections, changes or adjustments consistent with the terms of this Agreement.  The calculations of Average Annual Debt Service Coverage Ratios hereunder shall be used in determining deposits to or releases from the Distribution Reserve Account pursuant to Section 5.3(f) of the Depositary Agreement or payments in accordance with Section 5.2(a)(xv) of the Depositary Agreement.

5.23         Certification of Interests.  Deliver or cause to be delivered to Administrative Agent any and all certificates representing ownership interests in each Noble Entity within six (6) Banking Days after certification of such ownership interest.

5.24         Project Company Distributions.  Promptly upon receipt by the Project Companies, cause to be distributed all Project Revenues, Insurance Proceeds, Eminent Domain Proceeds or other payments or amounts to Borrower for deposit into the applicable Account as required by Article 5 of the Depositary Agreement.

5.25         Trust Fund Covenants.  Receive the advances of the building loans to be made hereunder and pursuant to the Building Loan Agreements and will hold the right to receive the same as a trust fund for the purpose of paying the “cost of the improvement” (as defined in Section 22 of the Lien Law) and it shall apply the same first to such payment before using any part thereof for any other purpose.

5.26         REC Price Adjustment.

(a)     In the event there occurs an adjustment to NYSERDA’s contractual payment obligations pursuant to Section 5.02 of any REC Contract (a “REC Price Adjustment”), then, within fifteen (15) Banking Days of such event (a “REC Adjustment Date”), Borrower shall calculate once (subject to any corrections, changes or adjustments made pursuant to this Section 5.26) and deliver to Administrative Agent Projected Debt Service Coverage Ratios (calculated under a P50 Production Level and a P99 Production Level) calculated as of each Repayment Date during the remaining Term, using availability forecasts which have been updated or amended solely to take into account such REC Price Adjustment but otherwise using the assumptions and data used in the Base Case Projections.  Administrative Agent shall notify Borrower in writing of any corrections, changes or adjustments relating solely to the REC Price Adjustment to be made to such Projected Debt Service Coverage Ratios.  Borrower shall incorporate all such reasonable corrections, changes or adjustments into such Projected Debt Service Coverage Ratios.

(b)     In the event that there occurs a REC Price Adjustment and the Projected Debt Service Coverage Ratios calculated in accordance with clause (a) above fail to equal or exceed for each remaining twelve-month period through the Term Loan Maturity Date (i) 1.45 to 1 under a P50 Production Level and (ii) 1.00 to 1 under a P99 Production Level, then Borrower shall prepay the Loans pro rata across all maturities, to the Administrative Agent for the account of each Lender, from time to time, utilizing funds available pursuant to Sections 5.2(a)(xii), 5.3(e)(iii) and 5.3(f)(ii)(D) of the Depositary Agreement, in an amount necessary, as of the date the Projected Debt Service Coverage Ratios are calculated (or adjusted in accordance with the last sentence of clause (a) above) so as to achieve compliance with the ratios in (i) and (ii) above (the

“REC Reduction Amount”); it being intended that Borrower shall remain obligated to pay the full REC Reduction Amount upon funds becoming available pursuant to Sections 5.2(a)(xii), 5.3(e)(iii) and 5.3(f)(ii)(D) of the Depositary Agreement.  Upon any full or partial payment of the REC Reduction Amount, the Amortization Schedule shall be amended and revised to take into account the amount of such prepayment.

5.27         Accounts.  Maintain or own only the Distributable Cash Account and the Accounts established in accordance with the Depositary Agreement and the other Financing Documents and cause each such Account to be an “account” maintained with a “bank” (within the meaning of Sections 4-104(a)(1) and 4-105(1) of the Uniform Commercial Code, respectively).

5.28         PAYG Agreement Invoices.  Deliver to the Administrative Agent copies of all “Contribution Invoices”, “Revised Invoices” and “Revised Contribution Invoices” (each as defined in the PAYG Agreement) concurrently with the delivery thereof to the Equity Support Members pursuant to Sections 3.02 and 3.03 of the PAYG Agreement.

5.29         Acceptance Certificates.  Deliver to Administrative Agent copies of all Acceptance Certificates (as defined in the Turbine Supply Agreement) within ninety (90) days after Final Completion.

5.30         Escrow Account Deposit.  Cause NEP to deposit into the escrow account pursuant to the Escrow Agreement (as defined in the EPC Contract (SUF)) any increases in the cost allocations of system upgrade facilities to NEW and/or NCW, pursuant to the Annual Transmission Reliability Assessment and Attachment S of the NYISO Open Access Transmission Tariff, resulting from the failure of Noble Altona Windpark, LLC, Marble River LLC (and its subsidiaries) or any other party to such documents to pay its/their allocated costs pursuant to the Annual Transmission Reliability Assessment and Attachment S of the NYISO Open Access Transmission Tariff, it being understood that in no event shall any of the Loans or Project Revenues be used for making such deposit.

ARTICLE 6
NEGATIVE COVENANTS OF BORROWER

Borrower covenants and agrees that so long as this Agreement is in effect, it will not, and will not allow any Project Company to, without the prior written consent of (i) the Administrative Agent acting at the direction of the Majority Lenders or, (ii) if so specified, (x) the Lenders, or (y) the Administrative Agent:

6.1           Contingent Liabilities.  Except as provided in this Agreement, become liable as a surety, guarantor, accommodation endorser or otherwise, for or upon the obligation of any other Person or otherwise create, incur, assume or suffer to exist any contingent obligation exceeding in the aggregate $300,000; provided, however, that this Section 6.1 shall not be deemed to prohibit (a) the lease or acquisition of goods, supplies or merchandise in the normal course of developing, constructing, maintaining and operating the Projects on normal trade credit; (b) the endorsement of negotiable instruments received in the normal course of developing, constructing, maintaining and operating the Projects; or (c) contingent liabilities required or contemplated under any Applicable Permit or Operative Documents (other than the LLC Agreement and Operating Agreement).

6.2           Limitations on Liens.  Create, assume or suffer to exist any Lien on any of the Collateral or any Project which secures a charge or obligation on any Project or on any of such Collateral, real or personal, whether now owned or hereafter acquired, except Permitted Liens.

6.3           Indebtedness.  Incur, create, assume or permit to exist any Debt except Permitted Debt.

6.4           Sale or Lease of Assets.  Sell, lease, assign, transfer or otherwise dispose of assets (other than amounts on deposit in the Distributable Cash Account) in excess of $500,000 in any fiscal year, whether now owned or hereafter acquired except (a) as contemplated by the Operative Documents (other than the LLC Agreement and Operating Agreement); (b) obsolete, worn out or replaced property not used or useful in the development, construction, operation or maintenance of any Project, transferred at fair market value; (c) dispositions from one Project Company to another Project Company; (d) subject to Section 5.20, transfers required by a Governmental Authority in connection with an Event of Eminent Domain; (e) dispositions in connection with alternative renewable energy credit arrangements, (f) granting leasehold interests in a Common Facility to the Clinton County IDA, Wyoming County IDA or one of the Project Companies as contemplated by the IDA Documents and (g) sell, lease, transfer, convey or otherwise dispose of the (i) NYPA Facilities to NYPA as contemplated by the Interconnection Agreement (Clinton) or the Interconnection Agreement (Ellenburg), as applicable or (ii) Village of Arcade Facilities to the Village of Arcade or Niagara Mohawk Power Corporation, as applicable, and as contemplated by the Interconnection Agreement (Bliss) or the EPC Contract (Mohawk), as applicable.

6.5           Changes.  Change or expand the nature of its business beyond the business contemplated in the Operative Documents (other than the LLC Agreement, Operating Agreement and Project Company LLC Agreements), including the installation by any Project Company of any wind turbine generator that is not on any Site or does not comprise any Project.

6.6           Distributions.  Directly or indirectly make or declare any distribution (in cash, property or obligation) on, or other payment on account of, any interest in Borrower or any payments in respect of any management fees to any Member (any such distribution, payment or transfer, a “Restricted Payment”) unless such distribution, transfer or payment is (i) made from Distributable Cash on a Distribution Date, or (ii) for the payment of taxes due and payable by any Member attributable to Borrower or any Project Company for a particular tax period, but only to the extent such taxes are consistent with the tax assumptions in the Base Case Projections (e.g., PTC and depreciation lives assumptions) and take into account any distributions of Distributable Cash made to such Member with respect to such tax period; provided, however, that no Restricted Payment shall be made (1) in violation of Article 5 of the Depositary Agreement or prior to the full funding of all Accounts in accordance with Article 5 of the Depositary Agreement, (2) upon the occurrence and during the continuation of an

Event of Default, or (3) prior to the first Repayment Date following the Term-Conversion Date.

6.7           Investments.  Make or permit to remain outstanding any advances or loans or extensions of credit to, or purchase or own any stock, bonds, notes, debentures or other securities of or investments in any Person, except (a) as solely of, between or among the Noble Entities, and (b) Permitted Investments.

6.8           Transactions With Affiliates.  Except for the Construction Contracts, O&M Agreements, Management Services Agreements, Co-Tenancy Agreement, Equity Support Documents, IDA Documents and Spare Parts Agreements, directly or indirectly enter into any transaction or series of transactions with or for the benefit of an Affiliate other than on an arm’s length basis, on customary commercial terms and not involving, in the aggregate, in excess of $200,000 on an annual basis.

6.9           Regulations.  Directly or indirectly apply any part of the proceeds of any Loan or Project Revenues to the purchasing or carrying of any margin stock within the meaning of Regulations T, U or X of the Federal Reserve Board, or any regulations, interpretations or rulings thereunder.

6.10         Loan Proceeds; Project Revenues.  Use, pay, transfer, distribute or dispose of any (i) Construction Loan or Equity Bridge Loan proceeds, or use the Letters of Credit, in any manner or for any purposes except as provided in Section 5.1(a) hereof and Article 5 of the Depositary Agreement or (ii) Project Revenues in any manner or for any purposes except as provided in Section 5.1(a) hereof and Article 5 of the Depositary Agreement, and the other Financing Documents (other than the LLC Agreement, the Operating Agreement and the Project Company LLC Agreements).

6.11         Partnerships.  Execute a binding agreement to become a general or limited partner in any partnership, or a member in any limited liability company, or a joint venturer in any joint venture or acquire property, create and hold stock or other equity interests in any Person or form or acquire any subsidiaries other than pursuant to the Co-Tenancy Agreement and, in the case of Borrower, its 100% direct ownership in each of the Project Companies.

6.12         Dissolution and Asset Purchase.  (a) Liquidate, wind-up or dissolve, (b) combine, merge or consolidate with or into any other entity, (c) change its legal form, or (d) implement any acquisition or purchase of assets valued at greater than $2,000,000, in any fiscal year, from any Person, other than pursuant to the Operative Documents (other than the LLC Agreement, Operating Agreement and Project Company LLC Agreements); provided, that any such acquisition or purchase that is not implemented pursuant to the Operative Documents or is less than or equal to $2,000,000 shall be made from either Distributable Cash or equity commitments and subject to the restrictions of Section 5.12(c) and, upon acquisition or purchase, such assets shall promptly be subject to the Lien of the Collateral Documents.

6.13         Additional Project Documents.  Enter into or become a party to any Additional Project Document, other than any Additional Project Document which is required by Legal Requirements or a Governmental Authority (provided, Borrower shall, at the reasonable request of the Administrative Agent, to the extent not adversely affected by doing so, use commercially reasonable efforts to resist and contest such requirement by appropriate legal or administrative proceedings), except (a) with the prior written consent of Administrative Agent acting at the direction of the Majority Lenders (which consents shall not to be unreasonably withheld or delayed), (b) in the name of Borrower or any Project Company and (c) upon delivery to Administrative Agent of documents necessary to cause the Borrower’s and the Project Companies’ interests in, to and under such Additional Project Document to be pledged and/or mortgaged, if applicable, to Administrative Agent and if requested by Administrative Agent, a legal opinion from the applicable Noble Entity’s counsel reasonably acceptable to Administrative Agent.

6.14         Amendments; Change Orders; Completion.

(a)   (i)  Except as otherwise provided in Sections 6.14(b) and (d), cause, consent to, or permit, any termination or surrender of, material amendment,

modification, variance, or supplement to, or waiver of timely compliance with, any terms or conditions of any Project Document (other than the Energy Hedge Agreement), including any exhibit thereto; provided that copies of all amendments, modifications, variances, supplements or waivers to any such Project Document shall be delivered to Administrative Agent not less than three (3) Banking Days prior to the execution thereof.

(ii) Cause, consent to, or permit, any termination or surrender of, amendment, modification, variance, or supplement to, or waiver of timely compliance with, any terms or conditions of any Applicable Permit (other than amendments, modifications, variances, supplements or waivers to cure any defective provisions contained therein or to permit immaterial deviations from the terms thereof if, in each case, such amendment, modification, variance, supplement or waiver is not inconsistent with the Financing Documents, Project Budgets, Project Schedules or the current Annual Operating Budgets, and so long as a copy of any such amendment, modification, variance, supplement or waiver is delivered to Administrative Agent not less than three (3) Banking Days prior to the execution thereof).

(iii) Cause, consent to, or permit, any termination or surrender of, amendment, modification, variance, or supplement to, or waiver of timely compliance with, any terms or conditions of the Energy Hedge Agreement, including any exhibit thereto (other than amendments, modifications, variances, supplements or waivers to cure any defective provisions contained therein or to permit immaterial deviations from the terms thereof if, in each case, such amendment, modification, variance, supplement or waiver is not inconsistent with the Financing Documents, Project Budgets, Project Schedules or the current Annual Operating Budgets, and so long as a copy of any such amendment, modification, variance, supplement or waiver is delivered to Administrative Agent not less than three (3) Banking Days prior to the execution thereof).

(b)   Unless compliance hereof is waived in writing by Administrative Agent, direct or consent to any change order or amendment, or update any Exhibits under any Construction Contract if such change order, amendment or update:

(i)        will increase Project Costs by more than $250,000 individually;

(ii)       will increase the amount of any fees paid to any Noble Entity or any of its Affiliates;

(iii)      together with all previous change orders, will increase the Project Costs for a Project by more than $500,000 in the aggregate for such Project (exclusive of increases reimbursed by insurance awards, condemnation awards or contractual damage awards);

(iv)      will delay Completion with respect to any Project beyond a date that is sixty (60) days prior to the Construction Loan Maturity Date or Final Completion with respect to any Project beyond the Final Completion Date;

(v)       could reasonably be expected to permit or result in any material modification or impair the enforceability of any warranty under any Construction Contract, any Certificate of Design Suitability, any O&M Agreement, or any Management Services Agreement;

(vi)      could reasonably be expected to impair or reduce the ability of the Projects to meet the Base Case Projections;

(vii)     could reasonably be expected to result in a material risk of the revocation or material adverse modification of any Applicable Permit; or

(viii)    could reasonably be expected to cause any Project not to comply in all material respects with Legal Requirements.

provided, however, that the foregoing Sections 6.14(b)(i), (ii), (iii), (v), (vii) and (viii) shall not apply with respect to change orders, amendments or updates resulting from (A) a Change in Law (as defined in the relevant EPC Contract); (B) the EPC Contractor’s encountering a condition, including a condition resulting from Hazardous Materials (as defined in the relevant EPC Contract), that, with the exercise of reasonable diligence, the EPC Contractor could not have foreseen, or

(C) the EPC Contractor’s complying with any Permit that requires a change in the EPC Contractor’s designs, specifications, manner of performing its obligations or the scope of its obligations pursuant to the applicable EPC Contract.

(c)   Declare Mechanical Completion, Commercial Operation or Final Acceptance with respect to any Unit (under and as defined in the Turbine Supply Agreement) or Mechanical Completion, Substantial Completion or Final Acceptance (in each case, under and as defined in the EPC Contracts) with respect to any Project, in each case without the prior written approval of the Administrative Agent in consultation with the Independent Engineer, such approval not to be unreasonably withheld or delayed.

(d)   Unless compliance hereof is waived in writing by Administrative Agent, direct or consent to any change order or amendment under any O&M Agreement or Management Services Agreement if such change order or amendment:

(i)        will increase the Annual Operating Budget for any Project except as permitted under Section 5.12(c);

(ii)       will increase the amount of any fees paid to any Noble Entity or any of its Affiliates;

(iii)      could reasonably be anticipated to require an amendment or change order under any Construction Contract which could reasonably be expected to delay Completion with respect to any Project beyond a date that is less than sixty (60) days prior to the Construction Loan Maturity Date or Final Completion with respect to any Project beyond the Final Completion Date;

(iv)      could reasonably be expected to permit or result in any material adverse modification or impair the enforceability of any warranty under any Construction Contract, any Certificate of Design Suitability, any O&M Agreement, or any Management Services Agreement;

(v)       could reasonably be expected to impair or reduce the ability of the Projects to meet the Base Case Projections;

(vi)      is not permitted by any Project Document (other than the relevant agreement subject to the change order or amendment, provided, such change or amendment is permitted after giving effect to such change order or amendment);

(vii)     could reasonably be expected to result in a material risk of the revocation or material adverse modification of any Applicable Permit; or

(viii)    could reasonably be expected to cause any Project not to comply in all material respects with Legal Requirements.

(e)   Administrative Agent shall use its commercially reasonable efforts to respond to each change order request or request for waiver of compliance with clauses (b) and/or (d) above within ten (10) days after it receives such request.

6.15       Name and Location; Fiscal Year.

(a)   Change its name or its jurisdiction of organization without written notice to Administrative Agent at least thirty (30) days prior to such change, or change its fiscal year without the prior written consent of Administrative Agent (such consent not to be unreasonably withheld).

(b)   Change the location of its chief executive office, principal place of business or federal identification number without written notice to Administrative Agent within thirty (30) days after such change.

6.16         Use of Sites.  Use or permit to be used any Site for any purpose other than for the development, construction, operation and maintenance (and uses incidental thereto) of the Projects as contemplated by the Operative Documents, other than immaterial uses thereof by Landowners which could not reasonably be expected to have a Material Adverse Effect.

6.17         Assignment.  Assign its rights hereunder or under any of the Operative Documents to any Person except as permitted by Sections 6.4 or 6.18, or consent to the assignment by any Major Project Participant of its obligations under any Operative Document to which it is a party.

6.18         Transfer of Interests.  Cause, make, suffer, permit or consent to any creation, sale, assignment or transfer (including any transfer through merger or consolidation) of any ownership interest or other interest in any Noble Entity except for Permitted Transfers or as otherwise consented to by the Lenders.

6.19         Abandonment of Project.  At any time (a) prior to Term-Conversion, willfully and voluntarily abandon the development, construction or operation of any Project for a continuous period of more than thirty (30) consecutive days for any reason (which period (i) shall be measured from the date substantial work is discontinued until the date such substantial work is resumed and thereafter diligently continued, and (ii) shall not include delays caused by any event of force majeure or default by a Major Project Participant (other than Borrower or any of its Affiliates) under any Project Document); and (b) on or following Term-Conversion, willfully and voluntarily abandon and suspend the operation of any Project for a period of more than thirty (30) consecutive days for any reason (other than force majeure, including an action taken by a Governmental Authority), provided that with respect to clauses (a) and (b) of this Section 6.19, none of (A) scheduled maintenance of a Project, (B) repairs to a Project, whether or not scheduled, or (C) a forced or scheduled outage of a Project shall constitute abandonment so long as the relevant Noble Entity is diligently attempting to end such suspension.

6.20         Hazardous Substances.  Except as could not, individually or in the aggregate, reasonably be expected to result in Material Adverse Effect, (i) release into the environment any Hazardous Substances in violation of any Hazardous Substances Laws, Governmental Rules or Applicable Permits, or (ii) allow any Hazardous Substance to impact or be present on, in, under or above any Site or Improvement.

6.21       ERISA.  Establish, maintain, contribute to or become obligated to contribute to or incur any liability in respect of any ERISA Plan or suffer or permit any of its subsidiaries to do so.

6.22       Regulation of Parties.  Take or cause to be taken any actions that could reasonably be expected to result in either (a) any Project Company losing its FERC authorization to sell energy, capacity or ancillary services at market-based rates or failing to maintain its EWG status, or (b) Administrative Agent, LC Fronting Bank, Depositary, the Lenders or any “affiliate” (as that term is defined in PUHCA) of any of them, solely as a result of any Noble Entity’s actions relating to the ownership, leasing or operation of any Project, the sale of electricity therefrom or the entering into any Operative Document or any transaction contemplated hereby or thereby, becoming subject to regulation under PUHCA or the FPA.

6.23       Project Expansion.  Expand, repower or otherwise increase the number of WTGs at any Project.

ARTICLE 7
RESERVED

ARTICLE 8
EVENTS OF DEFAULT; REMEDIES

The occurrence of any of the following events shall constitute an event of default (individually, a “Event of Default”, and collectively, “Events of Default”) hereunder:

8.1         Failure to Make Payments.

(a)   Borrower (or NEP on Borrower’s behalf) shall fail to pay, in accordance with the terms of this Agreement, (i) any principal on any Loan, any Reimbursement Obligation (other than the Reimbursement Obligations payable pursuant to Section 2.3(d)(iii)(A) (so long as no Event of Default has occurred and is continuing and such Reimbursement Obligation arises from a Scheduled LC Drawing

Payment) or Section 2.3(d)(iv)(A)) or any DSRA LC Loan or the Energy Hedge LC Loan on the date due; (ii) any interest or fee due and owing to Administrative Agent, LC Fronting Bank, the Lenders or under any Interest Rate Agreement within three (3) days after the date that such amount is due; or (iii) any other cost, charge or other amount due under this Agreement or any other Financing Document (other than the Reimbursement Obligations payable pursuant to Section 2.3(d)(iii)(A) (so long as no Event of Default has occurred and is continuing and such Reimbursement Obligation arises from a Scheduled LC Drawing Payment) or Section 2.3(d)(iv)(A)) (x) within thirty (30) days after the date that such amounts are due, if such amounts individually or in the aggregate are less than $75,000, and (y) within 10 days after the date that such amounts are due, if such amounts individually or in the aggregate are equal to or greater than $75,000.

(b)   Subject to any applicable cure period under the applicable Equity Support Documents, any party to an Equity Support Document shall default in the payment or performance (except to the extent such default in performance could not reasonably be expected to result in a Material Adverse Effect) of its obligations thereunder;

(c)   Any Equity Support Member shall fail (i) prior to the Term-Conversion Date, to maintain the ratings criteria of the Equity Support Member set forth in clause (b) of the definition thereof or (ii) from and after the Term-Conversion Date, to maintain an Investment Grade Rating and, in each such case, Borrower shall have not, within ninety (90) days of such failure, (A) replaced such Equity Support Member with a Replacement Obligor which meets the ratings criteria set forth in clause (b) of the definition the of Equity Support Member or (B) provided Acceptable Equity Support Security;

(d)   Any provider of Acceptable Equity Support Security shall fail (i) prior to the Term-Conversion Date, to maintain the ratings criteria of the provider of Acceptable Equity Support Security set forth in clause (i) of the definition thereof or (ii) other than General Electric Capital Corporation, from and after the Term-Conversion Date, to maintain an Investment Grade Rating, unless the stated amount of such security has been drawn by Administrative Agent as set forth in clause (B) of the definition thereof or, within thirty (30) days of such failure, Borrower replaces such security with security that constitutes Acceptable Equity Support Security; or

(e)   Any party to any Acceptable DSRA LC (other than Dexia, as LC Fronting Bank) shall default in the payment of its obligations thereunder.

8.2         Judgments.  (i) A final judgment or judgments shall be entered against any Noble Entity in the amount of $2,000,000, individually or in the aggregate (other than (a) a judgment which is fully covered by insurance or satisfied in full or discharged within forty five (45) days after its entry or (b) a judgment, the execution of which is effectively stayed within forty five (45) days after its entry) or (ii) any other final judgment or judgments shall be entered against any Noble Entity (for declaratory or injunctive relief) which could impair or inhibit the construction of any Project or any Noble Entity’s use of any Project for the purpose for which such Project was intended and which, in the case of clauses (i) and/or (ii) above, could reasonably be expected to have a Material Adverse Effect.

8.3         Misstatements.  Any representation, warranty or certificate made or prepared by any Noble Entity or any Member and furnished to Administrative Agent or any Lender under or pursuant to this Agreement or any other Financing Document shall, as of the date made, contain any materially untrue or, to the Knowledge of such Noble Entity or any Member, as applicable, misleading statement of a fact, provided, however, that if any such misstatement is capable of being remedied, Borrower may remedy such misstatement by curing the adverse effects of such misstatement, within thirty (30) days of obtaining Knowledge of such misstatement.

8.4         Bankruptcy; Insolvency.  Any of the following events shall have occurred (each, a “Bankruptcy Event”):

(a)   Any of the Major Project Participants (other than those described in clauses (e), (h), (i) and (j) of the definition thereof), NEP (until the NEP Guarantee and the NEP Interest Guarantee expires or is fully drawn), or any provider of any

Acceptable Equity Support Security (collectively, the “Subject Persons”), shall institute a voluntary case seeking liquidation or reorganization under the Bankruptcy Law (or any successor statute), or shall consent to the institution of an involuntary case thereunder against it;

(b)   Any of the Subject Persons shall file a petition, answer or consent or shall otherwise institute any proceeding similar to those described in Section 8.4(a) under any other applicable federal, state or other applicable law, or shall consent thereto;

(c)   Any of the Subject Persons shall apply for, or by consent or acquiescence there shall be an appointment of, a receiver, liquidator, sequestrator, trustee or other officer with similar powers;

(d)   Any of the Subject Persons shall make an assignment for the benefit of creditors; or any of the Subject Persons shall admit in writing its inability to pay its debts generally as they become due; or

(e)   If an involuntary case shall be commenced seeking the liquidation or reorganization of any of the Subject Persons under the Bankruptcy Law (or any successor statute) or any similar proceeding shall be commenced against any of the Subject Persons under any other applicable federal, state or other applicable law, and:

(i)        the petition commencing the involuntary case is not timely controverted;

(ii)       the petition commencing the involuntary case is not dismissed within sixty (60) days of its filing;

(iii)      an interim trustee is appointed to take possession of all or a material portion of the property, and/or to operate all or any material part of the business of any of the Subject Persons and such appointment is not vacated within sixty (60) days;

(iv)      an order for relief shall have been issued or entered therein and such order is not vacated within sixty (60) days;

(v)       a decree or order of a court having jurisdiction in the premises for the appointment of a receiver, liquidator, sequestrator, trustee or other officer having similar powers of any of the Subject Persons or of all or a material part of their property, shall have been entered and such decree or order is not vacated within thirty (30) days; or

(vi)      any other similar relief shall be granted against any of the Subject Persons under any applicable federal, state or other law and such relief is not vacated within sixty (60) days;

provided, however, that (except with regard to a Bankruptcy Event of any Noble Entity, Noble Environmental, NEP (until the NEP Guarantee and the NEP Interest Guarantee expires or is fully drawn), any Equity Support Member or the Turbine Supplier), a Bankruptcy Event shall not result in an Event of Default under this Section 8.4 if Borrower obtains a Replacement Obligor for the affected party within sixty (60) days of such Bankruptcy Event.

8.5         Cross Default.  Any Noble Entity shall default for a period beyond any applicable grace period (i) in the payment of any principal, interest or other amount due under any agreement (other than the Financing Documents) involving the borrowing of money or the advance of credit and the outstanding amount or amounts payable under all such agreements equals or exceeds $1,000,000 in the aggregate, (ii) in the performance of any obligation under any agreement (other than the Financing Documents) involving the borrowing of money or the advance of credit and the outstanding amount or amounts payable under all such agreements equals or exceeds $1,000,000 and such failure to perform results in the acceleration of the obligations thereunder or (iii) in the payment of any amount or performance of any obligation due under any guarantee or other agreement (other than the Financing Documents) if in either case, the outstanding indebtedness evidenced thereby equals or exceeds $1,000,000, provided that an Event of Default under this clause (iii) shall not occur with respect to such default in performance

(as distinct from any default with respect to payment) unless such failure to perform results in the acceleration of the obligations thereunder.

8.6         ERISA.  If any Noble Entity or any member of the Controlled Group should establish, maintain, contribute to or become obligated to contribute to or incur any liability in respect of any ERISA Plan and an ERISA Event shall have occurred and, within forty-five (45) days after the reporting of such reportable event to Administrative Agent by Borrower (or Administrative Agent otherwise obtaining actual (as distinct from constructive) knowledge of such event) and the furnishing of such information as Administrative Agent may reasonably request with respect thereto, Administrative Agent shall have notified Borrower in writing that Administrative Agent has made a determination that, on the basis of such ERISA Event, an Event of Default exists hereunder; provided that ERISA Event shall involve (i) one or more ERISA Plans that are single-employer plans (as defined in Section 4001(a)(15) of ERISA) and under which the aggregate gross amount of unfunded benefit liabilities (as defined in Section 4001(a)(16) of ERISA), including vested unfunded liabilities which arise or might arise as the result of the termination of such ERISA Plan or Plans, and/or (ii) one or more Multiemployer Plans to which the aggregate liabilities of the Noble Entities and all members of the Controlled Group shall, in each case, be in an amount that could reasonably be expected to have a Material Adverse Effect on the economic condition of any Noble Entity.

8.7         Breach of Project Documents.

(a)   Borrower.  Subject to Section 8.8(a)(ii), any Noble Entity shall be in breach of any material obligation, or an event of default or material default by any Noble Entity shall have occurred and be continuing under a Project Document and such breach, event of default or default shall continue unremedied for a period of ninety (90) days; provided that if (i) such breach, event of default or default cannot be cured within such period, (ii) such breach, event of default or default is susceptible of cure within an additional sixty (60) days, (iii) such Noble Entity has given written notice to Administrative Agent of such breach, event of default or default in accordance with Section 5.3(c), (iv) such Noble Entity as promptly as practicable commences action reasonably designed to cure such breach, event of default or default and continues diligently to pursue such action, (v) the existence of such breach, event of default or default has not resulted in, and would not after considering the nature of the cure be reasonably expected to give rise to, a termination by the counterparty to the Project Document which is subject to such breach, event of default or default or to otherwise have a Material Adverse Effect, and (vi) Administrative Agent shall have received a written notice from such Noble Entity to the effect of clauses (i), (ii). (iv) and (v) above and stating what action such Noble Entity is taking to cure such breach, event of default or default, then, an Event of Default shall not occur hereunder if such Noble Entity shall cure such breach, event of default or default within such additional sixty (60) day period described in clause (ii) above.

(b)   Third Party.  A party (other than a Noble Entity) shall be in breach of any material obligation or an event of default or a material default of a party (other than a Noble Entity) shall have occurred and be continuing under a Project Document and such breach, event of default or default shall continue unremedied for a period of ninety (90) days; provided that if (i) such breach, event of default or default is susceptible of cure within an additional sixty (60) days, (ii) the Borrower has given written notice to Administrative Agent of such breach, event of default or default in accordance with Section 5.3(c), (iii) such party or any Noble Entity as promptly as practicable commences action reasonably designed to cure such breach, event of default or default and continues diligently to pursue such action, (iv) the existence of such breach, event of default or default has not resulted in, and would not after considering the nature of the cure be reasonably expected to have a Material Adverse Effect, and (v) Administrative Agent shall have received a written notice from Borrower to the effect of clauses (i), (iii), and (iv) above and stating what action such party or Noble Entity is taking to cure such breach, event of default or default, then, an Event of Default shall not occur hereunder if such party or Noble Entity shall cure such breach, event of default or default within such sixty (60) day period described in clause (i) above.

(c)   Termination.

(i)        (A) Any Financing Document (other than the Fee Letter if terminated by Dexia) or any material provision thereof shall for any reason cease to be valid and binding on the Persons (other than any Agent or Lender) parties thereto or (B) any such Person party to any Financing Document terminates or claims in writing to terminate any such Financing Agreement;

provided, however, that if any such event occurs under or with respect to any Interest Rate Agreement or Letter of Credit, such event shall not result in an Event of Default under this Section 8.7(c)(i) if Borrower enters into or obtains a replacement of such Interest Rate Agreement or Letter of Credit (on substantially the same terms as the Interest Rate Agreement or Letter of Credit being replaced) with or from a Replacement Obligor within seventy-five (75) days of such event.

(ii)       (A) Any Project Document (other than any Real Property Document or Additional Project Document if any of the events described in this clause (ii) with respect to such documents could not, individually or in the aggregate, reasonably be expected to result in a Material Adverse Effect) or any material provision thereof shall for any reason cease to be valid and binding on the Persons parties thereto or (B) any such Person terminates or claims in writing to terminate any such Project Document (other than any Real Property Document or Additional Project Document if a termination with respect thereto could not, individually or in the aggregate, reasonably be expected to result in a Material Adverse Effect);

provided, however, that if any such event occurs under or with respect to any Project Document (other than the Turbine Supply Agreement), such event shall not result in an Event of Default under this Section 8.7(c)(ii) if Borrower enters a replacement agreement for such Project Document (on substantially the same terms as the Project Document being replaced) with a Replacement Obligor within seventy-five (75) days of such event.

8.8         Breach of Terms of Agreement.

(a)   (i) Any Noble Entity shall fail to perform or observe any of the covenants set forth in Sections 5.1, 5.3(c), 5.7(a), 5.18, 5.20(c), or Article 6 (other than Section 6.14(a)(ii) and the Sections specified in Section 8.8(c) below), (ii) the occurrence of any “Event of Default” or “event of default” (each as defined under the applicable IDA Document) by any Noble Entity under any IDA Document or the occurrence of any “Event of Default” or “Termination Event” (each as defined under the Energy Hedge Agreement) by Borrower under the Energy Hedge Agreement or (iii) NEP shall fail to perform or observe any of the covenants set forth in Sections 2.1, 5.1, 5.2 or 5.5 of the NEP Guarantee or the NEP Interest Guarantee;

(b)   Any Noble Entity shall fail to perform or observe any of the covenants set forth in Section 5.3(d), (e), (g) or (k), Sections 5.15, 5.24 or 5.27 of this Agreement or Article 5 of the Depositary Agreement and such failure shall continue unremedied for a period of seven (7) Banking Days after the earlier of the date any Noble Entity obtains Knowledge thereof or receives written notice thereof from Administrative Agent;

(c)   Any Noble Entity shall fail to perform or observe any of the covenants set forth in Sections 6.2, 6.5, 6.7, or 6.15 or NEP shall fail to perform or observe any of the covenants set forth in Sections 4.1, 5.4, 5.6 or 6.11(a) of the NEP Guarantee, and any such failure shall continue unremedied for a period of three (3) Banking Days after the earlier of the date any Noble Entity or NEP, as applicable, obtains Knowledge thereof or receives written notice thereof from Administrative Agent;

(d)   Any Noble Entity shall have failed to pursue its material rights and remedies under any Project Document with an Affiliate of Borrower upon a breach by the applicable Affiliate of the material terms thereof, and such failure shall continue unremedied for a period of fifteen (15) Banking Days after the earlier of the date any Noble Entity obtains Knowledge thereof or receives written notice thereof from Administrative Agent; or

(e)   Any Noble Entity or Member shall fail to perform or observe any other covenant to be performed or observed by it hereunder or under any Financing Document and not otherwise specifically provided for elsewhere in this Article 8, and such failure shall continue unremedied for a period of forty five (45) days after the earlier of the date such Noble Entity or Member, as applicable, obtains Knowledge thereof or receives written notice thereof from Administrative Agent; provided, however, that if (i) such failure is of a nature such that it cannot reasonably be cured within such forty five (45) day period but is susceptible of cure within an additional forty five (45) days, (ii) such Noble Entity has given written notice to Administrative Agent of such failure in accordance with Section 5.3(c), (iii) such Noble Entity or Member, as applicable, as promptly as practicable commences action reasonably designed to cure such failure and continues diligently to pursue such action, (iv) such failure could not reasonably be expected to have a Material Adverse Effect, and (v) Administrative Agent shall have received a written notice from such Noble Entity to the effect of clauses (i), (iii), and (iv) above and stating what action such Noble Entity or Member, as applicable, is taking to cure such failure, then such forty five (45) day cure period shall be extended for an additional forty five (45) days (it being intended that such aggregate cure period shall not exceed ninety (90) days).

8.9         Completion; Final Completion; Term-Conversion.

(a)   Completion with respect to all of the Projects shall not have occurred by no later than a date that is sixty (60) days prior to the Construction Loan Maturity Date;

(b)   Final Completion with respect to all of the Projects shall not have occurred on or before the Final Completion Date; or

(c)   Term-Conversion shall not have occurred on or before the Construction Loan Maturity Date.

8.10       Reserved.

8.11       Security.  Any of the Collateral Documents, once executed and delivered, shall, except as the result solely of the acts of the Administrative Agent or the Lenders, in any material respect fail to provide the Lenders the Liens, security interest, rights, titles, interest, remedies, powers or privileges intended to be created thereby or cease to be in full force and effect with respect to the Collateral, or the validity thereof or the applicability thereof to the Loans, DSRA LC Loans, the Energy Hedge LC Loan, the Notes or any other Obligations purported to be secured or guaranteed thereby or any part thereof shall be disaffirmed (in writing, if disaffirmed by any Person other than any Noble Entity or any of its Affiliates) by or on behalf of the relevant Noble Entity.

8.12      Loss of Applicable Permits.

(a)   Borrower or any Project Company shall fail to procure any Permit on or before the date that such Permit becomes an Applicable Permit and such failure could reasonably be expected to have a Material Adverse Effect.

(b)   Any Applicable Permit, other than the FERC Orders, necessary for the operation, maintenance or construction of a Project shall be materially adversely modified, revoked or canceled by the issuing agency or other Governmental Authority having jurisdiction and such material adverse modification, revocation or cancellation shall continue unremedied for thirty (30) days and Administrative Agent shall have reasonably determined that such material adverse modification, revocation or cancellation of such Applicable Permit could reasonably be expected to have a Material Adverse Effect.

(c)   FERC or FERC staff, acting under delegated authority, shall have issued a written order (i) revoking or canceling any of the FERC Orders; or (ii) materially and adversely modifying any of the FERC Orders, and such material modification shall continue unremedied for thirty (30) days and Administrative Agent shall have reasonably determined that such material modification could reasonably be expected to have a Material Adverse Effect.

8.13       Loss of Collateral.  Any material portion (taking into account the outstanding Obligations) of the Collateral is seized or appropriated without value being paid therefor such as to allow replacement of such property with comparable property and/or prepayment in full of the corresponding portion of the Obligations then outstanding and to allow the Noble Entities and their Affiliates, in Administrative Agent’s reasonable judgment, to continue satisfying its obligations hereunder and under the other Operative Documents; or

8.14       Destruction of the Project.  All or a material portion of the assets or operations of any Project is destroyed, or suffers an actual or constructive loss or material damage, and thereafter (a) the conditions specified in Section 5.4(c) of the Depositary Agreement are not met or (b) such Project ceases to operate for a period beyond the later of (i) sixty (60) days after the receipt of Insurance Proceeds or (ii) one hundred thirty five (135) days after the event of loss unless, in either case, restoration or repair shall have been approved in accordance with Section 5.4 of the Depositary Agreement.

8.15       Transfer of Interests.  The Borrower shall cease to directly or indirectly own, legally and beneficially, and control in the aggregate 100% of the economic and voting interests in each Project Company and, except in connection with a Permitted Transfer, the Members shall cease to directly or indirectly own, legally and beneficially, and control in the aggregate 100% of the economic and voting interests in the Borrower.

Remedies

Without derogation of the provisions of Section 3.4(b), upon the occurrence and during the continuation of an Event of Default, after providing notice to Borrower of its intention to exercise any remedies hereunder or under the other Financing Documents, (provided, however that any such notice provided under this clause need not be confirmed by telephone) Administrative Agent may, and at the election of the Majority Lenders shall, without further notice of default, presentment or demand for payment, protest or notice of non-payment or dishonor, or other notices or demands of any kind, all such notices and demands being waived by Borrower, exercise any or all of the following rights and remedies, in any combination or order that Administrative Agent or the Majority Lenders may elect, in addition to such other rights or remedies as Administrative Agent and the Lenders may have hereunder, under the Collateral Documents or at law or in equity:

8.16       No Further Loans.  Refuse, and the Lenders shall not be obligated, to make any additional Loans or issue or maintain the Letters of Credit or permit any Term-Conversion or make (or permit to be made) any payments from any Account or any Proceeds (as defined in the UCC) or other funds held by Administrative Agent or Depositary under the Financing Documents or on behalf of Borrower.

8.17       Cure by Administrative Agent.  Without any obligation to do so, make disbursements or Loans to or on behalf of Borrower to cure any Event of Default hereunder and to cure any default and render any performance under any Project Documents as the Majority Lenders in their sole discretion may consider necessary or appropriate, whether to preserve and protect the Collateral or the Lenders’ interests therein or for any other reason, and all sums so expended, together with interest on such total amount at the Default Rate, shall be repaid by Borrower to Administrative Agent on demand and shall be secured by the Financing Documents, notwithstanding that such expenditures may, together with amounts advanced under this Agreement, exceed the amount of the Total Construction Loan Commitment.

8.18       Acceleration.  Declare and make all sums of accrued and outstanding principal and accrued but unpaid interest remaining under this Agreement together with all unpaid fees, costs (including Liquidation Costs and Interest Fix Fees), charges and other amounts due hereunder or under any other Financing Document, immediately due and payable, provided that in the event of an Event of Default occurring and continuing under Section 8.4, all such amounts shall become immediately due and payable without further act of Administrative Agent or the Lenders or any other Person.

8.19       Termination of Commitments.  Terminate the Commitments, provided that in the event of an Event of Default occurring under Section 8.4, such termination shall automatically occur without further act of Administrative Agent or the Lenders or any other Person.

8.20       Cash Collateral.  Apply or execute upon any amounts on deposit in any Account or any other moneys of any Noble Entity on deposit with Administrative Agent or any Lender or the Depositary (other than the Distributable Cash Account) in the manner provided in the UCC and other relevant statutes and decisions and interpretations thereunder with respect to cash collateral.  In addition, Administrative Agent may (i) require the cash collateralization of all Letters of Credit (to the extent of the undrawn Stated Amounts of Letters of Credit issued and outstanding) or (ii) after the acceleration of the Loans, terminate the Energy Hedge LC pursuant to Section 2 thereof.

8.21       Possession of Project.  Enter into possession of any Project and perform or cause to be performed any and all work and labor necessary to complete such Project substantially according to the Construction Contracts and the Plans and Specifications or to operate and maintain such Project, and all sums expended by Administrative Agent in so doing, together with interest on such total amount at the Default Rate, shall be repaid by Borrower to Administrative Agent upon demand and shall be secured by the Financing Documents, notwithstanding that such expenditures may, together with amounts advanced under this Agreement, exceed the amount of the Total Construction Loan Commitment.

8.22       IDA Documents.  Exercise any and all rights under the IDA Documents permitted to be taken by Administrative Agent thereunder, including terminating such agreements.

8.23       Remedies Under Financing Documents.  Exercise any and all rights and remedies available to it under any of the Financing Documents, including judicial or non-judicial foreclosure or public or private sale of any of the Collateral pursuant to the Collateral Documents.

ARTICLE 9
SCOPE OF LIABILITY

Notwithstanding any other provision of the Financing Documents (but subject to the last sentence of this Article 9), there shall be no recourse against any Member or any of their respective Affiliates (except the Noble Entities), or the stockholders or other owners, officers, directors or employees of any of them (each, a “Non-Recourse Party”), for any liability to the Lenders arising in connection with any breach or default under this Agreement except to the extent the same is enforced against the Noble Entities and the Collateral and the rents, issues, profits, proceeds and products of the Collateral, and the Lenders shall look solely to the Noble Entities (but not to any Non-Recourse Party or to any distributions received by any Non-Recourse Party pursuant to the terms of this Agreement except as provided herein) and the Collateral and the rents, issues, profits, proceeds and products of the Collateral (including the Equity Support Documents) in enforcing rights and obligations under and in connection with the Financing Documents; provided that the foregoing provisions of this Article 9 shall not (a) constitute a waiver, release or discharge (or otherwise impair the enforceability) of any of the indebtedness, or of any of the terms, covenants, conditions, or provisions of this Agreement, the Notes, the Project Company Guarantee, any Collateral Document or other Financing Document (but without personal liability to the Non-Recourse Parties except as provided herein and therein), and the same shall continue until the Commitments have been terminated and all Obligations have been fully paid, discharged, observed, or performed; (b) constitute a waiver, release or discharge (or otherwise impair the enforceability) of any Lien or security interest purported to be created pursuant to the Collateral Documents (or otherwise impair the ability of any Lender to realize or foreclose upon any Collateral); (c) limit or restrict the right of Administrative Agent and/or the Lenders (or any assignee, beneficiary or successor to any of them) to name any Noble Entity or any other Person as a defendant in any action or suit for a judicial foreclosure or for the exercise of any other remedy under or with respect to this Agreement, any Project, any Mortgage, the Project Company Guarantee, any Collateral Document or any other Financing Document, or otherwise, or for injunction or specific performance, so long as no judgment in the nature of a deficiency judgment shall be enforced against any Non-Recourse Party out of any property, assets or funds other than the Collateral and the rents, issues, profits, proceeds or products of the Collateral, and any other property of any Noble Entity; and (d) affect or diminish or constitute a waiver, release or discharge of any specific written obligation, covenant, or agreement made by any of the Non-Recourse Parties or any security granted by the Non-Recourse Parties in support of the obligations of such Persons under any guarantee or as security for the obligations of the Noble Entities.  Notwithstanding the foregoing, it is expressly understood and agreed that nothing contained in this Article 9 shall be deemed to limit or restrict any right or remedy of the Lenders (or any assignee or beneficiary thereof or successor thereto) with respect to, and each of the Noble Entities and all of the other Persons described above shall remain fully liable to the extent that such Person would otherwise be liable for its own actions with respect to, any fraud, willful misconduct, gross negligence or misappropriation of Project Revenues or any other earnings, revenues, rents, issues, profits or proceeds from any Project that should or would have been paid as provided herein or paid or delivered to the Administrative Agent or any other Lender (or any assignee or beneficiary thereof or successor thereto) towards any payment required under this Agreement or any other Operative Document.

ARTICLE 10
ADMINISTRATIVE AGENT; SUBSTITUTION

10.1       Appointment, Powers and Immunities.

(a)   Each Lender hereby appoints and authorizes Administrative Agent to act as its Administrative Agent hereunder and under the other Financing Documents with such powers as are expressly delegated to Administrative Agent by the terms of this Agreement and the other Financing Documents, together with such other powers as are reasonably incidental thereto.  Administrative Agent shall not have any duties or responsibilities except those expressly set forth in this Agreement or in any other Financing Document, and shall not be a trustee for, or fiduciary of, any Lender.  Notwithstanding anything to the contrary contained herein, Administrative Agent shall not be required to take any action which is contrary to this Agreement or any other Financing Document or any Legal Requirement or exposes Administrative Agent to any liability.  Each of Administrative Agent, the Lenders and any of their respective

Affiliates shall not be responsible to any other Lender for any recitals, statements, representations or warranties made by any Noble Entity or their respective Affiliates or any Member contained in this Agreement or any other Financing Document or in any certificate or other document referred to or provided for in or received by Administrative Agent or any Lender under this Agreement or any other Financing Document, for the value, validity, effectiveness, genuineness, enforceability or sufficiency of this Agreement, the Notes, any other Financing Document or any other document referred to or provided for herein or for any failure by any Noble Entity or their respective Affiliates or any Member to perform their respective obligations hereunder or thereunder.  Administrative Agent may employ Administrative Agents and attorneys-in-fact and shall not be responsible for the negligence or misconduct of any such Administrative Agents or attorneys-in-fact selected by it with reasonable care.

(b)   Administrative Agent and its respective directors, officers, employees or Administrative Agents shall not be responsible for any action taken or omitted to be taken by it or them hereunder or under any other Financing Document or in connection herewith or therewith, except for its or their own gross negligence or willful misconduct as determined by a final non-appealable judgment of a court of competent jurisdiction.  Without limiting the generality of the foregoing, Administrative Agent (i) may treat the payee of any Note as the holder thereof until Administrative Agent receives written notice of the assignment or transfer thereof signed by such payee and in form and substance satisfactory to Administrative Agent; (ii) may consult with legal counsel (including counsel for any Noble Entity), independent public accountants and other experts selected by it and shall not be liable for any action taken or omitted to be taken in good faith by them in accordance with the advice of such counsel, accountants or experts; (iii) makes no warranty or representation to any Lender for any statements, warranties or representations made in or in connection with any Operative Document; (iv) shall not have any duty to ascertain or to inquire as to the performance or observance of any of the terms, covenants or conditions of any Operative Document on the part of any party thereto or to inspect the property (including the books and records) of any Noble Entity or any other Person; and (v) shall not be responsible to any Lender for the due execution, legality, validity, enforceability, genuineness, sufficiency or value of any Operative Document or any other instrument or document furnished pursuant hereto or thereto.  Except as otherwise provided under this Agreement, Administrative Agent shall take such action with respect to the Financing Documents as shall be directed by the Majority Lenders.

10.2       Reliance by Administrative Agent.  Administrative Agent shall be entitled to rely upon any certificate, notice or other document (including any cable, telegram, telecopy or telex) believed by it to be genuine and correct and to have been signed or sent by or on behalf of the proper Person or Persons, and upon advice and statements of legal counsel, independent accountants and other experts selected by Administrative Agent.  As to any other matters not expressly provided for by this Agreement, Administrative Agent shall not be required to take any action or exercise any discretion, but shall be required to act or to refrain from acting upon instructions of the Majority Lenders or, where expressly provided, the Majority Lenders (except that Administrative Agent shall not be required to take any action which exposes Administrative Agent to personal liability or which is contrary to this Agreement, any other Financing Document or any Legal Requirement) and shall in all cases be fully protected in acting, or in refraining from acting, hereunder or under any other Financing Document in accordance with the instructions of the Majority Lenders, and such instructions of the Majority Lenders and any action taken or failure to act pursuant thereto shall be binding on all of the Lenders.

10.3       Non-Reliance.  Each Lender represents that it has, independently and without reliance on Administrative Agent or any other Lender, and based on such documents and information as it has deemed appropriate, made its own appraisal of the financial condition and affairs of the Noble Entities, the Equity Support Members and their respective Affiliates and decision to enter into this Agreement and agrees that it will, independently and without reliance upon Administrative Agent, or any other Lender, and based on such documents and information as it shall deem appropriate at the time, continue to make its own appraisals and decisions in taking or not taking action under this Agreement.  Each of Administrative Agent and any Lender shall not be required to keep informed as to the performance or observance by any Noble Entity, any Equity Support Member or any of their respective Affiliates or the Members under this Agreement or any other document referred to or provided for herein or to make inquiry of, or to inspect the properties or books of any Noble Entity, any Equity Support Member or any of their respective Affiliates or any Member.

10.4       Defaults.  Administrative Agent (acting in its capacity as Administrative Agent and not in any other capacity) shall not be deemed to have knowledge or notice of the occurrence of any Default or Event of Default unless Administrative Agent has received a written notice from a Lender or Borrower, referring to this Agreement, describing such Default or Event of Default and indicating that such notice is a “notice of default.”  If Administrative Agent receives such a notice of the occurrence of a Default or Event of Default, Administrative Agent shall give notice thereof to the Lenders.  Administrative Agent shall take such action with respect to such Default or Event of Default as is provided in Article 8 or if not provided for in Article 8, as Administrative Agent shall be reasonably directed by the Majority Lenders; provided, however, that unless and until Administrative Agent shall have received such directions, Administrative Agent may (but shall not be obligated to) take such action, or refrain from taking such action, with respect to such Default or Event of Default as it shall deem advisable in the best interest of the Lenders.

10.5       Indemnification.  Without limiting the obligations of Borrower hereunder, each Lender agrees to indemnify Administrative Agent ratably in accordance with its Proportionate Share for any and all liabilities, obligations, losses, damages, penalties, actions, judgments, suits, costs, expenses or disbursements of any kind or nature whatsoever, which may at any time be imposed on, incurred by or asserted against Administrative Agent in any way relating to or arising out of this Agreement, the other Financing Documents or any documents contemplated by or referred to herein or therein or the transactions contemplated hereby or thereby or the enforcement of any of the terms hereof or thereof or of any such other documents; provided, however, that no Lender shall be liable for any of the foregoing to the extent they arise solely from

Administrative Agent’s gross negligence or willful misconduct as determined by a final non-appealable judgment of a court of competent jurisdiction.  Administrative Agent shall be fully justified in refusing to take or to continue to take any action hereunder unless it shall first be indemnified to its satisfaction by the Lenders against any and all liability and expense which may be incurred by it by reason of taking or continuing to take any such action.  Without limitation of the foregoing, each Lender agrees to reimburse Administrative Agent promptly upon demand for its ratable share of any out-of-pocket expenses (including counsel fees) incurred by Administrative Agent in connection with the preparation, execution, administration or enforcement of, or legal advice in respect of rights or responsibilities under, the Operative Documents, to the extent that Administrative Agent is not reimbursed promptly for such expenses by Borrower.

10.6       Successor Administrative Agent.  Administrative Agent acknowledges that its current intention is to remain Administrative Agent hereunder.  Nevertheless, Administrative Agent may resign at any time by giving written notice thereof to the Lenders and Borrower, such resignation to be effective only upon the acceptance of the appointment of a successor Administrative Agent.  Administrative Agent may be removed involuntarily only for a material breach of its duties and obligations hereunder or under the other Financing Documents or for gross negligence or willful misconduct, as determined by a final non-appealable judgment of a court of competent jurisdiction, in connection with the performance of its duties hereunder or under the other Financing Documents and then only upon the (a) affirmative vote of the Majority Lenders (excluding Administrative Agent from such vote and Administrative Agent’s Proportionate Share of the Commitment from the amounts used to determine the portion of the Commitment necessary to constitute the required Proportionate Share of the remaining Lenders) or (b) written request of Borrower (with the written consent of the Majority Lenders, not to be unreasonably withheld, delayed or conditioned).  Upon any such resignation or removal, the Majority Lenders shall have the right to appoint (subject to the rights granted below) a successor Administrative Agent with the consent of Borrower (unless an Event of Default shall have occurred and be continuing), which consent shall not be unreasonably withheld and which consent shall be provided with respect to at least one of the Lenders.  If no successor Administrative Agent shall have been so appointed by the Majority Lenders (with the consent of the Borrower unless an Event of Default shall have occurred and be continuing), or if such successor Administrative Agent shall have not accepted such appointment, within thirty (30) days after the retiring Administrative Agent’s giving of notice of resignation or the Lenders’ removal of the retiring Administrative Agent, the retiring Administrative Agent may, on behalf of the Lenders, appoint a successor Administrative Agent, which shall be a Lender, if any Lender shall be willing to serve, and otherwise shall be a commercial bank selected by Administrative Agent unless, within twenty-one (21) days of such selection by Administrative Agent, Borrower selects a different commercial bank to so act as Administrative Agent, in which case the commercial bank so selected by Borrower shall become the successor Administrative Agent.  Upon the acceptance of any appointment as Administrative Agent under the Operative Documents by a successor Administrative Agent, such successor Administrative Agent shall thereupon succeed to and become vested with all the rights, powers, privileges and duties of the retiring Administrative Agent, and the retiring Administrative Agent shall be discharged from its duties and obligations as Administrative Agent under the Financing Documents.  After any retiring Administrative Agent’s resignation or removal hereunder as Administrative Agent, the provisions of this Article 10 shall inure to its benefit as to any actions taken or omitted to be taken by it while it was Administrative Agent under the Operative Documents.

10.7       Authorization.  Administrative Agent is hereby authorized by the Lenders to execute, deliver and perform each of the Financing Documents to which Administrative Agent is or is intended to be a party and each Lender agrees to be bound by all of the agreements of Administrative Agent contained in the Financing Documents.  Administrative Agent is further authorized by the Lenders to enter into agreements supplemental hereto with any Person for the purpose of curing any formal defect, inconsistency, omission or ambiguity in this Agreement or any Financing Document to which it is a party (without any consent or approval by the Lenders).

10.8       Other Rights and Powers of Administrative Agent.  With respect to its Commitment, the Loans, DSRA LC Loans and the Energy Hedge LC Loan made by it and any Note issued to it, Administrative Agent shall have the same rights and powers under the Operative Documents as any other Lender and may exercise the same as though it were not Administrative Agent.  The term “Lender” or “Lenders” shall, unless otherwise expressly indicated, include Administrative Agent in its individual capacity.  Administrative Agent and its Affiliates may accept deposits from, lend money to, act as trustee under indentures of, and generally engage in any kind of business with any Noble Entity or any other Person, without any duty to account therefor to the Lenders.

10.9       Amendments.  Neither this Agreement nor any of the other Financing Documents, nor any Project Company LLC Agreement, nor any of the provisions contained herein or therein may be amended, modified, terminated, varied, supplemented or waived without the prior written consent of the Borrower and the Majority Lenders (other than, with respect only to (i) the Equity Support Documents, amendments, modifications, variances, supplements or waivers to cure any defective provisions contained therein or to permit immaterial deviations from the terms thereof if, in each case, such amendment, modification, variance, supplement or waiver is not inconsistent with the Financing Documents, Project Budgets, Project Schedules or the current Annual Operating Budgets, and so long as a copy of any such amendment, modification, variance, supplement or waiver is delivered to Administrative Agent not less than three (3) Banking Days prior to the execution thereof or (ii) Section 5.17 of this Agreement for which only the consent of the Joint Bookrunners shall be required); provided, however, that no such amendment, modification, termination, variance, supplement or waiver shall, without the consent of all of the Lenders and the Voting Participants:

(a)   Extend the maturity of any Loan, DSRA LC Loan, the Energy Hedge LC Loan or any of the Notes or reduce the principal amount thereof, or reduce the rate or change the time of payment of interest due on any Loan, DSRA LC Loan, the Energy Hedge LC Loan, Note, Commitment Fee or LC Fee; or

(b)      Extend the Construction Loan Maturity Date, the Equity Bridge Loan Maturity Date, the Term Loan Maturity Date, the DSRA LC Loan Maturity Date or the Energy Hedge LC Loan Maturity Date; or

(c)       Modify Sections 2.1, 2.2, 2.3, 2.5, 2.6, 2.7, 2.8, 2.9, 5.1, 6.6, 10.1, 10.13, or 10.14 of this Financing Agreement or Sections 5.1, 5.2, or 5.3 of the Depositary Agreement; or

(d)      Reduce the amount or extend the payment date for any amount due under Article 2; or

(e)       Increase the amount of the Commitment of any Lender hereunder (except as permitted under Section 10.12); or

(f)       Reduce or change the time or amount of payment of any fee (other than the Other Fees) due or payable hereunder or under any Financing Document; or

(g)      Reduce the percentage specified in the definition of Majority Lenders; or

(h)      Amend this Section 10.9 other than with the consent of the Lenders required under the corresponding clause of this Section 10.9; or

(i)        Release any Collateral from the Lien of any of the Collateral Documents, release any guaranties under any of the Collateral Documents or allow release of any funds from any Account otherwise than in accordance with the terms hereof (including Section 6.4) and with the terms of the Depositary Agreement.

provided further, however, that no such amendment, modification, termination, variance, supplement or waiver shall, without the consent of ninety percent (90%) of the Lenders and the Voting Participants modify Sections 5.9 or 6.18.

With respect to any request to amend any of Sections 5.1, 5.2, or 5.3 of the Depositary Agreement or Sections 5.9, 6.6, 6.18, 10.13, or 10.14 of the Financing Agreement, each Lender shall be deemed to have consented to such request if it has not notified

Administrative Agent of its objection to such request by a date which is no later than the applicable deadline to be mutually agreed upon between Administrative Agent and Borrower plus an additional three (3) Banking Days.

No amendment, modification, termination, variance, supplement or waiver of any provision of this Agreement relating to Administrative Agent shall be effective without the written consent of Administrative Agent.

10.10     Withholding Tax.

(a)   Administrative Agent may withhold from any interest payment to any Lender an amount equivalent to any applicable withholding tax.  If the forms or other documentation required by Section 2.7(d)(v) are not delivered to Administrative Agent, then Administrative Agent may withhold from any interest payment to any Lender not providing such forms or other documentation, an amount equivalent to the applicable withholding tax.

(b)   If the Internal Revenue Service or any authority of the United States or other jurisdiction asserts a claim that Administrative Agent did not properly withhold tax from amounts paid to or for the account of any Lender (because the appropriate form was not delivered, was not properly executed, or because such Lender failed to notify Administrative Agent or any other Person of a change in circumstances which rendered the exemption from, or reduction of, withholding tax ineffective, or for any other reason) such Lender shall promptly indemnify Administrative Agent and/or Borrower, as applicable, fully for all amounts paid, directly or indirectly, by such Person as tax or otherwise, including penalties and interest, together with all expenses incurred, including legal expenses, allocated staff costs, and any out-of-pocket expenses.

(c)   If any Lender sells, assigns, grants participations in, or otherwise transfers its rights under this Agreement, the participant shall comply and be bound by the terms of Sections 2.7(d)(v), 10.10(a) and 10.10(b) as though it were such Lender.

10.11     General Provisions as to Payments.  Administrative Agent shall promptly distribute to each Lender its pro rata share of each payment of principal and interest payable to the Lenders on the Loans, DSRA LC Loans, the Energy Hedge LC Loan and fees hereunder received by Administrative Agent for the account of the Lenders and of any other amounts owing under the Loans, DSRA LC Loans and the Energy Hedge LC Loan.  The payments made for the account of each Lender shall be made, and distributed to it, for the account of its Lending Office.

10.12     Substitution of Lender.  Should any Lender fail to make a Loan, or provide the forms or other documentation required by Section 2.7(d)(v) in violation of its obligations under this Agreement, or be unable to make LIBO Rate Loans due to an event occurring under Section 2.8(a) or Section 2.8(b), or claim increased costs under Section 2.8(c) or Section 2.8(d) (a “Substitutable Lender”), Administrative Agent (a) may in its sole discretion fund the Loan on behalf of the Substitutable Lender and (b) shall cooperate with Borrower or any other Lender to find another Person that shall be acceptable to Administrative Agent and that shall be willing to assume the Substitutable Lender’s obligations under this Agreement (including the obligation to make the Loan which the Substitutable Lender failed to make but without assuming any liability for damages for failing to have made such Loan or any previously required Loan).  Subject to the provisions of the next following sentence, such Person shall be substituted for the Substitutable Lender hereunder upon execution and delivery to Administrative Agent of an agreement acceptable to Administrative Agent by such Person assuming the Substitutable Lender’s obligations under this Agreement, and all interest and fees which would otherwise have been payable to the Substitutable Lender shall thereafter be payable to such Person.  Nothing in (and no action taken pursuant to) this Section 10.12 shall relieve the Substitutable Lender from any liability it might have to Borrower or to the other Lenders as a result of its failure to make such Loan.

10.13     Participations.

(a)   Generally.  Nothing herein provided shall prevent any Lender from selling a participation in its Commitment (and Loans, DSRA LC Loans or the Energy Hedge LC Loan made thereunder); provided that, except to the extent provided in

Section 10.13(b) below with respect to Voting Participations, (i) no such sale of a participation shall alter such Lender’s obligations hereunder and (ii) any agreement pursuant to which any Lender may grant a participation in its rights with respect to its Commitment (and Loans or other Obligations) shall provide that, with respect to such Commitment (and Loans or other Obligations), such Lender shall retain the sole right and responsibility to exercise the rights of such Lender, and enforce the obligations of Borrower relating to such Commitment (and Loans or other Obligations), including the right to approve any amendment, modification or waiver of any provision of this Agreement or any other Financing Document and the right to take action to have the Notes declared due and payable pursuant to Article 8.  Except to the extent provided in Section 10.13(b) below with respect to Voting Participations, no recipient of a participation in any Commitment or Loans, DSRA LC Loans or the Energy Hedge LC Loan of any Lender shall have any rights under this Agreement.

(b)   Voting Participations.  Notwithstanding the provisions of Section 10.13(a), a Lender may sell a participation (a “Voting Participation”) in its Commitment (and Loans or other Obligations made thereunder) to a Voting Participant whereby such Voting Participant shall be accorded the voting rights of such Lender to the extent of such Voting Participation, and the voting rights of such Lender shall be reduced accordingly; provided, however, that no Lender may sell such Voting Participation in any portion of its Commitment (including Loans and other Obligations) that is less than Five Million Dollars ($5,000,000) (unless to another Lender) or which leaves the selling Lender with a Commitment (including Loans and other Obligations) that is less than Five Million Dollars ($5,000,000) after giving effect to such Voting Participation and all previous Voting Participations.  For the avoidance of doubt, where any matter contained in this Agreement requires the vote, agreement or consent of all of the Lenders, then such matter shall also require the vote, agreement or consent (as the case may be) of the Voting Participants.  Each Voting Participant shall provide such information concerning the details of its participation (such as its contact details, the dollar amount of the participation purchased and a copy of the participation agreement) as Administrative Agent shall reasonably request, and the parties to such Voting Participation shall cause to be paid to Administrative Agent a processing fee in the amount of Three Thousand Five Hundred Dollars ($3,500).  Sub-participations of a Voting Participation by a Voting Participant shall not be permitted hereunder.

10.14     Transfer of Commitment.  Notwithstanding anything else herein to the contrary, any Lender, after receiving the prior written consent of Administrative Agent and Borrower (which consent of Borrower shall (i) only be required after the completion of the initial syndication of the Loans to the sub-underwriters to be identified and subsequent initial retail syndication of the Loans to the Lenders has closed, (ii) only be required so long as no Event of Default has occurred and is continuing and (iii) not be unreasonably withheld or delayed when so required), may from time to time, at its option, sell, assign, transfer, negotiate or otherwise dispose of a portion of its Commitment (and Loans and other Obligations) (including the Lender’s interest in this Agreement and the other Financing Documents) to any bank or other lending institution which in such assigning Lender’s reasonable judgment is reasonably capable of performing the obligations of a Lender hereunder and reasonably experienced in project financings and, with respect to any such sale, assignment, transfer, negotiation or other disposition occurring prior to Term-Conversion, such bank or other lending institution shall have a combined capital and surplus of at least One Hundred Million Dollars ($100,000,000); provided, however, that (x) no Lender (including any assignee of any Lender) may assign any portion of its Commitment (including Loans) of less than Ten Million Dollars ($10,000,000) (unless to another Lender) or which leaves the assigning Lender with a Commitment (including Loans) of less than Five Million Dollars ($5,000,000) after giving effect to such assignment and all previous assignments (except that a Lender may be left with no Commitment and Loans if it assigns its entire Commitment and Loans), (y) no Lender (including any assignee of any Lender) may assign any portion of its Commitment (including Loans) to a new lender if, at the time of transfer, such assignment would result, if the circumstances (including Governmental Rules) at the time of such transfer were unchanged in claims being made by such new lender, for costs pursuant to Section 2.7 or Section 2.8 hereof in excess of those which could be made by the assigning Lender were it not to make such assignment, unless such new lender waives its right to claim such costs or unless Borrower consents to such transfer and (z) no Lender may transfer to a new Lender which (either itself or through its Affiliates) develops, constructs, owns (other than ownership interests in projects in which such new Lender or such Affiliates are passive investors and neither exercise management nor day to day control over the affairs of such projects) or operates wind farms.  In the event of any such assignment, (a) the assigning Lender’s Proportionate Share shall be reduced by the amount of the Proportionate Share assigned to the new lender; (b) the parties to such assignment shall execute and deliver an appropriate agreement evidencing such sale, assignment, transfer or other disposition and shall cause to be paid to Administrative Agent a processing fee in the amount of Three Thousand Five Hundred Dollars ($3,500); (c) at the assigning Lender’s option, Borrower shall execute and deliver to such new lender new Notes in the forms attached hereto as Exhibit B-1 or Exhibit B-2 (as appropriate), in a principal amount equal to its Proportionate Share of the Commitment being assigned, and Borrower shall execute and exchange with the assigning Lender a replacement note for any Note in an amount equal to the Proportionate Share of the Commitment retained by the Lender, if any, and (d) the assigning Lender shall (without duplication of its obligations pursuant to the immediately preceding clause (c)) cancel and return any Note to Borrower promptly after the effectiveness of such assignment.  Thereafter, such new lender shall be deemed to be a Lender and shall have all of the rights and duties of a Lender (except as otherwise provided in this Article 10), in accordance with its Proportionate Share, under each of the Financing Documents.  For greater certainty, other than as set forth in Section 12.4(b), the costs of the foregoing shall not be for the account of Borrower.

10.15     Laws.  Notwithstanding the foregoing provisions of this Article 10, no sale, assignment, transfer, negotiation or other disposition of the interests of any Lender hereunder or under the other Financing Documents shall be allowed if it would require registration under the Exchange Act, any other federal securities laws or regulations or the securities laws or regulations of any applicable jurisdiction.  Borrower shall, from time to time at the request and expense of Administrative Agent, execute and deliver to Administrative Agent, or to such party or parties as Administrative Agent may designate, any and all further instruments and take such further actions as may in the opinion of Administrative Agent be reasonably necessary or advisable to give full force and effect to such disposition.

10.16     Assignability to Federal Reserve Bank.  Notwithstanding any other provision contained in this Agreement or any other Financing Document to the contrary, any Lender may assign all or any portion of the Loans, DSRA LC Loans, the Energy Hedge LC Loan or Notes held by it to any Federal Reserve Bank or the United States Treasury as collateral security pursuant to Regulation A of the Federal Reserve Board and any Operating Circular issued by such Federal Reserve Bank, provided that any payment in respect of such assigned Loans, DSRA LC Loans, the Energy Hedge LC Loan or Notes made by Borrower to or for the account of the assigning and/or pledging Lender in accordance with the terms of this Agreement shall satisfy Borrower’s obligations hereunder in respect to such assigned Loans, DSRA LC Loans, the Energy Hedge LC Loan or Notes to the extent of such payment.  No such assignment shall release the assigning Lender from its obligations hereunder and in no event shall the Federal Reserve Bank be considered a “Lender” hereunder.

10.17     Response to Borrower Requests.  Administrative Agent and each Lender shall endeavor to act as diligently as practicable in the review of documents, the making of determinations or the consideration of requests for consents, approvals, waivers or amendments required to be reviewed, made or considered by Administrative Agent or the Lenders, as the case may be, as contemplated by and in accordance with the provisions of this Agreement and the other Operative Documents.  Borrower shall provide Administrative Agent with reasonable advance written notice of the expected occurrence of any such requirements and, at the reasonable request of Borrower and to the extent required by this Agreement, Administrative Agent shall so advise the Lenders.  Borrower shall provide such documents and information to any Lender (through Administrative Agent) as Administrative Agent may reasonably consider necessary or advisable, and shall otherwise cooperate with Administrative Agent and the Lenders to permit Administrative Agent and the Lenders effectively to review such documents, make such determinations or consider such requests for consents, approvals, waivers or amendments.

ARTICLE 11
INDEPENDENT CONSULTANTS

11.1       Removal and Fees.  Administrative Agent, in its reasonable discretion, may remove from time to time, any one or more of the Independent Consultants and appoint replacements or shall appoint additional consultants.  If no Event of Default shall have occurred and be continuing such replacement consultants or additional consultants shall be reasonably acceptable to Borrower.  Notice of any replacement Independent Consultant shall be given by Administrative Agent to Borrower, the Lenders and to the Independent Consultant being replaced.  All reasonable fees and expenses of the Independent Consultants (whether the original Independent Consultants or replacements) shall be paid by Borrower; provided, however, that unless an Event of Default shall have occurred and be continuing, Administrative Agent shall request that each such Independent Consultant provide Borrower with its proposed scope of work and proposed budget therefor, and shall consult with and seek the consent of Borrower (such consent not to be unreasonably withheld or delayed) with regard to the matters contained therein.

11.2       Duties.  Each Independent Consultant shall be contractually obligated to Administrative Agent to carry out the activities required of it in this Agreement and as otherwise requested by Administrative Agent and shall be responsible solely to Administrative Agent.  Borrower acknowledges, and will cause each Project Company to acknowledge, that it will not have any cause of action or claim against any Independent Consultant resulting from any decision made or not made, any action taken or not taken or any advice given by such Independent Consultant in the due performance in good faith of its duties to Administrative Agent hereunder, except to the extent arising from such Independent Consultant’s gross negligence or willful misconduct.

11.3       Independent Consultants’ Certificates.

(a)   Borrower, upon request by the Administrative Agent, shall provide such documents and information which are available to Borrower as any of the

Independent Consultants may consider reasonably necessary in order for the Independent Consultants to deliver to Administrative Agent the following certificates:

(i)        certificates of the Insurance Consultant, Borrower’s Environmental Consultants, the Independent Engineer, CRA International, Inc. and DNV or GL delivered on and dated as of the Financial Closing Date as described in Article 3 and containing the matters set out therein;

(ii)       after the Financial Closing Date, all certificates to be delivered pursuant to Section 3.2(c) or, if no Loan has taken place in any month, certificates delivered at the end of the month as to the matters required by Exhibit D-6;

(iii)      monthly after the Financial Closing Date (until the Term-Conversion Date), a full report and status of the progress of each Project to that date, a complete assessment of Project Costs to Final Completion with respect to all of the Projects and such other information and certification as Administrative Agent may reasonably require from time to time; and

(iv)      such other information and certification as Administrative Agent may reasonably require from time to time.

(b)   Following Completion with respect to all of the Projects, Borrower shall provide such documents and information to the (i) Insurance Consultant as it may reasonably consider necessary in order for the Insurance Consultant to deliver annually to Administrative Agent a certificate setting forth a full report on the status of the insurance requirements with respect to each Project and such other information and certification as Administrative Agent may reasonably require from time to time, and (ii) Independent Engineer as it may reasonably consider necessary in order for the Independent Engineer to deliver to Administrative Agent (at such times as Administrative Agent shall reasonably deem necessary) an annual report of the status of each Project.

11.4       Certification of Dates.  Borrower shall provide the Independent Consultants with reasonable notice of the expected occurrence of any such dates or events that would require certificates of Independent Consultants hereunder.

ARTICLE 12
MISCELLANEOUS

12.1       Addresses.  Any communications between the parties hereto or notices provided pursuant hereto or hereunder shall be given to the following addresses:

If to Administrative Agent:	Dexia Crédit Local, New York Branch 445 Park Avenue, 7th Floor New York, New York 10022 Tel: (212) 515-7000 Fax: (212) 753-5522 Attn: Portfolio Management

If to Borrower:	Noble Environmental Power 2006 Hold Co, LLC 8 Railroad Avenue Suite 8, Second Floor Essex, CT 06426 Tel: (860)581-5010 Fax: (860)767-7041 Attn: Vice President of Asset Management

If to the Project Companies:

Noble Bliss Windpark, LLC 8 Railroad Avenue Suite 8, Second Floor Essex, CT 06426

Tel: (860)581-5010 Fax: (860)767-7041 Attn: Vice President of Asset Management

Noble Clinton Windpark I, LLC 8 Railroad Avenue Suite 8, Second Floor Essex, CT 06426

Tel: (860)581-5010 Fax: (860)767-7041 Attn: Vice President of Asset Management

Noble Ellenburg Windpark, LLC 8 Railroad Avenue Suite 8, Second Floor Essex, CT 06426

Tel: (860)581-5010 Fax: (860)767-7041 Attn: Vice President of Asset Management

All notices or other communications required or permitted to be given hereunder shall be in writing and shall be considered as properly given (a) if delivered in person, (b) if sent by overnight delivery service (including Federal Express, ETA, Emery, DHL, Air Borne and other similar overnight delivery services), (c) in the event overnight delivery services are not readily available, if mailed by first class mail, postage prepaid, registered or certified with return receipt requested or (d) if sent by telecopy.  Notice so given shall be effective upon actual receipt by the addressee, except that communication or notice so transmitted by telecopy shall be deemed to have been validly and effectively given on the day (if a Banking Day and, if not, on the next following Banking Day) on which it is transmitted if transmitted before 4 p.m., recipient’s time, and if transmitted after that time, on the next following Banking Day, in each case as evidenced by transmittal confirmation received by the transmitter; provided, however, that if any notice is tendered to an addressee and the delivery thereof is refused by such addressee, such notice shall be effective upon such tender and if notice is sent by telecopy the transmitter will endeavor to confirm such telecopy by telephone, it being agreed that such confirmation by telephone shall be deemed to have occurred in the event the party delivering such notice or other communication has endeavored to leave a voicemail message at the number listed above for the recipient of such notice or other communication.  Any party shall have the right to change its address for notice hereunder to any other location within the United States by giving of thirty (30) days’ written notice to the other parties in the manner set forth herein above.

12.2       Additional Security; Right to Set-Off.  Other than in the Distributable Cash Account, any deposits or other sums at any time credited or due from Lenders and any Project Revenues, securities or other Collateral of the Noble Entities in the possession of Administrative Agent may at all times be treated as collateral security for the payment of the Loans, DSRA LC Loans, the Energy Hedge LC Loan and the Notes and all other obligations of the Noble Entities to the Lenders under this Agreement and the other Financing Documents, and Borrower hereby pledges, and shall cause each of the Project Companies to pledge, to Administrative Agent for the benefit of the Lenders and grants Administrative Agent a security interest and Lien in and to all such deposits, sums, securities or other Collateral.  Regardless of the adequacy of any other collateral, Administrative Agent and only Administrative Agent may execute or realize on the Lenders’ security interest in any such deposits or other sums credited by or due from the Lenders to any Noble Entity, and may apply any such deposits or other sums to or set them off against Borrower’s obligations to Lenders under the Notes and this Agreement at any time after the occurrence and during the continuance of any Event of Default.  Notwithstanding any provision in this Agreement to the contrary, neither Administrative Agent nor any Lender shall have any rights to set off any amounts due to Administrative Agent or any Lender under this Agreement against any funds in the Distributable Cash Account.

12.3       Delay and Waiver.  No delay or omission to exercise any right, power or remedy accruing to Administrative Agent or the Lenders upon the occurrence of any Event of Default or Default or any breach or default of Borrower under this Agreement or any other Financing Document shall impair any such right, power or remedy of Administrative Agent or the Lenders, nor shall it be construed to be a waiver of any such breach or default, or an acquiescence therein, or of any similar breach or default thereafter occurring, nor shall any waiver of any single Event of Default, Default or other breach or default be deemed a waiver of any other Event of Default, Default or other breach or default theretofore or thereafter occurring.  Any waiver, indulgence, permit, consent or approval of any kind or character on the part of Administrative Agent and/or the Lenders of any Event of Default, Default or other breach or default under this Agreement or any other Financing Document, or any waiver on the part of Administrative Agent and/or the Lenders of any provision or condition of this Agreement or any other Financing Document, must be in a writing expressly referencing this Agreement and shall be effective only to the extent in such writing specifically set forth.  All remedies, either under this Agreement or any other Financing Document or by law or otherwise afforded to Administrative Agent and the Lenders, shall be cumulative and not alternative.

12.4       Costs, Expenses and Attorneys’ Fees; Syndication.

(a)   Subject to the letter agreement dated May 25, 2006, among Dexia, Noble Environmental Power, LLC and Chadbourne & Parke LLP, (as supplemented by the letter agreement dated March 5, 2007) Borrower will pay to Administrative Agent and HSH, as Joint Bookrunner, all of its reasonable third-party and out-of-pocket costs and expenses in connection with the preparation, negotiation, closing and costs of administering this Agreement and the Operative Documents, including the reasonable fees, expenses and disbursements of Chadbourne & Parke LLP and other attorneys retained by Administrative Agent in connection with the preparation of such documents and any amendments hereof or thereof, or the negotiation, closing or administration of this Agreement, and the reasonable fees, expenses and disbursements of the Independent Consultants and any other engineering, insurance, environmental and construction consultants to Administrative Agent incurred in connection with this Agreement or the Loans, DSRA LC Loans, the Energy Hedge LC Loan, the Letters of Credit or the Commitments, and the reasonable and documented travel, out-of-pocket, tombstone and lucite costs incurred by Administrative Agent, provided, however, that Borrower shall not be required to pay the fees of Lenders’ (other than Administrative Agent’s) attorneys.  Except as provided in Section 5.21(b), Borrower will reimburse Administrative Agent and the Lenders for all costs and expenses, including reasonable attorneys’ fees, expended or incurred by Administrative Agent and each Lender in enforcing this Agreement or the other Financing Documents in connection with an Event of Default or Default, in actions for declaratory relief in any way related to this Agreement, in collecting any sum which becomes due Administrative Agent or any Lender on the Notes or under the Financing Documents, or in connection with the participation by Administrative Agent, any Lender or the Independent Engineer in any arbitration proceedings under the Construction Contracts.

(b)   In connection with syndication of the credit facilities under this Agreement, an information package, subject to the confidentiality provisions contained in Section 12.20, containing certain relevant information concerning Borrower, each Member, the Projects and the other Project participants will be provided to potential Lenders and participants.  Borrower agrees to cooperate and to cause each Affiliate of Borrower to cooperate in the syndication of the credit facilities under this Agreement in all respects reasonably requested by Administrative Agent and HSH, as Co-Syndication Agent, including participation in a reasonable number of bank meetings held in connection with such syndication, and to provide, for inclusion in such package, all information which Administrative Agent and HSH, as Co-Syndication Agent, may request from it or which Administrative Agent, HSH, as Co-Syndication Agent or Borrower may consider material to a lender or participant, or necessary or appropriate for accurate and complete disclosure.  Borrower shall be responsible for all reasonable documented third-party and out-of-pocket costs and expenses incurred by the Administrative Agent and HSH, as Co-Syndication Agent, in connection with the initial syndication of the credit facilities under this Agreement.

12.5       Attorney-In-Fact.

(a)   For the purpose of allowing Administrative Agent to exercise its rights and remedies provided in Article 8 following the occurrence and during the continuation of an Event of Default, Borrower hereby constitutes and appoints, and shall cause each Project Company to constitute and appoint, Administrative Agent its true and lawful attorney-in-fact, with full power of substitution, to complete any or all of any Projects in the name of the Noble Entities, and hereby empowers such attorney or attorneys as follows:

(i)        To use any unadvanced proceeds of the Loans and any Borrower Equity for the purpose of completing, operating or maintaining any or all of the Projects, the Construction Contracts, the O&M Agreements and the Plans and Specifications or the other Project Documents;

(ii)       To make such changes and corrections in the Plans and Specifications as reasonably shall be necessary or desirable to complete the work on any or all of any Projects in substantially the manner contemplated by the Construction Contracts;

(iii)      To employ such contractors, subcontractors, Administrative Agents, architects and inspectors as reasonably shall be required for such purposes;

(iv)      To pay, settle or compromise all bills and claims which may be or become Liens or security interests against any or all of the Projects or the Collateral, or any part thereof, unless a bond or other security satisfactory to Administrative Agent has been provided;

(v)       To execute applications and certificates in the name of any Noble Entity which reasonably may be required by the Financing Documents or any other agreement or instrument executed by or on behalf of any Noble Entity in connection with any or all of any Projects;

(vi)      To prosecute and defend all actions or proceedings in connection with any or all of any Projects or the Collateral or any part thereof and to take such action and require such performance as such attorney-in-fact reasonably deems necessary under any performance and payment bond and the Financing Documents;

(vii)     To do any and every act which any Noble Entity might do on its behalf with respect to the Collateral or any part thereof or any or all of any Projects and to exercise any or all of any Noble Entity’s rights and remedies under any or all of the Project Documents; and

(viii)    To use any funds contained in any Account, including the Debt Service Reserve Account, to pay interest and principal on the Obligations as accrued from time to time or to pay Project Costs or O&M Costs.

(b)   This power of attorney shall be deemed to be a power coupled with an interest and shall be irrevocable.

12.6       Entire Agreement.  This Agreement and any agreement, document or instrument attached hereto or referred to herein integrate all the terms and conditions mentioned herein or incidental hereto and supersede all oral negotiations and prior writings in respect to the subject matter hereof.  In the event of any conflict between the terms, conditions and provisions of this Agreement and any such agreement, document or instrument, the terms, conditions and provisions of this Agreement shall prevail.

12.7       Governing Law.  THIS AGREEMENT, AND ANY INSTRUMENT OR AGREEMENT REQUIRED HEREUNDER (TO THE EXTENT NOT EXPRESSLY PROVIDED FOR THEREIN), SHALL BE GOVERNED BY, AND CONSTRUED UNDER, THE LAWS OF THE STATE OF NEW YORK, APPLICABLE TO CONTRACTS MADE AND TO BE PERFORMED IN SUCH STATE AND WITHOUT REFERENCE TO CONFLICTS OF LAWS (OTHER THAN SECTION 5-1401 OF THE NEW YORK GENERAL OBLIGATIONS LAW).

12.8       Severability.  In case any one or more of the provisions contained in this Agreement should be invalid, illegal or unenforceable in any respect, the validity,

legality and enforceability of the remaining provisions shall not in any way be affected or impaired thereby, and the parties hereto shall enter into good faith negotiations to replace the invalid, illegal or unenforceable provision.

12.9       Headings.  Paragraph headings and a table of contents have been inserted in this Agreement as a matter of convenience for reference only and it is agreed that such paragraph headings are not a part of this Agreement and shall not be used in the interpretation of any provision of this Agreement.

12.10     Accounting Terms.  All accounting terms not specifically defined herein shall be construed in accordance with GAAP and practices consistent with those applied in the preparation of the financial statements submitted by Borrower to Administrative Agent, and (unless otherwise indicated) all financial data submitted pursuant to this Agreement shall be prepared in accordance with such principles and practices.

12.11     No Partnership, Etc.  Administrative Agent, the Lenders and Borrower intend that the relationship between them shall be solely that of creditor and debtor.  Nothing contained in this Agreement, the Notes or in any of the other Financing Documents shall be deemed or construed to create a partnership, tenancy-in-common, joint tenancy, joint venture or co-ownership by, between or among Administrative Agent, the Lenders and Borrower or any other Person.  Neither Administrative Agent nor the Lenders shall be in any way responsible or liable for the debts, losses, obligations or duties of the Noble Entities, the Equity Support Members or any other Person with respect to the Project Documents, the Projects or otherwise.  All obligations to pay real property or other taxes, assessments, insurance premiums, and all other fees and charges arising from any Project Document or the ownership, operation or occupancy of the Projects and to perform all obligations under the Project Documents, the Real Property Documents and any other agreements and contracts relating to the Projects shall be the sole responsibility of the Noble Entities, as applicable.

12.12     Mortgages; Collateral Documents.  The Loans and the other Obligations are secured in part by the Mortgages encumbering certain properties in New

York.  Reference is hereby made to the Mortgages and the other Collateral Documents for the provisions, among others, relating to the nature and extent of the security provided thereunder, the rights, duties and obligations of the Noble Entities and the rights of Administrative Agent and the Lenders with respect to such security.

12.13     Limitation on Liability.  NO CLAIM SHALL BE MADE BY ANY PARTY HERETO OR ANY OF ITS AFFILIATES, DIRECTORS, EMPLOYEES, ATTORNEYS OR AGENTS AGAINST ANY OTHER PARTY HERETO OR ANY OF ITS AFFILIATES, DIRECTORS, EMPLOYEES, ATTORNEYS OR AGENTS FOR ANY SPECIAL, INDIRECT, CONSEQUENTIAL OR PUNITIVE DAMAGES (WHETHER OR NOT THE CLAIM THEREFOR IS BASED ON CONTRACT, TORT, DUTY IMPOSED BY LAW OR OTHERWISE), IN CONNECTION WITH, ARISING OUT OF OR IN ANY WAY RELATED TO THE TRANSACTIONS CONTEMPLATED BY THIS AGREEMENT OR THE OTHER OPERATIVE DOCUMENTS OR ANY ACT OR OMISSION OR EVENT OCCURRING IN CONNECTION THEREWITH; AND EACH PARTY HEREBY WAIVES, RELEASES AND AGREES NOT TO SUE UPON ANY SUCH CLAIM FOR ANY SUCH SPECIAL, INDIRECT, CONSEQUENTIAL OR PUNITIVE DAMAGES, WHETHER OR NOT ACCRUED AND WHETHER OR NOT KNOWN OR SUSPECTED TO EXIST IN ITS FAVOR.

12.14     Waiver of Jury Trial.  ADMINISTRATIVE AGENT, LC FRONTING BANK, THE LENDERS AND BORROWER HEREBY KNOWINGLY, VOLUNTARILY, AND INTENTIONALLY WAIVE ANY RIGHTS THEY MAY HAVE TO A TRIAL BY JURY IN RESPECT OF ANY LITIGATION BASED HEREON, OR ARISING OUT OF, UNDER, OR IN CONNECTION WITH, THIS AGREEMENT OR ANY OTHER OPERATIVE DOCUMENT, OR ANY COURSE OF CONDUCT, COURSE OF DEALING, STATEMENTS (WHETHER VERBAL OR WRITTEN), OR ACTIONS OF ADMINISTRATIVE AGENT, LC FRONTING BANK, THE LENDERS OR BORROWER.  THIS PROVISION IS A MATERIAL INDUCEMENT FOR ADMINISTRATIVE AGENT AND THE LENDERS TO ENTER INTO THIS AGREEMENT.

12.15     Consent to Jurisdiction.  Administrative Agent, LC Fronting Bank, the Lenders and Borrower agree (and Borrower shall cause each Project Company to agree) that any legal action or proceeding by or against any Noble Entity or with respect to or arising out of this Agreement, the Notes or any other Financing Document may be brought in or removed to the courts of the State of New York, in and for the County of New York, or of the United States of America for the Southern District of New York, as Administrative Agent may elect.  By execution and delivery of this Agreement, Administrative Agent, LC Fronting Bank, the Lenders and Borrower accept (and Borrower shall cause each Project Company to accept), for themselves and in respect of their property, generally and unconditionally, the jurisdiction of the aforesaid courts.  Administrative Agent, the Lenders and Borrower irrevocably consent to the service of process out of any of the aforementioned courts in any such action or proceeding by the mailing of copies thereof by registered or certified airmail, postage prepaid, to Administrative Agent, LC Fronting Bank, the Lenders or Borrower, as the case may be, at their respective addresses for notices as specified herein and that such service shall be effective five (5) Banking Days after such mailing.  Nothing herein shall affect the right to serve process in any other manner permitted by law or the right of Administrative Agent or any Lender to bring legal action or proceedings in any other competent jurisdiction, including judicial or non-judicial foreclosure of any Mortgage.  Administrative Agent, the Lenders and Borrower hereby waive (and the Borrower shall cause each Project Company to waive) any right to stay or dismiss any action or proceeding under or in connection with any or all of any Project, this Agreement or any other Financing Document brought before the foregoing courts on the basis of forum non-conveniens.

12.16     Usury.  Nothing contained in this Agreement or the Notes shall be deemed to require the payment of interest or other charges by Borrower or any other Person in excess of the amount which the holders of the Notes may lawfully charge under any applicable usury laws.  In the event that the holders of the Notes shall collect moneys which are deemed to constitute interest which would increase the effective interest rate to a rate in excess of that permitted to be charged by applicable law, all such sums deemed to constitute interest in excess of the legal rate shall, upon such determination, at the option of the holder of the Notes, be returned to Borrower or credited against the principal balance of the Notes then outstanding.  Nothing contained in this Section 12.16 shall be construed as waiving any usury exemption any Lender has under law, and, to the extent any such exemption applies, this Section 12.16 shall be inapplicable.

12.17     Successors and Assigns.  The provisions of this Agreement shall be binding upon and inure to the benefit of the parties hereto and their respective successors and assigns.  Borrower may not assign or otherwise transfer any of its rights under this Agreement without the prior written consent of Administrative Agent and the Lenders.

12.18     Counterparts.  This Agreement may be executed in one or more counterparts and by facsimile and when signed by all of the parties listed below shall constitute a single binding agreement.

12.19     Trust Fund Provisions.  This Agreement is subject to the trust fund provision of Section 13 of the Lien Law of the State of New York.  The affidavit attached hereto as Exhibit D-7 and made a part hereof is made pursuant to and in compliance with Section 22 of the Lien Law, and if so indicated on such affidavit the proceeds of the loan will be used in part to reimburse the Borrower for payments made by the Borrower prior to the initial Borrowing hereunder but subsequent to the commencement of the Improvements for items of “cost of improvement” as defined in Subdivision 5 of Section 2 of the Lien Law.

12.20     Confidentiality.  The Administrative Agent, the LC Fronting Bank and the Lenders agree to use commercially reasonable efforts to maintain the confidential nature of, and shall not use or disclose the financial information or other confidential information related to any Noble Entity, Noble Environmental or the Projects, without first obtaining Borrower’s prior written consent; provided that nothing in this Section 12.20 shall require any such party to obtain any consent of Borrower in connection with (and Borrower hereby authorizes such party to freely disclose any financial information or confidential information with respect to any Noble Entity, Noble Environmental or the Projects without any consent of Borrower, to the extent otherwise required, in connection with) (a) exercising any of their respective rights under the Operative Documents, including those exercisable upon the occurrence and continuance of an Event of Default; (b) providing information about any Noble Entity, Noble Environmental or the Projects to any other Lender or prospective Lender or any Person acquiring, or potentially acquiring, any interest of the Lenders under this Agreement and any such Person’s directors, officers, employees, agents and consultants in connection with their credit evaluation of Borrower or otherwise (provided, that in the case of any such Person potentially acquiring such an interest from any Lender, such Person shall be bound by the terms of this Section 12.20); (c) any situation in which Administrative Agent, the LC Fronting Bank or the Lenders, or any of them (i) are required by any Legal Requirement or Governmental Authority to disclose information or (ii) are requested by bank examiners to disclose information (provided that if permitted by applicable Legal Requirements, such Person shall be bound by the terms of this Section 12.20); (d) providing information to legal counsel to such party in connection with the transactions contemplated by any of the Operative Documents (provided, that such counsel shall be bound by the terms of this Section 12.20); (e) providing information to independent accountants, auditors or other expert consultants retained by any such party (provided, that such auditors or consultants shall be bound by the terms of this Section 12.20); (f) any information that is in or becomes part of the public domain otherwise than through a wrongful act of any such party or any employees or agents thereof or other Persons to whom confidential information is disclosed under subjections (b), (c), (d) or (e) above; (g) any information that is in the possession of any such party prior to receipt thereof from Borrower or any other Person known to Administrative Agent, the LC Fronting Bank or the Lenders to be acting on behalf of Borrower; (h) any information that is independently developed by any such party; and (i) any information that is disclosed to any such party by a third party that is not known or reasonably suspected by such party to be bound by a confidentiality agreement with, or other contractual, legal or fiduciary obligation of confidentiality to, Borrower with respect to such information.

12.21     Forbearance Agreement.  The rights of the Secured Parties to exercise any of their respective remedies hereunder or under any of the other Financing

Documents are subject to the restrictions and limitations set forth in the Forbearance Agreement.

[REMAINDER OF PAGE INTENTIONALLY LEFT BLANK]

IN WITNESS WHEREOF, the parties have caused this Agreement to be duly executed by their officers thereunto duly authorized as of the day and year first above written.

NOBLE ENVIRONMENTAL POWER 2006 HOLD CO, LLC, as Borrower

By:	/s/ Charles C. Hinckley
Name:	Charles C. Hinckley
Title:	Chief Executive Officer

DEXIA CRÉDIT LOCAL, NEW YORK BRANCH, as Lead Arranger, Joint Bookrunner, Technical and Documentation Agent, Co-Syndication Agent, LC Fronting Bank, Administrative Agent for the Lenders and as a Lender

By:	/s/ Guy R. Cirincione
Name:	Guy R. Cirincione
Title:	Deputy General Manager

HSH NORDBANK AG, NEW YORK BRANCH, as Lead Arranger, Joint Bookrunner, Co-Syndication Agent for the Lenders and as a Lender

By:	/s/ Thomas K. Emmons
Name:	Thomas K. Emmons
Title:	Senior Vice President

By:	/s/ Tony K. Muoser
Name:	Tony K. Muoser
Title:	Senior Vice President

STATE OF New York	)
	)	ss.:
COUNTY OF New York	)

On the 22 day of June, 2007 before me, the undersigned, personally appeared Charles C. Hinckley, personally known to me or proved to me on the basis of satisfactory evidence to be the individual(s) whose name is subscribed to the within instrument and acknowledged to me that he/she/they executed the same in his/her/their capacity, and that by his/her/their signature on the instrument, the individual(s), or the person upon behalf of which the individual(s) acted, executed the instrument.

/s/ Thomas A. Scott
Thomas A. Scott

Notary Public

STATE OF New York	)
	)	ss.:
COUNTY OF New York	)

On the 22 day of June, 2007 before me, the undersigned, personally appeared Guy R. Cirincione, personally known to me or proved to me on the basis of satisfactory evidence to be the individual(s) whose name is subscribed to the within instrument and acknowledged to me that he/she/they executed the same in his/her/their capacity, and that by his/her/their signature on the instrument, the individual(s), or the person upon behalf of which the individual(s) acted, executed the instrument.

/s/ Jacinta A. Fernandes
Jacinta A. Fernandes

Notary Public

STATE OF New York	)
	)	ss.:
COUNTY OF New York	)

On the 22 day of June, 2007 before me, the undersigned, personally appeared Thomas K. Emmons, personally known to me or proved to me on the basis of satisfactory evidence to be the individual(s) whose name is subscribed to the within instrument and acknowledged to me that he/she/they executed the same in his/her/their capacity, and that by his/her/their signature on the instrument, the individual(s), or the person upon behalf of which the individual(s) acted, executed the instrument.

/s/ Monica Kleinertz
Monica Kleinertz

Notary Public

EXHIBIT A

TO

FINANCING AGREEMENT

DEFINITIONS

“Acceptable DSRA LC” means (a) the DSRA LC or (b) a letter of credit in form and substance satisfactory to Administrative Agent (i) presented to Administrative Agent for approval at least seven (7) Banking Days prior to the date of any proposed issuance thereof, (ii) issued by a financial institution whose long-term senior unsecured debt is rated at least “A-” by S&P or “A3” by Moody’s, (iii) naming Administrative Agent on behalf of the Lenders as the beneficiary, and (iv) containing other terms and provisions reasonably satisfactory to Administrative Agent, including provisions that (A) such letter of credit shall automatically renew upon the expiration thereof unless, at least 60 days prior to such expiration, the issuer thereof shall provide Administrative Agent with a notice of non-renewal of such letter of credit and (B) if no agreement for a renewal or replacement of such letter of credit has been made 30 days prior to the expiration of the letter of credit, or within 20 days after the long-term senior unsecured debt rating of the financial institution that provides the letter of credit is downgraded below “A-” by S&P or “A3” by Moody’s, the stated amount of the letter of credit shall be automatically drawn (without any further action required of Administrative Agent, Borrower, any Project Company or any account party) and the proceeds thereof automatically deposited in the Debt Service Reserve Account.  In addition to and without limiting the foregoing, such letter of credit issued pursuant to subclause (b) above (w) shall have an initial expiration date of at least one year after issuance, (x) shall not be secured by any of the Collateral, (y) shall not impose on Borrower or any Project Company any obligation to reimburse drawing payments thereunder and (z) shall be issued in a face amount equal from time to time to the DSRA Minimum Balance less any amounts on deposit in the Debt Service Reserve Account.

“Acceptable Equity Support Security” means a letter of credit or unconditional and irrevocable guarantee (i) issued or executed, as applicable, by a financial institution or other Person whose long-term senior unsecured debt is rated at least “A-” by S&P or “A3” by Moody’s, (ii) naming Administrative Agent on behalf of the Lenders as the beneficiary, and (iii) containing other terms and provisions reasonably satisfactory to Administrative Agent, including provisions that (A)  such letter of credit or guarantee secures the obligations of the Equity Support Members under the Equity Support Documents, (B) any such guaranty shall have a term of no less than the remaining Term and any such letter of credit shall automatically renew upon the expiration thereof unless, at least 60 days prior to such expiration, the issuer thereof shall provide Administrative Agent with a notice of non-renewal of such letter of credit and (C) if no agreement for a renewal or replacement of such letter of credit has been made 30 days prior to the expiration of the letter of credit, or within 15 days after the long-term senior unsecured debt rating of the financial institution that provides the letter of credit is downgraded below “A-” by S&P or “A3” by Moody’s, the stated amount of the letter of credit shall be automatically drawn (without any further action required of Administrative Agent, Borrower, any Project Company or any account party) and the proceeds thereof automatically deposited into an account designated by Administrative Agent as security for the payment of the obligations of the Equity Support Members under the Equity Support Documents.  In addition to and without limiting the foregoing, any such letter of credit or guaranty issued or executed, as applicable, pursuant to this definition (x) shall not impose on Borrower or any Project Company any obligation to reimburse payments made thereunder, (y) shall not be secured by any of the Collateral and (z) shall, in the case of a letter of credit, have an initial expiration date of at least one year after issuance.

“Acceptance Tests” means any performance test conducted on the WTGs, including tests performed on each WTG as it is constructed and placed in service, all tests required to be performed by any Contractor as a condition to Unit Acceptance (as defined in the Turbine Supply Agreement) or Final Acceptance (as defined in the EPC Contracts), including, without limitation, Test Procedures (as defined in the EPC Contracts), and Start-Up and Commissioning procedures (pursuant to the Turbine Supply Agreement), and all other performance and acceptance tests under the Construction Contracts.

“Accounts” means the Construction Account, the Operating Account, the Debt Service Reserve Account, the O&M and CapEx Reserve Account, the Distribution Reserve Account, the Additional Maintenance Account, the Completion Reserve Account, the Working Capital Accounts, the Insurance Proceeds Account and including any sub-accounts within such accounts.

“Acquisition Loan Mortgage (Bliss)” means the Acquisition Loan Mortgage, Security Agreement, Assignment of Leases and Rents, Financing Statement and Fixture Filing (Bliss), dated as of June 22, 2007, given by NBW and Wyoming County IDA to Administrative Agent in the original principal amount of $108,590,000 encumbering the parcels of real property comprising the Site (Bliss) and intended to be recorded in the Wyoming County Recorder’s Office.

“Acquisition Loan Mortgage (Clinton)” means the Acquisition Loan Mortgage, Security Agreement, Assignment of Leases and Rents, Financing Statement and Fixture Filing (Clinton), dated as of June 22, 2007, given by NCW and Clinton County IDA to Administrative Agent in the original principal amount of $103,675,000 encumbering the parcels of real property comprising the Site (Clinton), except for those parcels encumbered by the Additional Parcel Mortgage (Clinton), and intended to be recorded in the Clinton County Recorder’s Office.

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“Acquisition Loan Mortgage (Ellenburg)” means the Acquisition Loan Mortgage, Security Agreement, Assignment of Leases and Rents, Financing Statement and Fixture Filing (Ellenburg), dated as of June 22, 2007, given by NEW and Clinton County IDA to Administrative Agent in the original principal amount of $92,144,000 encumbering the parcels of real property comprising the Site (Ellenburg), except for those parcels encumbered by the Additional Parcel Mortgage (Ellenburg), and intended to be recorded in the Clinton County Recorder’s Office.

“Actual Interconnection Costs” means, as of the Term-Conversion Date, the actual aggregate costs required or anticipated to be required to be incurred by each Project Company under the Interconnection Agreements, including to design, procure, construct, upgrade and test the facilities contemplated under the Interconnection Agreements, including any cost required to be expended on or in connection with the NYISO system grid, that have not been paid by the Project Companies as of such date.

“Additional Collateral Mortgage (Bliss)” means the Additional Collateral Mortgage, Security Agreement, Assignment of Leases and Rents, Financing Statement and Fixture Filing (Bliss), dated as of June 22, 2007, given by NBW and Wyoming County IDA to Administrative Agent in the original principal amount of $353,655,000 encumbering the parcels of real property comprising the Site (Bliss) and intended to be recorded in the Wyoming County Recorder’s Office.

“Additional Collateral Mortgage (Clinton)” means the Additional Collateral Mortgage, Security Agreement, Assignment of Leases and Rents, Financing Statement and Fixture Filing (Clinton), dated as of June 22, 2007, given by NCW and Clinton County IDA to Administrative Agent in the original principal amount of $364,040,000 encumbering the parcels of real property comprising the Site (Clinton), except for those parcels encumbered by the Additional Parcel Mortgage (Clinton), and intended to be recorded in the Clinton County Recorder’s Office.

“Additional Collateral Mortgage (Ellenburg)” means the Additional Collateral Mortgage, Security Agreement, Assignment of Leases and Rents, Financing Statement and Fixture Filing (Ellenburg), dated as of June 22, 2007, given by NEW and Clinton County IDA to Administrative Agent in the original principal amount of $387,305,000 encumbering the parcels of real property comprising the Site (Ellenburg), except for those parcels encumbered by the Additional Parcel Mortgage (Ellenburg), and intended to be recorded in the Clinton County Recorder’s Office.

“Additional Maintenance Account” has the meaning given in Section 5.3(c) of the Depositary Agreement.

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“Additional Maintenance Amount” means, for any date, an amount necessary, in the reasonable judgment of the Administrative Agent in consultation with the Independent Engineer and the Borrower, to fund on a two-year forward looking rolling basis, anticipated additional maintenance and servicing costs of the Projects’ WTGs during the remaining term of the Term Loan taking into account, among other things, the North American market experience for GE 1.5 SLE wind turbines, the balance in the Additional Maintenance Account and the balance in the O&M and CapEx Reserve Account.  The initial Additional Maintenance Amount, if any, shall be determined on or before the second anniversary of the Term-Conversion Date.  Thereafter, the Additional Maintenance Amount shall be recalculated, as set forth above, annually and included in the Annual Operating Budget.

“Additional Parcel Assignment of Leases (Clinton)” means an Assignment of Leases, Rents and Profits (Clinton - Additional Parcels), dated as of June 22, 2007, with respect to leasehold interests in real property duly executed by NCW in favor of the Administrative Agent in recordable form.

“Additional Parcel Assignment of Leases (Ellenburg)” means an Assignment of Leases, Rents and Profits (Ellenburg - Additional Parcels), dated as of June 22, 2007, with respect to leasehold interests in real property duly executed by NEW in favor of the Administrative Agent in recordable form.

“Additional Parcel Financing Statement and Fixture Filing (Clinton)” means the Financing Statement and Fixture Filing for the interest in real property comprising the Site (Clinton), except for the interest encumbered by the Mortgages (Clinton) (other than the Additional Parcel Mortgage (Clinton)), substantially in the form of Exhibit E-3, duly executed by NCW.

“Additional Parcel Financing Statement and Fixture Filing (Ellenburg)” means the Financing Statement and Fixture Filing for the interest in real property comprising the Site (Ellenburg), except for the interest encumbered by the Mortgages (Ellenburg) (other than the Additional Parcel Mortgage (Ellenburg)), substantially in the form of Exhibit E-4, duly executed by NEW.

“Additional Parcel Mortgage (Clinton)” means the Mortgage, Security Agreement, Assignment of Leases and Rents, Financing Statement and Fixture Filing (Clinton - Additional Parcels), dated as of June 22, 2007, given by NCW, as Mortgagor to the Administrative Agent, as Mortgagee in the original principal amount of $320,000 encumbering the parcels of real property comprising the Site (Clinton), except for those parcels encumbered by the Mortgages (Clinton) (other than the Additional Parcel Mortgage (Clinton)), and intended to be recorded in the Clinton County Recorder’s Office and the Franklin County Recorders’ Office.

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“Additional Parcel Mortgage (Ellenburg) “ means the Mortgage, Security Agreement, Assignment of Leases and Rents, Financing Statement and Fixture Filing (Ellenburg - Additional Parcels), dated as of June 22, 2007, given by NEW, as Mortgagor to the Administrative Agent, as Mortgagee in the original principal amount of $320,000 encumbering the parcels of real property comprising the Site (Ellenburg), except for those parcels encumbered by the Mortgages (Ellenburg) (other than the Additional Parcel Mortgage (Ellenburg)), and intended to be recorded in the Ellenburg County Recorder’s Office.

“Additional Project Documents” means any contracts or agreements entered into between any Noble Entity and any other Person or assigned to any Noble Entity subsequent to the Financial Closing Date and that either (a) replaces or substitutes for an existing Project Document (in which case the contract which is so replaced will cease to be a Project Document), (b) has a term greater than twelve (12) months or (c) has a value over its term in excess of $250,000; provided, however, that notwithstanding the foregoing, any contract or agreement between any Noble Entity and any Affiliate, except as permitted by Section 6.8 of the Financing Agreement, shall be deemed an Additional Project Document hereunder.

“Adjustment Date” has the meaning given in Section 5.9(a) of the Financing Agreement.

“Administrative Agent” means Dexia, acting in its capacity as Administrative Agent for the Lenders under the Financing Agreement, or any successor appointed pursuant to the terms of the Financing Agreement.

“Affiliate” of a specified Person means any other Person that directly, or indirectly through one or more intermediaries, controls, is controlled by or is under common control with the Person specified, or who holds or beneficially owns ten percent (10%) or more of the equity interest in the Person specified or ten percent (10%) or more of any class of voting securities of the Person specified.

“Amortization Schedule” means the amortization schedule set forth as Exhibit J to the Financing Agreement, as the same may be amended or replaced pursuant to the Financing Agreement (including pursuant to Section 3.3(w) of the Financing Agreement).

“Annual Operating Budgets” means each operating plan and a budget, detailed by calendar month and consistent with the methodology set forth in the Base Case Projections, of anticipated revenues, debt service, the Average Annual Debt Service Coverage Ratio for the year ending on the anticipated date of Completion, and each year subsequent thereto throughout the Term, proposed shareholder or member distributions,

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maintenance, repair and operation expenses (including reasonable allowance for contingencies and working capital), maintenance reserves and all other anticipated O&M Costs for each Project, initially for the period from Completion to the conclusion of the first full fiscal year thereafter (and for each subsequent Annual Operating Budget, for each fiscal year subsequent thereto throughout the Term), and Borrower shall re-assess the scheduling and probable cost of each material item of maintenance of each Project and include a timetable and budget therefor in each of such Annual Operating Budgets.

“Appeal Proceeding Side Letter (Noble/Dexia)” means that certain letter agreement, dated as of June 22, 2007, among the Borrower, the Administrative Agent and HSH.

“Applicable Construction Loan Margin” means (i) from and including the Financial Closing Date to but excluding the date on which the New York State Appellate Division, Third Department issues an order dismissing the Appeal Proceeding (as defined in the Appeal Proceeding Side Letter (Noble/Dexia)), 1.375% and (ii) from and including the date of such dismissal described in clause (i), above, to but excluding the Term-Conversion Date, 1.25%.

“Applicable LC Fee Margin” means (a) from and including the Financial Closing Date to but excluding the fifth (5th) annual anniversary of the Term-Conversion Date, 1.30%, (b) from and including the fifth (5th) annual anniversary of the Term-Conversion Date to but excluding the ninth (9th) annual anniversary of the Term-Conversion Date, 1.425%, and (c) from and including the ninth (9th) annual anniversary of the Term-Conversion Date to and including the Term Loan Maturity Date, 1.55%.

“Applicable LC Loan Margin” means the sum of (i) the Applicable Term Loan Margin plus (ii) 0.50%.

“Applicable Permit” means, at any time, any Permit, including any Environmental Permit, zoning, sanitation, FERC, import, export, safety, siting or building Permit that is (a) necessary at such given time in light of the stage of development, construction or operation of any Project (to the extent required by Legal Requirements or the Operative Documents) to acquire, lease, develop, construct, test, operate, maintain, repair, own or use each Project as contemplated by the Operative Documents, to sell electricity therefrom, and for the Borrower or any Project Company to enter into any Operative Document or to consummate any transaction contemplated thereby, in each case in accordance with all applicable Legal Requirements and/or (b) listed on the Schedule of Applicable Permits attached to the Financing Agreement as Exhibit H-2.

“Applicable Term Loan Margin” has the meaning given in Section 2.2(b) of the Financing Agreement.

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“Asset Manager” means Noble Management Services, LLC, a Delaware limited liability company.

“Assignment of Easements” means each Assignment of Easement from NEP and other Noble Entities to NBW, NCW or NEW duly executed by the parties thereto and in recordable form.

“Assignment of Leases (Bliss)” means an Assignment of Leases, Rents and Other Income with respect to leasehold interests in real property duly executed by NBW and Wyoming County IDA in recordable form.

“Assignment of Leases (Clinton)” means an Assignment of Leases, Rents and Other Income with respect to leasehold interests in real property duly executed by NCW and Clinton County IDA in recordable form.

“Assignment of Leases (Ellenburg)” means an Assignment of Leases, Rents and Other Income with respect to leasehold interests in real property duly executed by NEW and Clinton County IDA in recordable form.

“Assignment of Leases” means, collectively, the Assignment of Leases (Bliss), the Assignment of Leases (Clinton), the Assignment of Leases (Ellenburg), the Additional Parcel Assignment of Leases (Clinton) and the Additional Parcel Assignment of Leases (Ellenburg).

“Authorized Person” means a natural Person designated by Borrower as such on forms supplied by Administrative Agent.

“Available Construction Funds” means at any time the sum of (a) the aggregate of the undisbursed proceeds of the Total Construction Loan Commitment and the Total Equity Bridge Loan Commitment, plus (b) the undisbursed Insurance Proceeds and Eminent Domain Proceeds which are available for the payment of Project Costs, plus (c) any damages or liquidated damages which are available for payment of Project Costs under any Project Document, plus (d) (without duplication of any amounts under clause (a) above) any amounts on deposit in the Construction Account which are available for payment of Project Costs, plus (e) any additional equity paid to Borrower.

“Available Construction Loan Commitment” means at any time (a) on or prior to the Construction Loan Maturity Date, the Total Construction Loan Commitment at such time minus the aggregate principal amount of all Construction Loans outstanding at such time and (b) after the Construction Loan Maturity Date, zero; provided, however, that notwithstanding the foregoing, a portion of the Total Construction Loan Commitment in an amount equal to the sum of the Completion Reserve Borrowing shall

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be unavailable for Borrowing until the Term-Conversion Date, and shall comprise a portion of the Final Drawing, all as more fully set forth in Section 3.3(a) of the Financing Agreement.

“Available Equity Bridge Loan Commitment” means at any time (a) during the Equity Bridge Loan Availability Period, the Total Equity Bridge Loan Commitment at such time minus the aggregate principal amount of all Equity Bridge Loans outstanding at such time; and (b) after the Equity Bridge Loan Availability Period, zero.

“Available LC Commitment” means, with respect to any Letter of Credit (a) at any time and from time to time prior to the Expiration Date of such Letter of Credit, the Total LC Commitment applicable to such Letter of Credit minus the LC Exposure applicable to such Letter of Credit; and (b) at any time after such Expiration Date, zero.

“Average Annual Debt Service Coverage Ratio” means, as of the required date, the ratio of (a) Operating Cash Available for Debt Service to (b) Debt Service, for the preceding twelve month period ending on such date; provided, however, that the first such Average Annual Debt Service Coverage Ratio calculated pursuant to Section 5.22 of the Financing Agreement shall be calculated by reference to actual figures in the period between the Term-Conversion Date and the calculation date, plus budgeted amounts shown in the Base Case Projections for those months subsequent to the calculation date as necessary to make a 12 month calculation period.

“Banking Day” means any day (a) other than a Saturday, Sunday or other day on which banks are authorized to be closed in New York, New York; and (b) which is also a day on which dealings in Dollar deposits are carried out in the London interbank market.

“Bankruptcy Event” has the meaning given in Section 8.4 of the Financing Agreement.

“Bankruptcy Law” means Title 11, United States Code, and any other state or federal insolvency, reorganization, moratorium or similar law for the relief of debtors.

“Base Case Projections” means a financial model that is a projection of operating results for the Projects over a period ending no sooner than 2022, showing Borrower’s reasonable good faith estimates, prepared as of the Financial Closing Date, the Term-Conversion Date, or the date additional Term Loans are advanced pursuant to Section 2.12 of the Financing Agreement, as applicable, of revenue, operating expenses, Projected Debt Service Coverage Ratios and sources and uses of revenues over the forecast period, which projection as of the Financial Closing Date is attached as Exhibit H-3 to the Financing Agreement.

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“Bliss Purchase Order” means that certain Purchase Order No. 1 with respect to Project (Bliss), dated as of May 2, 2007, under that certain Master Contract for the Sale of Power Generation Equipment and Related Services between Noble Environmental Power 2007 Equipment Co, LLC and Turbine Supplier, dated as of October 17, 2006 together with all the schedules, attachments, exhibits and Appendix A thereto, as assigned to NBW pursuant to that certain Turbine Assignment Agreement, dated as of June 1, 2007, by and among Noble Environmental Power 2007 Equipment Co, LLC, NBW and the Turbine Supplier.

“Bliss Purchase Order Consent” means that certain consent and agreement dated as of June 22, 2007 between NBW, Turbine Supplier and Administrative Agent.

“BNY Fee Agreement” means the agreement between The Bank of New York and the Borrower, dated as of April 30, 2007.

“Border Parcels” means parcels of land with respect to which Borrower has a real property interest (including leasehold or easement interests) and located within a Site on which no Improvements, roadways, WTG’s or Interconnection Lines comprising any portion of a Project are located.

“Borrower” means Noble Environmental Power 2006 Hold Co, LLC, a Delaware limited liability company.

“Borrower Equity” means the equity required to be contributed by each Equity Support Member pursuant to the Equity Capital Contribution Agreement and which equity will be applied pursuant to Section 5.1 of the Financing Agreement.

“Borrower’s Environmental Consultants” means Ecology and Environment, Inc.

“Borrower Pledge Agreement” means the Borrower Pledge Agreement (including the ownership certificates and any disposition instruments, transfer powers and irrevocable proxies attached thereto), substantially in the form of Exhibit E-8, each duly executed by Borrower and Administrative Agent.

“Borrowing” means a borrowing by Borrower of any Construction Loan (including the Final Drawing), Equity Bridge Loan or Term Loan, or the issuance or extension of any Letter of Credit in each case upon the satisfaction (or waiver in accordance with the terms of the Financing Agreement) of each of the applicable conditions precedent listed in Article 3 of the Financing Agreement.

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“Borrowing Date” means a Banking Day specified in a Notice of Borrowing on which the Lenders make Loans pursuant to the Financing Agreement.

“Building Loan Agreements” means (i) Building Loan Agreement (Bliss) with respect to the items which are Cost of Improvement for the Bliss Project; (ii) Building Loan Agreement (Clinton) with respect to the items which are Cost of Improvement for the Clinton Project and (iii) Building Loan Agreement (Ellenburg) with respect to the items which are Cost of Improvement for the Ellenburg Project, each between the applicable Project Company and the Administrative Agent and the Secured Parties, in form and substance satisfactory to the Administrative Agent and in recordable form in the county in which the applicable Project is located.

“Building Loan Mortgage (Bliss)” means the Building Loan Mortgage, Security Agreement, Assignment of Leases and Rents, Financing Statement and Fixture Filing (Bliss), dated as of June 22, 2007, given by NBW and Wyoming County IDA to Administrative Agent in the original principal amount of $60,405,000 encumbering the parcels of real property comprising the Site (Bliss) and intended to be recorded in the Wyoming County Recorder’s Office.

“Building Loan Mortgage (Clinton)” means the Building Loan Mortgage, Security Agreement, Assignment of Leases and Rents, Financing Statement and Fixture Filing (Clinton), dated as of June 22, 2007, given by NCW and Clinton County IDA to Administrative Agent in the original principal amount of $54,935,000 encumbering the parcels of real property comprising the Site (Clinton), except for those parcels encumbered by the Additional Parcel Mortgage (Clinton), and intended to be recorded in the Clinton County Recorder’s Office.

“Building Loan Mortgage (Ellenburg)” means the Building Loan Mortgage, Security Agreement, Assignment of Leases and Rents, Financing Statement and Fixture Filing (Ellenburg), dated as of June 22, 2007, given by NEW and Clinton County IDA to Administrative Agent in the original principal amount of $44,627,000 encumbering the parcels of real property comprising the Site (Ellenburg), except for those parcels encumbered by the Additional Parcel Mortgage (Ellenburg), and intended to be recorded in the Clinton County Recorder’s Office.

“Capital Adequacy Requirement” has the meaning given in Section 2.8(d) of the Financing Agreement.

“Certificates of Design Suitability” means those certain site-specific certifications of the WTGs with respect to each Project from either DNV or GL, in each case in form and substance reasonably satisfactory to Administrative Agent and the Independent Engineer.

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“Change of Law” has the meaning given in Section 2.8(b) of the Financing Agreement.

“Claims” has the meaning given in Section 5.21(a)(i) of the Financing Agreement.

“Clinton County” means the County of Clinton, New York.

“Clinton County IDA” means the County of Clinton, New York Industrial Development Agency.

“Clinton County Recorder’s Office” means the Office of the County Clerk of Clinton County, New York.

“Clinton County Treasurer” means The County Treasurer of Clinton County, New York, as agent for Clinton County, the Town of Clinton, New York, the Northern Adirondack Central School District and the Chateaugay Central School District.

“CMS” means all computer monitoring systems necessary for each of the Projects to operate as designed, including all computer hardware, communications cable to the meteorological stations and to each wind turbine controller, fiber optic cable instrumentation, and all related computer software, all as more particularly described in Exhibit A of the EPC Contracts.

“Code” means the Internal Revenue Code of 1986, as amended.

“Collateral” means all real and personal property which is subject, from time to time, to the security interests or liens granted in or purported or intended to have been granted by any of the Collateral Documents.

“Collateral Documents” means, collectively, the Building Loan Agreements, the Mortgages, the Assignment of Leases, the Security Agreement, the Pledge Agreements, the Depositary Agreement, the Control Agreements (Project Companies), Control Agreement (Operations), the Equity Support Documents, the Project Company Guarantees, the NEP Guarantee, the NEP Interest Guarantee, any Acceptable DSRA LC, the Consents and any other mortgage, deed of trust, security document, financing statement and any similar document or instrument filed or recorded for the benefit of the Administrative Agent and/or the Lenders in connection with the foregoing.

“Commitment Fees” means, collectively, the Construction Loan Commitment Fees, the Equity Bridge Loan Commitment Fees and the LC Commitment Fees.

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“Commitments” means, with respect to each Lender, without duplication, such Lender’s Construction Loan Commitment, Term Loan Commitment, LC Commitment and Equity Bridge Loan Commitment; and, with respect to all Lenders, means, without duplication, the Total Construction Loan Commitment, the Total Term Loan Commitment, the Total Equity Bridge Loan Commitment and the Total LC Commitment.

“Common Facilities” has the meaning given in the Co-Tenancy Agreement.

“Completion” means, with respect to each Project, that (a) Commercial Operation (as defined in the Turbine Supply Agreement) and Substantial Completion (as defined in the EPC Contracts) have each occurred (including acceptance by the Project Company owning such Project and the Independent Engineer of the Commercial Operation Certificate under the Turbine Supply Agreement as provided therein) with respect to all WTGs comprising each Project (other than WTGs in an aggregate amount for all of the Projects not to exceed nineteen (19)), (b) all WTGs comprising each Project (other than WTGs in an aggregate amount for all of the Projects not to exceed nineteen (19)) have passed Acceptance Tests pursuant to the EPC Contracts, (c) completion of all such work (including completion of such Project’s CMS but other than Punch List Items) shall have occurred in accordance in all material respects with the Plans and Specifications, the Certificates of Design Suitability and the requirements of all Legal Requirements, (d) the initial synchronization date (as provided in the Interconnection Agreements) has occurred and (e) the Projects shall be interconnected with the transmission provider (as provided in the Interconnection Agreements), all as certified by the Independent Engineer (substantially in the form attached as Exhibit G-3(b) to the Financing Agreement) to Administrative Agent and the Lenders (which certifications shall be reasonably satisfactory to the Administrative Agent).  For purposes of clarification, unless expressly stated where used to the contrary, the term “Completion” shall refer to Completion of all of the Projects (and not Completion of less than all of the Projects) and shall not be deemed achieved until all of the Projects have achieved Completion.

“Completion Reserve Account” has the meaning given in Section 5.3(g) of the Depositary Agreement.

“Completion Reserve Borrowing” means a Borrowing of Construction Loans on the Term-Conversion Date in an amount equal to the Permitted Completion Amount, the proceeds of which shall be used solely to fund the Completion Reserve Account.

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“Confidential Offering Memorandum” means that certain Noble Environmental Power Confidential Senior Debt Offering Memorandum dated November 5, 2006.

“Confirmation of Interest Period Selection” has the meaning given in Section 2.4(b)(ii) of the Financing Agreement.

“Consents” means the consents to collateral assignment identified on Exhibit F-2 of the Financing Agreement, including, without limitation, the Landowner Consents, the Non-Disturbance Agreements and the IDA Consents and consents to collateral assignment entered into after the Financial Closing Date, in each case by and among Borrower or the relevant Project Company, Administrative Agent and the Persons identified therein and in substantially the form of Exhibit F-1 to the Financing Agreement, in each case in form and substance reasonably satisfactory to Administrative Agent.

“Construction Account” has the meaning given in Section 5.1(a)(i) of the Depositary Agreement.

“Construction Loan Note” and “Construction Loan Notes” have the meanings given in Section 2.4(e) of the Financing Agreement.

“Construction Contracts” means the EPC Contracts and the Turbine Supply Agreement.

“Construction Loan” and “Construction Loans” have the meanings given in Section 2.1(a)(i) of the Financing Agreement.

“Construction Loan Availability Period” means the period from the Financial Closing Date to the Construction Loan Maturity Date.

“Construction Loan Commitment” means, at any time with respect to each Lender, such Lender’s Proportionate Share of the Total Construction Loan Commitment at such time.

“Construction Loan Commitment Fees” has the meaning given in Section 2.6(b)(i) of the Financing Agreement.

“Construction Loan Facility” has the meaning given in Section 2.1(a)(i) of the Financing Agreement.

“Construction Loan Maturity Date” means the earliest to occur of (a) March 31, 2008, or (b) the Term-Conversion Date.

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“Construction Period” means the period from the Financial Closing Date until but not including the Term-Conversion Date.

“Construction Working Capital Accounts” has the meaning given in Section 1.1 of the Depositary Agreement.

“Consumer Price Index” shall mean the Consumer Price Index for all Urban Consumers, Northeast Region, as published by the United States Department of Labor, Bureau of Labor Statistics, such successor index as may be published by the United States Government, or such substitute index as may be mutually agreed to by the Administrative Agent and the Borrower.

“Contractors” means, collectively, the Turbine Supplier and the EPC Contractor.

“Control Agreement (Bliss)” means that certain control agreement dated as of June 22, 2007 among NBW, Administrative Agent and the Working Capital Account Bank regarding the perfection of Administrative Agent’s Lien on the Bliss Construction Working Capital Account (as defined in the Depositary Agreement).

“Control Agreement (Clinton)” means that certain control agreement dated as of June 22, 2007 among NCW, Administrative Agent and the Working Capital Account Bank regarding the perfection of Administrative Agent’s Lien on the Clinton Construction Working Capital Account (as defined in the Depositary Agreement).

“Control Agreement (Ellenburg)” means that certain control agreement dated as of June 22, 2007 among NEW, Administrative Agent and the Working Capital Account Bank regarding the perfection of Administrative Agent’s Lien on the Ellenburg Construction Working Capital Account (as defined in the Depositary Agreement).

“Control Agreements (Project Companies)” means, collectively, the Control Agreement (Bliss), the Control Agreement (Clinton) and the Control Agreement (Ellenburg).

“Control Agreement (Operations)” means that certain control agreement to be entered into among the Borrower, the Project Companies, Administrative Agent and the Working Capital Account Bank regarding the perfection of Administrative Agent’s Lien on the Operations Working Capital Account, in form and substance satisfactory to Administrative Agent.

“Controlled Group” means (a) a corporation which is a member of a controlled group of corporations with any Noble Entity within the meaning of

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Section 414(b) of the Code, (b) a trade or business (including a sole proprietorship, partnership, trust, estate or corporation) which is under common control with any Noble Entity within the meaning of Section 414(c) of the Code or Section 4001(b)(1) of ERISA, (c) a member of an affiliated service group with any Noble Entity within the meaning of Section 414(m) of the Code, or (d) an entity deemed affiliated with any Noble Entity under Section 414(o) of the Code.

“Conveyed Transmission Owner Facilities” means the portion of the substation, interconnection, microwave or transmission facilities constructed or otherwise developed by NBW, NCW and/or NEW or an Affiliate thereof, described on Exhibit H-7 to the Financing Agreement, which the applicable Project Company contemplates selling, leasing, transferring, conveying or otherwise disposing of to NYPA, the Village of Arcade or Niagara Mohawk Power Corporation, as applicable, pursuant to the applicable Interconnection Agreements or the EPC Contract (Mohawk).

“Cost of Improvement” means the Cost of Improvement for the Bliss Project, the Cost of Improvement for the Clinton Project and the Cost of Improvement for the Ellenburg Project.

“Cost of Improvement for the Bliss Project” means those items defined as cost of improvement under Section 2(5) of the Lien Law with respect to the Project (Bliss).

“Cost of Improvement for the Clinton Project” means those items defined as cost of improvement under Section 2(5) of the Lien Law with respect to the Project (Clinton).

“Cost of Improvement for the Ellenburg Project” means those items defined as cost of improvement under Section 2(5) of the Lien Law with respect to the Project (Ellenburg).

“Co-Tenancy Agreement” means the Co-Tenancy Agreement by and among NCW, NEW, Asset Manager and Operator.

“Counterparties” has the meaning given in Section 2.11(a) of the Financing Agreement.

“Credit Event” means the Financial Closing Date, each Borrowing, issuance of the DSRA LC, and Term-Conversion.

“CS Guaranty” means the Guarantee, dated as of June 22, 2007, by Credit Suisse (USA), Inc. in favor of the Borrower.

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“Debt” of any Person at any date means, without duplication, (a) all obligations of such Person for borrowed money, (b) all obligations of such Person evidenced by bonds, debentures, notes or other similar instruments, (c) all obligations of such Person to pay the deferred purchase price of property or services, except trade accounts payable arising in the ordinary course of business, (d) all obligations of such Person under leases which are or should be, in accordance with GAAP, recorded as capital leases in respect of which such Person is liable, (e) all obligations of such Person to purchase securities which arise out of or in connection with the sale of the same or substantially similar securities, (f) all deferred obligations of such Person to reimburse any bank or other Person in respect of amounts paid or advanced under a letter of credit or other instrument, (g) all Debt of others secured by a Lien on any asset of such Person, whether or not such Debt is assumed by such Person and (h) all Debt of others guaranteed directly or indirectly by such person or as to which such Person has an obligation substantially the economic equivalent of a guarantee.

“Debt Service” means for Borrower and the Project Companies (on a consolidated basis) and for any period, and without duplication of amounts included in the definition of O&M Costs, all obligations for principal, interest payments and any fees and expenses, including net obligations in respect of the Interest Rate Agreements and Energy Hedge Agreement, due in respect of all Debt (or, with respect to the Energy Hedge Agreement, amounts) payable by Borrower and the Project Companies (on a consolidated basis) in such period; provided, that Debt Service shall not include increases or reductions to the Tracking Account.

“Debt Service Reserve Account” has the meaning given in Section 5.3(d)(i) of the Depositary Agreement.

“Default” means any occurrence, circumstance or event, or any combination thereof, which, with the lapse of time, the giving of notice or both, would constitute an Event of Default.

“Default Rate” means (a) with respect to Loans, the interest rate per annum equal to the then applicable LIBO Rate plus two percent (2%) plus (i) during the Construction Loan Availability Period, the Applicable Construction Loan Margin, or (ii) during the Term Loan Availability Period, the Applicable Term Loan Margin and (b) with respect to any DSRA LC Loan, the Energy Hedge LC Loan or any Reimbursement Obligation, the interest rate per annum equal to the then applicable LIBO Rate plus two percent (2%) plus the Applicable LC Loan Margin, provided that in no event shall the Default Rate exceed the maximum rate permitted by applicable law.

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“Depositary” means The Bank of New York, in its capacity as Depositary under the Depositary Agreement, or its successor appointed pursuant to the terms of the Depositary Agreement.

“Depositary Agreement” means a Depositary Agreement substantially in the form of Exhibit E-6, duly executed by Borrower, Administrative Agent and Depositary.

“Dexia” means Dexia Crédit Local, New York Branch.

“Dexia Fee Letter” means that certain letter dated June 22, 2007 between Borrower and Dexia.

“Distributable Cash” has the meaning given in Section 5.2(a)(xvi) of the Depositary Agreement.

“Distributable Cash Account” means a deposit account of Borrower titled the “New York 2006 Portfolio Wind Generation Projects – Distributable Cash Account” over which Administrative Agent shall not have a security interest or a lien for the benefit of itself or any Lender.

“Distribution Date” means 15 Banking Days after each Repayment Date up to and including the Term Loan Maturity Date or, if such date occurs on a day other than a Banking Day, the next succeeding Banking Day after such date.  Notwithstanding anything in any Financing Document to the contrary, no Distribution Date shall occur prior to the Initial Repayment Date.

“Distribution Reserve Account” has the meaning given in Section 5.3(f)(i) of the Depositary Agreement.

“DNV” means Det Norske Veritas.

“Dollars” and “$” means United States dollars or such coin or currency of the United States of America as at the time of payment shall be legal tender for the payment of public and private debts in the United States of America.

“Drawdown Certificate” means a certificate delivered to Administrative Agent substantially in the form of Exhibit D-4 to the Financing Agreement.

“Drawing” means a drawing on a Letter of Credit.

“Drawing Payment” means a payment by LC Fronting Bank of all or any part of the Stated Amount in conjunction with a Drawing under any Letter of Credit.

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“DSRA LC” means that certain letter of credit to be issued in favor of the Administrative Agent pursuant to Section 2.3(a)(ii) of the Financing Agreement.

“DSRA LC Loan” has the meaning given in Section 2.3(d)(iv)(B) of the Financing Agreement.

“DSRA LC Loan Maturity Date” has the meaning given in Section 2.3(d)(iv)(B) of the Financing Agreement.

“DSRA Minimum Balance” means, as of a given date, one-half of the interest and principal payments on the Term Loans scheduled to be paid on the next two (2) Repayment Dates.

“Eminent Domain Proceeds” has the meaning given in Section 5.5 of the Depositary Agreement.

“Energy Hedge Agreement” means the ISDA Master Agreement and ISDA Credit Support Annex, dated as of June 20, 2007, between Borrower and the Energy Hedge Provider and the schedules and confirmation entered into pursuant thereto.

“Energy Hedge Agreement Consent” means that certain consent and agreement dated as of June 22 , 2007, between Borrower and the Energy Hedge Provider and the schedules and confirmation entered into pursuant thereto.

“Energy Hedge LC” means that certain letter of credit, dated as of the later of the (i) Financial Closing Date and (ii) Trade Date (as defined in the Energy Hedge Agreement), issued in favor of the Energy Hedge Provider pursuant to Section 2.3(a)(i) of the Financing Agreement.

“Energy Hedge LC Loan” has the meaning given in Section 2.3(d)(iii)(C) of the Financing Agreement.

“Energy Hedge LC Loan Maturity Date” has the meaning given in Section 2.3(d)(iii)(C) of the Financing Agreement.

“Energy Hedge Provider” means Credit Suisse Energy LLC, and its successors and assigns under the Energy Hedge Agreement.

“Environmental Claim” means any and all obligations, liabilities, losses, administrative, regulatory or judicial actions, suits, demands, decrees, claims, liens, judgments, warning notices, notices of noncompliance or violation, investigations, proceedings, removal or remedial actions or orders, or damages (foreseeable and unforeseeable, including consequential and punitive damages), penalties, fees,

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out-of-pocket costs, expenses, disbursements, attorneys’ or consultants’ fees, relating in any way to any Hazardous Substances Law or any Permit issued under any such Hazardous Substances Law (hereafter “Claims”), including (a) any and all Claims by Governmental Authorities for enforcement, cleanup, removal, response, remedial or other actions or damages pursuant to any applicable Hazardous Substances Law, and (b) any and all Claims by any third party seeking damages, contribution, indemnification, cost recovery, compensation or injunctive relief resulting from Hazardous Substances or arising from alleged injury or threat of injury to health, safety or the environment.

“Environmental Permit” means any permit required pursuant to a Hazardous Substances Law.

“Environmental Report (Bliss)” means that certain Phase I Environmental Site Assessment dated March 2006 prepared by the Borrower’s Environmental Consultant with respect to the Site (Bliss) and updated by letter from Borrower’s Environmental Consultant dated March 15, 2007.

“Environmental Report (Clinton)” means that certain Phase I Environmental Site Assessment dated March 2006 prepared by the Borrower’s Environmental Consultant with respect to the Site (Clinton) and updated by letter from Borrower’s Environmental Consultant dated March 15, 2007.

“Environmental Report (Ellenburg)” means that certain Phase I Environmental Site Assessment dated March 2006 prepared by the Borrower’s Environmental Consultant with respect to the Site (Ellenburg) and updated by letter from Borrower’s Environmental Consultant dated March 15, 2007.

“Environmental Reports” means, collectively, the Environmental Report (Bliss), the Environmental Report (Clinton) and the Environmental Report (Ellenburg).

“EPC Contractor” means Noble Constructors, LLC (formerly known as Noble Services, Inc.), a Delaware limited liability company.

“EPC Contracts” means, collectively, the EPC Contract (Bliss), the EPC Contract (Clinton), the EPC Contract (Ellenburg), the EPC Contract (Mohawk), the EPC Contract (SUF) and the EPC Contract (TIC).

“EPC Contracts Consent” means that certain consent and agreement dated as of June 22, 2007 between EPC Contractor, NBW, NCW, NEW and Administrative Agent.

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“EPC Contract Consent (CF and SUF)” means that certain consent and agreement dated as of June 22, 2007 between EPC Contractor, NCW, NEW and Administrative Agent.

“EPC Contract (Bliss)” means that certain Engineering, Procurement and Construction Contract, dated as of June 22, 2007, between NBW and EPC Contractor.

“EPC Contract (Clinton)” means that certain Engineering, Procurement and Construction Contract, dated as of June 22, 2007, between NCW and EPC Contractor.

“EPC Contract (Ellenburg)” means that certain Engineering, Procurement and Construction Contract, dated as of June 22, 2007, between NEW and EPC Contractor.

“EPC Contract (Mohawk)” means that certain Engineering, Procurement and Construction Agreement, to be entered into among Niagara Mohawk Power Corporation dba National Grid, a New York corporation, NBW, the Village of Arcade, a New York municipality and NYISO, in form and substance reasonably satisfactory to the Administrative Agent and the parties to that agreement.

“EPC Contract (SUF)” means that certain System Upgrade Facilities Engineering, Procurement and Construction Agreement, dated as of June 22, 2007, among NCW, NEW and EPC Contractor.

“EPC Contract (TIC)” means that certain Common Facilities Engineering, Procurement and Construction Agreement, dated as of June 22, 2007, among NCW, NEW and EPC Contractor.

“Equity Bridge Loan” and “Equity Bridge Loans” have the meanings given in Section 2.1(b)(i) of the Financing Agreement.

“Equity Bridge Loan Availability Period” means the period from the Financial Closing Date to the Equity Bridge Loan Maturity Date.

“Equity Bridge Loan Commitment” means, at any time with respect to each Lender, such Lender’s Proportionate Share of the Total Equity Bridge Loan Commitment at such time.

“Equity Bridge Loan Commitment Fees” has the meaning given in Section 2.6(b)(ii) of the Financing Agreement.

“Equity Bridge Loan Facility” has the meaning given in Section 2.1(b)(i) of the Financing Agreement.

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“Equity Bridge Loan Maturity Date” means the earliest to occur of (a) March 31, 2008; or (b) the Term-Conversion Date.

“Equity Bridge Loan Note” and “Equity Bridge Loan Notes” have the meanings given in Section 2.4(e) of the Financing Agreement.

“Equity Capital Contribution Agreement” means that certain Membership Interest Purchase and Equity Capital Contribution Agreement, dated as of June 22, 2007, among Borrower and each Equity Support Member.

“Equity Support Documents” means, collectively, the Operating Agreement, the LLC Agreement, the LLC Side Letter Agreement, the GE Capital Guaranty, the Equity Capital Contribution Agreement, the PAYG Agreement and ECCA Consent, any Acceptable Equity Support Security and any other equity contribution agreement and guaranty in support thereof required to be entered into in connection with any Permitted Transfer to an Equity Support Member, in each case in form and substance satisfactory to Administrative Agent and the Majority Lenders.

“Equity Support Members” means (a) GE SPV, and (b) following a Permitted Transfer of an Equity Support Member’s interest, each Member of Borrower (other than Noble Environmental) which, until its obligations under the Equity Capital Contribution Agreement (other than its indemnification obligations pursuant to Section 6.02 thereof) and PAYG Agreement have been paid and/or performed in full and the Forbearance Term (as defined in the Forbearance Agreement) has expired, meet the following criteria:  such Member (i) has a long-term senior unsecured debt rating of at least “A3” by Moody’s or “A-” by S&P or (ii) provides security for its obligations under the Equity Capital Contribution Agreement and the PAYG Agreement (in form and substance satisfactory to Administrative Agent in its sole discretion unless such security constitutes Acceptable Equity Support Security).

“Equity Support Member Pledge Agreement” means the Equity Support Member Pledge Agreement (including the ownership certificates and any disposition instruments, transfer powers and irrevocable proxies attached thereto), substantially in the form of Exhibit E-9, each duly executed by the Equity Support Member and Administrative Agent.

“ERISA” means the Employee Retirement Income Security Act of 1974, as amended.

“ERISA Event” means any (i) Reportable Event with respect to an ERISA Plan, (ii) termination of any ERISA Plan, (iii) reasonable grounds for the termination of such ERISA Plan by the PBGC or for the appointment by the appropriate United States

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District Court of a trustee to administer such ERISA Plan as determined by the PBGC or the appropriate United States District Court, as applicable, (iv) appointment of a trustee by a United States District Court to administer any ERISA Plan; (v) institution by the PBGC of proceedings to terminate any ERISA Plan; (vi) complete or partial withdrawal by any Noble Entity or any member of the Controlled Group from any Multiemployer Plan, (vi) Multiemployer Plan shall have entered reorganization status, become insolvent, or terminate (or notified any Noble Entity or any member of the Controlled Group of its intent to terminate) under Section 4041A of ERISA, or (vii) material failure by any Noble Entity or any member of the Controlled Group to make any required contribution or premium payment in respect of any ERISA Plan.

“ERISA Plan” means any employee benefit plan (a) maintained by any Noble Entity or any member of the Controlled Group, or to which any of them contributes or is obligated to contribute, for its employees, (b) covered by Title IV of ERISA or to which Section 412 of the Code applies and (c) with respect to which any Noble Entity is reasonably expected to have any material liability.

“Estimated Interconnection Costs” means, as of the Financial Closing Date, the costs estimated to be incurred by each Project Company under the Interconnection Agreements, which estimate shall be reasonably acceptable to the Administrative Agent (in consultation with the Independent Engineer).

“Event of Default” and “Events of Default” have the meanings given in Article 8 of the Financing Agreement.

“Event of Eminent Domain” means any compulsory transfer or taking by condemnation, eminent domain or exercise of a similar power, or transfer under threat of such compulsory transfer or taking, of any material part of the Collateral or any of the Mortgaged Property, by any agency, department, authority, commission, board, instrumentality or political subdivision of any State in which a Project is located, the United States or another Governmental Authority having jurisdiction.

“EWG” means an “exempt wholesale generator,” as such term is defined in PUHCA and the FERC’s regulations thereunder.

“EWG Determinations” has the meaning given in Section 3.1(hh) of the Financing Agreement.

“Exchange Act” means the Securities Exchange Act of 1934, as amended.

“Excluded Taxes” has the meaning given in Section 2.7(d)(i) of the Financing Agreement.

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“Expiration Date” means, with respect to any Letter of Credit, the date of expiration set forth therein.

“Extended Term Loan Availability Period” means the period from the Term-Conversion Date to the Initial Repayment Date.

“Extended Term Loan Commitment” means, at any time with respect to each Lender, such Lender’s Proportionate Share of the Total Extended Term Loan Commitment at such time.

“Extended Term Loan Commitment Fees” has the meaning given in Section 2.6(b)(iii) of the Financing Agreement.

“FDIC” means the Federal Deposit Insurance Corporation and its successors.

“Federal Funds Rate” means, for any day, the rate per annum (rounded upwards, if necessary, to the nearest 1/100 of 1%) equal to the weighted average of the per annum rates on overnight Federal funds transactions with member banks of the Federal Reserve System arranged by federal funds brokers as published by the Federal Reserve Bank of New York for such day (or, if such rate is not so published for any day, the average of the rates quoted by three federal funds brokers to Administrative Agent on such day on such transactions).

“Federal Reserve Board” means the Board of Governors of the Federal Reserve System.

“Fee Letters” means the Dexia Fee Letter and HSH Fee Letter.

“FERC” means the Federal Energy Regulatory Commission and its successors.

“FERC Orders” has the meaning given in Section 3.1(hh) of the Financing Agreement.

“Final Completion” means, with respect to each Project, that “Final Acceptance” under the EPC Contracts and final acceptance of such work (including acceptance by Borrower and the Project Companies and the Independent Engineer and completion of all Punch List Items) shall have occurred and that completion of all such work shall have been materially in accordance with the terms of the Plans and Specifications and the requirements of all Applicable Permits, all as certified by the Independent Engineer to Administrative Agent (which certification shall be reasonably satisfactory to the Administrative Agent).  For purposes of clarification, unless expressly stated where used to the contrary, the terms “Final Acceptance” shall refer to Final

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Completion of all of the Projects (and not Final Acceptance of less than all of the Projects other than WTGs in an aggregate amount for all of the Projects not to exceed nineteen (19)) and shall not be deemed achieved until all the Projects other than WTGs in an aggregate amount for all of the Projects not to exceed nineteen (19) have achieved Final Acceptance.

“Final Completion Date” means the first anniversary of the Term-Conversion Date.

“Final Completion Tests” means all tests necessary to achieve Final Completion, and the work to which such tests relate.

“Final Drawing” has the meaning given in Section 3.3(a) of the Financing Agreement.

“Final Energy Production Analysis” has the meaning given in Section 3.3(y) of the Financing Agreement.

“Financial Closing” means the satisfaction (or waiver in accordance with the terms of the Financing Agreement) of each of the conditions precedent listed in Section 3.1 of the Financing Agreement.

“Financial Closing Date” means the date upon which Financial Closing occurs.

“Financing Agreement” means that certain Financing Agreement dated as of June 22, 2007, among Borrower, Lead Arrangers, Joint Bookrunners, Technical and Documentation Agent, Co-Syndication Agent, LC Fronting Bank, Administrative Agent and the Lenders.

“Financing Documents” means, collectively, the Financing Agreement, the Notes, the Collateral Documents, the Fee Letters, the Letters of Credit, the Interest Rate Agreements (including all Hedge Transactions thereunder), and any other similar documents, agreements or instruments entered into in connection with any of the foregoing or with the transactions contemplated by the Financing Documents.

“Financing Statement and Fixture Filing (Bliss)” means the Financing Statement and Fixture Filing for the interest in real property comprising the Site (Bliss), substantially in the form of Exhibit E-2, duly executed by NBW.

“Financing Statement and Fixture Filing (Clinton)” means the Financing Statement and Fixture Filing for the interest in real property comprising the Site

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(Clinton), except for the interest encumbered by the Additional Parcel Mortgage (Clinton), substantially in the form of Exhibit E-3, duly executed by NCW.

“Financing Statement and Fixture Filing (Ellenburg)” means the Financing Statement and Fixture Filing for the interest in real property comprising the Site (Ellenburg), except for the interest encumbered by the Additional Parcel Mortgage (Ellenburg), substantially in the form of Exhibit E-4, duly executed by NEW.

“Financing Statements and Fixture Filings” means, collectively, the Additional Parcel Financing Statement and Fixture Filing (Clinton), the Additional Parcel Financing Statement and Fixture Filing (Ellenburg), the Financing Statement and Fixture Filing (Bliss), the Financing Statement and Fixture Filing (Clinton) and the Financing Statement and Fixture Filing (Ellenburg).

“Forbearance Agreement” means the Forbearance Agreement, dated as of June 22, 2007, by and among GE SPV, the Administrative Agent and the Borrower.

“FPA” means the Federal Power Act, 16. U.S.C., Section 824 et seq.

“Franklin County Recorder’s Office” means the Office of the County Clerk of Franklin County, New York.

“GAAP” means generally accepted accounting principles in the United States of America consistently applied.

“GE Capital Guaranty” means the Guaranty, dated as of June 22, 2007, by General Electric Capital Corporation in favor of the Borrower.

“GE SPV” means EFS Noble Holdings, LLC, a Delaware limited liability company.

“GL” means Germanischer Lloyd.

“Governmental Authority” means any national, state or local government (whether domestic or foreign), any political subdivision thereof or any other governmental, quasi-governmental, judicial, public or statutory instrumentality, authority, body, agency, bureau or entity (including any zoning authority, FERC, the Securities and Exchange Commission, the FDIC, the Comptroller of the Currency or the Federal Reserve Board, any central bank or any comparable authority), or any arbitrator with authority to bind a party at law.

“Governmental Entities” means Clinton County IDA, Clinton County, The County Treasurer of Clinton County, New York, the Town of Clinton, New York, The

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Town of Ellenburg, New York, the Chateaugay Central School District, the Northern Adirondack Central School District, Wyoming County IDA, Wyoming County and the Town of Eagle.

“Governmental Rule” means, with respect to any Person, any statute, law, rule, regulation, ordinance, rule of common law, order or binding interpretation, code, treaty, judgment, decree, directive, guideline or similar form of decision of any Governmental Authority in each case applicable to or binding upon such Person or any of its properties or to which such Person or any of its property is subject.

“Hazardous Substances” means (statutory acronyms and abbreviations having the meaning given them in the definition of “Hazardous Substances Laws”) substances defined as “hazardous substances,” “pollutants” or “contaminants” in Section 101 of the CERCLA; those substances defined as “hazardous waste,” “hazardous materials” or “regulated substances” by the RCRA; those substances designated as a “hazardous substance” pursuant to Section 311 of the CWA; those substances defined as “hazardous materials” in Section 103 of the HMTA; those substances regulated as a hazardous chemical substance or mixture or as an imminently hazardous chemical substance or mixture pursuant to Sections 6 or 7 of the TSCA; those substances defined as “contaminants” by Section 1401 of the SDWA, if present in excess of permissible levels; those substances regulated by the Oil Pollution Act; those substances defined as a pesticide pursuant to Section 2(u) of the FIFRA; those substances defined as a source, special nuclear or by-product material by Section 11 of the AEA; those substances defined as “residual radioactive material” by Section 101 of the UMTRCA; those substances defined as “toxic materials” or “harmful physical agents” pursuant to Section 6 of the OSHA); those substances defined as hazardous wastes in 40 C.F.R.  Part 261.3; those substances defined as hazardous waste constituents in 40 C.F.R.  Part 260.10, specifically including Appendix VII and VIII of Subpart D of 40 C.F.R.  Part 261; those substances designated as hazardous substances in 40 C.F.R.  Parts 116.4 and 302.4; those substances defined as hazardous substances or hazardous materials in 49 C.F.R.  Part 171.8; those substances regulated as hazardous materials, hazardous substances, or toxic substances in 40 C.F.R.  Part 1910; any substance or material that is prohibited, regulated or defined as “hazardous” or any other term of similar import under, or for which liability is imposed pursuant to, any Hazardous Substances Law, including without limitation, pollutants, contaminants, wastes, acid mine runoff, toxic substances, toxic mold, noise emissions, radon gas, oil, petroleum, petroleum derivatives, asbestos, PCBs, volatile organic compounds and semivolatile organic compounds, or in the regulations adopted and publications promulgated pursuant to any Hazardous Substances Laws, whether or not such regulations or publications are specifically referenced herein.  Hazardous Substances also include the foregoing substances defined in the counterparts to any of the above cited federal references contained in the Governmental Rules of the

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States in which the Projects are located, including but not limited to the Hazardous Substances Laws and the rules and regulations promulgated pursuant thereto.

“Hazardous Substances Law” means any of:

(a)           the Comprehensive Environmental Response, Compensation, and Liability Act of 1980, as amended (42 U.S.C. Section 9601 et seq.) (“CERCLA”);

(b)           the Federal Water Pollution Control Act (33 U.S.C. Section 1251 et seq.) (“Clean Water Act” or “CWA”);

(c)           the Resource Conservation and Recovery Act (42 U.S.C. Section 6901 et seq.) (“RCRA”);

(d)           the Atomic Energy Act of 1954 (42 U.S.C. Section 2011 et seq.) (“AEA”);

(e)           the Clean Air Act (42 U.S.C. Section 7401 et seq.) (“CAA”);

(f)            the Emergency Planning and Community Right to Know Act (42 U.S.C. Section 11001 et seq.) (“EPCRA”);

(g)           the Federal Insecticide, Fungicide, and Rodenticide Act (7 U.S.C. Section 136 et seq.) (“FIFRA”);

(h)           the Oil Pollution Act of 1990 (P.L. 101-380, 104 Stat. 486);

(i)            the Safe Drinking Water Act (42 U.S.C. Sections 300f et seq.) (“SDWA”);

(j)            the Surface Mining Control and Reclamation Act of 1974 (30 U.S.C. Sections 1201 et seq.) (“SMCRA”);

(k)           the Toxic Substances Control Act (15 U.S.C. Section 2601 et seq.) (“TSCA”);

(l)            the Hazardous Materials Transportation Act (49 U.S.C. Section 1801 et seq.) (“HMTA”);

(m)          the Uranium Mill Tailings Radiation Control Act of 1978 (42 U.S.C. Section 7901 et seq.) (“UMTRCA”);

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(n)           the Occupational Safety and Health Act (29 U.S.C. Section 651 et seq.) (“OSHA”);

(o)           the National Environmental Policy Act (42 U.S.C. Sections 4321 et seq.);

(p)           the State Environmental Quality Review Act (NY ECL Sections 8-0101 et seq.); and

(q)           all other Federal, state or local Legal Requirements now or hereafter in effect that relate to protection of human health or safety to the extent relating to Hazardous Substances, or pollution, management, protection or cleanup of the environment, including the protection of endangered species and migratory birds and the preservation of cultural resources, and all Legal Requirements that relate to (i) any Release or (ii) the use, treatment, storage, disposal, handling, manufacturing, transportation or shipment of Hazardous Substances or otherwise govern Hazardous Substances, including all duties, standards of conduct or responsibility pursuant to common law.

“Hedge Transaction” means any “Transaction” (such as swaps, caps, collars or floors) entered into under an Interest Rate Agreement.

“HSH” means HSH Nordbank AG, New York Branch.

“HSH Fee Letter” means that certain letter dated June 22, 2007, between Borrower and HSH.

“ICAP Revenues” means, for any period, amounts expected to be paid to the Project Companies for installed capacity provided by the Project Companies in the NYISO Installed Capacity market.

“IDA Consents” means  (i) with respect to the Project (Clinton), Consent to Assignment of Lease Agreement from Clinton County IDA, dated as of June 20, 2007 and the Consent to Assignment of Town Agreements from the Town of Clinton, dated as of June 20, 2007, (ii) with respect to the Project (Ellenburg), the Consent to Assignment of Lease Agreement from Clinton County IDA, dated as of June 20, 2007 and the Consent to Assignment of Town Agreement from the Town of Ellenburg, dated as of June 19, 2007 and (iii) with respect to the Project (Bliss), the Consent to Assignment of Wyoming County IDA Documents from Wyoming County IDA, dated June 22, 2007, the Consent to Assignment of Road Use Agreement from the Town of Eagle, dated as of April 23, 2007, and the Consent to Assignment of License Agreement from the Town of

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Eagle, dated as of April 23, 2007, each in favor of the Administrative Agent and its successors and assigns.

“IDA Documents” means (i) with respect to Project (Clinton): the Lease to Agency, dated as of March 1, 2007, between NCW and Clinton County IDA, as supplemented by LTA Supplement No. 1, dated as of March 1, 2007, between NCW and Clinton County IDA and LTA Supplement No. 2, dated as of May 29, 2007, between NCW and Clinton County IDA, the Bill of Sale, dated as of March 1, 2007, from NCW to Clinton County IDA, the Lease Agreement, dated as of March 1, 2007, between NCW and Clinton County IDA, as amended by LA Supplement No. 1, dated as of March 1, 2007, between NCW and Clinton County IDA, a memorandum of which was recorded on March 30, 2007 in the Clinton County Recorder’s Office as Instrument No.2007-00204268, as amended by LTA Supplement No. 2, dated as of May 29, 2007, a memorandum of which is intended to be recorded in the Clinton County Recorder’s Office, the Payment in Lieu of Tax Agreement, dated as of March 1, 2007, between NCW and Clinton County IDA, the Construction Agency Agreement, dated as of March 1, 2007, between NCW, NEW and Clinton County IDA, the Capacity Royalty Agreement, dated as of March 1, 2007, between NCW and Clinton County IDA and the Host Community Agreement, dated as of August 21, 2006, between the Town of Clinton and NCW, (ii) with respect to Project (Ellenburg): the Lease to Agency, dated as of March 1, 2007, between NEW and Clinton County IDA, as amended by LTA Supplement No. 1, dated as of March 1, 2007, between NEW and Clinton County IDA and LTA Supplement No. 2, dated as of May 29, 2007, between NEW and Clinton County IDA, the Bill of Sale, dated as of March 1, 2007, from NEW to Clinton County IDA, the Lease Agreement, dated as of March 1, 2007, between NEW and Clinton County IDA, as supplemented by LA Supplement No. 1, dated as of March 1, 2007, between NCW and Clinton County IDA, a memorandum of which was recorded on March 30, 2007 in the Clinton County Recorder’s Office as Instrument No.2007-00204271, as supplemented by LTA Supplement No. 2, dated as of May 29, 2007, a memorandum of which is intended to be recorded in the Clinton County Recorder’s Office, the Payment in Lieu of Tax Agreement, dated as of March 1, 2007, between NEW and Clinton County IDA, the Capacity Royalty Agreement, dated as of March 1, 2007, between NEW and Clinton County IDA and the Host Community Agreement, dated as of August 21, 2006, between the Town of Ellenburg and NEW, (iii) with respect to Project (Bliss): the Lease to Agency, dated as of April 23, 2007, between NBW and Wyoming County IDA, the Bill of Sale, dated as of April 23, 2007, from NBW to Wyoming County IDA, the Lease Agreement, dated as of April 23, 2007, between NBW and Wyoming County IDA and the Payment in Lieu of Tax Agreement, dated as of April 23, 2007, between NBW and Wyoming County IDA, (iv) the IDA PILOT Mortgages and (v) the IDA Consents and, in each case, all other instruments and documents related thereto and executed in connection therewith.

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“IDA PILOT Mortgages” means (i) the PILOT Mortgage, dated as of March 1, 2007, given by NCW, NEW and Clinton County IDA to the Clinton County Treasurer, as amended by PILOT Mortgage Spreader Agreement, dated as of May 29, 2007, by and among NCW, Clinton County IDA and the Clinton County Treasurer and (ii) the PILOT Mortgage, dated as of March 1, 2007, given by NEW and Clinton County IDA to the Clinton County Treasurer, as amended by PILOT Mortgage Spreader Agreement, dated as of May 29, 2007, by and among NEW, Clinton County IDA and the Clinton County Treasurer.

“Improvements” has the meaning given in the granting clause of the Mortgages.

“Incomplete Turbines” means any WTGs that have not achieved Completion as of the Term-Conversion Date.

“Indemnified Taxes” has the meaning given in Section 2.7(d)(i) of the Financing Agreement.

“Indemnitees” has the meaning given in Section 5.21(a) of the Financing Agreement.

“Independent Consultants” means, collectively, the Insurance Consultant, the Borrower’s Environmental Consultant, the Independent Engineer, CRA International, Inc., and DNV or GL (as the case may be) or their successors appointed pursuant to Section 11.1 of the Financing Agreement.

“Independent Engineer” means Garrad Hassan or their successors appointed pursuant to Section 11.1 of the Financing Agreement.

“Initial Debt Service Reserve Requirement” means the DSRA Minimum Balance as of the Term-Conversion Date.

“Initial Repayment Date” means the last day of the calendar month during which the six (6) month anniversary of the Term-Conversion Date occurs; provided, that if the Term-Conversion Date occurs on or prior to the fourteenth (14th) day of a calendar month, the Initial Repayment Date shall be the last day of the month during which the five (5) month anniversary of the Term-Conversion Date occurs.

“Insurance Consultant” means Moore-McNeil, LLC, or its successor appointed pursuant to Section 11.1 of the Financing Agreement.

“Insurance Proceeds” has the meaning given in Section 5.4(a) of the Depositary Agreement.

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“Insurance Proceeds Account” has the meaning given in Section 5.4(a) of the Depositary Agreement.

“Insurance Requirements” means the provisions set forth on Exhibit K of the Financing Agreement.

“Interconnection Agreements (Bliss)” means that certain (a) Interconnection Agreement, to be executed on or prior to the Term-Conversion Date, among NBW, NYISO and the Village of Arcade, New York with respect to the first approximately 72 MW of the Project (Bliss) and (b)  Interconnection Agreement, to be executed on or prior to the Term-Conversion Date, among NBW, NYISO and the Village of Arcade, New York with respect to the second approximately 28.5 MW of the Project (Bliss), in each case in form and substance reasonably satisfactory to the Administrative Agent and the parties to that agreement.

“Interconnection Agreements (Clinton)” means that certain (a) Interconnection Agreement, to be executed on or prior to the Term-Conversion Date, among NCW, NYISO and the New York Power Authority with respect to the first approximately 79.5 MW of the Project (Clinton) and (b)  Interconnection Agreement, to be executed on or prior to the Term-Conversion Date, among NCW, NYISO and the New York Power Authority with respect to the second approximately 21 MW of the Project (Clinton), in form and substance reasonably satisfactory to the Administrative Agent and the parties to that agreement.

“Interconnection Agreement (Ellenburg)” means that certain Interconnection Agreement, to be executed on or prior to the Term-Conversion Date, among NEW, NYISO and the New York Power Authority, in form and substance reasonably satisfactory to the Administrative Agent and the parties to that agreement.

“Interconnection Agreements” means, collectively, the Interconnection Agreements (Bliss), the Interconnection Agreements (Clinton), and the Interconnection Agreement (Ellenburg).

“Interconnection Lines” means the transmission or interconnection lines, including any and all poles, wires, cables, anchors, cross-arms and foundations, constructed by or on behalf of Borrower or any Project Company or otherwise provided for by Borrower or any Project Company to interconnect any Project to the relevant substation therefor, as contemplated under the Interconnection Agreements.

“Interest Fix Fees” has the meaning given in Section 2.11(b) of the Financing Agreement.

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“Interest Period” means with respect to any Loan, DSRA LC Loan or the Energy Hedge LC Loan, the time periods selected by Borrower pursuant to Section 2.1, Section 2.2, or Section 2.3 of the Financing Agreement (in each case in accordance with Section 2.4(b) of the Financing Agreement), which commences on the first day of such Loan, DSRA LC Loan or the Energy Hedge LC Loan and ends on the last day of such time period.

“Interest Rate Agreement” means the ISDA Master Agreement to be entered into between Borrower and any hedge bank thereunder pursuant to Section 2.11 of the Financing Agreement (as distinct from the Energy Hedge Agreement), and each schedule and confirmation entered into pursuant thereto (including all Hedge Transactions thereunder).

“Investment Grade Rating” means, with respect to any Person, a long-term senior unsecured debt rating of at least “Baa3” by Moody’s or “BBB-” by S&P.

“Joint Bookrunners” means each of Dexia and HSH in its respective capacity as Joint Bookrunner under the Financing Agreement.

“Junior Security Documents” has the meaning given in the Subordination Agreement.

“Knowledge” means, with respect to the Borrower, any Project Company or any Member (x) the actual (as distinct from constructive) knowledge of any Person, at the relevant time, who is a Responsible Officer of the Borrower, any Project Company or any Member, (y) the Owner Designated Representative or the Operator Designated Representative, or (z) any other Person holding any of the positions (or successor position to any such position) enumerated on Exhibit H-9 of the Financing Agreement.

“Landowner” means each grantor of an easement interest or lessor of a leasehold interest of any portion of any Site that has granted an easement or leased real property to Borrower or any Project Company.

“Landowner Consents” means those certain consent and agreements from each Landowner (other than the owners of land on which no WTGs or transmission lines will be constructed and which are not required for setback compliance) in form and substance satisfactory to Administrative Agent.

“Landowner Mortgagee” means the holder of a fee mortgage encumbering a Landowner’s land which is senior in priority and recorded against the land prior to the recording of a memorandum of easement in favor of the Project Company.

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“LC Commitment” means, at any time with respect to each Lender, such Lender’s Proportionate Share of the Total LC Commitment.

“LC Commitment Fee” has the meaning given in Section 2.6(c)(i) of the Financing Agreement.

“LC Exposure” means, for any Letter of Credit, the Stated Amount on the date of issuance of such Letter of Credit.

“LC Fees” means, collectively, the LC Commitment Fees and the Letter of Credit Fees.

“LC Fronting Bank” means Dexia or any permitted replacement.

“LC Issuance Period” means, with regard to the DSRA LC, the period from the Term-Conversion Date until the Term Loan Maturity Date.

“Lead Arranger” means Dexia.

“Legal Requirements” means, as to any Person, any law, common law, treaty, rule or regulation, ordinance, order, any requirement under an Applicable Permit, and any written determination or requirement of any Governmental Authority in each case applicable to or binding upon such Person or any of its properties or to which such Person or any of its property is subject.

“Lender” or “Lenders” means the banks or other financial institutions from time to time party to the Financing Agreement and their successors and assigns.

“Lending Office” means with respect to any Lender, the office designated as such beneath the name of such Lender on Exhibit I of the Financing Agreement or such other office of such Lender as such Lender may specify in writing from time to time to Administrative Agent and Borrower.

“Letter of Credit Fees” has the meaning given in Section 2.6(c)(iii) of the Financing Agreement.

“Letters of Credit” means, collectively the DSRA LC and the Energy Hedge LC.

“LIBO Rate” means a rate per annum (rounded upwards if necessary, to the nearest 1/100 of 1%) determined by Administrative Agent equal to the rate appearing on Page 3750 of the Telerate Service (or any successor or substitute page of the Telerate Service providing rate quotations comparable to those currently provided on such

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Page 3750, as determined by Administrative Agent) at which deposits in Dollars (in the approximate amount and having approximately the same maturity as the Loan, DSRA LC Loan or the Energy Hedge LC Loan to be made) are offered to Administrative Agent in the London Interbank Market at approximately 11:00 a.m. (London time), two Banking Days prior to the first day of the Interest Period for such Loan, DSRA LC Loan or the Energy Hedge LC Loan.

“LIBO Rate Loans” means the applicable LIBO Rate for any Loan, DSRA LC Loan or the Energy Hedge LC Loan.

“Lien” on any asset means any mortgage, deed of trust, lien, pledge, charge, security interest, restrictive covenant or easement or encumbrance of any kind in respect of such asset, whether or not filed, recorded or otherwise perfected or effective under applicable law, or any preference, priority or preferential arrangement of any kind or nature whatsoever including the interest of a vendor or lessor under any conditional sale agreement, capital lease or other title retention agreement relating to such asset.

“Lien Law” means the Lien Law of the State of New York.

“Liquidation Costs” has the meaning given in Section 2.9 of the Financing Agreement.

“LLC Agreement” means the Amended and Restated Limited Liability Company Agreement of Noble Environmental Power 2006 Hold Co, LLC, as modified by the LLC Side Letter Agreement, to be executed on or prior to the Term-Conversion Date.

“LLC Agreement (Bliss)” means the Limited Liability Company Agreement of Noble Bliss Windpark, LLC, dated as of April 10, 2006, as amended on June 22, 2007.

“LLC Agreement (Clinton)” means the Limited Liability Company Agreement of Noble Clinton Windpark I, LLC, dated as of April 10, 2006, as amended on June 22, 2007.

“LLC Agreement (Ellenburg)” means the Limited Liability Company Agreement of Noble Ellenburg Windpark, LLC, dated as of April 10, 2006, as amended on June 22, 2007.

“LLC Side Letter Agreement” means the letter agreement, to be executed on or prior to the Term-Conversion Date, among the Members and the Administrative Agent, in the form referenced in the LLC Agreement.

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“Loans” means, collectively, the Construction Loans, the Equity Bridge Loans, and the Term Loans.

“Major Project Participants” means (a) each Noble Entity, (b) each Member and the Equity Support Members (until such Equity Support Members’ obligations under the Equity Capital Contribution Agreement (other than its indemnification obligations pursuant to Section 6.02 thereof) and PAYG Agreement have been paid and/or performed in full and the Forbearance Term (as defined in the Forbearance Agreement) has expired), (c) the Operator, (d) the Asset Manager, (e) NYSERDA, (f) each Contractor (until the obligations of such Contractor under the Construction Contracts to which it is a party shall have been performed and/or paid in full), (g) Energy Hedge Provider, (h) each Landowner, (i) each Person party to an Interconnection Agreement (until the obligations of such Person under the Interconnection Agreement to which it is a party shall have been paid and/or performed in full), and (j) the Governmental Entities.

“Majority Lenders” means, at any time, a combination of Lenders and/or Voting Participants having Proportionate Voting Shares which in the aggregate exceed fifty percent (50%).

“Management Services Agreement (Bliss)”  means that certain Management Services Agreement, dated as of June 22, 2007, between the Asset Manager and NBW.

“Management Services Agreement (Clinton)” means that certain Management Services Agreement, dated as of June 22, 2007, between the Asset Manager and NCW.

“Management Services Agreement (Ellenburg)” means that certain Management Services Agreement, dated as of June 22, 2007, between the Asset Manager and NEW.

“Management Services Agreements” means, collectively, the Management Services Agreement (Bliss), the Management Services Agreement (Clinton) and the Management Services Agreement (Ellenburg).

“Management Services Agreements Consent” means that certain consent and agreement dated as of June 22, 2007 between the Asset Manager, NBW, NCW, NEW and Administrative Agent.

“Mandatory Prepayment” means a prepayment of Obligations required of Borrower pursuant to the Financing Agreement.

“Market Consultant” means Global Energy Decisions.

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“Material Adverse Effect”  means (a) (x) on or prior to the Term-Conversion Date, a material adverse change in the status of the business, results of operations or financial condition of any Noble Entity or any Project or a material adverse change in the ability of any Equity Support Member to meet its financial obligations under the Equity Support Documents and (y) after the Term-Conversion Date, a material adverse change in the overall status of the business, results of operations or financial condition of the Noble Entities and the Projects, taken as a whole, or the ability of the Equity Support Members, taken as a whole, to meet their financial obligations under the Equity Support Documents; or (b) a material adverse change in (i) (x) on or prior to the Term-Conversion Date, the ability of Borrower, any Project Company or any other Person party to any Operative Document to perform any of its material obligations under the Operative Documents and (y) after the Term-Conversion Date, the ability of Borrower, any Project Company or any other Person party to any Operative Document to perform any of its material obligations under the Operative Documents if such change has a material adverse effect on the Noble Entities and the Projects taken as a whole, (ii) the ability of the Lenders to enforce any of the Obligations, or (iii) the validity, priority or perfection of the Lenders’ security interests in and Liens on the Collateral.

“Maturity” or “maturity” means with respect to any Loan, DSRA LC Loan, the Energy Hedge LC Loan, Borrowing, interest, fee or other amount payable by Borrower under the Financing Agreement or the other Financing Documents, the date such Loan, DSRA LC Loan, the Energy Hedge LC Loan, Borrowing, interest, fee or other amount becomes due, whether upon the stated maturity or due date, upon acceleration or otherwise.

“Maximum Stated Amount” has the meaning given in Section 2.3(a)(ii) of the Financing Agreement.

“Members” means (a) as of the Financial Closing Date, Noble Environmental and (b) from and after the Term-Conversion Date, each Equity Support Member, and each other Person which has an ownership interest in Borrower pursuant to a Permitted Transfer.

“Moody’s” means Moody’s Investors Service, Inc.

“Mortgage (Bliss)” means (i) the Acquisition Loan Mortgage (Bliss), (ii) the Building Loan Mortgage (Bliss), (iii) the Project Loan Mortgage (Bliss) and (iv) the Additional Collateral Mortgage (Bliss).

“Mortgage (Clinton)” means (i) the Acquisition Loan Mortgage (Clinton), (ii) the Building Loan Mortgage (Clinton), (iii) the Project Loan Mortgage (Clinton),

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(iv) the Additional Collateral Mortgage (Clinton) and (v) the Additional Parcel Mortgage (Clinton).

“Mortgage (Ellenburg)” means (i) the Acquisition Loan Mortgage (Ellenburg), (ii) the Building Loan Mortgage (Ellenburg), (iii) the Project Loan Mortgage (Ellenburg), (iv) the Additional Collateral Mortgage (Ellenburg) and (v) the Additional Parcel Mortgage (Ellenburg).

“Mortgaged Property” means, collectively, the “Mortgaged Property” as defined in each Mortgage.

“Mortgages” means, collectively, the Mortgage (Bliss), the Mortgage (Clinton) and the Mortgage (Ellenburg).

“Multiemployer Plan” means any ERISA Plan that is a multiemployer plan (as defined in Section 4001(a)(3) of ERISA) to which any Noble Entity or any member of the Controlled Group is making, or has an obligation to make, contributions, or has made, or has been obligated to make, contributions since the date which is six years immediately preceding the Financial Closing Date.

“NBW” means Noble Bliss Windpark, LLC, a Delaware limited liability company.

“NCW” means Noble Clinton Windpark I, LLC, a Delaware limited liability company.

“NEP” means Noble Environmental Power, LLC, a Delaware limited liability company.

“NEP Guarantee” means the Guarantee, dated as of June 22, 2007, by NEP in favor of the Administrative Agent.

“NEP Interest Guarantee” means the NEP Interest Guarantee, dated as of June 22, 2007, by NEP in favor of the Administrative Agent.

“NEW” means Noble Ellenburg Windpark, LLC, a Delaware limited liability company.

“Noble Entities” means, collectively, the Borrower and the Project Companies.

“Noble Environmental” means Noble Environmental Power Hold Co. Prime, LLC, a Delaware limited liability company.

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“Noble Environmental Pledge Agreement” means the Noble Environmental Pledge Agreement (including the ownership certificates and any disposition instruments, transfer powers and irrevocable proxies attached thereto), substantially in the form of Exhibit E-10, each duly executed by the Noble Environmental and Administrative Agent.

“Non-Conversion Amount” means an amount equal to the excess of (a) the Total Term Loan Commitment on the Term-Conversion Date immediately prior to giving effect to the advancement of Term-Loans on such date over (b) the amount of Term Loans advanced to the Borrower on the Term-Conversion Date.

“Non-Disturbance Agreement” means each of those certain Subordination and Non-Disturbance Agreement listed in Exhibit H-6(A) under the heading “Non-Disturbance Agreement” duly executed by a Landowner Mortgagee, a Landowner, the appropriate Noble Entity and Administrative Agent, substantially in the form of Exhibit E-12 to the Financing Agreement and in form and substance satisfactory to Administrative Agent.

“Non-Recourse Party” has the meaning given thereto in Article 9.

“Notes” means, collectively, the Construction Loan Notes, the Term Loan Notes and the Equity Bridge Loan Notes.

“Notice of Borrowing” has the meaning given in Section 2.1(a)(ii) of the Financing Agreement.

“Notice of LC Activity” has the meaning given in Section 2.3(c) of the Financing Agreement.

“Notice of Term-Conversion” has the meaning given in Section 2.2(a)(ii) of the Financing Agreement.

“NYISO” means the New York Independent System Operator, Inc.

“NYPA” means the New York Power Authority, a public authority of the State of New York.

“NYPA Facilities” means the portion of the Conveyed Transmission Owner Facilities constructed or otherwise developed by NCW and NEW or an Affiliate thereof, described on Exhibit H-7 to the Financing Agreement, which NCW and NEW contemplate selling, leasing, transferring, conveying or otherwise disposing of to NYPA pursuant to the Interconnection Agreements (Clinton) and Interconnection Agreements (Ellenburg), as applicable.

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“NYSEG” means the New York State Electric & Gas Corporation.

“NYSEG Consent” means an agreement between each Project Company and NYSEG which permits the Project to cross pre-existing easements in favor of NYSEG which encumber the Sites, and otherwise in form and substance satisfactory to Administrative Agent.

“NYSERDA” means the New York State Energy Research and Development Authority.

 “O&M Agreement (Bliss)” means that certain Operation and Maintenance Agreement, dated as of June 22, 2007, between Operator and NBW.

“O&M Agreement (Clinton)” means that certain Operation and Maintenance Agreement, dated as of June 22, 2007, between Operator and NCW.

“O&M Agreement (Ellenburg)” means that certain Operation and Maintenance Agreement, dated as of June 22, 2007, between Operator and NEW.

“O&M Agreements” means, collectively, the O&M Agreement (Bliss), the O&M Agreement (Clinton) and the O&M Agreement (Ellenburg).

“O&M Agreements Consent” means that certain consent and agreement dated as of June 22, 2007 between Operator, NBW, NCW, NEW and Administrative Agent.

“O&M and CapEx Reserve Account” has the meaning given in Section 5.3(b)(i) of the Depositary Agreement.

“O&M and CapEx Reserve Requirement” means, for a required date, the amount determined by Borrower (with the prior approval of Administrative Agent and the Independent Engineer, which approval shall not be unreasonably withheld or delayed), to be required during the next six (6) months in respect of O&M Costs, but excluding fees and expenses of the Operator under the O&M Agreements payable under Sections 6.3, 6.4 and 6.5 thereof.  The O&M and CapEx Reserve Requirement, which shall be determined on a portfolio basis, shall be determined or re-determined annually and attached to the Annual Operating Budgets, beginning with the Annual Operating Budgets for 2007.

“O&M and CapEx Reserve Target Level” means (i) on each of the first four (4) Repayment Dates, 25% of the O&M and CapEx Reserve Requirement and (ii) on each Repayment Date thereafter, 100% of the O&M and CapEx Reserve Requirement.

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“O&M Costs” means all maintenance and operation costs incurred and paid for in relation to the Projects in any particular calendar or fiscal year or period to which said term is applicable, state and local taxes, payments required to be made by any Noble Entity under the IDA Documents, insurance, consumables, payments under any lease, payments pursuant to the agreements for the management, operation and maintenance of the Projects (including the Material Rates (as defined in the Spare Parts Agreement) required to be paid under the Spare Parts Agreement (but excluding any other amounts payable thereunder, including pursuant to Sections 3.3, 3.5.2, 4.1.1, 4.1.2, 4.4.2, 8.1, 13.2 and 15.3 thereof) and pursuant to the Management Services Agreements (but excluding Sections 4.3, 8.5, and 10.2 thereof) and pursuant to the O&M Agreements (but excluding Sections 6.3, 6.4, 6.5, 10.7, 12.2, 12.6 and the penultimate sentence of Section 10.5 thereof)) reasonable legal fees, costs and expenses paid by Borrower or any Project Company in connection with the management, maintenance or operation of the Projects, costs and expenses paid by Borrower or any Project Company in connection with obtaining, transferring, maintaining or amending any Applicable Permits and general and administrative expenses, but excluding in all cases (i) non-cash charges, including depreciation or obsolescence charges or reserves therefor, amortization of intangibles or other bookkeeping entries of a similar nature, (ii) all interest charges and charges for the payment or amortization of principal of any Debt of any Noble Entity, (iii) for purposes of calculating the Projected Debt Service Coverage Ratios, payments made using amounts on deposit in the O&M and CapEx Reserve Account or Additional Maintenance Account, (iv) payments required to be made under the Co-Tenancy Agreement and (v) distributions or indemnity payments of any kind to Members or Noble Entities or any of their respective Affiliates.  For the avoidance of doubt, to the extent insufficient funds are available in the Operating Account to pay any O&M Cost and amounts are advanced by or on behalf of any Lender for the payment of such O&M Costs, such advance shall itself constitute an O&M Cost.

“Obligations” means, with respect to any Noble Entity, collectively, (a) all Debt, Loans, advances, debts, liabilities (including any indemnification or other obligations that survive the termination of the Financing Documents), letter of credit reimbursement obligations, DSRA LC Loans, the Energy Hedge LC Loan and all other obligations, howsoever arising (including guarantee obligations), owed by such Person to Administrative Agent or the Lenders (including in their capacity as Counterparties under any Interest Rate Agreement) of every kind and description (whether or not evidenced by any note or instrument and whether or not for the payment of money), direct or indirect, absolute or contingent, due or to become due, now existing or hereafter arising, pursuant to the terms of the Financing Documents or any other agreement, document or instrument evidencing, securing or relating to such indebtedness, liabilities and obligations, including all interest, fees (including Other Fees, Interest Fix Fees, Commitment Fees and LC Fees), charges, expenses, attorneys’ fees and accountants’ fees payable by such

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Person thereunder, (b) any and all sums advanced by Administrative Agent in order to preserve the Collateral or preserve its security interest in the Collateral (including, but without duplication of Borrower’s obligation to repay same, amounts described in the last sentence of the definition of O&M Costs) and (c) in the event of any proceeding for the collection or enforcement of the obligations described in clause (a) and (b) above, after an Event of Default shall have occurred and be continuing, the expenses of retaking, holding, preparing for sale or lease, selling or otherwise disposing of or realizing on the Collateral, or of any exercise by the Lenders of their rights under the Collateral Documents, together with any necessary attorneys’ fees and court costs.  When used without reference to any particular Noble Entity, “Obligations” shall refer to the collective Obligations of the Noble Entities.

“Operating Account” has the meaning given in Section 5.2 of the Depositary Agreement.

“Operating Agreement” means that certain Limited Liability Company Operating Agreement of the Borrower, dated as of April 10, 2006, as amended on June 22, 2007.

“Operating Cash Available for Debt Service” means for any period the excess of (a) the aggregate of Project Revenues for such period (provided, that for purposes of calculating the Projected Debt Service Coverage Ratio, the sum of (i) the amount of merchant energy sales, (ii) amounts expected to be paid pursuant to alternative renewable energy credit contracts that have not been executed and delivered and (iii) ICAP Revenues attributable to Project Revenues, shall in no event exceed an aggregate amount equal to sixteen percent (16%) of the aggregate amount of Project Revenues) over (b) the aggregate of all amounts payable for such period pursuant to Sections 5.2(a)(i), 5.2(a)(ii) and 5.2(a)(iii) of the Depositary Agreement.  For purposes of clarification, the amount of Project Revenues utilized in calculating Operating Cash Available for Debt Service at any time shall not include any Project Revenues earned before the Term-Conversion Date (regardless of whether such Project Revenues were applied in accordance with Section 5.2 of the Depositary Agreement during such period).

“Operations Working Capital Account” has the meaning given in Section 5.3(a)(iv) of the Depositary Agreement.

“Operative Documents” means, collectively, the Financing Documents and the Project Documents.

“Operator” means Noble Wind Operations, LLC, a Delaware limited liability company, or such other Person as shall replace such entity (or any replacement thereof) to operate the Projects in accordance with Section 5.12(b) of the Financing Agreement.

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“Operator Designated Representative” has the meaning given in each EPC Contract.

“Optional Prepayment” means an optional prepayment of Obligations made by Borrower pursuant to Section 2.4(g) of the Financing Agreement.

“Organizational Documents” means, as to any Person, the articles of incorporation, certificate of formation, bylaws, operating agreement, partnership agreement, or other organizational or governing documents of such Person, including, in the case of Borrower, the Operating Agreement.

“Other Fees” has the meaning given in Section 2.6(a) of the Financing Agreement.

“Other Taxes” has the meaning given in Section 2.7(d)(i) of the Financing Agreement.

“Owner Designated Representative” has the meaning given in each EPC Contract.

“PAYG Agreement and ECCA Consent” means that certain consent and assignment dated as of June 22, 2007 among GE SPV, Borrower and Administrative Agent.

“P50 Production Level” means the aggregate annual energy production level of the Projects, taken as a whole, that has a probability of excedence of 50% over a (i) one-year period of time and (ii) ten-year period of time, in each case according to the Independent Engineer’s wind production forecasts agreed to between the Administrative Agent and the Borrower in the preliminary energy production analysis delivered pursuant to Section 3.1(e)(ii) of the Financing Agreement and the Final Energy Production Analysis delivered pursuant to Section 3.3(y) of the Financing Agreement, as applicable.

“P99 Production Level” means the aggregate annual energy production level of the Projects, taken as a whole, that has a probability of excedence of 99% over a one-year period of time, according to the Independent Engineer’s wind production forecasts agreed to between the Administrative Agent and the Borrower in the preliminary energy production analysis delivered pursuant to Section 3.1(e)(ii) of the Financing Agreement and the Final Energy Production Analysis delivered pursuant to Section 3.3(y) of the Financing Agreement, as applicable.

“Parts” means any part, appliance, instrument, appurtenance, accessory or other personal property of any nature necessary or useful to the operation, maintenance,

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service or repair of a Project, including all Parts provided pursuant to the Construction Contracts, the Spare Parts Agreement and O&M Agreements.

“Patriot Act” means the USA PATRIOT Act of 2001 and all rules and regulations adopted thereunder.

“PAYG Agreement” means that certain Pay-As-You-Go Capital Contribution Agreement, dated as of June 22, 2007, among the Borrower and each Equity Support Member.

“PBGC” means the Pension Benefit Guaranty Corporation or any entity succeeding to any or all of its functions under Title IV of ERISA.

“Permit” means any action, approval, consent, waiver, exemption, variance, franchise, order, permit, authorization, right or license of or from a Governmental Authority.

“Permitted Completion Amount” means a sum equal to (i) an amount certified by Borrower and the Independent Engineer on the date of Completion and reasonably approved by Administrative Agent as necessary to pay Permitted Completion Costs plus, (ii) a contingency amount equal to 100% of such Permitted Completion Costs, which sum constituting the Permitted Completion Amount shall be more fully identified on the Drawdown Certificate for the Final Drawing.

“Permitted Completion Costs” means (a) unpaid Project Costs, including outstanding Punch List Items, retainage or other costs required for Final Completion under the Construction Contracts and (b) the Actual Interconnection Costs (if any), all as (i) reasonably estimated by the Administrative Agent (in consultation with the Borrower and the Independent Engineer) during the Construction Loan Availability Period and (ii) certified by Borrower and the Independent Engineer on the Term-Conversion Date and reasonably approved by Administrative Agent.

“Permitted Debt” means:

(a)   the Loans and the other Obligations;

(b)   debt incurred pursuant to the Interest Rate Agreements, the DSRA LC, or the Energy Hedge LC;

(c)   operating leases and trade or other similar indebtedness incurred in the ordinary course of developing, constructing, operating or maintaining, the Projects not in excess of $2,000,000 per Project and $4,000,000 for all Projects in the aggregate and to the extent not in excess of the Project Budgets or current Annual Operating Budget;

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(d)   with respect to each Project Company, up to an aggregate of $500,000 of Debt incurred in the ordinary course of developing, constructing, operating or maintaining its respective Project associated with purchase money Permitted Liens;

(e)   debt permitted by any Operative Document (other than the LLC Agreement, Operating Agreement, Project Company LLC Agreements and Energy Hedge Agreement);

(f)    contingent liabilities, to the extent otherwise constituting Debt, permitted pursuant to Section 6.1 of the Financing Agreement;

(g)   debt of any Project Company under the Project Company Guarantees;

(h)   debt of one Project Company to another Project Company;

(i)    debt of a Project Company to Borrower as contemplated by the Financing Documents;

(j)    the granting of any performance bonds, surety or letters of credit or guarantees of Debt or obligations of third parties required to be provided to, or in favor of, suppliers of equipment or contractors or Government Authorities for the implementation of the Projects, provided that the Debt incurred or amounts drawn under such bonds, surety, letters of credit or guarantees does not exceed, at any time (a) $5,000,000 if granted in connection with the REC Contracts and (b) $6,000,000 if granted for other purposes under this clause;

(k)   debt of the Borrower or any Project Company arising from the honoring by a bank or other financial institution of a check, draft or similar instrument inadvertently drawn by the Borrower or such Project Company in the ordinary course of business against insufficient funds, so long as such Debt is repaid within five Banking Days;

(l)    the payment obligations under the IDA Documents; and

(m)  debt of the Borrower or any Project Company in respect of workers’ compensation claims and self-insurance obligations, in each case in the ordinary course of business.

“Permitted Encumbrances” has the meaning given in Section 3.1(cc) of the Financing Agreement.

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“Permitted Investments” means:

(a) direct obligations of the United States of America (including obligations issued or held in book-entry form on the books of the Department of the Treasury of the United States of America) or obligations the timely payment of the principal of and interest on which are fully guaranteed by the United States of America, in each case maturing within one hundred eighty (180) days from the date of acquisition thereof;

(b) obligations, debentures, notes or other evidence of indebtedness issued or guaranteed by the Export-Import Bank of the United States, Federal Housing Administration or other agency or instrumentality of the United States maturing within one hundred eighty (180) days from the date of acquisition thereof;

(c) interest-bearing demand or time deposits (including certificates of deposit, bankers acceptances or other “money market” instruments) maturing within three hundred sixty five (365) days from the date of acquisition thereof and which are either (i) insured by the Federal Deposit Insurance Corporation, or (ii) held in banks (including any Lender) and savings and loan associations, having general obligations rated at least “AA” or equivalent by S&P or Moody’s, or if not so rated, secured at all times, in the manner and to the extent provided by law, by collateral security described in clauses (a) or (b) of this definition, of a market value of no less than the amount of moneys so invested;

(d) obligations of any state of the United States or any agency or instrumentality of any of the foregoing which are rated at least “AA” by S&P or at least “Aa2” by Moody’s and which mature within one hundred eighty (180) days of the acquisition thereof;

(e) commercial paper rated (on the date of acquisition thereof) at least A-1 or P-1 or equivalent by S&P or Moody’s, respectively (or an equivalent rating by another nationally recognized credit rating agency of similar standing if neither of such corporations is then in the business of rating commercial paper), maturing not more than one hundred eighty (180) days from the date of creation thereof; or

(f) any advances, loans or extensions of credit or any bonds, notes, debentures or other securities as Administrative Agent may from time to time approve in its sole and absolute discretion.

“Permitted Liens” means:

(a) the rights and interests of Administrative Agent, the Lenders and the Counterparties as provided in the Operative Documents;

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(b) Liens imposed by any Governmental Authority for Indemnified Taxes and Other Taxes not yet due or that are being contested in good faith by appropriate proceedings, so long as (i) such proceedings shall not involve any possibility of the sale, forfeiture or loss of any Project or, any Site, title thereto or any interest therein and shall not interfere with the use or disposition of any Project or any Site, or (ii) a bond or other security acceptable to Administrative Agent in its reasonable discretion has been posted or provided in such manner and amount as to assure Administrative Agent that any Taxes, assessments or other charges determined to be due will be promptly paid in full when such contest is determined;

(c) materialmen’s, mechanics’, workers’, repairmen’s, employees’ or other like Liens arising in the ordinary course of business or, prior to Final Completion, in connection with the construction of any Project, in all instances either for amounts not yet due or for amounts being contested in good faith and by appropriate proceedings so long as (x) such Liens are not filed or imposed by any Affiliate of Borrower and are not in excess of $250,000 in the aggregate per Project per fiscal year, and (y)(i) such proceedings shall not involve any possibility of the sale, forfeiture or loss of any part of any Project or any Site, title thereto or any interest therein and shall not interfere with the use or disposition of any Project or any Site, or (ii) a bond or other security acceptable to Administrative Agent in its reasonable discretion has been posted or provided in such manner and amount as to assure Administrative Agent that any amounts determined to be due will be promptly paid in full when such contest is determined;

(d) Permitted Encumbrances;

(e) Liens incurred in the ordinary course of business in connection with worker’s compensation, unemployment insurance, social security and other Governmental Rules and that do not individually or in the aggregate materially impair the (i) use of the property or assets of any Noble Entity or (ii) value of such property or assets for the purposes of such business;

(f) Liens arising out of judgments or awards so long as an appeal or proceeding for review is being prosecuted in good faith and for the payment of which cash reserves, bonds or other security reasonably acceptable to Administrative Agent in its reasonable discretion have been provided or are fully covered by insurance;

(g) minor defects, easements, rights-of-way, restrictions and other similar encumbrances incurred in the ordinary course of business and encumbrances consisting of zoning restrictions, licenses, restrictions on the use of property or minor imperfections in title which do not materially impair the property affected thereby for the purpose for which title was acquired or materially interfere with the operation of any Project as contemplated by the Operative Documents;

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(h) Liens, deposits or pledges to secure mandatory statutory obligations or performance of bids, tenders, contracts (other than for the repayment of borrowed money) or leases, or for purposes of like general nature in the ordinary course of its business;

(i) Liens on assets (real or personal) of any Noble Entity which assets collectively have a fair market value of less than $150,000 per Project or $450,000 in the aggregate (among all Noble Entities and Projects);

(j) involuntary Liens (including a lien of an attachment, judgment or execution) securing a charge or obligation, on any Noble Entity’s property, either real or personal, whether now or hereafter owned, of less than $150,000 per Project or $450,000 in the aggregate (among all Noble Entities and Projects);

(k) Liens of trade vendors created in connection with Debt allowed under Section 6.3 of the Financing Agreement;

(l) Fee mortgages in favor of Landowner Mortgagees listed on Exhibit E-13 to the Financing Agreement, for which Non-Disturbance Agreements have been provided to Administrative Agent;

(m) Fee mortgages in favor of Landowner Mortgagees listed on Exhibit E-13 to the Financing Agreement for which a Non-Disturbance Agreement has not been provided to Administrative Agent, so long as the maximum principal amount secured under such Landowner Mortgages shall not exceed $3,316,516.09 for Project (Bliss); $308,904 for Project (Clinton) or $378,204 for Project (Ellenburg); provided that if an event of default occurs or a foreclosure proceeding or other proceedings is commenced by a Landowner Mortgagee under a fee mortgage for which a Non-Disturbance Agreement has not been delivered to Administrative Agent (other than a fee mortgage on any parcels listed in the proviso to Section 5.13(d) of the Financing Agreement), and Borrower has failed to cure such default pursuant to Section 5.13(d) of the Financing Agreement, such fee mortgage shall no longer be deemed a Permitted Lien hereunder;

(n) to the extent constituting a Permitted Transfer, rights of Members under the Operating Agreement to purchase from other Members thereunder any ownership interests in Borrower;

(o) liens and encumbrances under the IDA Documents; and

(p) subordinated Liens granted pursuant to the Junior Security Documents.

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“Permitted Transfer” means:

(a) at any time after Term-Conversion, a sale, assignment or transfer by Noble Environmental of all or a portion of its ownership interests in Borrower to its Affiliates that is consented to by the Majority Lenders;

(b) any sale, transfer or assignment by any Member of its ownership interests in Borrower to, or any issuance of ownership interest in Borrower to, an Equity Support Member or to any Affiliate of an Equity Support Member which, until its obligations under the Equity Capital Contribution Agreement (other than its indemnification obligations pursuant to Section 6.02 thereof) and PAYG Agreement have been paid and/or performed in full and the Forbearance Term (as defined in the Forbearance Agreement) has expired, meets the credit criteria set forth in clause (b) of the definition of Equity Support Member at the time of such sale, transfer, issuance or assignment; provided, that Noble Environmental maintains control of the fundamental management decisions of Borrower (whether through direct or indirect control of the governing body of Borrower, through a management services agreement or otherwise);

(c) [RESERVED]

(d) any sale, transfer or assignment of the Conveyed Transmission Owner Facilities to NYPA, the Village of Arcade and/or Niagara Mohawk Power Corporation;

(e) at any time after Term-Conversion, any other sale, assignment or transfer by any Member (other than an Equity Support Member) of its ownership interests in Borrower that is consented to by the Majority Lenders (provided that the consent of the Majority Lenders shall not be required if such transferee (i) has substantial ownership experience in the wind industry in the reasonable determination of the Administrative Agent and (ii) has, or is directly or indirectly owned and controlled by a Person who has, a long-term senior unsecured debt rating of at least “A3” by Moody’s or “A-” by S&P);

provided, however, that, except as would not reasonably be expected to have a Material Adverse Effect, no such sale, assignment or transfer described in (a) and (d) above shall be permitted unless (i) no Event of Default shall have occurred and be continuing or shall occur as a result of any such sale, assignment or transfer; (ii) such sale, assignment or transfer complies with the terms and conditions of the Project Documents, (iii) such sale, assignment or transfer complies with Legal Requirements including Federal and State securities laws; (iv) the addition of such Person as a Member shall not cause any Project to lose its authorization to sell energy, capacity or ancillary services at market-based rates or to lose its status as an EWG; and (v) the intended transferee (in the event of a Permitted Transfer by any Member) shall have executed and delivered to Administrative Agent (A) a joinder agreement to the applicable Pledge Agreement (such that 100% of

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the ownership interests in Borrower and the Project Companies, as applicable shall at all times be subject to the first priority Lien of the Collateral Documents, subject to Permitted Liens) and (B) an opinion of counsel as to the matters in this clause (v) reasonably acceptable to Administrative Agent.

“Person” means any natural person, corporation, limited liability company, partnership, firm, association, Governmental Authority or any other entity whether acting in an individual, fiduciary or other capacity.

“Plans and Specifications” means the plans and specifications for the construction and design of the Projects, including any document describing the scope of work performed by Contractors under the Construction Contracts or any other contract or subcontract for the construction of the Projects and any feeder lines and interconnections, all work drawings, engineering and construction schedules, project schedules, project monitoring systems, specifications status lists, material and procurement ledgers, drawings and drawing lists, manpower allocation documents, management and project procedures documents, project design criteria, the Certificates of Design Suitability, and any other document referred to in the Construction Contracts or any of the documents referred to in this definition, as the same may be amended to the extent permitted by the Financing Agreement.

“Pledge Agreements” means the Borrower Pledge Agreement, substantially in the form of Exhibit E-8, Equity Support Member Pledge Agreement, substantially in the form of Exhibit E-9, and Noble Environmental Pledge Agreement, substantially in the form of Exhibit E-10.

“Project (Bliss)” means the Noble Bliss Windpark Wind Power project, when fully developed, an approximately 100.5 megawatt wind generation facility comprised of sixty seven (67) WTGs located approximately 30 miles southeast of Buffalo, New York, within the city limits of Bliss, Wyoming County, New York, as more particularly described in Exhibit H-1.

“Project (Clinton)” means the Noble Clinton Windpark I Wind Power project, when fully developed, an approximately 100.5 megawatt wind generation facility comprised of sixty seven (67) WTGs located approximately 3 miles south of the United States-Canadian border and 15 miles northwest of Plattsburgh, New York, within the city limits of Clinton, Clinton County, New York, as more particularly described in Exhibit H-1.

“Project (Ellenburg)” means the Noble Ellenburg Windpark Wind Power project, when fully developed, an approximately 81 megawatt wind generation facility located comprised of fifty four (54) WTGs approximately 5 miles south of the United

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States-Canadian border and 13 miles northwest of Plattsburgh, New York, within the city limits of Clinton County, New York, as more particularly described in Exhibit H-1.

“Project Budgets” has the meaning given in Section 3.1(z) of the Financing Agreement.

“Project Companies” means, collectively, NBW, NCW, and NEW.

“Project Company Guarantee” means the Project Company Guarantee substantially in the form of Exhibit E-7, duly executed by each Project Company.

“Project Company LLC Agreements” means, collectively, the LLC Agreement (Bliss), the LLC Agreement (Clinton) and the LLC Agreement (Ellenburg).

“Project Costs” means (a) the cost of designing, engineering, equipping, procuring, constructing, starting up, installing, testing, and operating and maintaining (prior to the Term-Conversion Date) the Projects; (b) the cost to Borrower or any Project Company of constructing or procuring the construction of the collection system and interconnection of the Projects to the relevant electrical substation and grid therefor; (c) the cost of acquiring any lease and any other necessary interest in the Sites and Common Facilities; (d) real and personal property taxes, payments required to be make under the IDA Documents, ad valorem taxes, sales, use and excise taxes and insurance (including title insurance) premiums payable with respect to any Project during the Construction Period; (e) interest payable on any Loan and financing-related fees (including Other Fees, Commitment Fees and LC Fees); (f) initial working capital requirements of the Projects as set forth in the Project Budgets; (g) the costs of acquiring Permits for the Projects during the Construction Period; (h) Interest Fix Fees payable during the Construction Period, other than Interest Fix Fees resulting from a default under applicable Interest Rate Agreements; (i) all general and administrative costs of Borrower or any Project Company attributable to any Project during the Construction Period; (j) initial reserve fund requirements required to be deposited into the Debt Service Reserve Account, Working Capital Account, O&M and CapEx Reserve Account and Completion Reserve Account; (k) the cost of establishing a spare parts inventory for any Project; (l) the cost of establishing the Letters of Credit; (m) (without duplication of any other costs enumerated herein) the Cost of the Improvement and (n) other fees, costs and expenses relating to the development, construction and closing of the financing for any Project, including financial, legal and consulting fees, costs and expenses.

“Project Documents” means the O&M Agreements, the Construction Contracts, the Interconnection Agreements, the Management Services Agreements, the REC Contracts, the Spare Parts Agreements, the Energy Hedge Agreement, the CS

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Guaranty, the Real Property Documents, the Consents, the Construction and Operations Guaranty (as defined in the LLC Agreement) and the Additional Project Documents.

“Project Loan Mortgage (Bliss)” means the Project Loan Mortgage, Security Agreement, Assignment of Leases and Rents, Financing Statement and Fixture Filing (Bliss), dated as of June 22, 2007, given by NBW and Wyoming County IDA to Administrative Agent in the original principal amount of $7,350,000 encumbering the parcels of real property comprising the Site (Bliss) and intended to be recorded in the Wyoming County Recorder’s Office.

“Project Loan Mortgage (Clinton)” means the Project Loan Mortgage, Security Agreement, Assignment of Leases and Rents, Financing Statement and Fixture Filing (Clinton), dated as of June 22, 2007, given by NCW and Clinton County IDA to Administrative Agent in the original principal amount of $7,350,000 encumbering the parcels of real property comprising the Site (Clinton), except for those parcels encumbered by the Additional Parcel Mortgage (Clinton), and intended to be recorded in the Clinton County Recorder’s Office.

“Project Loan Mortgage (Ellenburg)” means the Project Loan Mortgage, Security Agreement, Assignment of Leases and Rents, Financing Statement and Fixture Filing (Ellenburg), dated as of June 22, 2007, given by NEW and Clinton County IDA to Administrative Agent in the original principal amount of $5,924,000 encumbering the parcels of real property comprising the Site (Ellenburg), except for those parcels encumbered by the Additional Parcel Mortgage (Ellenburg), and intended to be recorded in the Clinton County Recorder’s Office.

“Project Revenues” means all income and receipts derived from the ownership or operation of the Projects, including payments and liquidated damages paid to Borrower or any Project Company under the REC Contracts, alternative renewable energy credit contracts, ICAP Revenues, the Energy Hedge Agreement, the PAYG Agreement, the Construction Contracts, the O&M Agreements, and the Management Services Agreements, proceeds of any business interruption insurance (to the extent such proceeds are not required to be used to prepay the Loans or the other Obligations pursuant to Section 5.4 of the Depositary Agreement) and any other contract or agreement of any Noble Entity, other income derived from the sale or use of electric energy transmitted or distributed by any Project (including merchant energy sales and transmission credits under the Interconnection Agreements, if any), any receipts derived from the sale of any property pertaining to any Project or incidental to the operation of any Project, and the investment income on amounts in the Accounts, all as determined in conformity with cash accounting principles.

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“Project Schedules” has the meaning given in Section 3.1(aa) of the Financing Agreement.

“Projected Debt Service Coverage Ratio” means the ratio, calculated as of each calculation date under the Financing Agreement (including any Adjustment Date and in connection with any Total Term Loan Commitment Resizing) until the Term Loan Maturity Date based on the financial model utilized to create the Base Case Projections and applying the P50 Production Level or the P99 Production Level, as the case may be, of (a) Operating Cash Available for Debt Service to (b) Debt Service, calculated for each Repayment Date during the Term for the next succeeding twelve-month period after each such Repayment Date.

“Projects” means, collectively, the Project (Bliss), the Project (Clinton) and the Project (Ellenburg).

“Proportionate Share” means with respect to each Lender, the percentages set forth opposite such Lender’s name on Exhibit I to the Financing Agreement, as such Exhibit I may be amended from time to time, as such percentages may be modified from time to time as a result of transfers of Commitments, Loans, DSRA LC Loans or the Energy Hedge LC Loan, by a Lender.

“Proportionate Voting Shares” means with respect to (a) each Lender, the percentages set forth opposite such Lender’s name on Exhibit I to the Financing Agreement, as such Exhibit I may be amended from time to time and as such percentages may be modified from time to time as a result of (i) transfers of Commitments, Loans, DSRA LC Loans or the Energy Hedge LC Loan by a Lender or (ii) participations in Commitments, Loans, DSRA LC Loans or the Energy Hedge LC Loan by a Voting Participant to which such Lender has transferred a participation interest, and (b) each Voting Participant, the percentage participation in Commitments, Loans, DSRA LC Loans or the Energy Hedge LC Loan transferred to such Voting Participant by a Lender.

“Prudent Utility Practices” means those practices, methods, equipment, specifications and standards of safety and performance, as the same may be changed from time to time, as are generally used in the construction, operation and maintenance of wind generated electric power generation facilities similar to the Projects by entities that sell the power generated therefrom at market-based rates, which in the exercise of reasonable judgment and in light of the facts known at the time the decision was made, are considered good, safe and prudent practice in connection with the construction, operation and maintenance of wind generation facilities similar to the Projects, and as are in accordance with the Applicable Permits and generally accepted national standards of professional care, skill, diligence and competence applicable to construction, operation and maintenance practices in the wind generated electric power generation industry.

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“PTC” means the federal Production Tax Credit applicable to wind generation facilities set forth in Section 45 of the Internal Revenue Code of 1986.

“PUHCA” means the Public Utility Holding Company Act of 2005, as amended, and all FERC rules and regulations adopted thereunder.

“Punch List Items” means, for a given Project, the punch list items under the Construction Contracts applicable to such Project, including, without limitation, the Punch List (as defined in the Turbine Supply Agreement) and the Punch List (as defined in the EPC Contracts).

“Quarterly Retest Date” has the meaning given in Section 5.3(f)(ii)(A) of the Depositary Agreement.

“Ramp-Up Period” means for each Project the period commencing from Completion of the last Project until the second anniversary of such Completion.

“Real Property” means all real property and other real estate interests owned by any Noble Entity, which the relevant Noble Entity owns in fee or in which it owns a leasehold or subleasehold interest as a tenant, an easement or sub-easement right as an easement holder, a license right as a licensee or an interest as a co-tenant or otherwise occupies, including, without limitation, the real property more particularly identified in the Title Policies.

“Real Property Documents” means any documents, agreements or instruments pursuant to which any Noble Entity has rights in Real Property, including, without limitation, each Assignment of Easements, all easements, sub-easements, leases, subleases, licenses and other agreements with Landowners, the Consents, the Non-Disturbance Agreements, the IDA Documents, the Co-Tenancy Agreement and all deeds pursuant to which any Noble Entity owns a fee interest in real property.

“REC Adjustment Date” has the meaning given in Section 5.26(a) of the Financing Agreement.

“REC Contract (Bliss)” means the REC Contract, dated March 14, 2007 between NBW and NYSERDA.

“REC Contract (Clinton)” means the REC Contract, dated March 14, 2007 between NCW and NYSERDA.

“REC Contract (Ellenburg)” means the REC Contract, dated March 14, 2007 between NEW and NYSERDA.

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“REC Contracts”  means the REC Contract (Bliss), REC Contract (Clinton), and REC Contract (Ellenburg).

“REC Contracts Consent” means that certain consent and agreement dated as of June 22, 2007 between NYSERDA, NBW, NCW, NEW and Administrative Agent.

“REC Price Adjustment” has the meaning given in Section 5.26(a) of the Financing Agreement.

“REC Reduction Amount” has the meaning given in Section 5.26(b) of the Financing Agreement.

“Register” has the meaning given in Section 2.4(d)(i) of the Financing Agreement.

“Regulation D” means Regulation D of the Board of Governors of the Federal Reserve System (or any successor).

“Regulatory Change” means any change after the date of the Financing Agreement in federal, state, local or foreign laws, regulations, Legal Requirements or requirements under Applicable Permits, or the adoption or making after such date of any interpretations, directives or requests of or under any federal, state, local or foreign laws, regulations, Legal Requirements or requirements under Applicable Permits (whether or not having the force of law) by any Governmental Authority charged with the interpretation or administration thereof.

“Reimbursement Obligation” means Borrower’s obligation to repay any Drawing Payments under any Letter of Credit (together with interest accrued and unpaid thereon) as provided in Section 2.3(d)(iii) or Section 2.3(d)(iv)of the Financing Agreement.

“Reimbursement Payments” means a payment made by or on behalf of Borrower in partial or complete satisfaction of a Reimbursement Obligation.

“Release” means disposing, discharging, injecting, spilling, leaking, leaching, dumping, pumping, pouring, emitting, escaping, emptying, seeping, placing and the like, into or upon any land or water or air, or otherwise entering into the environment.

“Repayment Dates” means the Initial Repayment Date, the six (6) month anniversary of such date and each successive six (6) month anniversary of the prior anniversary date up to and including the Term Loan Maturity Date.

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“Replacement Obligor” means, with respect to any Person party to an Operative Document, any Person with relevant experience and/or creditworthiness, as applicable, reasonably satisfactory to Administrative Agent and the Majority Lenders who, pursuant to any definitive agreement or definitive guaranty satisfactory to Administrative Agent and the Majority Lenders, assumes the Obligations on terms and conditions no less favorable to Borrower or the relevant Project Company party thereto than those which such Person being replaced is obligated pursuant to the applicable Operative Document.

“Reportable Event” means any of the events set forth in Section 4043(c) of ERISA.

“Reserve Accounts” means the Debt Service Reserve Account, O&M and CapEx Reserve Account, Completion Reserve Account, and Additional Maintenance Reserve Account.

“Reserve Requirement” means, with respect to any Lender, the maximum rate (expressed as a percentage) at which reserves (including any marginal, supplemental or emergency reserves) are required to be maintained during the Interest Period therefor under Regulation D by such Lender.  Without limiting the effect of the foregoing, the Reserve Requirement shall reflect any other reserves required to be maintained by such Lender, by reason of any Regulatory Change against (i) any category of liabilities which includes deposits by reference to which the LIBO Rate, Loans, DSRA LC Loans or the Energy Hedge LC Loan is to be determined, (ii) any category of liabilities or extensions of credit or other assets which include Loans, DSRA LC Loans or the Energy Hedge LC Loan or (iii) any category of liabilities or extensions of credit which are considered irrevocable commitments to lend, unless such Loans, DSRA LC Loans or the Energy Hedge LC Loan are exempt from this foregoing list.

“Responsible Officer” means, as to any Person, its president, chief executive officer, any vice president, treasurer, or secretary, any managing general partner (or any of the preceding with regard to such managing general partner) or, authorized representative.

“Restricted Payment” has the meaning given in Section 6.6 of the Financing Agreement.

“Retest Date” means each anniversary of a Reamortization Failure.

“RFP” means the Renewable Portfolio Standards Program Purchase of Energy Attributes Request for Proposals No. 1037.

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“S&P” means Standard & Poor’s Corporation.

“Scheduled LC Drawing Payment” means a Drawing Payment under the Energy Hedge LC made in connection with the scheduled Termination Date (as defined in the confirmation entered into pursuant to the Energy Hedge Agreement) under the Energy Hedge Agreement.  The Scheduled LC Drawing Payment shall not include any Drawing Payment under the Energy Hedge LC made in connection with any event other than such scheduled Termination Date, including any Drawing Payment made in connection with the occurrence of an Early Termination Date (as defined in the confirmation entered into pursuant to the Energy Hedge Agreement).

“Secured Party” means Administrative Agent, Lead Arrangers, Joint Bookrunners, LC Fronting Bank, Depositary, any Counterparty, each Lender and each of their respective successors, transferees and assigns.

“Securities Intermediary” means The Bank of New York, in its capacity as securities intermediary hereunder and under the Depositary Agreement.

“Security Agreement” means the Security Agreement substantially in the form of Exhibit E-5, duly executed by each Noble Entity.

“Settlement Amount” has the meaning given in the Energy Hedge Agreement.

“Site (Bliss)” has the same meaning as the term “Property” given in the Mortgage (Bliss).

“Site (Clinton)” has the same meaning as the term “Property” given in the Mortgage (Clinton).

“Site (Ellenburg)” has the same meaning as the term “Property” given in the Mortgage (Ellenburg).

“Sites” means, collectively, the Site (Bliss), the Site (Clinton), and the Site (Ellenburg).

“Spare Parts Agreement (Bliss)” means the Contractual Parts Supply Agreement between Noble Equipment Resources, LLC and NBW, dated as of June 22, 2007.

“Spare Parts Agreement (Clinton)” means the Contractual Parts Supply Agreement between Noble Equipment Resources, LLC and NCW, dated as of June 22, 2007.

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“Spare Parts Agreement (Ellenburg)” means the Contractual Parts Agreement between Noble Equipment Resources, LLC and NEW, dated as of June 22, 2007.

“Spare Parts Agreements” means the Spare Parts Agreement (Bliss), Spare Parts Agreement (Clinton) and Spare Parts Agreement (Ellenburg).

“Spare Parts Agreement Consent” means that certain consent and agreement dated as of June 22, 2007 between Noble Equipment Resources, LLC, NBW, NCW, NEW and Administrative Agent.

“Sponsor Equity Amount” means an amount equal to $88,493,531.

“State” means (a) any state of the United States of America or (b) the District of Columbia.

“Stated Amount” means, with regard to any Letter of Credit, the total amount available to be drawn under such Letter of Credit at the time in question in accordance with the terms of such Letter of Credit and the Financing Agreement.

“Subordination Agreement” means the Subordination Agreement between the Administrative Agent and the Energy Hedge Provider, dated as of June 22, 2007.

“Subsidiary” means, with respect to any Person, (i) any corporation more than fifty percent (50%) of whose stock of any class or classes having by the terms of ordinary voting power to elect a majority of the directors of such corporation is at the time owned by such Person and/or one or more Subsidiaries of such Person; and (ii) any partnership, limited liability company, association, joint venture or other entity in which such Person and/or one or more Subsidiaries of such Person has an equity or income interest greater than fifty percent (50%) of all equity or income interests.

“Substitutable Lender” has the meaning given in Section 10.12 of the Financing Agreement.

“Substitute Loans” means with respect to the Loans, DSRA LC Loans and the Energy Hedge LC Loan as certified by any Lender to Borrower, a reasonable alternative basis for making available or, as the case may be, maintaining such Lender’s Proportionate Share of Loans, DSRA LC Loans or the Energy Hedge LC Loan, including alternative interest periods, alternative types of Loans, DSRA LC Loans or the Energy Hedge LC Loan, alternative currencies or alternative rates of interest, provided that the margin above the cost of funds to such Lender is equivalent to the margin otherwise payable to such Lender pursuant to the Financing Agreement.

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“Surveys” has the meaning given in Section 3.1(bb) of the Financing Agreement.

“Taxes” means all present or future taxes, levies, imposts, duties, deductions, withholdings, assessments, mortgage recording taxes, fees or other charges imposed by any Governmental Authority, including any interest, additions to tax, penalties or other similar items applicable thereto.

“Temporary Components” means any used or refurbished parts or components of any aspect of the Equipment and Services (as defined in the Turbine Supply Agreement).

“Term” means the entire period during which there is any outstanding Obligation.

“Term-Conversion” means the conversion of Construction Loans (and, if applicable, Equity Bridge Loans) to Term Loans upon satisfaction or waiver of the conditions set forth in Section 3.3 of the Financing Agreement, including the extension of the maturity date of Construction Loan Notes (and, if applicable, Equity Bridge Loan Notes) pursuant to Section 2.2(a) of the Financing Agreement.

“Term-Conversion Date” means the date that Term-Conversion occurs.

“Term-Conversion Date Projected Debt Service Coverage Ratio” has the meaning given in Section 2.5(b)(i) of the Financing Agreement.

“Term-Convert” is the verb form of “Term-Conversion.”

“Term Loan” means a Construction Loan (and, if applicable, Equity Bridge Loan) that shall have Term-Converted pursuant to Section 2.2 of the Financing Agreement.

“Term Loan Commitment” means, at any time with respect to each Lender, such Lender’s Proportionate Share of the Total Term Loan Commitment at such time.

“Term Loan Facility” has the meaning given in Section 2.2(a)(i) of the Financing Agreement.

“Term Loan Maturity Date” means the date on which the twentieth (20th) Repayment Date is scheduled to occur.

“Term Loan Note” and “Term Loan Notes” has the meaning given in Section 2.4(e) of the Financing Agreement.

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“Term Period” means the period from the Term-Conversion Date to the Energy Hedge LC Loan Maturity Date.

“Test Revenue Account” has the meaning given in Section 5.1(b)(i) of the Depositary Agreement.

“Title Insurer” means First American Title Insurance Company.

“Title Policies” means, collectively, the Title Policy (Bliss), the Title Policy (Clinton) and the Title Policy (Ellenburg).

“Title Policy (Bliss)” means that certain policy of the title insurance issued by the Title Insurer as provided in Section 3.1(cc) of the Financing Agreement, in respect of the Project (Bliss), including all amendments thereto, endorsements thereof and substitutions or replacements therefor.

“Title Policy (Clinton)” means that certain policy of the title insurance issued by the Title Insurer as provided in Section 3.1(cc) of the Financing Agreement, in respect of the Project (Clinton), including all amendments thereto, endorsements thereof and substitutions or replacements therefor.

“Title Policy (Ellenburg)” means that certain policy of the title insurance issued by the Title Insurer as provided in Section 3.1(cc) of the Financing Agreement, in respect of the Project (Ellenburg), including all amendments thereto, endorsements thereof and substitutions or replacements therefor.

“Total Construction Loan Commitment” has the meaning given in Section 2.5(a)(i) of the Financing Agreement.

“Total Equity Bridge Loan Commitment” has the meaning given in Section 2.5(a)(ii) of the Financing Agreement.

“Total Extended Term Loan Commitment” has the meaning given in Section 2.12 of the Financing Agreement.

“Total LC Commitment” has the meaning given in Section 2.5(a)(iv) of the Financing Agreement.

“Total Term Loan Commitment” has the meaning given in Section 2.5(a)(iii) of the Financing Agreement.

“Total Term Loan Commitment Resizing” has the meaning given in Section 2.5(b)(ii) of the Financing Agreement.

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“Tracking Account” has the meaning given in the Energy Hedge Agreement.

“Trade Date” has the meaning given in the Energy Hedge Agreement.

“Turbine Supplier” means General Electric Company, a New York corporation, and its successors and assigns under the Turbine Supply Agreement.

“Turbine Supply Agreement” means, collectively or individually, depending on the context, (a) that certain Master Contract for the Sale of Power Generation Equipment and Related Services, dated as of February 15, 2006, as amended by the First Amendment, dated as of August 24, 2006, by and between the Borrower and the Turbine Supplier, (b) Purchase Order No. 3 with respect to the Project (Bliss), dated as of February 15, 2006, executed by and between the Borrower and the Turbine Supplier, (c) Purchase Order No. 4 with respect to the Project (Clinton), dated as of February 15, 2006, executed by and between the Borrower and the Turbine Supplier, (d) Purchase Order No. 6 with respect to the Project (Ellenburg), dated as of August 24, 2006, executed by and between the Borrower and the Turbine Supplier, and (e) Purchase Order No. 1 with respect to the Project (Bliss), dated as of May 2, 2007, executed by and between Noble Environmental Power 2007 Equipment Co, LLC and the Turbine Supplier, as assigned by Noble Environmental Power 2007 Equipment Co, LLC to NBW pursuant to that certain Turbine Assignment Agreement, dated as of June 22, 2007.

“Turbine Supply Agreement Consent” means that certain consent and agreement dated as of June 22 2007 between Turbine Supplier, Borrower and Administrative Agent.

“UCC” means the Uniform Commercial Code of the jurisdiction the law of which governs the document in which such term is used or which governs the creation or perfection of the Liens granted thereunder.

“Unpaid Drawing” has the meaning given in Section 2.3(d)(iii)(B) of the Financing Agreement.

“Upwind Array” means a single Upwind Turbine or windfarm project and all Upwind Turbines located thereon.

“Upwind Array Event” means the erection of an Upwind Turbine, which related Upwind Array could reasonably be expected to decrease the energy production level at any Project by two percent (2%) or more, as determined by the Independent Engineer.

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“Upwind Array Event Amount” has the meaning given in Section 5.9(b) of the Financing Agreement, as such amount shall be reduced by the amount of any payments made pursuant to such Section.

“Upwind Turbine” means with respect to any Project, a wind turbine generator not owned by the applicable Project Company and located upwind from and within a radius of ten (10) rotor diameters of a WTG comprising a part of such Project.

“Village of Arcade Facilities” means the portion of the Conveyed Transmission Owner Facilities constructed or otherwise developed by NBW or an Affiliate thereof, described on Exhibit H-7 to the Financing Agreement, which NBW contemplates selling, leasing, transferring, conveying or otherwise disposing of to the Village of Arcade and Niagara Mohawk Power Corporation, as applicable, pursuant to the Interconnection Agreement (Bliss) or the EPC Contract (Mohawk).

“Voting Participants” means any participant to whom a Voting Participation has been transferred with the prior written consent of Administrative Agent and Borrower (which Borrower consent shall not be unreasonably withheld or delayed and which Borrower consent shall not be required during the occurrence and continuance of an Event of Default).  For the avoidance of doubt, a Voting Participant shall not be deemed a Lender, but a participant, under the Financing Agreement or the other Financing Documents (except to the extent expressly provided therein, including Section 10.10(c) of the Financing Agreement).

“Voting Participation” has the meaning given in Section 10.13(b) of the Financing Agreement.

“Windfarm Availability” means, for any calculation period for each Project, a fraction, the (a) numerator of which is a fraction the (i) numerator of which is sum of the available hours for each WTG in each such Project and (ii) denominator of which is the total number of WTGs in each such Project and (b) denominator of which is the number of hours in such calculation period.

“Working Capital Accounts” has the meaning given in Section 5.3(a)(iv) of the Depositary Agreement.

“Working Capital Account Bank” has the meaning given in Section 5.3(a)(i) of the Depositary Agreement.

“Working Capital Cap” has the meaning given in Section 5.2(a)(i) of the Depositary Agreement.

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“Wyoming County” means Wyoming County, New York.

 “Wyoming County IDA” means the Wyoming County, New York Industrial Development Agency.

“Wyoming County Recorder’s Office” means the Office of the Clerk of Wyoming County, New York.

 “WTG(s)” means, collectively, the General Electric SLE 1.5 MW wind turbine generating units, together with towers on which such wind turbine generating units are mounted and all components thereof, including blades, hub, nacelle, controllers and meters, transformers, and CMS, to be purchased from and commissioned by the Turbine Supplier at the Projects pursuant to the Turbine Supply Agreement.

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RULES OF INTERPRETATION

1.             The singular includes the plural and the plural includes the singular.

2.             The word “or” is not exclusive.

3.             A reference to a Governmental Rule includes any amendment or modification to such Governmental Rule, and all regulations, rulings and other Governmental Rules promulgated under such Governmental Rule.

4.             A reference to a Person includes its successors and permitted assigns.

5.             Accounting terms have the meanings assigned to them by GAAP, as applied by the accounting entity to which they refer.

6.             The words “include,” “includes” and “including” are not limiting.

7.             A reference in a document to an Article, Section, Exhibit, Schedule, Annex or Appendix is to the Article, Section, Exhibit, Schedule, Annex or Appendix of such document unless otherwise indicated.  Exhibits, Schedules, Annexes or Appendices to any document shall be deemed incorporated by reference in such document.

8.             References to any document, instrument or agreement (a) shall include all exhibits, schedules and other attachments thereto, (b) shall include all documents, instruments or agreements issued or executed in replacement thereof, and (c) shall mean such document, instrument or agreement, or replacement or predecessor thereto, as amended, modified and supplemented from time to time (to the extent permitted under the Financing Documents) and in effect at any given time.

9.             The words “hereof,” “herein” and “hereunder” and words of similar import when used in any document shall refer to such document as a whole and not to any particular provision of such document.

10.           References to “days” shall mean calendar days, unless the term “Banking Days” shall be used.  References to a time of day shall mean such time in New York, New York, unless otherwise specified.

11.           The words “will” and “shall” shall be construed to have the same meaning and effect.

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